     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          OCWEN FINANCIAL CORPORATION
    (Exact name of registrant as specified in its articles of incorporation)

                FLORIDA                                     6035                                   65-0039856
    (State or other jurisdiction of                  (Primary Standard                          (I.R.S. Employer
     incorporation or organization)        Industrial Classification Code Number)             Identification No.)

                            ------------------------

                             THE FORUM, SUITE 1000
                          1675 PALM BEACH LAKES BLVD.
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 681-8000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                WILLIAM C. ERBEY
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          OCWEN FINANCIAL CORPORATION
                             THE FORUM, SUITE 1000
                          1675 PALM BEACH LAKES BLVD.
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 681-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                COPIES TO:
         RAYMOND A. TIERNAN, ESQ.                        LEE MEYERSON, ESQ.
          GERARD L. HAWKINS, ESQ.                    SIMPSON THACHER & BARTLETT
   ELIAS, MATZ, TIERNAN & HERRICK L.L.P.                425 LEXINGTON AVENUE
           734 15TH STREET, N.W.                    NEW YORK, NEW YORK 10017-3955
          WASHINGTON, D.C. 20005                           (212) 455-2000
              (202) 347-0300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
             TITLE OF EACH CLASS OF                      AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
                SECURITIES TO BE                         TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
                   REGISTERED                          REGISTERED           PER UNIT       OFFERING PRICE(1)          FEE
Common Stock, par value $.01 per share              3,450,000 shares        $29.875           $103,068,750          $31,233

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock on June 3, 1997, per Rule 457(c).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering of shares of Common Stock in the United States and Canada (the "U.S. Offering"). The second prospectus relates to a concurrent offering of shares of Common Stock outside the United States and Canada (the "International Offering"). The prospectuses for the U.S. Offering and the International Offering will be identical with the exception of the outside front cover and outside back cover pages of the prospectus for the International Offering. Such alternative pages appear in this Registration Statement immediately following the complete prospectus for the U.S. Offering and are labeled "Alternate Pages for International Offering Prospectus."

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                3,000,000 SHARES

                          OCWEN FINANCIAL CORPORATION

                                  COMMON STOCK
                                ----------------

    The 3,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), offered hereby are newly-issued shares of Ocwen Financial Corporation
(the "Company"). Of the 3,000,000 shares being offered hereby,       shares are
being offered initially in the United States and Canada by the U.S. Underwriters
(the "U.S. Offering") and       shares are being offered initially outside the
United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Common Stock Offering"). The initial public offering price and underwriting discounts and commissions will be identical for both offerings. See "Underwriting."

    The Common Stock is quoted on the Nasdaq National Market under the symbol "OCWN." On June 9, 1997, the last reported sales price for the Common Stock on the Nasdaq National Market was $30.25 per share.

    Concurrently with the Common Stock Offering, Ocwen Capital Trust I (the "Trust"), a Delaware business trust and subsidiary of the Company, is offering $125 million of its Capital Securities (the "Capital Securities") in an underwritten public offering (the "Capital Securities Offering" and together with the Common Stock Offering, the "Offerings"). The shares of Common Stock offered hereby and the Capital Securities offered by the Trust are being offered separately and not as units. The Common Stock Offering is not conditioned upon consummation of the Capital Securities Offering. See "Description of Capital Securities Offering."
                             ---------------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SUCH
       STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
 THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS
     AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE
               CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                                                 UNDERWRITING
                                                          PRICE TO               DISCOUNTS AND             PROCEEDS TO
                                                           PUBLIC               COMMISSIONS(1)             COMPANY(2)
Per Share........................................             $                        $                        $
Total(3).........................................             $                        $                        $

(1) The Company has agreed to indemnify the U.S. Underwriters and International Managers (together, the "Common Stock Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated to be
    $         .

(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up
    to an additional       shares of Common Stock on the same terms and
    conditions set forth above to cover over-allotments, if any. The Company has granted the International Managers a similar option to purchase up to an
    additional       shares of Common Stock to cover over-allotments, if any. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."
                             ---------------------

    The shares of Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of certificates for the shares of Common Stock will be made at the
offices of Lehman Brothers, Inc., New York, New York, on or about            ,
1997.
                             ---------------------

LEHMAN BROTHERS

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                                      MORGAN STANLEY DEAN WITTER
           , 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http:// www.sec.gov). The Common Stock is quoted on the Nasdaq Stock Market's National Market and, as a result, such reports, proxy statements and other information also may be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes a part of a Registration Statement on Form S-1 filed by the company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Common Stock Offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock. The Company also has filed a Registration Statement on Form S-1 with the Commission under the Securities Act in connection with the Capital Securities Offering. Reference is made to such Registration Statement and to the exhibits thereto for further information with respect to the Capital Securities Offering. The foregoing Registration Statements can be inspected and copied at prescribed rates at the Commission, or accessed via EDGAR, in the manner set forth above.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, RISK FACTORS AND FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF OUTSTANDING EMPLOYEE STOCK OPTIONS TO PURCHASE AN AGGREGATE OF
      SHARES OF COMMON STOCK AS OF MARCH 31, 1997 AND (II) THE OVER-ALLOTMENT OPTIONS GRANTED TO THE COMMON STOCK UNDERWRITERS HAVE NOT BEEN EXERCISED.

                                  THE COMPANY

GENERAL

    The Company is a specialty financial services company which is engaged, on a nationwide basis, primarily in the business of acquiring, servicing and resolving non-performing and underperforming single and multi-family residential and commercial real estate loans and in selected mortgage lending activities involving servicing-intensive loan products. Since commencing its loan resolution activities in mid-1991, the Company has acquired over $3.8 billion gross principal amount of distressed loans and currently ranks (based on 1996 loan acquisition volume) as the largest purchaser of domestic distressed residential and commercial real estate loan portfolios in the United States. During the past several years, the Company also has begun servicing distressed mortgage loans for others on a fee basis, and with a servicing portfolio of 38,670 loans aggregating approximately $2.59 billion in gross principal amount at March 31, 1997 (including loans serviced for the Company's joint ventures), the Company believes that it is currently the leading servicer of distressed mortgage loans in the United States.

    The Company's operations are based on the intensive use of technology and proprietary information systems to acquire, manage and resolve distressed assets and other servicing-intensive mortgage products on the most efficient basis possible. The Company began its focus in this area in the early 1990s through the acquisition and resolution of loan portfolios of troubled financial institutions. The Company believes that its specialized focus and investment in technology infrastructure has enabled it to become one of the most efficient servicers of distressed mortgage assets in the industry. Currently, the Company is one of only five special servicers of commercial mortgage loans to have received a rating of "strong" from Standard & Poor's Ratings Services ("Standard & Poor's").

    The Company's business is conducted primarily through its wholly-owned subsidiary, Ocwen Federal Bank FSB (the "Bank"), which operates through a single branch. Through the Bank the Company is able to access a diversified base of funding sources and maintain high levels of available liquidity. The Company's primary funding comes from brokered certificates of deposit obtained through national and regional investment banking firms and, to a lesser extent, from direct solicitations by the Company, as well as from Federal Home Loan Bank ("FHLB") advances, reverse repurchase agreements and asset securitizations (which have totaled over $1 billion since 1993). The Company believes that these non-branch dependent funding sources provide it with effective asset/liability management tools and have an effective cost that is more attractive than deposits obtained through a branch network after the general and administrative costs associated with operating a branch network are taken into account.

RECENT OPERATING RESULTS

    As the Company's specialized businesses have grown in recent years, its profitability has increased substantially. The Company's core earnings (representing income from continuing operations exclusive of the one-time assessment to recapitalize the Savings Association Insurance Fund ("SAIF") in 1996 and gains from the sale of branch offices in 1995 and 1994, net of related income taxes and profit sharing expense) increased from $24.0 million in 1994 to $54.1 million in 1996 and to $17.0 million in the first quarter of 1997. During this period, the Company's return on average assets increased from 1.40% to 2.61% and its return on average equity increased from 20.06% to 32.05% (in each case based on core earnings). The Company's specialized focus, its emphasis on technology and automated systems and the economies of scale it has been able to achieve also have enabled it to operate at a high level of efficiency: the Company's efficiency ratio based on core earnings improved from 64.1% in 1994 to 41.3% and 42.8% during 1996 and the first quarter of 1997, respectively. At March 31, 1997, the Company had total assets of $2.65 billion, total deposits of $2.1 billion and stockholders' equity of $225.2 million.

STRATEGY

    The Company believes that the current trend toward the sale or outsourcing of servicing by financial institutions and government agencies of non-performing and underperforming loans will continue to grow, particularly in the event that credit quality for some product lines (such as subprime mortgage loans) deteriorates, and that the Company will be uniquely positioned to take advantage of this growth. The Company's strategy also focuses on leveraging its technology infrastructure and core expertise to expand its activities into related business lines both for itself and on a fee basis for others. Pursuant to this strategy, the Company has, among other things, recently formed a new corporation, Ocwen Asset Investment Corp. ("OAIC"), which is managed by Ocwen Capital Corporation ("OCC"), a newly-formed, wholly-owned subsidiary of the Company, and which will elect to be taxed as a real estate investment trust ("REIT") for federal income tax purposes. In May 1997, OAIC successfully completed an initial public offering of its common stock, which resulted in estimated net proceeds of $283.8 million (inclusive of the amount contributed by the Company for its shares). Currently, the Company owns approximately 9.8% of the outstanding common stock of OAIC and has a warrant to purchase an additional 10% of OAIC's common stock.

BUSINESS ACTIVITIES

    The Company currently operates in four primary business lines and related activities:

    DISCOUNTED LOAN ACQUISITION AND RESOLUTION. The Company has established a core expertise in the acquisition and resolution of non-performing or underperforming single-family residential, multi-family residential and commercial real estate loans, which generally are purchased at a discount to both the unpaid principal amount of the loan and the estimated value of the security property ("discounted loans"). The Company acquires discounted loans from a wide variety of sources in the private sector and governmental agencies such as the U.S. Department of Housing and Urban Development ("HUD") and, to a lesser extent, the Federal Deposit Insurance Corporation ("FDIC"). The Company believes that its experience in the acquisition and resolution of discounted loans, its investment in a state-of-the-art computer infrastructure and related technology which is utilized in this business and its national reputation and nationwide presence in this area make it one of the leaders in this relatively new and evolving business. Between commencing these activities in mid-1991 and March 31, 1997, the Company has acquired over $3.81 billion of gross principal amount of discounted loans. In addition, in 1996, BCBF, L.L.C. ("LLC"), a joint venture which is 50% owned by the Company, acquired discounted single-family residential loans having an aggregate unpaid principal balance of $741.2 million from the Federal Housing Administration ("FHA"), a division of HUD. At March 31, 1997, the Company's discounted loan acquisition and resolution activities were comprised of its discounted loan portfolio, which amounted to $1.28 billion (net of $264.6 million of unaccreted discount and a $16.8 million allowance for loan losses), $96.4 million of real estate owned related to discounted loans and a $32.3 million net investment in LLC, which in the aggregate amounted to $1.41 billion or 53.2% of the Company's total assets.

    MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE LENDING. The Company's lending activities emphasize loans secured by multi-family residential and commercial real estate located nationwide. Recently, the Company transferred the operations associated with its large multi-family residential and commercial real estate lending activities (which generally involve loans with balances in excess of $3.0 million) from the Bank to OCC. In conducting multi-family residential and commercial real estate lending activities, the Company generally seeks to emphasize types of loans and/or lending in geographic areas which, for various reasons, may not be currently emphasized by other lenders and which thus offer attractive returns to the Company relative to other investments. The loans currently emphasized by the Company include loans secured by existing hotels and office buildings, as well as loans for the construction and rehabilitation of hotels and multi-family residential properties. At March 31, 1997, the Company's multi-family residential and commercial real estate loans aggregated $347.1 million, net, or 13.1% of the Company's total assets. The Company also utilizes its multi-family residential lending and other expertise to make investments in low-income housing tax credit partnerships which own projects which have been allocated tax credits under the Internal Revenue Code of 1986, as amended (the "Code"). Such investments amounted to $99.9 million or 3.8% of the Company's total assets at March 31, 1997.

    SUBPRIME SINGLE-FAMILY RESIDENTIAL LENDING. During 1995, the Company established a program which focuses on the origination or purchase on a nationwide basis of single-family residential loans made to borrowers who have substantial equity in the properties which secure the loans but who, because of prior credit problems, the absence of a credit history or other factors, are unable or unwilling to qualify as borrowers under federal agency guidelines ("non-conforming borrowers"). The Company utilizes the expertise, technology and other resources which it has developed in connection with the acquisition and resolution of discounted loans in conducting these activities, and believes that the higher risk of default generally associated with these loans, as compared to loans which conform to the requirements established by federal agencies in order to acquire loans, is more than offset by the higher yields on these loans and the higher amount of equity which the borrowers have in the properties which secure these loans. Between commencing these activities in late 1994 and March 31, 1997, the Company purchased or originated an aggregate of $598.8 million of single-family residential loans to non-conforming borrowers. Recently, the Company consolidated its single-family residential lending to non-conforming borrowers operations within Ocwen Financial Services, Inc. ("OFS"), a newly-formed, 80% owned subsidiary of the Company which acquired substantially all of the assets of Admiral Home Loan ("Admiral"), the Company's primary correspondent mortgage banking firm for single-family residential loans to non-conforming borrowers, on April 30, 1997. See "Business--Subsidiaries." OFS currently maintains 17 loan production offices in six states and plans on opening an additional 10 such offices in 1997. The Company classifies its single-family residential loans to non-conforming borrowers as available for sale because, subject to market conditions, it generally intends to sell such loans or to securitize such loans and sell substantially all of the securities backed by such loans. The Company realized gains of $2.7 million and $7.8 million from the sale of single-family residential loans to non-conforming borrowers or securities resulting from the securitization of such loans during the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. At March 31, 1997, the Company's single-family residential loans to non-conforming borrowers amounted to $76.1 million or 2.9% of the Company's total assets.

    SPECIAL SERVICING OF MORTGAGE LOANS FOR OTHERS. The Company has developed a program to provide loan servicing, including asset management and resolution services, to third party owners of non-performing, underperforming and subprime assets. The amount of loans serviced by the Company for others increased from $361.6 million at December 31, 1995 to $1.92 billion at December 31, 1996 and to $2.59 billion at March 31, 1997. These increases have resulted in servicing fees and other charges, which consist primarily of loan servicing and related fees, increasing from $2.9 million during 1995 to $4.7 million during 1996 and to $5.2 million during the three months ended March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations-Non-interest Income" and "Business--Loan Servicing Activities."

                           THE COMMON STOCK OFFERING

Common Stock offered.........................  3,000,000 shares (plus up to 450,000 shares pursuant to the Common Stock Underwriters'
                                               over- allotment options). See "Underwriting."

Common Stock outstanding after the Common
Stock Offering...............................  29,799,511

Nasdaq National Market symbol................  OCWN

Dividend policy..............................  The Company has no current intention to pay cash dividends on the Common Stock. See
                                               "Dividend Policy."

Use of proceeds..............................  The estimated $   million of net proceeds
                                               from the Common Stock Offering (as well as
                                               the estimated $   million of net proceeds
                                               from the Capital Securities Offering) will be
                                               used by the Company primarily to fund
                                               discounted loan acquisition and other lending
                                               and investment activities which are currently
                                               conducted by the Company through non-banking
                                               subsidiaries of the Company and the Bank and
                                               to develop related businesses. In addition, a
                                               portion of the net proceeds from the
                                               Offerings also could be used to acquire other
                                               businesses, although currently there are no
                                               agreements, arrangements or understandings
                                               with regard to any such transaction.

                        THE CAPITAL SECURITIES OFFERING

    Concurrently with the Common Stock Offering, the Trust is offering $125 million of Capital Securities. The Trust exists for the exclusive purposes of
issuing the Trust Securities and investing the proceeds thereof in    % Junior
Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company and certain limited related activities.
The Junior Subordinated Debentures will mature on            , 2027. Holders of
the Capital Securities will be entitled to receive cumulative cash distributions arising from the payment of interest on the Junior Subordinated Debentures, accruing from the date of original issuance and payable semi-annually in arrears
on       and       of each year, commencing       , 1997, at the annual rate of
   % of the liquidation amount of $1,000 per Capital Security. The shares of Common Stock offered hereby and the Capital Securities offered by the Trust are being offered separately and not as units. The Common Stock Offering is not conditioned upon consummation of the Capital Securities Offering. For information regarding the anticipated use of proceeds by the Company from the Capital Securities Offering and the Trust's investment of the proceeds therefrom in Junior Subordinated Debentures, see "Use of Proceeds," and for information regarding the Capital Securities generally, see "Description of Capital Securities Offering."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered carefully by prospective purchasers of shares of Common Stock.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables present selected consolidated financial and other data of the Company at the dates and for the periods indicated. The historical operations and balance sheet data at and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from consolidated financial statements audited by Price Waterhouse LLP, independent certified public accountants. The historical operations and balance sheet data at and for the three months ended March 31, 1997 and 1996 have been derived from unaudited consolidated financial statements and include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the Company's results of operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1997. The selected consolidated financial and other data should be read in conjunction with, and is qualified in its entirety by reference to, the information in the Consolidated Financial Statements and related notes set forth elsewhere herein.

                                                            THREE MONTHS
                                                          ENDED MARCH 31,               YEAR ENDED DECEMBER 31,
                                                        --------------------  --------------------------------------------
                                                          1997       1996       1996      1995(1)    1994(1)     1993(2)
                                                        ---------  ---------  ---------  ---------  ---------  -----------
OPERATIONS DATA:
Interest income.......................................  $  54,527  $  47,956  $ 193,894  $ 137,275  $ 131,458   $  78,923
Interest expense......................................     37,164     28,132    116,160     84,060     62,598      35,306
                                                        ---------  ---------  ---------  ---------  ---------  -----------
  Net interest income.................................     17,363     19,824     77,734     53,215     68,860      43,617
Provision for loan losses (3).........................      9,742      9,407     22,450      1,121     --          --
                                                        ---------  ---------  ---------  ---------  ---------  -----------
  Net interest income after provision for loan
    losses............................................      7,621     10,417     55,284     52,094     68,860      43,617
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Gains on sales of interest-earning assets, net........     16,778      5,017     21,682      6,955      5,727       8,386
Gain on sale of branch offices........................     --         --         --          5,430     62,600      --
Income (loss) on real estate owned, net...............       (794)    (1,916)     3,827      9,540      5,995      (1,158)
Fees on financing transactions (4)....................     --         --         --         --         --          15,340
Other non-interest income.............................      5,367        191     11,766      9,255      7,253      13,304
                                                        ---------  ---------  ---------  ---------  ---------  -----------
  Total non-interest income...........................     21,351      3,292     37,275     31,180     81,575      35,872
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Non-interest expenses.................................     22,697     11,683     69,578     45,573     68,858      41,859
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Equity in earnings of investment in joint
  ventures(5).........................................     14,372     --         38,320     --         --          --
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Income from continuing operations before income
  taxes...............................................     20,647      2,026     61,301     37,701     81,577      37,630
Income tax expense (benefit)..........................      3,606     (1,003)    11,159      4,562     29,724      10,325
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Income from continuing operations.....................     17,041      3,029     50,142     33,139     51,853      27,305
Discontinued operations (6)...........................     --         --         --         (7,672)    (4,514)     (2,270)
Extraordinary gains...................................     --         --         --         --         --           1,538
Cumulative effect of a change in accounting
  principle...........................................     --         --         --         --         --          (1,341)
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Net income............................................  $  17,041  $   3,029  $  50,142  $  25,467  $  47,339   $  25,232
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------
Income per share:
  Continuing operations...............................  $    0.63  $    0.11  $    1.88  $    1.19  $    1.52   $    0.80
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------
  Net income..........................................  $    0.63  $    0.11  $    1.88  $    0.91  $    1.39   $    0.73
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------


                                                          1992
                                                        ---------
OPERATIONS DATA:
Interest income.......................................  $  71,723
Interest expense......................................     28,148
                                                        ---------
  Net interest income.................................     43,575
Provision for loan losses (3).........................     --
                                                        ---------
  Net interest income after provision for loan
    losses............................................     43,575
                                                        ---------
Gains on sales of interest-earning assets, net........      8,842
Gain on sale of branch offices........................     --
Income (loss) on real estate owned, net...............      1,050
Fees on financing transactions (4)....................      6,760
Other non-interest income.............................      8,130
                                                        ---------
  Total non-interest income...........................     24,782
                                                        ---------
Non-interest expenses.................................     32,468
                                                        ---------
Equity in earnings of investment in joint
  ventures(5).........................................     --
                                                        ---------
Income from continuing operations before income
  taxes...............................................     35,889
Income tax expense (benefit)..........................     11,552
                                                        ---------
Income from continuing operations.....................     24,337
Discontinued operations (6)...........................     (1,946)
Extraordinary gains...................................      2,963
Cumulative effect of a change in accounting
  principle...........................................     --
                                                        ---------
Net income............................................  $  25,354
                                                        ---------
                                                        ---------
Income per share:
  Continuing operations...............................  $    0.68
                                                        ---------
                                                        ---------
  Net income..........................................  $    0.71
                                                        ---------
                                                        ---------

                                                                                      DECEMBER 31,
                                                MARCH 31,   ----------------------------------------------------------------
                                                  1997         1996        1995(1)          1994(1)      1993(2)      1992
                                               -----------  -----------  -----------      -----------  -----------  --------
BALANCE SHEET DATA:
Total assets.................................  $ 2,649,471  $ 2,483,685  $ 1,973,590      $ 1,226,403  $ 1,396,677  $833,117
Securities available for sale (7)............      348,066      354,005      337,480          187,717      527,183   340,404
Loans available for sale (7)(8)..............       88,511      126,366      251,790          102,293      101,066       754
Investment securities, net...................       11,201        8,901       18,665           17,011       32,568    30,510
Mortgage-related securities held for
  investment, net............................      --           --           --                91,917      121,550   114,046
Loan portfolio, net (8)......................      422,232      402,582      295,605           57,045       88,288    41,015
Discounted loan portfolio (8)................    1,280,972    1,060,953      669,771          529,460      303,634   213,038
Investment in low-income housing tax credit
  interests..................................       99,924       93,309       81,362           49,442       16,203     --
Real estate owned, net (9)...................       98,466      103,704      166,556           96,667       33,497     4,710
Investment in joint ventures, net (5)........       33,367       67,909      --               --           --          --
Excess of cost over net assets acquired,
  net........................................      --           --           --               --            10,467    11,825
Deposits.....................................    2,106,829    1,919,742    1,501,646        1,023,268      871,879   339,622
Borrowings and other interest-bearing
  obligations................................      265,196      300,518      272,214           25,510      373,792   361,799
Stockholders' equity.........................      225,156      203,596      139,547(10)      153,383      111,831    94,396

                                              AT OR FOR THE
                                            THREE MONTHS ENDED                         AT OR FOR THE
                                                MARCH 31,                         YEAR ENDED DECEMBER 31,
                                          ----------------------  --------------------------------------------------------
                                             1997        1996        1996      1995(1)     1994(1)     1993(2)      1992
                                          ----------  ----------  ----------  ----------  ----------  ----------  --------
OTHER DATA (11):
Average assets(12)......................  $2,607,854  $1,956,202  $2,013,283  $1,521,368  $1,714,953  $1,152,655  $712,542
Average equity..........................     212,706     141,374     161,332     121,291     119,500      97,895    82,460
Return on average assets (12)(13):
  Income from continuing operations.....        2.61%       0.62%       2.35%       2.18%       3.02%       2.37%     3.42%
  Net income............................        2.61        0.62        2.35        1.67        2.76        2.19      3.56
Return on average equity (13):
  Income from continuing operations.....       32.05        8.57       31.08       27.32       43.39       27.89     29.51
  Net income............................       32.05        8.57       31.08       21.00       39.61       25.77     30.75
Average equity to average assets(12)....        8.16        7.23        8.01        7.97        6.97        8.49     11.57
Net interest spread.....................        3.48        5.30        5.46        5.25        4.86        4.05      4.66
Net interest margin.....................        3.20        4.89        4.84        4.54        4.75        4.30      6.06
Efficiency ratio (14)...................       42.76       50.54       45.38       54.00       45.77       52.66     47.50
Non-performing loans to loans at end of
  period (15)...........................        2.15        1.16        0.56        1.27        4.35        3.71      8.32
Allowance for losses on loans to loans
  at end of period......................        1.13        0.94        0.87        0.65        1.84        0.99      1.80
Allowance for losses on discounted loans
  to discounted loans at end of
  period................................        1.30        1.26        1.08      --          --          --         --
Bank regulatory capital ratios at end of
  period:
Tangible................................        9.48        6.99        9.33        6.52       11.28        5.25      6.94
Core (Leverage).........................        9.48        6.99        9.33        6.52       11.28        6.00      6.94
Risk-based..............................       13.22       11.41       12.85       11.80       14.74       13.31     21.29

------------------------------

(1) Financial data at December 31, 1995 and 1994 reflects the Company's sale of two and twenty-three branch offices which resulted in the transfer of deposits of $111.7 million and $909.3 million, respectively, and resulted in a gain on sale of $5.4 million and $62.6 million during 1995 and 1994, respectively. Operations data for 1995 and 1994 reflects the gains from these transactions. Exclusive of these gains and related income taxes and profit sharing expense, the Company's income from continuing operations would have been $30.3 million and $24.0 million during 1995 and 1994, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(2) Balance sheet data at December 31, 1993 reflects the merger of Berkeley Federal Savings Bank ("Old Berkeley") into the Bank on June 3, 1993, and operations data for the year ended December 31, 1993 reflects the operations of Old Berkeley from the date of merger. This transaction was accounted for using the purchase method of accounting.

(3) The provision for loan losses in the three months ended March 31, 1997 and 1996 and the year ended December 31, 1996 consists primarily of $8.4 million, $8.5 million and $20.6 million related to the Company's discounted loan portfolio, respectively. Beginning in the first quarter of 1996, the Company, as requested by the OTS, began recording general valuation allowances on discounted loans. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Provision for Loan Losses."

(4) Represents a portion of the amounts paid to the Company in connection with the Company's acquisition of certain mortgage-related securities which generate taxable income in the first several years of the instrument's life and tax losses of an equal amount thereafter, but have minimal or no cash flows. Commencing in 1994, such amounts are deferred and recognized in interest income on a level yield basis over the expected life of that portion of the deferred tax asset which relates to tax residuals.

(5) Relates primarily to the Company's investment in LLC, a joint venture formed to acquire loans from HUD. At March 31, 1997 and December 31, 1996, the net discounted loans held by such joint venture amounted to $48.6 million and $110.7 million, respectively. All of such loans are classified as available for sale. See "Business--Investment in Joint Ventures."

(6) In September 1995 the Company announced its decision to dispose of its automated banking division, which was substantially complete at December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Discontinued Operations" and
    Note 3 to the Consolidated Financial Statements.

(7) Securities available for sale were carried at market value at March 31, 1997 and December 31, 1996, 1995, 1994 and 1993 and amortized cost at December 31, 1992. Loans available for sale are carried at the lower of cost or market value.

(8) The discounted loan portfolio consists of mortgage loans purchased at a discount to the unpaid debt, most of which were non-performing or under-performing at the date of acquisition. The loan portfolio and loans available for sale consist of other loans which were originated or purchased by the Company for investment or for potential sale, respectively. See "Business-- Discounted Loan Acquisition and Resolution Activities" and "--Lending Activities," respectively. Data related to discounted loans does not include discounted loans held by LLC.

(9) Real estate owned consists of properties acquired by foreclosure or by deed-in-lieu thereof on loans and is primarily attributable to the Company's discounted loan acquisition and resolution business.

(10) Reflects the Company's repurchase of 8,815,060 shares of Common Stock during 1995 for an aggregate of $42.0 million.

(11) Ratios for periods subsequent to 1992 are based on average daily balances during the periods and ratios for 1992 are based on month-end balances. Ratios for the three months ended March 31, 1997 and 1996 are annualized where appropriate.

(12) Includes the Company's pro rata share of the average assets held by LLC.

(13) Exclusive of a one-time assessment to recapitalize the SAIF in 1996 and gains from the sale of branch offices in 1995 and 1994 and related income taxes and profit sharing expense, (i) return on average assets on income from continuing operations amounted to 2.54%, 2.00% and 1.40% during 1996, 1995 and 1994, respectively, and (ii) return on average equity on income from continuing operations amounted to 33.35%, 25.02% and 20.06% during 1996, 1995 and 1994, respectively.

(14) The efficiency ratio represents non-interest expense divided by the sum of net interest income before provision for loan losses, non-interest income and equity in earnings of investment in joint venture. Exclusive of the SAIF assessment in 1996 and gains from the sales of branch offices in 1995 and 1994 and related income taxes and profit sharing expense, the efficiency ratio amounted to 41.33%, 56.34% and 64.14% during 1996, 1995 and 1994, respectively.

(15) Non-performing loans and total loans do not include loans in the Company's discounted loan portfolio or loans available for sale.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO MAKE AN INVESTMENT IN COMMON STOCK.

    THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS DISCUSSED BELOW, SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

NO ASSURANCES AS TO CONSISTENCY OF EARNINGS; CHANGING NATURE OF RISKS

    GENERAL. The Company's corporate strategy emphasizes the identification, development and management of specialized businesses which the Company believes are not accurately evaluated and priced by the marketplace due to market, economic and competitive conditions. This strategy can result in the entry into or development of businesses and investment in assets which produce substantial initial returns, which generally can be expected to decrease as markets become more efficient in the evaluation and pricing of such businesses and assets. In recent years these businesses have included the Company's discounted loan acquisition and resolution business and investment in various types of mortgage-related securities. The consistency of the operating results of the Company also can be significantly affected by inter-period variations in (i) the amount of assets acquired, particularly discounted loans; (ii) the amount of resolutions of discounted loans, particularly large multi-family residential and commercial real estate loans; (iii) the amount of multi-family residential and commercial real estate loans which mature or are prepaid, particularly loans with terms pursuant to which the Company participates in the profits of the underlying real estate; and (iv) sales by the Company of loans and/or securities acquired from the Company's securitization of loans. In addition, many of the Company's businesses are relatively young and still evolving and involve greater uncertainties and risks of loss than the activities traditionally conducted by savings institutions. As a result, there can be no assurance that there will not be significant inter-period variations in the profitability of the Company's operations.

    FLUCTUATIONS IN NON-INTEREST INCOME. In recent years the Company's operating results have been significantly affected by certain non-recurring items of non-interest income. In addition to $5.4 million and $62.6 million of gains from sales of branch offices in 1995 and 1994, respectively, in recent periods the Company has earned significant non-interest income from gains on sales of interest-earning assets and real estate owned and other assets. Gains on sales of interest-earning assets amounted to $16.8 million, $5.0 million, $21.7 million, $7.0 million and $5.7 million during the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively, and gains on the sale of real estate owned, which are a component of income (loss) on real estate owned, net, amounted to $3.9 million, $3.9 million, $22.8 million, $19.0 million and $21.3 million during the same respective periods. Gains on sales of interest-earning assets and real estate owned generally are dependent on various factors which are not within the control of the Company, including the volume of the Company's lending activities and market and economic conditions. As a result, there can be no assurance that the level of gains on sales of interest-earning assets and real estate owned reported by the Company in prior periods will be repeated in future periods or that there will not be substantial inter-period variations in the results from such activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Results of Operations--Non-interest Income."

    CHANGING NATURE OF RISKS. The nature of the risks associated with the Company's operations have changed and are likely to continue to change over time due to a corporate strategy which emphasizes the entry into and exit from business lines based on market, economic or competitive conditions. As a result, there can be no assurance that the risks associated with an investment in the Company described herein will not materially change in the future or that there will not be additional risks associated with the Company's future operations not described herein.

RISKS RELATED TO NON-TRADITIONAL OPERATING ACTIVITIES

    As discussed below, the Company is engaged in a variety of businesses which generally involve more uncertainties and risks than the single-family residential lending activities historically emphasized by savings institutions. In addition, many of the Company's business activities, including its lending activities, are conducted on a nationwide basis, which reduces the risks associated with concentration in any one particular market area but involves other risks because, among other things, the Company may not be as familiar with market conditions and other relevant factors as it would be in the case of activities which are conducted in the market areas in which its executive offices and branch office are located.

    DISCOUNTED LOAN ACQUISITION AND RESOLUTION ACTIVITIES. The Company's lending activities include the acquisition and resolution of non-performing or underperforming single-family (one to four units) residential loans, multi-family (over four units) residential loans and commercial real estate loans which are purchased at a discount. At March 31, 1997, the Company's discounted loan portfolio amounted to $1.28 billion or 48.4% of the Company's total assets. The Company acquires discounted loans from governmental agencies, which in the early years of the program consisted primarily of the FDIC and the Resolution Trust Corporation ("RTC"), a federal agency formed to resolve failed savings institutions which has since ceased operations, and in recent years has consisted primarily of HUD. Inclusive of the Company's 50% pro rata interest in discounted loans acquired by LLC, the Company acquired an aggregate of $1.19 billion principal amount of discounted loans, consisting primarily of $961.4 million principal amount of discounted single-family residential loans, from HUD during 1995, 1996 and the three months ended March 31, 1997. In addition to governmental agencies, the Company acquires discounted loans from various private sector sellers, such as banks, savings institutions, mortgage companies and insurance companies, which accounted for 53.8% of the discounted loans in the Company's discounted loan portfolio at March 31, 1997. Although the Company believes that a permanent market for the acquisition of non-performing and underperforming mortgage loans at a discount has emerged in recent years, there can be no assurance that the Company will be able to acquire the desired amount and type of discounted loans in future periods or that there will not be significant inter-period variations in the amount of such acquisitions. There also can be no assurance that the discount on the non-performing and underperforming loans acquired by the Company, which in the aggregate decreased from 31.4% of total discounted loans at December 31, 1992 to 16.9% of total discounted loans at March 31, 1997, will enable the Company to resolve discounted loans in the future as profitably as in prior periods. The yield on the discounted portfolio also is subject to significant inter-period variations as a result of the timing of resolutions of discounted loans, particularly multi-family residential and commercial real estate loans and non-performing single-family residential loans, interest on which is recognized on a cash basis, and the mix of the overall portfolio between performing and non-performing loans. See "Business--Discounted Loan Acquisition and Resolution Activities" and "Business--Investment in Joint Ventures."

    MULTI-FAMILY RESIDENTIAL, COMMERCIAL REAL ESTATE AND CONSTRUCTION LENDING ACTIVITIES. The Company's lending activities currently include nationwide loans secured by existing commercial real estate, particularly hotels and office buildings, and, to a lesser extent, existing multi-family residential real estate. In addition, from time to time the Company originates loans for the construction of multi-family residential real estate and land acquisition and development loans. At March 31, 1997, multi-family residential, commercial real estate and construction loans (including land acquisition and development loans) available for sale and held for investment aggregated $347.1 million, net, or 13.1% of the Company's total assets. Multi-family residential, commercial real estate and construction lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. There can be no assurance that the Company's multi-family residential, commercial real estate and construction lending activities will not be adversely affected by these and the other risks related to such activities. See "Business--Lending Activities--Multi-family Residential and Commercial Real Estate Loans."

    SUBPRIME SINGLE-FAMILY RESIDENTIAL LENDING ACTIVITIES. The Company's lending activities also currently emphasize the origination or purchase on a nationwide basis of single-family residential loans made to borrowers who have substantial equity in the properties which secure the loans but who, because of prior credit problems, the absence of a credit history or other factors, are unable or unwilling to qualify as borrowers under federal agency guidelines. At March 31, 1997, the Company's loans to non-conforming borrowers aggregated $76.1 million or 2.9% of the Company's total assets. These loans are offered pursuant to various programs, including programs which provide for reduced or no documentation for verifying a borrower's income and employment. Loans to non-conforming borrowers present a higher level of risk of default than conforming loans because of the increased potential for default by borrowers who may have had previous credit problems or who do not have any credit history, and may not be as saleable as loans which conform to the guidelines established by various federal agencies. See "Business--Lending Activities--Single-family Residential Loans."

    INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS. The Company invests in low-income housing tax credit interests (generally limited partnerships) in order to obtain federal income tax credits which are allocated pursuant to
Section 42 of the Code. At March 31, 1997, the Company's investments in such interests amounted to $99.9 million or 3.8% of total assets. There are many uncertainties and risks associated with an investment in low-income housing tax credit interests, including the risks involved in the construction, lease-up and operation of multi-family residential real estate, the investor's ability to earn sufficient income to utilize the tax credits resulting from such investments in accordance with the requirements of the Code and the possibility of required recapture of previously-earned tax credits. In addition, there are numerous tax risks associated with tax credits resulting from potential changes to the Code. See "Business--Investment Activities--Investment in Low-Income Housing Tax Credit Interests."

    INVESTMENTS IN MORTGAGE-RELATED SECURITIES. From time to time the Company invests in a variety of mortgage-related securities, such as senior and subordinate regular interests and residual interests in collateralized mortgage obligations ("CMOs"), including CMOs which have qualified as Real Estate Mortgage Investment Conduits ("REMICs"). These investments include so-called stripped mortgage-related securities, in which interest coupons may be stripped from a mortgage security to create an interest-only ("IO") strip, where the investor receives all of the interest cash flows and none of the principal, and a principal-only ("PO") strip, where the investor receives all of the principal cash flows and none of the interest. At March 31, 1997, the Company's mortgage-related securities available for sale amounted to $348.1 million or 13.1% of the Company's total assets and included $180.1 million of IO strips, substantially all of which were either issued by the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA") or rated AAA by national rating agencies, as well as $77.6 million of subordinate interests in mortgage-related securities. Some mortgage-related securities, such as IO strips and PO strips, exhibit considerably more price volatility than mortgages or ordinary mortgage pass-through securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages. Other mortgage-related securities, such as subordinated interests, also involve substantially more credit risk than the senior classes of the mortgage-related securities to which such interests relate and generally are not as liquid as such senior classes. The Company generally acquires subordinated interests primarily in connection with the securitization of its loans, particularly single-family residential loans to non-conforming borrowers and discounted loans, and under circumstances in which it continues to service the loans which back the related securities. The Company has sought to offset the risk of changing interest environments on certain of its mortgage-related securities by selling U.S. Treasury futures contracts and other hedging techniques, and believes that the resulting interest-rate sensitivity profile compliments the Company's overall exposure to changes in interest rates. See "--Economic Conditions" below. Although generally intended to reduce the effects of changing interest rate environments on the Company, investments in certain mortgage-related securities and hedging transactions could cause the Company to recognize losses depending on the terms of the instrument and the interest rate environment. See "Business--Investment Activities."

REGULATION AND REGULATORY CAPITAL REQUIREMENTS

    Both the Company, as a savings and loan holding company, and the Bank, as a federally-chartered savings institution, are subject to significant governmental supervision and regulation, which is intended primarily for the protection of depositors. Statutes and regulations affecting the Company and the Bank may be changed at any time, and the interpretation of these statutes and regulations by examining authorities also is subject to change. There can be no assurance that future changes in applicable statutes and regulations or in their interpretation will not adversely affect the business of the Company. The applicable regulatory authorities may, as a result of such regulation and examination, impose regulatory sanctions upon the Company or the Bank, as applicable, as well as various requirements or restrictions which could adversely affect their business activities. A substantial portion of the Bank's operations involves businesses that are not traditionally conducted by savings institutions and, as a result, there can be no assurance that future actions by applicable regulatory authorities, or future changes in applicable statutes or regulations, will not limit or otherwise adversely affect the Bank's ability to engage in such activities.

    In connection with a recent examination of the Bank, the staff of the OTS expressed concern about many of the Bank's non-traditional operations (which are discussed under "--Risks Related to Non-Traditional Operating Activities" above), certain of its accounting policies and the adequacy of the Bank's capital in light of the Bank's lending and investment strategies. As a result of such examination, the OTS instructed the Bank to maintain, commencing on June 30, 1997, regulatory capital ratios which significantly exceed the requirements which are generally applicable to federally-chartered savings institutions such as the Bank. Although the Bank strongly disagrees with the level of risk perceived by the OTS in its businesses, the Bank has taken or agreed to take various actions to address OTS concerns with respect to its risk profile, including without limitation transferring certain of its lending operations to non-banking subsidiaries of the Company, and modified certain of its accounting policies. In addition, the Bank also has committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9% and 13%, respectively, commencing on June 30, 1997, which has been agreed to by the OTS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Regulatory Developments." At March 31, 1997, the Bank's core capital (leverage) ratio and total risk-based capital ratio amounted to 9.48% and 13.22%, respectively, which exceeded both the 3.00% and 8.00% requirements of general applicability, respectively, and the amounts committed to be maintained by the Bank on June 30, 1997. At March 31, 1997, the Bank also qualified as a "well-capitalized" institution under applicable laws and regulations because it had a total risk-based capital ratio of 10.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more and a Tier 1 leverage capital ratio of 5.0% or more and was not subject to a written agreement, order or directive issued by an appropriate agency to meet and maintain a specific capital level for any capital measure.

    There can be no assurance that in the future the OTS either will agree to a decrease in the 9% core capital (leverage) ratio and the 13% total risk-based capital ratio committed to be maintained by the Bank or will not seek an increase in such requirements. Unless and until these regulatory capital requirements are decreased, the Bank's ability to leverage its capital through future growth in assets (including its ability to continue growing at historical rates) will be adversely affected, as will the Company's ability to receive dividends from the Bank, which are a primary source of payments on outstanding indebtedness of the Company and for the payment of dividends on the Common Stock in the future. See "--Limited Sources for Dividends on Common Stock" below. Although the Company and its non-banking subsidiaries will not be restricted in their growth by these capital requirements, because they do not have access to the Bank's funding sources their profitability may be different from the Bank's for particular types of business. In addition, there can be no assurance that the Bank will continue to meet the regulatory capital requirements committed to be maintained by it or that the OTS will not formally impose such requirements pursuant to a written agreement, order or directive, which would cause the Bank to cease to be a "well-capitalized" institution under applicable laws and regulations. In the event that the Bank ceased to be a "well-capitalized" institution, the Bank would be prohibited from accepting, renewing or rolling over its brokered and other wholesale deposits, which are its principal source of funding, without the prior approval of the FDIC, and the Bank could become subject to other regulatory restrictions on its operations. For a description of these restrictions and certain other regulatory consequences in the event that the Bank ceases to be a "well-capitalized" institution under OTS regulations, see "Regulation-- Regulatory Capital Requirements," "--Prompt Corrective Action," "--Restrictions on Capital Distributions" and "--Brokered Deposits."

RISK OF FUTURE ADJUSTMENTS TO ALLOWANCES FOR LOSSES

    The Company believes that it has established adequate allowances for losses for each of its loan portfolio and discounted loan portfolio in accordance with generally accepted accounting principles. Future additions to these allowances, in the form of provisions for losses on loans and discounted loans, may be necessary, however, due to changes in economic conditions, increases in loans and discounted loans and the performance of the Company's loan and discounted loan portfolios. In addition, the OTS, as an integral part of its examination process, periodically reviews the Company's allowances for losses and the carrying value of its assets. As a result of such a review at the end of 1995, the Company changed its methodology for valuing discounted loans and began establishing provisions for loan losses and maintaining an allowance for loan losses in connection with such loans, as well as increased its provision for losses in fair value on real estate owned. In addition, as a result of such a review at the end of 1996, the Company established as of December 31, 1996 $7.2 million of reserves against loans and securities resulting from its investment in loans acquired from HUD. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Provisions for Loan Losses" and "-- Recent Regulatory Developments." There can be no assurance that the Company will not determine, at the request of the OTS or otherwise, to further increase its allowances for losses on loans and discounted loans or adjust the carrying value of its real estate owned or other assets. Increases in the Company's provisions for losses on loans would adversely affect the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

RISKS RELATED TO REAL ESTATE OWNED

    At March 31, 1997, the Company's real estate owned, net amounted to $98.5 million or 3.7% of total assets and consisted almost entirely of single-family residential real estate and multi-family residential and commercial real estate acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discounted loan portfolio. Real estate owned properties generally are non-earning assets, although multi-family residential and commercial real estate owned may provide some operating income to the Company depending on the circumstances. Moreover, the value of real estate owned properties can be significantly affected by the economies and markets for real estate in the areas in which they are located and require the establishment of provisions for losses to ensure that they are carried at the lower of cost or fair value, less estimated costs to dispose of the properties, which adversely affect operations. Real estate owned also require increased allocation of resources and expense to the management and work out of the asset, which also can adversely affect operations. Although the Company's real estate owned at March 31, 1997 represented a $68.1 million or 40.9% decrease from the amount of its real estate owned at December 31, 1995, there can be no assurance that the amount of the Company's real estate owned will not increase in the future as a result of the Company's discounted loan acquisition and resolution activities and the

Company's single-family residential, multi-family residential, commercial real estate and construction lending activities. In addition, there can be no assurance that in the future the Company's real estate owned will not have environmental problems which could materially adversely affect the Company's financial condition or operations. See "Business--Asset Quality--Real Estate Owned."

RISKS RELATED TO RELIANCE ON BROKERED AND OTHER WHOLESALE DEPOSITS

    The Company currently utilizes as its principal source of funds certificates of deposit obtained through national investment banking firms which obtain funds from their customers for deposit with the Company ("brokered deposits") and, to a lesser extent, certificates of deposit obtained from customers of regional and local investment banking firms and direct solicitation efforts by the Company of institutional investors and high net worth individuals. At March 31, 1997 certificates of deposit obtained through national investment banking firms which solicit deposits for the Company from their customers amounted to $1.34 billion or 63.6% of total deposits, certificates of deposit obtained through regional and local investment banking firms amounted to $388.8 million or 18.4% of total deposits and certificates of deposits obtained from the Company's direct solicitation of institutional investors and high net worth individuals amounted to $218.3 million or 10.4% of total deposits. The Company believes that the effective cost of brokered and other wholesale deposits, as well as other non-branch dependent sources of funds, such as securities sold under agreements to repurchase ("reverse repurchase agreements") and advances from the FHLB of New York, generally is more attractive to the Company than deposits obtained through branch offices after the general and administrative costs associated with operating a branch office network are taken into account. However, such funding sources, when compared to retail deposits attracted through a branch network, are generally more sensitive to changes in interest rates and volatility in the capital markets and are more likely to be subject to competition from competing investments. In addition, such funding sources may be more sensitive to significant changes in the financial condition of the Company. There are also regulatory limitations on an insured institution's ability to solicit and obtain brokered deposits in certain circumstances, which currently are not applicable to the Bank because of its status as a "well capitalized" institution under applicable laws and regulations. See "--Regulation and Regulatory Capital Requirements" above and "Regulation--The Bank--Brokered Deposits." As a result of the Company's reliance on brokered and other wholesale deposits, significant changes in the prevailing interest rate environment, in the availability of alternative investments for individual and institutional investors or in the Company's financial condition, among other factors, could affect the Company's liquidity and results of operations much more significantly than might be the case with an institution that obtained a greater portion of its funds from retail or core deposits attracted through a branch network.

ECONOMIC CONDITIONS

    GENERAL. The success of the Company is dependent to a certain extent upon the general economic conditions in the geographic areas in which it conducts substantial business activities. Adverse changes in national economic conditions or in the economic conditions of regions in which the Company conducts substantial business likely would impair the ability of the Company to collect on outstanding loans or dispose of real estate owned and would otherwise have an adverse effect on its business, including the demand for new loans, the ability of customers to repay loans and the value of both the collateral pledged to the Company to secure its loans and its real estate owned. Moreover, earthquakes and other natural disasters could have similar effects. Although such disasters have not significantly adversely affected the Company to date, the availability of insurance for such disasters in California, in which the Company conducts substantial business activities, is severely limited. At March 31, 1997, the Company had loans with an unpaid balance aggregating $475.7 million (including loans available for sale) secured by properties located in California and $67.5 million of the Company's real estate owned was located in California, which collectively represent 20.5% of the Company's total assets at such date.

    EFFECTS OF CHANGES IN INTEREST RATES. The Company's operating results depend to a large extent on its net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates can affect the Company's net interest income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities, as well as, among other things, the ability of the Company to originate loans; the value of the Company's interest-earning assets and its ability to realize gains from the sale of such assets; the average life of the Company's interest-earning assets; the value of the Company's mortgage servicing rights; and the Company's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Company. The Company actively monitors its assets and liabilities and employs a hedging strategy which seeks to limit the effects of changes in interest rates on its operations. Although management believes that the maturities of the Company's assets currently are well balanced in relation to its liabilities (which involves various estimates as to how changes in the general level of interest rates will impact its assets and liabilities), there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management" and Note 20 to the Consolidated Financial Statements.

COMPETITION

    The businesses in which the Company is engaged generally are highly competitive. The acquisition of discounted loans is particularly competitive, as acquisitions of such loans are often based on competitive bidding. The Company also encounters significant competition in connection with its other lending activities, its investment activities and in its deposit-gathering activities. Many of the Company's competitors are significantly larger than the Company and have access to greater capital and other resources. In addition, many of the Company's competitors are not subject to the same extensive federal regulation that govern federally-insured institutions such as the Bank and their holding companies. As a result, many of the Company's competitors have advantages over the Company in conducting certain businesses and providing certain services.

IMPORTANCE OF THE CHIEF EXECUTIVE OFFICER

    William C. Erbey, Chairman, President and Chief Executive Officer of the Company, has had, and will continue to have, a significant role in the development and management of the Company's business. The loss of his services could have an adverse effect on the Company. The Company and Mr. Erbey are not parties to an employment agreement, and the Company currently does not maintain key man life insurance relating to Mr. Erbey or any of its other officers. See "Business--Management."

CONTROL OF CURRENT STOCKHOLDERS

    After giving effect to the Common Stock Offering and including currently-exercisable options to acquire Common Stock, the Company's directors and executive officers and their affiliates will in the aggregate beneficially own or control 54.7% of the outstanding Common Stock, including 33.1% owned or controlled by William C. Erbey, Chairman, President and Chief Executive Officer of the Company, and 17.0% owned or controlled by Barry N. Wish, Chairman, Emeritus, of the Company. As a result, these stockholders, acting together, would be able to effectively control virtually all matters requiring approval by the stockholders of the Company, including amendment of the Company's Articles of Incorporation, the approval of mergers or similar transactions and the election of all directors. In addition, Messrs. Erbey and Wish are two of the five current directors of the Company. See "Management" and "Beneficial Ownership of Common Stock."

LIMITED SOURCES FOR DIVIDENDS ON COMMON STOCK, PAYMENT OF INDEBTEDNESS AND
  FUNDING OF NON-BANKING ACTIVITIES

    As a holding company, the ability of the Company to pay dividends on the Common Stock, to pay indebtedness and to conduct lending and investment activities directly or in non-banking subsidiaries (including without limitation activities recently transferred from the Bank to address concerns of the OTS regarding the risk profile of the Bank's operations) will depend significantly on the receipt of dividends or other distributions from the Bank, as well as any cash reserves and other liquid assets held by the Company (including proceeds from the Offerings), any proceeds from any subsequent securities offering or other borrowings and any dividends from non-banking subsidiaries of the Company. The ability of the Bank to pay dividends or make other distributions to the Company generally is dependent on the Bank's compliance with applicable regulatory capital requirements and regulatory restrictions. See "Regulation-- The Bank--Restrictions on Capital Distributions" and "--Affiliate Transactions." Moreover, in order to address concerns by the OTS concerning the risk profile of the Bank's operations, the Bank recently agreed, subject to compliance with the foregoing regulatory limitations, to dividend to the Company certain subordinated mortgage-related securities resulting from securitization activities conducted by the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Regulatory Developments." Such dividends would reduce the Bank's ability to dividend cash to the Company. In addition to the foregoing limitations, there are certain contractual restrictions on the Bank's ability to pay dividends set forth in (i) the Indenture, dated as of June 12, 1995, between the Bank and the Bank of New York, as trustee, relating to the Bank's issuance of $100 million of 12% Subordinated Debentures due 2005 (the "Debentures") in June 1995 and (ii) the Indenture, dated as of September 30, 1996, between the Company and Bank One, Columbus, NA, as trustee, relating to the Company's issuance of $125 million of 11.875% Notes due 2003 (the "Notes") in September 1996.

POTENTIAL CONFLICTS OF INTEREST INVOLVING OAIC

    The Company will be subject to various potential conflicts of interest arising from its and OCC's relationship with OAIC, which intends to invest primarily in assets in which the Company also may invest, directly or indirectly through the Bank. OAIC intends to invest primarily in (i) subordinated classes of mortgage-related securities, and possibly other classes of such securities;
(ii) multi-family residential and commercial real estate, including properties acquired by a mortgage lender by foreclosure or by deed-in-lieu thereof and underperforming or otherwise distressed real property (collectively, "Distressed Real Estate"); and (iii) single-family residential loans, multi-family residential loans and commercial real estate loans, including in each case loans that are current in accordance with their terms or are non-performing or underperforming. The Company does not intend to invest in subordinated classes of mortgage-related securities which are not created in connection with its securitization activities or Distressed Real Estate and, as a result, the Company, the Bank and OCC generally have agreed to give OAIC an exclusive right to purchase such subordinated classes of mortgage-related securities and Distressed Real Estate. Both the Company and OAIC may engage in the acquisition and resolution of mortgage loans, including non-performing and underperforming mortgage loans, and from time to time each such entity also may invest in various non-subordinated classes of mortgage-related securities. In this regard, OCC, which conducts the large multi-family residential and commercial real estate lending activities of the Company as well as manages OAIC, currently is emphasizing acquiring loans for OAIC (in order to enable OAIC to leverage the proceeds from the initial public offering of OAIC's common stock) and not the Company. As a result of the Company's and OAIC's strategies to invest in certain assets, there can be no assurance that investment opportunities which previously would have been taken by the Company will not be allocated to OAIC. In addition, from time to time the Company may sell loans, securities and real estate owned to OAIC, which also would involve potential conflicts of interest. Although the Company and OAIC have established certain policies and procedures in order to ensure that sales and other transactions between the Company, the Bank and/or OCC, on the one hand, and OAIC, on the other hand (including without limitation the base compensation to be paid to OCC by OAIC for managing its day-to-day operations), are conducted on an arms'-length basis on substantially the same terms as would be present in transactions with unaffiliated parties, there can be no assurance that such procedures will be sufficient in all situations to solve potential conflicts of interest. See "Business--Subsidiaries."

SHARES AVAILABLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock in the public market following the Common Stock Offering, including shares issued upon exercise of options, as discussed below, could adversely affect the market price of the Common Stock. The 3,000,000 shares of Common Stock offered hereby (plus up to 450,000 shares which may be sold pursuant to the Common Stock Underwriters' over-allotment options) will be freely transferable without restriction or further registration under the Securities Act. Of the 26,799,511 shares of Common Stock outstanding at March 31, 1997, 2,300,000 shares are freely transferable without restriction or registration under the Securities Act and 24,499,511 shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act and may not be sold except pursuant to the registration requirements of the Securities Act or pursuant to an applicable exemption therefrom, including pursuant to Rule 144. Management of the Company believes that approximately 8,239,751 of those restricted shares of Common Stock may be eligible for resale pursuant to Rule 144 without restriction. The Company and the directors and executive officers of the Company have generally agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a
period of       days after the date of this Prospectus without the prior written consent of Lehman Brothers on behalf of the Common Stock Underwriters. After the foregoing restricted periods, there will be no restrictions on the sale of these shares by such directors and officers of the Company (other than those imposed by Rule 144) or on the issuance of additional shares of Common Stock by the Company. The Company may file a Registration Statement on Form S-8 under the
Securities Act to register the issuance of       shares of Common Stock reserved
for issuance as of March 31, 1997 under the Company's 1991 Non-Qualified Stock
Option Plan, as amended (the "Stock Option Plan"), and       shares of Common
Stock reserved for issuance as of the same date under the Company's 1996 Stock Plan for Directors (the "Directors Stock Plan"). See "Management--Stock Option
Plan" and "--Directors Stock Plan." As of March 31, 1997,       shares of Common
Stock were subject to outstanding options under the Stock Option Plan at an
average exercise price of $         per share. Shares issued under the Stock
Option Plan and the Directors Stock Plan after the effective date of such Registration Statement will be eligible for sale in the public market without restriction, subject in the case of shares held by affiliates of the Company to the volume and certain other limitations of Rule 144. See "Shares Available for Future Sale" and "Underwriting."

                                  THE COMPANY

    The Company is a specialty financial services company which conducts business primarily through the Bank and subsidiaries of the Bank. Unless the context otherwise requires, the "Company" refers to the Company and its subsidiaries on a consolidated basis.

    The Company is a Florida corporation which was organized in February 1988 in connection with its acquisition of the Bank. During the early 1990s, the Company sought to take advantage of the general decline in asset quality of financial institutions in many areas of the country and the large number of failed savings institutions during this period by establishing its discounted loan acquisition and resolution program. This program commenced with the acquisition of discounted single-family residential loans for resolution in mid-1991 and was expanded to cover the acquisition and resolution of discounted multi-family residential and commercial real estate loans in 1994.

    During the early 1990s, the Company also acquired assets and liabilities of three failed savings institutions and merged Old Berkeley, a troubled financial institution, into the Bank. The Company subsequently sold substantially all of the assets and liabilities acquired in connection with these acquisitions at substantial gains.

    The Company is a registered savings and loan holding company subject to regulation by the OTS. The Bank is subject to regulation by the OTS, as its chartering authority, and by the FDIC as a result of its membership in the SAIF, which insures the Bank's deposits up to the maximum extent permitted by law. The Bank also is subject to certain regulation by the Federal Reserve Board and currently is a member of the Federal Home Loan Bank ("FHLB") of New York, one of the 12 regional banks which comprise the FHLB System.

    The Company's executive offices are located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, and the telephone number of its executive offices is (561) 681-8000.

                                USE OF PROCEEDS

    Net proceeds from the Common Stock Offering currently are estimated to be
approximately $         ($   million if the Common Stock Underwriters' over-
allotment options are exercised in full), after deducting the underwriting discount and estimated offering expenses payable by the Company.

    The net proceeds from the Common Stock Offering, as well as the estimated
$   million of net proceeds from the Capital Securities Offering to be invested by the Trust in Junior Subordinated Debentures, will be used by the Company primarily to fund discounted loan acquisition and other lending and investment activities which are currently conducted by the Company through non-banking subsidiaries of the Company and the Bank and to develop related businesses. In addition, a portion of the net proceeds from the Offerings also could be used to acquire other businesses, although currently there are no agreements, arrangements or understandings with regard to any such transaction.

                                DIVIDEND POLICY

    The Company does not currently pay cash dividends on the Common Stock and has no current plans to do so in the future. In the future, the timing and amount of any dividends will be determined by the Board of Directors of the Company and will depend, among other factors, upon the Company's earnings, financial condition, cash requirements, the capital requirements of the Bank and other subsidiaries and investment opportunities at the time any such payment is considered. In addition, the indentures relating to the Notes and the Junior Subordinated Debentures contain certain limitations on the payment of dividends by the Company.

    As a holding company, the payment of any dividends by the Company will be significantly dependent on dividends and other payments received by the Company from its subsidiaries, including the Bank, which is subject to various regulatory and contractual restrictions on the payment of dividends and other payments to the Company. See "Risk Factors--Limited Sources for Dividends on Common Stock, Payment of Indebtedness and Funding of Non-Banking Activities."

                                 CAPITALIZATION

    The following table presents the consolidated capitalization of the Company at March 31, 1997, and as adjusted to give effect to the Common Stock Offering and the Capital Securities Offering.

                                                                                              MARCH 31, 1997
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------

                                                                                          (DOLLARS IN THOUSANDS)
Deposits..............................................................................  $  2,106,829  $  2,106,829
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Borrowings and other interest-bearing obligations:
  The Company:
    11.875% Notes due 2003............................................................  $    125,000  $    125,000
    Capital Securities(1).............................................................       --            125,000
    The Bank:
      FHLB advances...................................................................           399           399
      12% Subordinated Debentures due 2005............................................       100,000       100,000
    Securities sold under agreements to repurchase....................................        39,224        39,224
      Other subsidiaries:
        Other.........................................................................           573           573
                                                                                        ------------  ------------
          Total borrowings and other interest-bearing obligations.....................  $    265,196  $    390,196
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Stockholders' equity:
  Preferred Stock, $0.01 par value: 20,000,000 shares authorized; none outstanding....  $    --       $    --
  Common Stock, $0.01 par value: 200,000,000 shares authorized; 26,799,511 shares
    outstanding; 29,799,511 shares, as adjusted(2)....................................           268           298
  Additional paid-in capital..........................................................        23,109
  Retained earnings...................................................................       197,458       197,458
  Unrealized gain on securities available for sale, net of taxes......................         6,648         6,648
  Notes receivable on exercise of options to purchase Common Stock(3).................        (2,327)       (2,327)
                                                                                        ------------  ------------
      Total stockholders' equity......................................................  $    225,156  $
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

(1) Reflects the Capital Securities at their issue price. The sole asset of the Trust will be $128,866,000 aggregate principal amount of Junior Subordinated Debentures (including the amount attributable to the issuance of the common securities of the Trust (the "Common Securities") to the Company for
    $3,866,000), which will mature on             , 2027. The Company owns all
    of the Common Securities issued by the Trust. For financial reporting purposes, (i) the Trust is a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated statement of financial condition of the Company, and (ii) the Company will record distributions payable on the Capital Securities as interest expense in its consolidated statement of operations. The Capital Securities will be included as borrowings and other interest-bearing obligations in the consolidated statement of financial condition of the Company. See "Description of Capital Securities Offering."

(2) Does not include       additional shares of Common Stock reserved for
    issuance as of March 31, 1997 upon the exercise of options granted pursuant to the Stock Option Plan. See "Management-- Stock Option Plan."

(3) See "Management--Certain Relationships and Related Transactions."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the Company's consolidated financial condition and results of operations and capital resources and liquidity should be read in conjunction with Selected Consolidated Financial Data and the Consolidated Financial Statements and related notes included elsewhere herein.

RESULTS OF OPERATIONS

    GENERAL. The Company recorded net income of $17.0 million or $0.63 per share for the three months ended March 31, 1997, as compared to $3.0 million or $0.11 per share in the same period in the prior year, and net income of $50.1 million or $1.88 per share for 1996, as compared with $25.5 million or $0.91 per share for 1995 and $47.3 million or $1.39 per share for 1994. Included in net income for 1996 is a net charge of $0.15 per share related to the FDIC's assessment to recapitalize the SAIF.

    The following table sets forth the Company's income from continuing operations during the periods indicated, exclusive of the one-time assessment for the recapitalization of SAIF in 1996 and gains from the sale of branch offices in 1995 and 1994, net of related income taxes and profit sharing expense, and certain performance ratios during such periods based on such income from continuing operations.

                                                                  THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,            YEAR ENDED DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1997       1996       1996       1995       1994
                                                              ---------  ---------  ---------  ---------  ---------

                                                                             (DOLLARS IN THOUSANDS)
Income from continuing
  operations, as adjusted...................................  $  17,041  $   3,029  $  54,127  $  30,352  $  23,967
Return on average assets(1).................................       2.61%      0.62%      2.54%      2.00%      1.40%
Return on average equity....................................      32.05%      8.57%     33.35%     25.02%     20.06%

------------------------

(1) Includes the Company's pro rata share of the average assets held by LLC

    In recent years, the Company has emphasized discounted loan acquisition and resolution activities and a variety of other mortgage lending activities, which generally reflect the Company's focus on business lines which offer the potential for above average returns without increased risk of loss. As a result of the Company's business strategy, the average balance of the Company's discounted loan portfolio (which does not include the Company's pro rata share of discounted loans held by LLC) increased 217.1% from $352.6 million (20.6% of total average assets) during 1994 to $675.3 million (33.5% of total average assets) during 1996 to $1.11 billion (42.9% of total average assets) during the three months ended March 31, 1997, and the average balance of the Company's other loans, including loans available for sale, increased 107.6% from $261.0 million (15.2% of total average assets) to $503.5 million (25.0% of total average assets) to $541.9 million (20.8% of total average assets) during the same respective periods. This growth in the Company's lending activities, particularly its discounted loan activities, has substantially contributed to the Company's profitability in recent periods.

    The Company's discounted loan activities also include investments in joint ventures to acquire discounted loans, which to date have consisted primarily of the Company's 50% interest in LLC, a joint venture which was formed by the Company and BlackRock Capital Finance L.P. ("BlackRock") to acquire discounted loans from HUD in April 1996. Equity in earnings of investment in joint ventures amounted to $14.4 million and $38.3 million during the three months ended March 31, 1997 and the year ended December 31, 1996, respectively, and were primarily comprised of $9.2 million and $35.6 million of gains related to the securitization of discounted single-family residential loans acquired from HUD, respectively.

    The Company's lending activities and increasing use of securitizations, along with its general corporate strategy of investing in what the Company believes are undervalued businesses, has resulted in gains on the sale of interest-earning assets becoming a significant part of the Company's operating results. Gains from the sale of interest-earning assets amounted to $16.8 million and $5.0 million during the three months ended March 31, 1997 and 1996, respectively, and $21.7 million, $7.0 million and $5.7 million during the years ended December 31, 1996, 1995 and 1994, respectively. A significant component of these gains were gains from the direct sale of discounted loans and single-family residential loans to non-conforming borrowers, as well as gains from the sale of senior classes in mortgage-related securities backed by such loans.

    The Company's operating results in 1995 and 1994 also were significantly affected by the effects of the sale of branch offices at the end of 1995 and 1994, which resulted in $5.4 million and $62.6 million of gains before profit sharing expense and income taxes during these respective periods. As a result of these sales, the Company's average assets decreased during 1995 and the Company's principal source of deposits shifted to brokered and other wholesale deposits.

    The Company's operating results during 1995 and 1994 also were affected by losses from discontinued operations of its automated banking division and related activities, which, net of applicable tax effect, amounted to $7.7 million and $4.5 million during these periods, respectively.

    NET INTEREST INCOME. The operations of the Company are substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Net interest income is determined by an institution's net interest spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative amount of interest-earning assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

    The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resultant average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. Information is based on average daily balances during the indicated periods.

                                                                                                              YEAR ENDED DECEMBER
                                                            THREE MONTHS ENDED MARCH 31,                              31,
                                        --------------------------------------------------------------------  --------------------
                                                      1997                               1996                         1996
                                        ---------------------------------  ---------------------------------  --------------------
                                                                AVERAGE                            AVERAGE
                                         AVERAGE                YIELD/      AVERAGE                YIELD/      AVERAGE
                                         BALANCE   INTEREST     RATE(1)     BALANCE   INTEREST     RATE(1)     BALANCE   INTEREST
                                        ---------  ---------  -----------  ---------  ---------  -----------  ---------  ---------
                                                                          (DOLLARS IN THOUSANDS)
AVERAGE ASSETS:
Federal funds sold and repurchase
    agreements........................  $ 132,337  $   1,658        5.01%  $  57,191  $     769        5.38%  $  84,997  $   4,681
Securities held for trading...........     13,179        248        7.53          --         --          --      21,291      1,216
Securities available for sale(2)......    338,956      8,173        9.64     322,322      7,781        9.66     284,433     26,932
Loans available for sale(3)...........    118,729      2,851        9.61     261,351      6,597       10.10     175,078     17,092
Investment securities and other(4)....     23,032        681       11.83      37,912        644        6.79      36,264      3,990
Mortgage-related securities held for
    investment........................         --         --          --          --         --          --          --         --
Loan portfolio (3)....................    423,135     10,692       10.11     298,502     10,010       13.41     328,378     36,818
Discounted loan portfolio.............  1,118,233     30,224       10.81     645,482     22,155       13.73     675,345    103,165
                                        ---------  ---------               ---------  ---------               ---------  ---------
    Total interest earning assets,
    interest income...................  2,167,601     54,527       10.06   1,622,760     47,956       11.82   1,605,786    193,894
                                        ---------                          ---------
Non-interest earning cash.............     11,350                              6,029                              6,372
Investment in low-income housing tax
    credit interests..................     90,398                             85,428                             83,110
Investment in joint ventures..........     63,637                                 --                             46,193
Real estate owned, net................    112,227                            162,988                            137,250
Allowance for loan losses.............    (16,515)                            (2,849)                           (11,250)
Other assets..........................    179,156                             81,846                            145,822
                                        ---------                          ---------                          ---------
    Total assets......................  $2,607,854                         $1,956,202                         $2,013,283
                                        ---------                          ---------                          ---------
                                        ---------                          ---------                          ---------
AVERAGE LIABILITIES AND STOCKHOLDERS'
    EQUITY:
Interest-bearing demand deposits......  $  24,699        227        3.68   $  26,302        229        3.48   $  33,167        620
Savings deposits......................      2,620         15        2.29       3,446         21        2.44       3,394         78
Certificates of deposit...............  1,964,020     29,652        6.04   1,465,587     22,751        6.21   1,481,197     93,075
                                        ---------  ---------               ---------  ---------               ---------  ---------
    Total interest-bearing deposits...  1,991,339     29,894        6.00   1,495,335     23,001        6.15   1,517,758     93,773
Reverse repurchase agreements.........     20,934        272        5.20      44,985        653        5.81      19,581      1,101
Securities sold but not yet
    purchased.........................         --         --          --          --         --          --          --         --
FHLB advances.........................     21,521        283        5.26      70,399      1,039        5.90      71,221      4,053
Notes, debentures and other interest
    bearing obligations...............    225,573      6,715       11.91     116,335      3,439       11.82     148,282     17,233
                                        ---------  ---------               ---------  ---------               ---------  ---------
    Total interest -bearing
    liabilities, interest expense.....  2,259,367     37,164        6.58   1,727,054     28,132        6.52   1,756,842    116,160
                                        ---------                          ---------
Non-interest bearing deposits.........     15,543                              4,323                             10,938
Escrow deposits.......................     71,713                             37,167                             41,306
Other liabilities.....................     48,525                             46,284                             42,865
                                        ---------                          ---------                          ---------
    Total liabilities.................  2,395,148                          1,814,828                          1,851,951
Stockholders' equity..................    212,706                            141,374                            161,332
                                        ---------                          ---------                          ---------
    Total liabilities and
    stockholders' equity..............  $2,607,854                         $1,956,202                         $2,013,283
                                        ---------                          ---------                          ---------
                                        ---------                          ---------                          ---------
Net interest income...................             $  17,363                          $  19,824                          $  77,734
                                                   ---------                          ---------                          ---------
                                                   ---------                          ---------                          ---------
Net interest spread...................                              3.48%                              5.30%
                                                              -----------                        -----------
                                                              -----------                        -----------
Net interest margin...................                              3.20%                              4.89%
                                                              -----------                        -----------
                                                              -----------                        -----------
Ratio of interest-earning assets to
    interest-bearing liabilities......         96%                                94%                                91%
                                        ---------                          ---------                          ---------
                                        ---------                          ---------                          ---------


                                                                   1995                               1994
                                                     ---------------------------------  ---------------------------------

                                          AVERAGE                            AVERAGE                            AVERAGE
                                          YIELD/      AVERAGE                YIELD/      AVERAGE                YIELD/
                                           RATE       BALANCE   INTEREST      RATE       BALANCE   INTEREST      RATE
                                        -----------  ---------  ---------  -----------  ---------  ---------  -----------

AVERAGE ASSETS:
Federal funds sold and repurchase
    agreements........................        5.51%  $  55,256  $   3,502        6.34%  $ 166,592  $   8,861        5.32%

Securities held for trading...........        5.71          --         --          --          --         --          --
Securities available for sale(2)......        9.47     211,559     18,391        8.69     449,654     27,988        6.22
Loans available for sale(3)...........        9.76     167,011     15,608        9.35     179,962     19,353       10.75
Investment securities and other(4)....       11.00      46,440      4,033        8.68      79,895      9,842       12.32
Mortgage-related securities held for
    investment........................          --      77,257      4,313        5.58     140,321      6,930        4.94
Loan portfolio (3)....................       11.21     130,901     15,430       11.79      81,070      5,924        7.31
Discounted loan portfolio.............       15.28     483,204     75,998       15.73     352,633     52,560       14.91
                                                     ---------  ---------               ---------  ---------
    Total interest earning assets,
    interest income...................       12.07   1,171,628    137,275       11.72   1,450,127    131,458        9.07

Non-interest earning cash.............                  17,715                             27,717
Investment in low-income housing tax
    credit interests..................                  63,925                             39,135
Investment in joint ventures..........                      --                                 --
Real estate owned, net................                 144,348                             51,314
Allowance for loan losses.............                  (1,180)                            (2,689)
Other assets..........................                 124,932                            149,349
                                                     ---------                          ---------
    Total assets......................               $1,521,368                         $1,714,953
                                                     ---------                          ---------
                                                     ---------                          ---------
AVERAGE LIABILITIES AND STOCKHOLDERS'
    EQUITY:
Interest-bearing demand deposits......        1.87   $  31,373      1,031        3.29   $  77,433      1,396        1.80
Savings deposits......................        2.30      20,370        451        2.21     138,434      2,602        1.88
Certificates of deposit...............        6.28   1,119,836     70,371        6.28     928,209     40,963        4.41
                                                     ---------  ---------               ---------  ---------
    Total interest-bearing deposits...        6.18   1,171,579     71,853        6.13   1,144,076     44,961        3.93
Reverse repurchase agreements.........        5.62      16,754        951        5.68     254,457     10,416        4.09
Securities sold but not yet
    purchased.........................          --      17,149      1,142        6.66      39,526      2,780        7.03
FHLB advances.........................        5.69      14,866      1,126        7.57      26,476      1,232        4.65
Notes, debentures and other interest
    bearing obligations...............       11.62      78,718      8,988       11.42      25,041      3,209       12.81
                                                     ---------  ---------               ---------  ---------
    Total interest -bearing
    liabilities, interest expense.....        6.61   1,299,066     84,060        6.47   1,489,576     62,598        4.20

Non-interest bearing deposits.........                  19,960                             69,276
Escrow deposits.......................                   4,073                              2,430
Other liabilities.....................                  76,978                             34,171
                                                     ---------                          ---------
    Total liabilities.................               1,400,077                          1,595,453
Stockholders' equity..................                 121,291                            119,500
                                                     ---------                          ---------
    Total liabilities and
    stockholders' equity..............               $1,521,368                         $1,714,953
                                                     ---------                          ---------
                                                     ---------                          ---------
Net interest income...................                          $  53,215                          $  68,860
                                                                ---------                          ---------
                                                                ---------                          ---------
Net interest spread...................        5.46%                              5.25%                              4.86%

                                        -----------                        -----------                        -----------
                                        -----------                        -----------                        -----------
Net interest margin...................        4.84%                              4.54%                              4.75%

                                        -----------                        -----------                        -----------
                                        -----------                        -----------                        -----------
Ratio of interest-earning assets to
    interest-bearing liabilities......                      90%                                97%
                                                     ---------                          ---------
                                                     ---------                          ---------

------------------------

(1) Annualized.

(2) Excludes effect of unrealized gains or losses on securities available for sale, net of taxes.

(3) The average balances of loans available for sale and the loan portfolio include non-performing loans, interest on which is recognized on a cash basis.

(4) Interest income from investment securities and other includes interest income attributable to that portion of the Company's deferred tax asset which relates to tax residuals. See "Taxation-Federal Taxation-Tax Residuals" and Note 21 to the Consolidated Financial Statements. If the average balance of the deferred tax asset related to tax residuals was included in the average balance of investment securities and other, the weighted average yield would have been 11.82% and 4.47% during the three months ended March 31, 1997 and 1996, respectively, and 7.34%, 5.93% and 11.48% during the years ended December 31, 1996, 1995 and 1994, respectively.

    The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume) and (iii) total change in rate and volume. Changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                             THREE MONTHS ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                                           ---------------------------------  -----------------------------------------------------
                                                     1997 VS. 1996                     1996 VS. 1995              1995 VS. 1994
                                           ---------------------------------  -------------------------------  --------------------
                                            INCREASE (DECREASE)               INCREASE (DECREASE)              INCREASE (DECREASE)
                                                   DUE TO                            DUE TO                           DUE TO
                                           ----------------------             --------------------             --------------------
                                             RATE       VOLUME       TOTAL      RATE      VOLUME      TOTAL      RATE      VOLUME
                                           ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)

INTEREST-EARNING ASSETS:
Federal funds sold and repurchase
  agreements.............................  $     (56)  $     945   $     889  $    (507) $   1,686  $   1,179  $   1,445  $  (6,804)
Securities held for trading..............        248      --             248        608        608      1,216     --         --
Securities available for sale............         (9)        401         392      1,757      6,784      8,541      8,584    (18,181)
Loans available for sale.................       (307)     (3,439)     (3,746)       713        771      1,484     (2,417)    (1,328)
Investment securities and other..........        355        (318)         37        947       (990)       (43)    (2,401)    (3,408)
Mortgage-related securities held for
  investment.............................     --          --          --         --         (4,313)    (4,313)       812     (3,429)
Loan portfolio...........................     (2,850)      3,532         682       (788)    22,176     21,388      4,747      4,759
Discounted loan portfolio................     (5,484)     13,553       8,069     (2,235)    29,402     27,167      3,041     20,397
                                           ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
    Total interest-earning assets........     (8,103)     14,674       6,571        495     56,124     56,619     13,811     (7,994)
                                           ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits.........         12         (14)         (2)      (467)        56       (411)       752     (1,117)
Savings deposits.........................         (1)         (5)         (6)        17       (390)      (373)       395     (2,546)
Certificates of deposit..................       (640)      7,541       6,901         (3)    22,707     22,704     19,777      9,631
                                           ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
Total interest-bearing deposits..........       (629)      7,522       6,893       (453)    22,373     21,920     20,924      5,968
Reverse repurchase agreements............        (62)       (319)       (381)        (9)       159        150      2,926    (12,391)
Securities sold but not yet purchased....     --          --          --         --         (1,142)    (1,142)      (141)    (1,497)
FHLB advances............................       (103)       (653)       (756)      (345)     3,272      2,927        574       (680)
Notes, debentures and other..............         24       3,252       3,276        163      8,082      8,245       (386)     6,165
                                           ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
    Total interest-bearing liabilities...       (770)      9,802       9,032       (644)    32,744     32,100     23,897     (2,435)
                                           ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
Increase (decrease) in net interest
  income.................................  $  (7,333)  $   4,872   $  (2,461) $   1,139  $  23,380  $  24,519  $ (10,086) $  (5,559)
                                           ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  -----------  ---------  ---------  ---------  ---------  ---------  ---------


                                             TOTAL
                                           ---------

INTEREST-EARNING ASSETS:
Federal funds sold and repurchase
  agreements.............................  $  (5,359)
Securities held for trading..............     --
Securities available for sale............     (9,597)
Loans available for sale.................     (3,745)
Investment securities and other..........     (5,809)
Mortgage-related securities held for
  investment.............................     (2,617)
Loan portfolio...........................      9,506
Discounted loan portfolio................     23,438
                                           ---------
    Total interest-earning assets........      5,817
                                           ---------
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits.........       (365)
Savings deposits.........................     (2,151)
Certificates of deposit..................     29,408
                                           ---------
Total interest-bearing deposits..........     26,892
Reverse repurchase agreements............     (9,465)
Securities sold but not yet purchased....     (1,638)
FHLB advances............................       (106)
Notes, debentures and other..............      5,779
                                           ---------
    Total interest-bearing liabilities...     21,462
                                           ---------
Increase (decrease) in net interest
  income.................................  $ (15,645)
                                           ---------
                                           ---------

    THREE MONTHS ENDED MARCH 31, 1997 VERSUS THREE MONTHS ENDED MARCH 31, 1996

    Net interest income before provision for loan losses decreased $2.5 million or 12.4% during the three months ended March 31, 1997, as compared to the same period in the prior year. This decrease was attributable to a 182 basis point decrease in the net interest spread from 5.30% to 3.48% during the three months ended March 31, 1996 and 1997, respectively, which more than offset a $544.8 million or 33.6% increase in average interest-earning assets from period to period. Both the decrease in the net interest spread and the increase in average interest-earning assets were primarily attributable to the discounted loan portfolio.

    Interest income on the discounted loan portfolio increased $8.1 million or 36.4% during the three months ended March 31, 1997, as compared to the same period in the prior year, as a result of a $472.8 million or 73.2% increase in the average balance of the discounted loan portfolio, which was offset in part by a 292 basis point decrease in the weighted average yield earned. The decrease in the yield was partly attributable to a 138% increase in the average balance of discounted single-family residential loans as a result of acquisitions from HUD. A majority of the $425.6 million of discounted single-family residential loans acquired by the Company from HUD in the first quarter of 1997 is currently under a HUD forbearance plan, which generally results in a lower effective yield than the contract rate. The decrease in the weighted average yield on the discounted loan portfolio also reflects a change in the Company's strategy to resolve discounted loans through placing the borrowers on payment plans or other forms of loan modification. In prior periods, the Company emphasized pre-foreclosure resolutions through pre-approved sales of the underlying collateral or loan payoffs, which results in a higher interest yield because the amount by which the payoff proceeds exceed book value is included in interest income. As a result of this change in strategy and other factors, the Company decided to cease accretion of discount on non-performing discounted single-family residential loans effective January 1, 1997. See "--Recent Regulatory Developments" below. Discount accretion on the non-performing discounted single-family residential loan portfolio amounted to $2.0 million or 125 basis points in yield during the three months ended March 31, 1996. As a result of these factors, the Company believes that for the remainder of 1997 the yield earned on its discounted loan portfolio will remain below the yield earned in prior years but that the change in strategy should improve the ultimate value of the discounted loan portfolio.

    Interest income on the loan portfolio increased $682,000 or 6.8% during the three months ended March 31, 1997, as compared to the same period in the prior year, primarily due to a $124.6 million or 41.8% increase in the average balance of the loan portfolio during this period, as compared to the same period in 1996, which was offset in part by a 330 basis point decrease in the weighted average yield earned. The decrease in the yield was primarily due to $2.1 million of fees earned during the first quarter of 1996 in connection with the repayment of hotel loans.

    Interest income on loans available for sale decreased $3.7 million or 56.8% in the first quarter of 1997, as compared to the same period in 1996, due to a decrease in the average balance of loans available for sale of $142.6 million or 54.6% and a 49 basis point decrease in the weighted average yield earned.

    The increase in interest expense during the three months ended March 31, 1997, as compared to the same period in the prior year, reflects the Company's continued use of certificates of deposit to fund its asset growth and the issuance of $125.0 million of 11.875% Notes in September 1996. The average amount of the Company's certificates of deposit increased from $1.47 billion during the three months ended March 31, 1996 to $1.96 billion during the three months ended March 31, 1997.

    1996 VERSUS 1995

    The Company's net interest income increased $24.5 million or 46.1% during 1996, as compared to the prior year. This increase resulted from a $56.6 million or 41.2% increase in interest income due to a $434.2 million or 37.1% increase in average interest-earning assets during 1996 and, to a lesser extent, a 35 basis point increase in the weighted average yield on such assets. The increase in interest income was offset in part by a $32.1 million or 38.2% increase in interest expense due to a $457.8 million or 35.2% increase in average interest-bearing liabilities, primarily certificates of deposit, FHLB advances, notes and debentures, and to a lesser extent, a 14 basis point increase in the weighted average rate paid on interest-bearing liabilities. The Company's net interest margin increased to 4.84% in 1996 from 4.54% in 1995.

    The increase in interest income during 1996, as compared to the prior year, reflects substantial increases in the average balances on the discounted loan portfolio and the loan portfolio as a result of the Company's increased emphasis on multi-family residential and commercial real estate loans, as well as an increase in the average balance of loans available for sale as a result of the Company's emphasis on single-family residential loans to non-conforming borrowers. Beginning in 1996, adjustments to reduce the carrying value of discounted loans to the fair value of the property securing the loan are charged against the allowance for loan losses on the discounted loan portfolio and not against interest income on discounted loans. Had charge-offs on discounted loans been included as a reduction of interest income in 1996, the weighted average yield on the discounted loan portfolio would have been 13.9%.

    The average balance of the Company's interest-bearing liabilities increased substantially during 1996, as compared to the prior year, as a result of a $361.4 million or 32.3% increase in the average balance of certificates of deposit, a $56.4 million or 379.1% increase in the average balance of FHLB advances and a $69.6 million or 88.4% increase in the average balance of notes and debentures, which reflect the Company's continued reliance on brokered and other wholesale certificates of deposit and advances from the FHLB as a source of funds and the Company's issuance of the Notes in September 1996 and the Bank's issuance of the Debentures in June 1995, respectively.

    1995 VERSUS 1994

    The Company's net interest income decreased $15.6 million or 22.7% during 1995 as a result of a $21.5 million or 34.3% increase in interest expense, which was primarily attributable to the Company's use of brokered and other wholesale deposits as a principal source of funds following the branch sale in 1994. The Company believes that the increase in interest expense in 1995 was substantially offset by the decrease in non-interest expense during this period as a result of the branch sales at the end of 1995 and 1994. The Company's interest income increased by $5.8 million or 4.4% during 1995, but was adversely affected by a decrease in the average balance of interest-earning assets during the period as a result of the branch sales. The Company's net interest margin decreased from 4.75% during 1994 to 4.54% during 1995.

    The weighted average yield on interest-earning assets increased from 9.07% in 1994 to 11.72% in 1995 primarily as a result of increases in the weighted average yields on the Company's loan portfolio and discounted loan portfolio. The weighted average yield on the Company's loan portfolios increased during 1995 because commercial real estate loans, which have higher interest rates than single-family residential loans, comprised a significantly larger proportion of such portfolios during this period. Average interest-earning assets decreased by $278.5 million or 19.2% during 1995 as increases in the outstanding balances of the Company's loan portfolios were more than offset by decreases in the average balances of all other categories of interest-earning assets as a result of the sales of branch offices at the end of 1995 and 1994.

    The weighted average rate paid on interest-bearing liabilities increased from 4.20% in 1994 to 6.47% in 1995 as a result of the Company's increased utilization of brokered and other wholesale deposits, as noted above, and an increase in market interest rates generally. Average interest bearing liabilities decreased by $190.5 million or 12.8% in 1995 as increases in the average balances of certificates of deposits and subordinated debentures and other interest-bearing obligations, due primarily to the Bank's issuance of the Debentures in June 1995, were more than offset by decreases in the average balances of all other categories of interest-bearing liabilities.

    PROVISIONS FOR LOAN LOSSES. Provisions for losses on loans are charged to operations to maintain an allowance for losses on each of the loan portfolio and the discounted loan portfolio at a level which management considers adequate based upon an evaluation of known and inherent risks in such loan portfolios. Management's periodic evaluation is based on an analysis of each of the discounted loan portfolio and the loan portfolio, historical loss experience, current economic conditions and other relevant factors.

    Provisions for loan losses amounted to $9.7 million and $9.4 million during the three months ended March 31, 1997 and 1996, respectively, and $22.5 million, $1.1 million and $0 during the years ended December 31, 1996, 1995 and 1994, respectively. The provisions for losses in the three months ended March 31, 1997 and 1996 and the year ended December 31, 1996 were primarily attributable to a change in methodology for valuing discounted loans, which was adopted by the Company effective January 1, 1996 at the request of the OTS. Pursuant to this change in methodology, the Company establishes provisions for losses on discounted loans as necessary to maintain an allowance for losses at a level which management believes reflects the inherent losses which may have occurred but have not yet been specifically identified, and records all charge-offs on the discounted loan portfolio, net of recoveries, against the allowance for losses on discounted loans. Prior to 1996, provisions for losses on loans were not established in connection with the discounted loan portfolio because adjustments to reduce the carrying value of discounted loans to the lower of amortized cost or the fair market value of the properties securing the loans discounted at the effective interest rate, which amounted to $5.0 million in 1995, were recorded in interest income on discounted loans.

    Provision for losses on the discounted loan portfolio amounted to $8.4 million, $8.5 million and $20.6 million during the three months ended March 31, 1997 and 1996 and the year ended December 31, 1996, respectively, and net charge-offs on the discounted loan portfolio amounted to $3.2 million, $525,000 and $9.2 million during the same respective periods.

    Provisions for losses on the loan portfolio amounted to $1.3 million and $941,000 during the three months ended March 31, 1997 and 1996, respectively, and $1.9 million, $1.1 million and $0 during the years ended December 31, 1996, 1995 and 1994, respectively. Net charge-offs on the loan portfolio amounted to $34,000 and $15,000 during the three months ended March 31, 1997 and 1996, respectively, and $296,000 and $245,000 during the years ended December 31, 1996 and 1995, respectively. The Company had net recoveries of $187,000 on the loan portfolio in 1994. The increases in the provisions for losses on the loan portfolio in recent periods were primarily the result of increases in the amount of loans outstanding, particularly commercial real estate loans.

    Although management utilizes its best judgment in providing for possible loan losses, there can be no assurance that the Company will not increase its provisions for possible loan losses in subsequent periods. Changing economic and business conditions, fluctuations in local markets for real estate, future changes in nonperforming asset trends, large upward movements in market interest rates or other factors could affect the Company's future provisions for loan losses. In addition, the OTS, as an integral part of its examination process, periodically reviews the adequacy of the Company's allowance for losses on loans and discounted loans. Such agency may require the Company to recognize changes to such allowances for losses based on its judgment about information available to it at the time of examination.

    NON-INTEREST INCOME. Non-interest income increased $18.1 million or 549% in the three months ended March 31, 1997, as compared to the same period in the prior year, and, exclusive of $5.4 million and $62.6 million of gains from the sale of branch offices in 1995 and 1994, respectively, non-interest income increased $11.5 million or 44.8% in 1996 and $6.8 million or 35.7% in 1995. The increases in non-interest income during the three months ended March 31, 1997 and the year ended December 31, 1996 were primarily attributable to gains on the sale of interest-earning assets, and the increase in non-interest income during the year ended December 31, 1995 was primarily attributable to such gains, gain on the sale of a hotel and an increase in income from real estate owned.

    The following table sets forth the principal components of the Company's non-interest income during the periods indicated.

                                                            THREE MONTHS ENDED
                                                                MARCH 31,            YEAR ENDED DECEMBER 31,
                                                           --------------------  -------------------------------
                                                             1997       1996       1996       1995       1994
                                                           ---------  ---------  ---------  ---------  ---------

                                                                          (DOLLARS IN THOUSANDS)
Servicing fees and other charges.........................  $   5,236  $    (681) $   4,682  $   2,870  $   4,786
Gains on sales of interest-earning assets, net...........     16,778      5,017     21,682      6,955      5,727
Income (loss) on real estate owned, net..................       (794)    (1,916)     3,827      9,540      5,995
Gain on sale of hotel....................................     --         --         --          4,658     --
Other income.............................................        131        872      7,084      1,727      2,467
                                                           ---------  ---------  ---------  ---------  ---------
  Subtotal...............................................     21,351      3,292     37,275     25,750     18,975
Gain from sale of branch offices.........................     --         --         --          5,430     62,600
                                                           ---------  ---------  ---------  ---------  ---------
  Total..................................................  $  21,351  $   3,292  $  37,275  $  31,180  $  81,575
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

    Servicing fees and other charges increased in the three months ended March 31, 1997 and in the year ended December 31, 1996 primarily as a result of increases in loan servicing and related fees, which reflect an increase in the number and amount of loans serviced by the Company for others (including LLC) from 1,366 and $361.6 million at December 31, 1995, respectively, to 38,670 and $2.59 billion at March 31, 1997, respectively. Servicing fees and other charges during the three months ended March 31, 1997 include $1.1 million of fees earned in connection with the setup of loans transferred to the Company for servicing during this period, and servicing fees and other charges during the same period in the prior year include a $928,000 valuation adjustment to mortgage servicing rights due to a significant increase in prepayments of the underlying loans serviced, which were primarily attributable to refinancings. See "Business--Loan Servicing Activities." Servicing fees and other charges decreased in 1995, primarily as a result of a $2.3 million decrease in deposit-related fees, which decreased as a result of the branch sales at the end of 1995 and 1994, and a $121,000 decrease in loan fees primarily as a result of a decrease in late charges on loans, which were offset in part by a $783,000 servicing fee received by the Company from the purchaser of the branch offices sold at the end of 1994 for servicing deposits subsequent to the sale but prior to their effective transfer.

    Net gains on sales of interest-earning assets during the three months ended March 31, 1997 were primarily attributable to the securitization by the Company, LLC and an affiliate of BlackRock of 2,916 discounted single-family residential loans with an unpaid principal balance of $140.7 million and past due interest of $37.1 million, all of which were acquired from HUD during 1996 and 1995. The Company realized a $9.5 million gain as a result of its direct participation in this transaction. Net gains on sales of interest-earning assets during the three months ended March 31, 1997 also include $2.7 million of gains from sales of single-family residential loans to non-conforming borrowers and $3.5 million of gains from sales of discounted commercial real estate loans. Net gains on sales of interest-earning assets during the three months ended March 31, 1996 were primarily comprised of a $5.4 million gain from the sale of discounted single-family residential loans which had been brought current in accordance with their terms.

    Net gains on sales of interest-earning assets in 1996 were primarily comprised of a $5.4 million gain from the sale of 256 single-family loans in the Company's discounted loan portfolio which had been brought current in accordance with their terms, a $4.5 million gain from the sale of discounted commercial real estate loans, a $7.2 million net gain from the securitization of $219.6 million of single-family non-conforming loans and subsequent sale of the senior classes of mortgage-backed securities backed by such loans, and a $7.9 million net gain from the securitization of $136.5 million of large discounted commercial real estate loans and subsequent sale of the mortgage-backed securities backed by such loans. Net gains on sales of interest-earning assets in 1995 were primarily comprised of a $6.0 million gain from the sale of loans in the Company's discounted loan portfolio which had been brought current in accordance with their terms and a $1.6 million gain from the securitization of $83.9 million of multi-family residential loans and subsequent sale of the mortgage-backed securities backed by such loans. Net gains on sales of interest-earning assets in 1994 were primarily comprised of $7.2 million of net gains from the sale of multi-family residential loans and mortgage-backed securities, $1.8 million of gains from trading activities, $890,000 of gains from the sale of loans in the Company's discounted loan portfolio which had been brought current in accordance with their terms and $2.1 million of gains from the sale of timeshare and other consumer loans, which more than offset $6.3 million of net losses from the sale of mortgage-backed and related securities backed by single-family residential loans.

    Gains on sale of interest-earning assets (as well as other assets, such as real estate owned, as discussed below) generally are dependent on various factors which are not necessarily within the control of the Company, including market and economic conditions. As a result, there can be no assurance that the gains on sale of interest-earning assets (and other assets) reported by the Company in prior periods will be reported in future periods or that there will not be substantial inter-period variations in the results from such activities.

    The following table sets forth the information regarding the Company's income (loss) on real estate owned during the periods indicated, which were primarily related to the discounted loan portfolio.

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,            YEAR ENDED DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1997       1996       1996       1995       1994
                                                              ---------  ---------  ---------  ---------  ---------

                                                                             (DOLLARS IN THOUSANDS)
Gains on sales..............................................  $   3,898  $   3,900  $  22,835  $  19,006  $  21,308
Provision for losses in fair value..........................     (2,337)    (6,378)   (18,360)   (10,510)    (9,074)
Rental income (carrying costs), net.........................     (2,355)       562       (648)     1,044     (6,239)
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) on real estate owned, net.....................  $    (794) $  (1,916) $   3,827  $   9,540  $   5,995
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

    Income (loss) on real estate owned primarily relates to real estate owned acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discounted loan portfolio. The increase in the provision for losses in fair value on real estate owned during 1996 was primarily attributable to discussions between the Company and the OTS following an examination of the Bank by the OTS. For additional information relating to the Company's real estate owned, see "Business--Asset Quality--Real Estate Owned."

    In October 1995, the Company sold one of the two hotels owned by the Company for a gain of $4.7 million.

    Other income increased during 1996 primarily as a result of a $4.9 million gain on the sale of certain of the Company's investment in low-income housing tax credits. See "Business-Investment Activities-Investments in Low Income Housing Tax Credit Interests." Other income decreased in 1995 primarily because other income in 1994 included $627,000 of servicing fees received in connection with the servicing of the private mortgage insurance business of subsidiaries of Investors Mortgage Insurance Holding Company ("IMI"), which were sold in 1993, and $858,000 of fees received by Ocwen Asset Management, Inc. ("OAM"), a subsidiary of the Company which had managed mortgage-backed and related securities as a discretionary asset manager for an unaffiliated party. These decreases were partially offset by a $1.0 million litigation settlement received in 1995 from a broker-dealer relating to a tax residual transaction.

    The Company realized a $5.4 million gain from the sale of two branch offices and $111.7 million of related deposits at the end of 1995 and a $62.6 million gain from the sale of 23 branch offices and $909.3 million of related deposits at the end of 1994. The Company sold these branch offices and the related deposit liabilities because of the premiums which could be obtained for such deposits under existing market and economic conditions and because the Company believed that it could replace these deposits with other sources of funds, such as brokered and other wholesale deposits, FHLB advances and reverse repurchase agreements, which management generally believes have an effective cost to the Company which is more attractive than the deposits obtained from branch offices after the general and administrative expense associated with such offices is taken into account. The Company funded the sale of the deposits transferred in the branch sales with cash and cash equivalents obtained from brokered and other wholesale deposits, proceeds obtained from sales of securities classified as available for sale and other sources of funds. For a breakdown of the components of the gains from the branch sales, see Note 2 to the Consolidated Financial Statements.

    NON-INTEREST EXPENSE. Non-interest expense increased $11.0 million or 94.3% during the three months ended March 31, 1997, as compared to the same period in 1996, and by $24.0 million or 52.7% during the year ended December 31, 1996, and decreased by $23.3 million or 33.8% during the year ended December 31, 1995. The increase in non-interest expense during the three months ended March 31, 1997, as compared to the same period in the prior year, was primarily attributable to an $8.8 million or 141.9% increase in compensation and employee benefits. The increase in non-interest expense in 1996 was primarily related to a $14.6 million or 61.3% increase in employee compensation and benefits and the SAIF assessment of $7.1 million. The decrease in non-interest expense in 1995 reflects the sale of 23 of the Company's branch offices at the end of 1994 and, to a lesser extent, the sale of two of the Company's other branch offices at the end of 1995.

    The following table sets forth the principal components of the Company's non-interest expense during the periods indicated.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,            YEAR ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1997       1996       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------

                                                                            (DOLLARS IN THOUSANDS)
Compensation and employee benefits.........................  $  14,923  $   6,170  $  38,357  $  23,787  $  42,395
Occupancy and equipment....................................      2,829      2,045      8,921      8,360     11,537
Amortization of goodwill...................................     --         --         --         --          1,346
Net operating (gains) losses on investments in real estate
  and certain low-income housing tax credit interests......      1,093        461       (453)       337       (723)
SAIF assessment............................................     --         --          7,140     --         --
Other operating expenses...................................      3,852      3,007     15,613     13,089     14,303
                                                             ---------  ---------  ---------  ---------  ---------
  Total....................................................  $  22,697  $  11,683  $  69,578  $  45,573  $  68,858
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    The increases in compensation and employee benefits during the three months ended March 31, 1997 and the year ended December 31, 1996 reflect increases in the average number of full-time equivalent employees from 323 to 629 during the three months ended March 31, 1996 and 1997, respectively, and from 344 to 398 during the year ended December 31, 1995 and 1996, respectively. In addition, profit sharing expense increased by $3.6 million during the three months ended March 31, 1997, as compared to the same period in the prior year, and by $8.4 million during the year ended December 31, 1996. The decrease in compensation and employee benefits in 1995 reflected a decrease in the average number of full-time equivalent employees from 548 in 1994 to 344 in 1995 as a result of the sales of branch offices and other reduction in work force measures, as well as a $10.7 million decrease in profit sharing expense.

    The increase in occupancy and equipment expense during the three months ended March 31, 1997, as compared to the same period in the prior year, was primarily due to an increase in data processing costs and office equipment expenses. The increase in occupancy and equipment expense in 1996 was related to the increase in leased office space attributable to the increase in the number of full-time equivalent employees discussed above. The decrease in occupancy and equipment expense in 1995 reflected the sale of branch offices at the end of 1994 and lower occupancy costs as a result of the Company's move to new executive offices in 1995.

    Net operating losses on investments in real estate and certain low-income housing tax credit interests, which includes hotel operations, increased during the three months ended March 31, 1997, as compared to the same period in 1996, as a result of net operating losses and depreciation expense on low-income housing tax credit interests placed in service since the first quarter of 1996. The changes in this item during 1996, 1995 and 1994 generally reflect the Company's acquisition of two hotels for investment in mid-1993 and the significant renovation and sale of one of these hotels in 1995, as discussed above.

    Other operating expenses increased by $845,000 during the three months ended March 31, 1997, as compared to the same period in the prior year, primarily due to a $600,000 increase in loan related expenses and a $200,000 increase in professional fees, which were offset in part by lower FDIC insurance premium expenses of $405,000. Other expenses increased by $2.5 million in 1996, primarily as a result of an $885,000 increase in FDIC insurance premiums and a $1.7 million increase in loan related expenses. Other expenses decreased in 1995 primarily as a result of a $641,000 decrease in travel and lodging expenses, a $337,000 decrease in marketing expenses and a $683,000 decrease in miscellaneous other expenses, which were offset in part by a $1.1 million increase in loan related expenses. See Note 25 to the Consolidated Financial Statements.

    EQUITY IN EARNINGS OF INVESTMENT IN JOINT VENTURE. Equity in earnings of investment in joint venture relates primarily to LLC. The Company's $14.4 million of earnings from LLC during the three months ended March 31, 1997 consisted of 50% of the net income of LLC before deduction of the Company's 50% share of loan servicing fees, which are paid 100% to the Company, and the recapture of $2.5 million of valuation allowances established in 1996 by the Company on its equity investment in LLC as a result of the resolution and securitization of loans. The Company's 50% pro rata share of LLC's income during the three months ended March 31, 1997 consisted primarily of $1.7 million of interest income on discounted loans and $9.2 million of gains on the sale of discounted loans, including the securitization of HUD loans in March 1997 as part of a larger transaction involving the Company and an affiliate of BlackRock.

    The Company's equity in earnings of LLC amounted to $38.3 million in 1996 and included 50% of the net income of LLC before deduction of the Company's 50% share of loan servicing fees, which are paid 100% to the Company, 50% of the gain on sale of loan servicing rights which the Company acquired from LLC, $7.6 million in provision for losses on the equity investment in LLC and a $460,000 gain on sale of future contracts used to hedge the loans securitized. The Company's 50% pro rata share of LLC's income in 1996 consisted primarily of $10.1 million of net interest income on discounted loans and $35.6 million of gains on sales of discounted loans. The Company has recognized 50% of the loan servicing fees not eliminated in consolidation in servicing fees and other charges. See "Business--Investment in Joint Ventures," Note 3 to the Interim Consolidated Financial Statements and Note 2 to the Consolidated Financial Statements.

    INCOME TAX EXPENSE (BENEFIT). Income tax expense (benefit) amounted to $3.6 million and $(1.0) million during the three months ended March 31, 1997 and 1996, respectively. The Company's income tax expense is reported net of tax credits of $3.6 million and $2.4 million during the first quarter of 1997 and 1996, respectively, resulting from the Company's investment in low-income housing tax credit interests. Exclusive of such amounts, the Company's effective tax rate amounted to 34.7% and 37.0% during the three months ended March 31, 1997 and 1996, respectively.

    Income tax expense on the Company's income from continuing operations amounted to $11.2 million, $4.6 million and $29.7 million during 1996, 1995 and 1994, respectively. The Company's effective tax rate amounted to 18.2%, 12.1% and 36.4% during 1996, 1995 and 1994, respectively. The Company's low effective tax rates in 1996 and 1995 were primarily attributable to the tax credits resulting from the

Company's investment in low-income housing tax credit interests, which amounted to $9.3 million, $7.7 million and $5.4 million during 1996, 1995 and 1994, respectively. The Company's effective tax rate in 1994 includes the effects of the Company's write-off of the remaining goodwill of $9.1 million in connection with the sale of branch offices which was not deductible for tax purposes, and an increase in state taxes, which more than offset the benefits of tax credits resulting from the Company's investment in low-income housing tax credit interests. Exclusive of the above amounts, the Company's effective tax rate amounted to 33.4%, 32.6% and 38.73% during 1996, 1995 and 1994, respectively. For additional information see " -- Changes in Financial Condition--Investments in Low-Income Tax Credit Interests" below.

    DISCONTINUED OPERATIONS. In September 1995, the Company announced its decision to dispose of its automated banking division, which generally emphasized the installation of automated teller machines and automated banking centers in a wide variety of locations which were not associated with branch offices of the Company, as well as the development and installation of an automated multi-application card system for the distribution of financial products and services to members of a college or university population. As a result of this decision, an after-tax loss on disposal of $3.2 million was recorded, which consisted of a net loss of $2.0 million on the sale of assets and a loss of $1.2 million incurred from related operations until the sale and disposition, which was substantially completed at December 31, 1995. Losses from the operations of the discontinued division prior to discontinuance, net of tax, amounted to $4.5 million during 1995 and 1994. See Note 3 to the Consolidated Financial Statements.

CHANGES IN FINANCIAL CONDITION

    The following table sets forth information relating to certain of the Company's assets and liabilities at the dates indicated.

                                                                                              DECEMBER 31,
                                                                             MARCH 31,   ----------------------
                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
                                                                                   (DOLLARS IN THOUSANDS)
Assets:
  Securities held for trading..............................................  $   --      $   75,606  $   --
  Securities available for sale............................................     348,066     354,005     337,480
  Loans available for sale.................................................      88,511     126,366     251,790
  Lo an portfolio, net.....................................................     422,232     402,582     295,605
  Discounted loan portfolio, net...........................................   1,280,972   1,060,953     669,771
  Investment in low-income housing tax credit interests....................      99,924      93,309      81,362
  Investment in joint ventures.............................................      33,367      67,909      --
  Real estate owned, net...................................................      98,466     103,704     166,556
  Investment in real estate................................................      46,132      41,033      11,957
  Deferred tax asset.......................................................       3,253       5,860      22,263
  Total assets.............................................................   2,649,471   2,483,685   1,973,590
Liabilities:
  Deposits.................................................................   2,106,829   1,919,742   1,501,646
  FHLB advances............................................................         399         399      70,399
  Reverse repurchase agreements............................................      39,224      74,546      84,761
  Notes, debentures and other..............................................     225,573     225,573     117,054
  Total liabilities........................................................   2,424,315   2,280,089   1,834,043
Stockholders' equity.......................................................     225,156     203,596     139,547

    SECURITIES HELD FOR TRADING. The Company held $75.6 million in single-family CMOs for trading at December 31, 1996. This security, which was sold in January 1997, was acquired from LLC in 1996 in connection with LLC's securitization of a portion of the loans acquired by it from HUD. See "Business-- Investment in Joint Ventures-Securitization of HUD Loans by LLC."

    SECURITIES AVAILABLE FOR SALE. Securities available for sale decreased $5.9 million or 1.7% during the three months ended March 31, 1997 due primarily to $14.0 million of sales and $14.0 million of principal repayments and net premium amortization, which were offset in part by $21.7 million of purchases, including the acquisition of a $3.8 million subordinate security in connection with the Company's securitization of single-family residential loans acquired from HUD and sale of the senior classes of securities backed by such loans. Securities available for sale increased $16.5 million or 4.9% during 1996 primarily as a result of the purchase of $88.6 million of IOs, the acquisition of two REMIC residual securities with a carrying value of $20.6 million in connection with the Company's securitization of $219.6 million of single-family residential loans to non-conforming borrowers, the acquisition of a subordinate security with a carrying value of $18.9 million from LLC in connection with LLC's securitization of loans acquired by it from HUD and the acquisition of an additional $32.1 million of subordinate securities, of which $9.2 million were acquired in connection with the Company's securitization of $136.5 million of commercial discounted loans. These acquisitions were offset in part by the sale and repayment of $76.3 million of CMOs, the sale of $46.4 million of subordinate securities and the sale of $16.1 million of IOs. For additional information relating to these investments, see "Business--Investment Activities--Mortgage-Backed and Related Securities" and Note 6 to the Consolidated Financial Statements.

    LOANS AVAILABLE FOR SALE. Loans available for sale, which are comprised primarily of single-family residential loans to non-conforming borrowers, decreased $37.9 million or 30.0% during the three months ended March 31, 1997 and $125.4 million or 49.8% during 1996. During the three months ended March 31,

1997, the Company acquired $64.5 million of single-family residential loans to non-conforming borrowers and sold $82.1 million of such loans. The decrease in loans available for sale in 1996 occurred primarily as a result of sales of $381.1 million of single-family residential loans, $14.9 million of multi-family residential loans and principal payments of $26.7 million, which substantially offset the purchase and origination of $304.5 million of such loans. Of the single-family residential loans sold during 1996, $219.6 million were due to the Company's securitization of such loans. See "Business--Lending Activities--Single-Family Residential Loans."

    At March 31, 1997, non-performing loans available for sale amounted to $13.1 million or 14.8% of total loans available for sale, as compared to $14.4 million or 11.4% at December 31, 1996 and $7.9 million or 3.2% at December 31, 1995. Non-performing loans available for sale consist primarily of single-family residential loans to non-conforming borrowers, reflecting the higher risks associated with such loans and sales of such loans by the Company in recent periods. During 1996, the Company recorded a $1.6 million reduction in the carrying value of these loans to record them at the lower of cost or fair value.

    LOAN PORTFOLIO, NET. The Company's net loan portfolio increased $19.7 million or 4.9% during the three months ended March 31, 1997 primarily as a result of loans for the construction or rehabilitation of multi-family residences, which increased $22.9 million during this period. The Company's net loan portfolio increased $107.0 million or 36.2% during 1996 primarily as a result of increased investment in multi-family residential loans, particularly construction loans, and commercial real estate loans secured by hotels and office buildings. From December 31, 1995 to December 31, 1996, multi-family residential loans, including construction loans, increased $18.8 million, and commercial real estate and land loans increased $142.6 million, including a $74.5 million and a $67.5 million increase in loans secured by hotels and office buildings, respectively. See "Business--Lending Activities."

    At March 31, 1997, non-performing loans amounted to $9.3 million or 2.2% of total loans, as compared to $2.3 million or 0.6% at December 31, 1996 and $3.9 million or 1.3% at December 31, 1995. At March 31, 1997, non-performing loans consisted primarily of $7.5 million of multi-family residential loans, which represented a $7.4 million increase from December 31, 1996. The Company's allowance for loan losses amounted to 51.9% and 154.2% of non-performing loans at March 31, 1997 and December 31, 1996, respectively. See "Business--Asset Quality" and Note 9 to the Consolidated Financial Statements.

    DISCOUNTED LOAN PORTFOLIO, NET. The discounted loan portfolio increased $220.0 million or 20.7% during the three months ended March 31, 1997 and $391.2 million or 58.4% during 1996. During the three months ended March 31, 1997, discounted loan acquisitions having an unpaid principal balance of $442.9 million, which included $425.6 million of single-family residential loans acquired from HUD, more than offset $63.6 million of resolutions and repayments, $51.6 million of loans transferred to real estate owned and $79.8 million of sales of discounted loans. During 1996, discounted loan acquisitions having an unpaid principal balance of $1.11 billion more than offset $371.2 million of resolutions and repayments, $138.5 million of transfers to real estate owned and $230.2 million of sales. Of the discounted loans sold during 1996, $136.5 million were due to the Company's securitization of performing commercial discounted loans. See "Business--Discounted Loan Acquisition and Resolution Activities" and Note 10 to the Consolidated Financial Statements.

    At March 31, 1997, discounted loans which were performing in accordance with original or modified terms amounted to $536.0 million or 34.3% of the gross discounted loan portfolio, as compared to $579.6 million or 44.1% at December 31, 1996 and $351.6 million or 37.3% at December 31, 1995. The Company's allowance for losses on its discounted loan portfolio amounted to $16.8 million or 1.3% of discounted loans at March 31, 1997, as compared to $11.5 million or 1.1% at December 31, 1996. The Company did not maintain an allowance for losses on its discounted loan portfolio prior to 1996. See "Business-- Discounted Loan Acquisition and Resolution Activities--Payment Status of Discounted Loans."

    INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS. In 1993, the Company commenced a multi-family residential lending program which includes direct and indirect investments in multi-family residential projects which have been allocated low-income housing tax credits under Section 42 of the Code by a state tax credit allocating agency. At March 31, 1997, the Company had $99.9 million of investments in low-income housing tax credit interests, as compared to $93.3 million and $81.4 million at December 31, 1996 and 1995, respectively.

    Investments by the Company in low-income housing tax interests made on or after May 18, 1995 in which the Company invests solely as a limited partner, which amounted to $23.7 million at March 31, 1997, are accounted for using the equity method in accordance with the consensus of the Emerging Issues Task Force through Issue Number 94-1. Limited partnership investments made prior to May 18, 1995, which amounted to $52.2 million at March 31, 1997, are accounted for under the effective yield method as a reduction of income tax expense. Low-income housing tax credit partnerships in which the Company invests as both a limited and, through a subsidiary, a general partner amounted to $24.0 million at March 31, 1997 and are presented on a consolidated basis. See "Business--Investment Activities-- Investment in Low-Income Housing Tax Credit Interests" and Note 14 to the Consolidated Financial Statements.

    INVESTMENT IN JOINT VENTURES. From time to time the Company and a co-investor acquire discounted loans by means of a co-owned joint venture. At March 31, 1997, the Company's investment in joint ventures, net consisted of a 50% interest in LLC, a limited liability company formed by the Company and BlackRock, and a 10% interest in BCFL, L.L.C. ("BCFL"), a limited liability company which also was formed by the Company and BlackRock, which amounted to $32.3 million and $1.1 million, respectively. LLC was formed in March 1996 to acquire discounted single-family residential loans auctioned by HUD, and BCFL was formed in January 1997 to acquire discounted multi-family residential loans from HUD. At March 31, 1997, LLC had $70.2 million of assets, which consisted primarily of $48.6 million of discounted single-family residential loans available for sale and $12.1 million of real estate owned. See "Business-- Investment in Joint Ventures," Note 3 to the Interim Consolidated Financial Statements and Note 2 to the Consolidated Financial Statements.

    REAL ESTATE OWNED, NET. Real estate owned, net consists almost entirely of properties acquired by foreclosure or deed-in-lieu thereof on loans in the Company's discounted loan portfolio. Such properties amounted to $96.4 million or 97.9% of total real estate owned at March 31, 1997 and consisted of $45.8 million, $10.5 million and $40.1 million of properties attributable to single-family residential loans, multi-family residential loans and commercial real estate loans, respectively. Real estate owned decreased $5.2 million or 5.1% during the three months ended March 31, 1997 and $62.9 million or 37.7% during the year ended December 31, 1996 as a result of decreases in single-family and multi-family real estate owned attributable to the discounted loan portfolio. The decrease in real estate owned during the three months ended March 31, 1997 reflected a bulk sale of 288 properties for $21.2 million, which resulted in a gain of $430,000.

    The Company actively manages its real estate owned. The Company sold 533 properties with a carrying value of $46.9 million during the three months ended March 31, 1997, 1,175 properties with a carrying value of $160.6 million during 1996, 1,229 properties with a carrying value of $139.2 million during 1995 and 1,410 properties with a carrying value of $116.0 million during 1994. These sales resulted in gains, net of the provision for loss, of $1.6 million, $4.5 million, $8.5 million and $12.2 million during the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, which are included in determining the Company's net income (loss) on real estate owned. See "Business--Asset Quality--Real Estate Owned" and Note 11 to the Consolidated Financial Statements.

    INVESTMENT IN REAL ESTATE. In conjunction with its multi-family residential and commercial real estate lending business activities, the Company has made certain acquisition, development and construction loans in which the Company participates in the expected residual profits of the underlying real estate and the borrower has not made an equity contribution substantial to the overall project. As such, the Company accounts for these loans under the equity method of accounting as though it has made an investment in a real estate limited partnership. The Company's investment in such loans amounted to $30.3 million at March 31, 1997, as compared to $24.9 million at December 31, 1996. The Company had no such investments at December 31, 1995.

    The Company also has invested indirectly, in The Westin Hotel, Columbus, located in Columbus, Ohio. The Company's investment in such property increased to $16.1 million at December 31, 1996 from $12.0 million at December 31, 1995 as a result of capital improvements made to the hotel and decreased to $15.9 million at March 31, 1997 as a result of depreciation.

    DEFERRED TAX ASSET. At March 31, 1997 the deferred tax asset, net of deferred tax liabilities, amounted to $3.3 million, a decrease of $2.6 million from the $5.9 million deferred tax asset at December 31, 1996. At March 31, 1997, the gross deferred tax asset amounted to $16.0 million and consisted primarily of $0.4 million related to tax residuals, $2.1 million of mark-to-market and reserves on real estate owned, $4.0 million of deferred interest expense on the discount loan portfolio, $3.8 million of valuation allowance reserves and $1.9 million of profit sharing expense, and the gross deferred tax liability amounted to $12.7 million and consisted of primarily of $4.4 million of deferred interest income on the discount loan portfolio, $1.5 million related to hedge transactions and $3.7 million of mark-to-market on securities available for sale. At December 31, 1996, the gross deferred tax asset amounted to $15.1 million and consisted primarily of $3.7 million related to tax residuals, $3.5 million of mark-to-market and reserves on real estate owned and $3.9 million of deferred interest expense on the discount loan portfolio, and the gross deferred tax liability amounted to $9.2 million and consisted primarily of $4.6 million of deferred interest income on the discount loan portfolio and $2.1 million of mark-to-market on certain securities available for sale.

    As result of the Company's earnings history, current tax position and taxable income projections, management believes that the Company will generate sufficient taxable income in future years to realize the deferred tax asset which existed at March 31, 1997. In evaluating the expectation of sufficient future taxable income, management considered future reversals of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was not required at March 31, 1997 because it was management's assessment that, based on available information, it is more likely than not that all of the deferred tax asset will be realized. A valuation allowance will be established in the future to the extent of a change in management's assessment of the amount of the net deferred tax asset that is expected to be realized. See Note 21 to the Consolidated Financial Statements.

    DEPOSITS. Deposits increased $187.1 million or 9.8% during the three months ended March 31, 1997 and $418.1 million or 27.8% during the year ended December 31, 1996, primarily as a result of brokered deposits obtained through national investment banking firms which solicit deposits from their customers, which amounted to $1.34 billion at March 31, 1997, as compared to $1.22 billion and $1.12 billion at December 31, 1996 and 1995, respectively. The Company's deposits also increased during 1996 as a result of the Company's direct solicitation and marketing efforts to regional and local investment banking firms, institutional investors and high net worth individuals. Deposits obtained in this manner amounted to $607.1 million at March 31, 1997, as compared to $540.6 million and $273.4 million at December 31, 1996 and 1995, respectively. See "Business--Sources of Funds--Deposits" and Note 16 to the Consolidated Financial Statements.

    FHLB ADVANCES AND REVERSE REPURCHASE AGREEMENTS. FHLB advances decreased $70.0 million during 1996 as a result of the repayment of a $70.0 million advance which matured during this period. Reverse repurchase agreements decreased by $35.3 million and by $10.2 million during the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. From time to time the Company utilizes such collateralized borrowings as additional sources of liquidity. See Business--Sources of Funds-- Borrowings" and Notes 17 and 18 to the Consolidated Financial Statements.

    NOTES, DEBENTURES AND OTHER INTEREST-BEARING OBLIGATIONS. Notes, debentures and other interest-bearing obligations increased $108.5 million during 1996 primarily as a result of the $125.0 million of 11.875% Notes issued by the Company in September 1996. This increase more than offset the repayment of $8.6 million of short-term notes which were privately issued to stockholders of the Company and a $7.8 million decrease in hotel mortgages payable due to the Company's decision in November 1996 to acquire the mortgage payable on the Company's hotel in Columbus, Ohio. See Note 19 to the Consolidated Financial Statements.

    STOCKHOLDERS' EQUITY. Stockholders' equity increased $21.6 million or 10.6% during the three months ended March 31, 1997 and $64.0 million or 45.9% during 1996. The increase in stockholders' equity during the three months ended March 31, 1997 was primarily attributable to net income of $17.0 million, an increase of $3.2 million in the unrealized gain on securities available for sale and a $1.5 million decrease in the outstanding balance of loans made to certain officers and directors to fund the exercise of stock options. The increase in stockholders' equity during 1996 was primarily due to $50.1 million of net income, a $4.9 million increase in unrealized gain on securities available for sale and a $13.0 million increase in Common Stock and additional paid-in capital in connection with the issuance of 2,928,830 shares of Common Stock as a result of the exercise of vested stock options by certain of the Company's and the Bank's current and former officers and directors. These increases more than offset the loans made to certain of such officers and directors to fund their exercise of the stock options, which had an unpaid principal balance of $2.3 million at March 31, 1997.

ASSET AND LIABILITY MANAGEMENT

    Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate movements. In general, management's strategy is to match asset and liability balances within maturity categories to limit the Company's exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time. The Company's asset and liability management strategy is formulated and monitored by the Asset/Liability Committee, which is composed of directors and officers of the Company and the Bank, in accordance with policies approved by the Board of Directors of the Bank. The Asset/Liability Committee meets regularly to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, including those attributable to hedging transactions, purchase and sale activity, and maturities of investments and borrowings. The Asset/Liability Committee also approves and establishes pricing and funding decisions with respect to overall asset and liability composition.

    The Asset/Liability Committee is authorized to utilize a wide variety of off-balance sheet financial techniques to assist it in the management of interest rate risk. These techniques include interest rate exchange agreements, pursuant to which the parties exchange the difference between fixed-rate and floating-rate interest payments on a specified principal amount (referred to as the "notional amount") for a specified period without the exchange of the underlying principal amount. Interest rate exchange agreements are utilized by the Company to protect against the decrease in value of a fixed-rate asset or the increase in borrowing cost from a short-term, fixed-rate liability, such as reverse repurchase agreements, in an increasing interest-rate environment. At March 31, 1997, the Company had entered into interest rate exchange agreements with an aggregate notional amount of $44.1 million. Interest rate exchange agreements had the effect of increasing (decreasing) the Company's net interest income by ($74,000) and $0 during the three months ended March 31, 1997 and 1996, respectively, and by ($58,000), $358,000 and $754,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

    The Company also enters into interest rate futures contracts, which are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. Eurodollar futures contracts have been sold by the Company to hedge the repricing or maturity risk of certain short duration mortgage-related securities, and U.S. Treasury futures contracts have been sold by the Company to offset declines in the market value of its fixed-rate loans and certain fixed-rate mortgage-backed and related securities available for sale in the event of an increasing interest rate environment. At March 31, 1997, the Company had entered into U.S. Treasury futures (short) contracts with an aggregate notional amount of $264.3 million. The Company had no outstanding Eurodollar futures contracts at March 31, 1997. Futures contracts had the effect of increasing (decreasing) the Company's net interest income by ($904,000) and ($240,000) during the three months ended March 31, 1997 and 1996, respectively, and by ($729,000), $619,000 and $650,000 during the years ended December 31, 1996, 1995 and 1994, respectively. For additional information, see Note 20 to the Consolidated Financial Statements and Note 4 to the Interim Consolidated Financial Statements.

    The Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap," which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

    The following table sets forth the estimated maturity or repricing of the Company's interest-earning assets and interest-bearing liabilities at March 31, 1997. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except (i) adjustable-rate loans, performing discount loans, securities and FHLB advances are included in the period in which they are first scheduled to adjust and not in the period in which they mature, (ii) fixed-rate mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by the Company and empirical data, (iii) non-performing discount loans reflect the estimated timing of resolutions which result in repayment to the Company, (iv) fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayments, (v) NOW and money market checking deposits and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies of each such category of deposit by the Bank, and (vi) escrow deposits and other non-interest bearing checking accounts, which amounted to $95.2 million at March 31, 1997, are excluded. Management believes that these assumptions approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the

Company's assets and liabilities in the table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

                                                                                 MARCH 31, 1997
                                                         ---------------------------------------------------------------
                                                                                  MORE THAN 1
                                                           WITHIN     4 TO 12      YEAR TO 3     3 YEARS AND
                                                          3 MONTHS     MONTHS        YEARS          OVER        TOTAL
                                                         ----------  ----------  --------------  -----------  ----------
                                                                             (DOLLARS IN THOUSANDS)
Rate-Sensitive Assets:
  Interest-earning cash, federal funds sold and
    repurchase agreements..............................  $  107,802  $   --       $    --        $   --       $  107,802
  Securities available for sale........................      26,688      62,190         71,831       187,357     348,066
  Loans available for sale (1).........................      13,857      33,358         12,919        28,377      88,511
  Investment securities, net...........................          95         238             19        10,849      11,201
  Loan portfolio, net (1)..............................     118,372      86,726         53,522       163,612     422,232
  Discount loan portfolio, net.........................     201,850     446,097        291,081       341,944   1,280,972
                                                         ----------  ----------  --------------  -----------  ----------
    Total rate-sensitive assets........................     468,664     628,609        429,372       732,139   2,258,784
                                                         ----------  ----------  --------------  -----------  ----------
Rate-Sensitive Liabilities:
  NOW and money market checking deposits...............      13,784       1,292          1,431         6,145      22,652
  Savings deposits.....................................         348         266            292         1,167       2,073
  Certificates of deposit..............................     326,956     642,889        444,154       572,941   1,986,940
                                                         ----------  ----------  --------------  -----------  ----------
    Total interest-bearing deposits....................     341,088     644,447        445,877       580,253   2,011,665
  FHLB advances........................................      --             399        --            --              399
  Securities sold under agreements to repurchase.......      39,224      --            --            --           39,224
  Subordinated debentures..............................      --          --            --            225,573     225,573
                                                         ----------  ----------  --------------  -----------  ----------
    Total rate-sensitive liabilities...................     380,312     644,846        445,877       805,826   2,276,861
                                                         ----------  ----------  --------------  -----------  ----------
  Interest rate sensitivity gap before off-balance
    sheet financial instruments........................      88,352     (16,237)       (16,505)      (73,687)    (18,077)
Off-Balance Sheet Financial Instruments:
Futures contracts and interest rate swap...............     286,131     (39,595)       (46,230)     (200,306)     --
                                                         ----------  ----------  --------------  -----------  ----------
Interest rate sensitivity gap..........................  $  374,483  $  (55,832)  $    (62,735)  $  (273,993) $  (18,077)
                                                         ----------  ----------  --------------  -----------  ----------
                                                         ----------  ----------  --------------  -----------  ----------
Cumulative interest rate sensitivity gap...............  $  374,483  $  318,651   $    255,916   $   (18,077)
                                                         ----------  ----------  --------------  -----------
                                                         ----------  ----------  --------------  -----------
Cumulative interest rate sensitivity gap as a
  percentage of total rate-sensitive assets............       16.58%      14.11%         11.33%        (0.80)%
                                                         ----------  ----------  --------------  -----------
                                                         ----------  ----------  --------------  -----------

------------------------

(1) Balances have not been reduced for non-performing loans.

    Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, and as required by OTS regulations, the Asset/Liability Committee also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and MVPE that is authorized by the Board of Directors of the Bank.

    The following table sets forth at March 31, 1997 the estimated percentage change in the Company's net interest income over a four-quarter period and MVPE based upon the indicated changes in interest rates, assuming an instantaneous and sustained uniform change in interest rates at all maturities.

                             CHANGE                                    ESTIMATED CHANGE IN
                       (IN BASIS POINTS)                          ------------------------------
                       IN INTEREST RATES                          NET INTEREST INCOME    MVPE
----------------------------------------------------------------  -------------------  ---------
+400............................................................           11.99%          (7.09)%
+300............................................................            8.99           (4.44)
+200............................................................            6.00            1.27
+100............................................................            3.00           (1.19)
   0............................................................          --              --
-100............................................................           (3.00)          (8.81)
 -200...........................................................           (6.00)         (22.72)
 -300...........................................................           (8.99)         (31.56)
 -400...........................................................          (11.99)         (36.70)

    The negative estimated changes in MVPE for -100 to -400 changes in interest rates is attributable to the Company's investments in IO strips. Increased payments of the underlying mortgages as a result of a decrease in market interest rates or other factors can result in a loss of all or part of the purchase price of IO strips. IO strips also are adversely affected by an increase in interest rates, due primarily to inverse IO strips whose interest rates change inversely with, and often as a multiple of, a specialized index such as the one-month LIBOR rate. An increasing interest rate environment adversely affects the value of inverse IO strips, because the coupons of inverse IO strips decrease in an increasing interest rate environment. IO strips exhibit considerably more price volatility than ordinary mortgage pass-through securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages.

    Management of the Company believes that the assumptions used by it to evaluate the vulnerability of the Company's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Company's assets and liabilities and the estimated effects of changes in interest rates on the Company's net interest income and MVPE could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

LIQUIDITY, COMMITMENTS AND OFF-BALANCE SHEET RISKS

    Liquidity is a measurement of the Company's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment, loan acquisition and lending activities and for other general business purposes. The primary sources of funds for liquidity consist of deposits, FHLB advances, reverse repurchase agreements and maturities and principal payments on loans and securities and proceeds from sales thereof.

    Sources of liquidity include certificates of deposit obtained primarily from wholesale sources. At March 31, 1997 the Company had $1.99 billion of certificates of deposit, including $1.34 billion of brokered certificates of deposit obtained through national investment banking firms, all of which are non-cancelable. At the same date scheduled maturities of certificates of deposit during the 12 months ending March 31, 1998 and 1999 and thereafter amounted to $957.4 million, $449.4 million and $580.1 million, respectively. Brokered and other wholesale deposits generally are more responsive to changes in interest rates than core deposits and, thus, are more likely to be withdrawn from the Company upon maturity as changes in interest rates and other factors are perceived by investors to make other investments more attractive. Management of the Company believes that it can adjust the rates paid on certificates of deposit to retain deposits in changing interest rate environments, and that brokered and other wholesale deposits can be both a relatively cost-effective and stable source of funds. There can be no assurance that this will continue to be the case in the future, however.

    Sources of borrowings include FHLB advances, which are required to be secured by single-family and/ or multi-family residential loans or other acceptable collateral, and reverse repurchase agreements. At

March 31, 1997, the Company had $399,000 of FHLB advances outstanding, was eligible to borrow up to an aggregate of $167.1 million from the FHLB of New York (subject to the availability of acceptable collateral) and had $123.4 million of single-family residential loans, $10.5 million of multi-family residential loans and $33.2 million of loans secured by hotel properties which could be pledged as security for such advances. At the same date, the Company had contractual relationships with 12 brokerage firms and the FHLB of New York pursuant to which it could obtain funds from reverse repurchase agreements and had $188.1 million of unencumbered mortgage-related securities which could be used to secure such borrowings.

    The Company's operating activities provided cash flows of $124.2 million, $8.3 million and $101.4 million during the three months ended March 31, 1997 and 1996 and the year ended December 31, 1996, respectively and used cash flows of $189.4 million and $108.8 million during the years ended December 31, 1995 and 1994, respectively. During the foregoing periods cash resources were provided primarily by net income and proceeds from sales of loans available for sale, and cash resources were used primarily to purchase and originate loans available for sale.

    The Company's investing activities used cash flows totaling $212.8 million, $558.3 million and $474.5 million during the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively, and provided cash flows of $104.5 million and $234.5 million during the three months ended March 31, 1996 and the year ended December 31, 1994, respectively. During the foregoing periods, cash flows from investing activities were provided primarily by principal payments on discount loans and loans held for investment, proceeds from sales of securities available for sale and real estate owned, and cash flows from investing activities were primarily utilized to purchase and originate discount loans and loans held for investment and purchase securities available for sale.

    The Company's financing activities provided cash flows of $153.2 million, $454.5 million and $681.8 million during the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively and used cash flows of $89.6 million and $127.9 million during the three months ended March 31, 1996 and the year ended December 31, 1994, respectively. Cash flows from financing activities primarily relate to changes in the Company's deposits, issuance of the Notes in 1996, issuance of the Debentures in 1995 and FHLB advances. Cash flows used by financing activities were primarily utilized to repay FHLB advances and reverse repurchase agreements and include the transfer of deposits in connection with the sale of branch offices in 1995 and 1994.

    The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. The Bank's liquidity, as measured for regulatory purposes, averaged 6.35%, 8.8%, 12.9% and 14.2% during the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. The Bank's regulatory liquidity amounted to 6.51% at March 31, 1997.

    At March 31, 1997, the Company had $174.0 million of unfunded commitments related to purchases and originations of loans, as well as a $6.8 million commitment to acquire substantially all of the assets of Admiral, which was consummated on May 1, 1997. See "Business--Subsidiaries." Management of the Company believes that the Company has adequate resources to fund all of its commitments to the extent required and that substantially all of such commitments will be funded during 1997. For additional information relating to commitments and contingencies at March 31, 1997, see Note 6 to the Interim Consolidated Financial Statements.

    In addition to commitments to extend credit, the Company is party to various off-balance sheet financial instruments in the normal course of business to manage its interest rate risk. See "Asset and Liability Management" above and
Note 4 to the Interim Consolidated Financial Statements.

    The Company conducts business with a variety of financial institutions and other companies in the normal course of business, including counterparties to its off-balance sheet financial instruments. The Company is subject to potential financial loss if the counterparty is unable to complete an agreed upon transaction. The Company seeks to limit counterparty risk through financial analysis, dollar limits and other monitoring procedures.

REGULATORY CAPITAL REQUIREMENTS

    Federally-insured savings associations such as the Bank are required to maintain minimum levels of regulatory capital. These standards generally must be as stringent as the comparable capital requirements imposed on national banks.

    The following table sets forth the Bank's actual and required regulatory capital ratios at March 31, 1997, as well as the amount of capital required to be maintained by the Bank in order for it to be deemed to be "well-capitalized" under the prompt corrective action regulatory framework set forth in applicable laws and regulations of the OTS.

                                                                                       TIER 1        TOTAL
                                                              TANGIBLE      CORE     RISK-BASED   RISK-BASED
                                                              CAPITAL     CAPITAL     CAPITACL      CAPITAL
                                                             ----------  ----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
  Actual capital:
  Amount...................................................  $  242,852  $  242,852   $ 242,852    $ 364,702(1)
  Ratio....................................................        9.48%       9.48%       8.80%       13.22%
Minimum required capital:
  Amount...................................................  $   38,411  $   76,822         n/a    $ 220,769
  Ratio....................................................        1.50%       3.00%        n/a         8.00%
"Well capitalized" required capital (2):
  Amount...................................................         n/a  $  128,037   $ 165,574    $ 275,956
  Ratio....................................................         n/a        5.00%       6.00%       10.00%

------------------------

(1) At March 31, 1997, the Bank's supplementary capital included $100.0 million attributable to the Debentures and $21.9 million of general valuation allowances. See Note 5 to the Interim Consolidated Financial Statements.

(2) In order to be "well capitalized," an institution also must not be subject to any written agreement, order or directive issued by the appropriate federal banking agency to meet and maintain a specific capital level for any capital measure. See "Regulation--The Bank--Prompt Corrective Action."

    In addition to regulatory capital requirements of general applicability, a federally-chartered savings association such as the Bank may be required to meet individual minimum capital requirements established by the OTS on a case-by-case basis upon a determination that a savings association's capital is or may become inadequate in view of its circumstances. See "Regulation--The Bank--Regulatory Capital Requirements." As discussed under "--Recent Regulatory Developments" below, based upon recent discussions with the OTS, the Bank has committed to the OTS to maintain a core capital (leverage) ratio and a total risk-based capital ratio of at least 9% and 13%, respectively, commencing on June 30, 1997. The Bank is currently in compliance with this commitment, as indicated in the above table. Based on discussions with the OTS, the Bank believes that this commitment does not affect its status as a "well-capitalized" institution, assuming the Bank's continued compliance with the regulatory capital requirements required to be maintained by it pursuant to such commitment.

RECENT REGULATORY DEVELOPMENTS

    In connection with a recent examination of the Bank, the staff of the OTS expressed concern about many of the Bank's non-traditional operations, which generally are deemed by the OTS to involve higher risk, certain of the Bank's accounting policies and the adequacy of the Bank's capital in light of the Bank's lending and investment strategies. The activities which were of concern to the OTS included the Bank's single-family residential lending activities to non-conforming borrowers, the Bank's origination of acquisition, development and construction loans with terms which provide for shared participation in the results of the underlying real estate, the Bank's discounted loan activities, which involve significantly higher investment in non-performing and classified assets than the majority of the savings industry, and the Bank's investment in subordinated classes of mortgage-related securities issued in connection with the Bank's asset securitization activities and otherwise.

    Following the examination, the OTS instructed the Bank, commencing on June 30, 1997, to maintain a ratio of Tier 1 capital to assets of at least 12% and a total risk-based capital ratio of no less than 18%. The OTS indicated, however, that these amounts may be decreased in the event that the Bank reduced its risk profile in a manner which was satisfactory to the OTS.

    Although the Bank strongly disagrees with the level of risk perceived by the OTS in its businesses, the Bank has taken various actions to address OTS concerns with respect to its risk profile, including the following: (i) sold to the Company subordinated, participating interests in a total of 11 acquisition, development and construction loans, which interests had an aggregate principal balance of $16.9 million; (ii) ceased originating mortgage loans with profit participation features in the underlying real estate, with the exception of existing commitments, which consisted of commitments for two loans with an aggregate principal amount of $10.7 million at March 31, 1997; (iii) transferred its single-family residential lending to non-conforming borrowers operations and its large multi-family residential and commercial real estate lending operations to OFS and OCC, respectively (see "Business--General"); (iv) agreed (a) to discontinue the purchase of subordinate classes of mortgage-related securities created by unaffiliated parties, (b) to sell the five such securities held by it at March 31, 1997, which was completed by a sale to OAIC on April 30, 1997, and
(c) subject to the requirements of the OTS capital distribution regulation, to dividend to the Company all subordinated mortgage-related securities acquired by the Bank in connection with its securitization activities (see "Business--Investment Activities--Mortgage-Backed and Related Securities"), including two subordinated securities with an aggregate carrying value of $19.8 million which will be dividended to the Company in June 1997; (v) established as of December 31, 1996 requested reserves, which amounted to $7.2 million, against loans and securities resulting from its investment in loans acquired from HUD;
(vi) agreed to employ a senior officer to head its Credit Management Department and to take other steps to improve the effectiveness of its independent asset review function; and (vii) agreed to provide the OTS with certain reports on a regular basis. In addition to the foregoing, and based on discussions with the OTS, the Company modified certain of its accounting policies in a manner which will result in more conservative recognition of income. Specifically, the Company (i) ceased accreting into interest income discount on non-performing residential loans, effective January 1, 1997; (ii) discontinued the capitalization of period expenses to real estate owned, effective January 1, 1997; and (iii) agreed to classify as doubtful for regulatory purposes all real estate owned which are not generating cash flow and which has been held for more than three years (see "Business--Asset Quality--Classified Assets"). These changes did not have a material affect on the Company's financial condition or results of operations.

    In connection with the foregoing actions, the Bank also committed to the OTS to maintain a core capital ratio and a total risk-based capital ratio of at least 9% and 13%, respectively, commencing on June 30, 1997. Although these individual regulatory capital requirements have been agreed to by the OTS in lieu of the higher levels previously specified by the OTS, there can be no assurance that in the future the OTS will agree to a decrease in such requirements, will not seek to increase such requirements or will not impose these or other individual regulatory capital requirements in a manner which affects the Bank's status as a "well-capitalized" institution under applicable laws and regulations.

RECENT ACCOUNTING DEVELOPMENTS

    For information relating to the effects on the Company of the adoption of recent accounting standards, see Note 2 to the Interim Consolidated Financial Statements and Note 1 to the Consolidated Financial Statements.

                                    BUSINESS

GENERAL

    The Company considers itself to be involved in a single business segment of providing financial services and conducts a wide variety of business within this segment. The Company's primary business activities consist of its discounted loan acquisition and resolution activities, multi-family residential and commercial real estate lending activities, single-family residential activities involving non-conforming borrowers and various investment activities, including investments in a wide variety of mortgage-related securities and investments in low-income housing tax credit interests. In addition, the Company formerly operated an automated banking division, the operations of which were discontinued in September 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Discontinued Operations."

    The Company conducts business primarily through the Bank, a federally-charted savings bank and a wholly-owned subsidiary of the Company. Recently, in order to address concerns by the OTS regarding the risk profile of the Bank's operations (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Regulatory Developements"), the Company consolidated the single-family residential lending to non-conforming borrowers operations previously conducted by the Bank, together with substantially all of the assets of Admiral, within OFS and transferred the large multi-family residential and commercial real estate lending operations of the Bank (which generally involve loans with balances in excess of $3.0 million) to OCC. (In both cases, the loans associated with the activities previously conducted by the Bank continue to be held by it.) The Company also intends to conduct certain investment activities previously conducted by the Bank, primarily investment in IO strips, subordinated and residual securities resulting from the Company's securitization activities and other "high risk" mortgage-related securities, as set forth in a regulatory bulletin issued by the OTS, directly or through a non-banking subsidiary. The Bank continues to conduct substantially all of the Company's discounted loan acquisition and resolution activities and loan servicing activities. In addition, the Bank currently engages in certain multi-family residential and commercial real estate lending activities (which generally involve loans with balances of up to $3.0 million and no terms which permit the Bank to participate in the profits of the underlying real estate) and certain investment activities.

COMPUTER SYSTEMS AND USE OF TECHNOLOGY

    The Company believes that its use of information technology has been a key factor in achieving its competitive advantage in the acquisition, and management and resolution of discounted loans and believes that this technology also has applicability to other aspects of its business which involve servicing intensive assets, including subprime residential mortgage lending, servicing of nonperforming or underperforming loans for third parties and asset management services provided by OCC.

    In addition to its standard industry software applications which have been customized to meet the Company's requirements, the Company has internally developed fully integrated proprietary applications designed to provide decision support, automation of decision execution, tracking and exception reporting associated with the management of nonperforming and underperforming loans. The Company also has deployed a predictive dialing solution which permits the Company to direct the calls made by its collectors and increases the productivity at the department; an interactive voice response system which provides automated account information to customers; a document imaging system which permits immediate access to pertinent loan documents; and a data warehouse which permits corporate data to be shared on a centralized basis for decision support. The Company is also in the process of implementing electronic commerce which will further automate the Company's communications with its third party service providers.

    The Company's proprietary systems result in a number of benefits including consistency of service to customers, reduced training periods for employees, resolution decisions which evaluate on an automated basis the optimal means (which may or may not involve proceeding directly with foreclosure) to maximize the net resolution proceeds, the ability to effect foreclosure as quickly as possible within state specific foreclosure timelines and the management of third party service providers to ensure quality of service. The federal mortgage agencies have established a variety of measurements for approved servicers, against which the Company compares favorably. See "Business--Loan Servicing Activities."

    Through its document imaging system, the Company is able to produce and file complete foreclosure packages within minutes. The Company believes that the industry standard generally is to prepare a complete foreclosure package within sixty days. Delays in the time to resolution result in increased third party costs, opportunity costs and direct servicing expenses. As a result the Company has designed its systems and procedures to move a loan through the foreclosure process in a timely manner.

    The Company has invested in a sophisticated computer infrastructure to support its software applications. The Company uses an IBM RISC AS400, NetFrame and COMPAQ Proliant file servers as its primary hardware platform. The Company uses CISCO Routers, Cabletron Hubs and chassis with fiber optic cabling throughout and between buildings so as to achieve the highest performance. The Company also has deployed a DAVOX predictive dialer which currently has capacity for 120 seats. The Company's document imaging system currently stores 12 million images. The Company's systems have significant capacity for expansion and upgrade.

DISCOUNTED LOAN ACQUISITION AND RESOLUTION ACTIVITIES

    The Company believes that under appropriate circumstances the acquisition of non-performing and underperforming mortgage loans at discounts offers significant opportunities to the Company. Because discounted loans generally have collateral coverage which is in excess of the purchase price of the loan, successful resolutions can produce total returns which are in excess of an equivalent investment in performing mortgage loans.

    The Company began its discounted loan operations in 1991 and initially focused on the acquisition of single-family residential loans. In 1994 the Company expanded this business to include the acquisition and resolution of discounted multi-family residential and commercial real estate loans (together, unless the context otherwise requires, "commercial real estate loans"). Prior to entering the discounted loan business, management of the Company had substantial loan resolution experience through former subsidiaries of the Company which had been engaged in the business of providing private mortgage insurance for residential loans. This experience assisted the Company in developing the procedures, facilities and systems which are necessary to appropriately evaluate and acquire discounted loans and to resolve such loans in a timely and profitable manner. Management of the Company believes that the resources utilized by the Company in connection with the acquisition, servicing and resolution of discounted real estate loans, which include proprietary technology and software, allow the Company to effectively manage an extremely data-intensive business and that these resources have applications in other areas.

    COMPOSITION OF THE DISCOUNTED LOAN PORTFOLIO. At March 31, 1997, the Company's net discounted loan portfolio amounted to $1.28 billion or 48.4% of the Company's total assets. Substantially all of the Company's discounted loan portfolio is secured by first mortgage liens on real estate.

    The following table sets forth the composition of the Company's discounted loan portfolio by type of loan at the dates indicated.

                                                                                   DECEMBER 31,
                                          MARCH 31,      -----------------------------------------------------------------
                                             1997           1996          1995          1994          1993          1992
                                          ----------     ----------     ---------     ---------     ---------     --------
                                                                       (DOLLARS IN THOUSANDS)
Single-family residential loans.........  $  835,592(1)  $  504,049     $ 376,501     $ 382,165     $ 430,355     $306,401
Multi-family residential loans..........     323,553        341,796       176,259       300,220        --            --
Commercial real estate loans............     401,054(2)     465,801       388,566       102,138         1,845        2,227
Other loans.............................       2,186          2,753         2,203           911         1,316        1,836
                                          ----------     ----------     ---------     ---------     ---------     --------
Total discounted loans..................   1,562,385      1,314,399       943,529       785,434       433,516      310,464
Unaccreted discount.....................    (264,605)(3)   (241,908)     (273,758)     (255,974)     (129,882)     (97,426)
Allowance for loan losses...............     (16,808)       (11,538)       --            --            --            --
                                          ----------     ----------     ---------     ---------     ---------     --------
Discounted loans, net...................  $1,280,972(1)  $1,060,953     $ 669,771     $ 529,460     $ 303,634     $213,038
                                          ----------     ----------     ---------     ---------     ---------     --------
                                          ----------     ----------     ---------     ---------     ---------     --------

------------------------

(1) Does not include the Company's 50% ownership interest in LLC, which held $48.6 million of discounted single-family residential loans, net at March 31, 1997. See "Business--Investment in Joint Ventures." Inclusive of the Company's pro rata interest in such loans, the Company's discounted loans, net would amount to $1.31 billion at March 31, 1997.

(2) Consists of $169.4 million of loans secured by office buildings, $29.1 million of loans secured by hotels, $131.5 million of loans secured by retail properties or shopping centers and $71.1 million of loans secured by other properties.

(3) Consists of $129.8 million on single-family residential loans, $66.9 million on multi-family residential loans, $67.6 million on commercial real estate loans and $275,000 on other loans, respectively.

    The properties which secure the Company's discounted loans are located throughout the United States. At March 31, 1997, the five states with the greatest concentration of properties securing the Company's discounted loans were California, New Jersey, New York, Pennsylvania and Connecticut, which had $376.1 million, $137.9 million, $127.3 million, $122.4 million and $121.3 million principal amount of discounted loans (before unaccreted discount), respectively. The Company believes that the broad geographic distribution of its discounted loan portfolio reduces the risks associated with concentrating such loans in limited geographic areas, and that, due to its expertise, technology and software and procedures, the geographic diversity of its discounted loan portfolio does not place significantly greater burdens on the Company's ability to resolve such loans.

    Discounted loans may have principal amounts up to the Bank's loans-to-one borrower limitation. See "Regulation--The Bank--Loans-to-One Borrower."

    ACQUISITION OF DISCOUNTED LOANS. In the early years of the program, the Company acquired discounted loans from the FDIC and the RTC, primarily in auctions of pools of loans acquired by them from the large number of financial institutions which failed during the late 1980s and early 1990s. Although the RTC no longer is in existence and the banking and thrift industries have recovered from the problems experienced during the late 1980s and early 1990s, governmental agencies, particularly HUD, continue to be potential sources of discounted loans. In addition to governmental agencies, the Company obtains a substantial amount of discounted loans from various private sector sellers, such as banks, savings institutions, mortgage companies and insurance companies. Loans from private sector sellers comprised 53.8% of the loans in the Company's discounted loan portfolio at March 31, 1997.

    The percentage of discounted loans in the Company's discounted loan portfolio acquired from private sector sellers has decreased in recent periods as a result of the Company's acquisition of a substantial amount of discounted loans from HUD. During the three months ended March 31, 1997, the Company and a co-investor were the successful bidder to purchase from HUD 13,781 single-family residential loans with an aggregate unpaid principal balance of $855.7 million and a purchase price of $757.4 million. The Company acquired $425.6 million of these loans and the right to service all of such loans. In 1996, the Company and a co-investor were the successful bidder to purchase from HUD 4,591 single-family residential loans with an aggregate unpaid principal balance of $258.1 million and a purchase price of $204.0 million. The Company acquired $112.2 million of these loans and the right to service all of such loans. In 1996, the Company also acquired from HUD discounted multi-family residential loans with an unpaid principal balance of $225 million. The foregoing acquisitions were in addition to the acquisition of $741.2 million gross principal amount of single-family residential loans from HUD by LLC. See "Business-Investment in Joint Ventures."

    Primarily as a result of acquisitions from HUD, during 1996 the Company (including its pro rata interest in LLC) was the second largest acquiror in the United States (behind Goldman Sachs' Whitehall Street Real Estate Fund) of non-performing and underperforming mortgage loans and the largest acquiror of domestic portfolios of such loans, according to statistics published by REAL ESTATE ALERT.

    HUD loans are acquired by HUD pursuant to various assignment programs of the FHA. Under programs of the FHA, a lending institution may assign an FHA-insured loan to HUD because of an economic hardship on the part of the borrower which precludes the borrower from making the scheduled principal and interest payment on the loan. FHA-insured loans also are automatically assigned to HUD upon the 20th anniversary of the mortgage loan. In most cases, loans assigned to HUD after this 20-year period are performing under the original terms of the loan. Once a loan is assigned to HUD, the FHA insurance has been paid and the loan is no longer insured. As a result, none of the HUD loans are insured by the FHA.

    A majority of the $425.6 million of loans acquired from HUD during the three months ended March 31, 1997 are subject to forbearance agreements after the servicing transfer date of March 31, 1997. During the forbearance period, borrowers are required to make a monthly payment which is based on their ability to pay and which may be less than the contractual monthly payment. Once the forbearance period is over, the borrower is required to make at least the contractual payment regardless of ability to pay. Virtually all of the foregoing loans acquired from HUD will reach the end of the forbearance period by July 1998. Prior purchases of loans from HUD by the Company (and LLC) primarily included loans that were beyond the forbearance period.

    Discounted real estate loans generally are acquired in pools, although discounted commercial real estate loans may be acquired individually. These pools generally are acquired in auctions or competitive bid circumstances in which the Company faces substantial competition. Although many of the Company's competitors have access to greater capital and have other advantages, the Company believes that it has a competitive advantage relative to many of its competitors as a result of its experience in managing and resolving discounted loans, its large investment in the computer systems, technology and other resources which are necessary to conduct this business, its national reputation and the strategic relationships and contacts which it has developed in connection with these activities.

    The Company generally acquires discounted loans solely for its own portfolio. From time to time, however, the Company and one or more co-investors may submit a joint bid to acquire a pool of discounted loans in order to enhance the prospects of submitting a successful bid. If successful, the Company and the co-investors generally allocate ownership of the acquired loans in an agreed upon manner, although in certain instances the Company and the co-investor may continue to have a joint interest in the acquired loans. In addition, from time to time the Company and a co-investor may acquire discounted loans through a joint venture. See "Business--Investment in Joint Ventures."

    Prior to making an offer to purchase a portfolio of discounted loans, the Company conducts an extensive investigation and evaluation of the loans in the portfolio. Evaluations of potential discounted loans are conducted primarily by the Company's employees who specialize in the analysis of non-performing loans, often with further specialization based on geographic or collateral specific factors. The Company's employees regularly use third parties, such as brokers, who are familiar with the property's type and location, to assist them in conducting an evaluation of the value of the collateral property, and depending on the circumstances, particularly in the case of commercial real estate loans, may use subcontractors, such as local counsel and engineering and environmental experts, to assist in the evaluation and verification of information and the gathering of other information not previously made available by the potential seller.

    The Company determines the amount to be offered by it to acquire potential discounted loans by using a proprietary modeling system and loan information database which focuses on the anticipated recovery amount and timing and cost of the resolution of the loans. The amount offered by the Company generally is at a discount from both the stated value of the loan and the value of the underlying collateral which the Company estimates is sufficient to generate an acceptable return on its investment.

    RESOLUTION OF DISCOUNTED LOANS. After a discounted loan is acquired, the Company utilizes its computer software system to resolve the loan as expeditiously as possible in accordance with specified procedures. The various resolution alternatives generally include the following: (i) the borrower brings the loan current in accordance with original or modified terms, (ii) the borrower repays the loan or a negotiated amount of the loan, (iii) the borrower agrees to deed the property to the Company in lieu of foreclosure, in which case it is classified as real estate owned and held for sale by the Company, or (iv) the Company forecloses on the loan and the property is acquired at the foreclosure sale either by a third party or by the Company, in which case it is classified as real estate owned and held for sale by the Company.

    The Company recently has shifted its strategy to emphasize working with borrowers to resolve the loan in advance of foreclosure through forbearance agreements, which generally allow the borrower to pay the contractual monthly payment plus a portion of the arrearage each month, and other means. Although this strategy may result in an initial reduction in the yield on a discounted loan, the Company believes that it is advantageous because it (i) generally results in a higher resolution value than foreclosure; (ii) reduces the amount of real estate owned acquired by foreclosure or by deed-in-lieu thereof and related costs and expenses; (iii) enhances the ability of the Company to sell the loan in the secondary market, either on a whole loan basis or through securitizations (in which case the Company may continue to earn fee income from servicing such loans); and (iv) permits the borrower to retain ownership of the home and, thus, enhances relations between the Company and the borrower. As a result of the Company's current loan resolution strategy of emphasizing forbearance agreements and other resolutions in advance of foreclosure, the Company resolved prior to foreclosure or acceptance of a deed-in-lieu thereof 77% and 71% of the discounted loans which were resolved or transferred to real estate owned during the three months ended March 31, 1997 and the year ended December 31, 1996, respectively.

    The general goal of the Company's asset resolution process is to maximize, in a timely manner, cash recovery on each loan in the discounted loan portfolio. The Company generally anticipates a longer period (approximately 12 to 30 months) to resolve discounted commercial real estate loans than discounted single-family residential loans, because of their complexity and the wide variety of issues that may occur in connection with the resolution of such loans.

    The Company's credit manager and the Credit Committee of the Board of Directors of the Company actively monitor the asset resolution process to identify discounted loans which have exceeded their expected foreclosure period and real estate owned which has been held longer than anticipated. Plans of action are developed for each of these assets to remedy the cause for delay and are reviewed by the Credit Committee.

    SALE OF DISCOUNTED LOANS. From time to time the Company sells performing discounted loans either on a whole loan basis or indirectly through the securitization of such loans and sale of the mortgage-related securities backed by them. During the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, the Company sold $79.8 million, $230.2 million, $51.6 million and $37.9 million of discounted loans, respectively, which resulted in gains of $13.0 million, $7.4 million, $6.0 million and $890,000, respectively. Also during the three months ended March 31, 1997, the Company, LLC and an affiliate of BlackRock completed the securitization of 2,916 discounted single-family residential loans acquired from HUD in 1996 and 1995 with an unpaid principal balance of $140.7 million and past due interest of $37.1 million, which resulted in the Company recognizing a direct gain of $9.5 million and an indirect gain of $9.2 million as a result of the Company's pro rata interest in LLC. The Company continues to service the loans for a fee and has retained an interest in the related subordinate class of securities. During 1996, the Company also securitized $136.5 million of discounted commercial real estate loans. The Company realized a gain of $7.9 million on the sale of the senior class in the mortgage-related security resulting from this transaction and retained the subordinate security. For information concerning the foregoing subordinate securities, see "Business--Investment Activities."

    ACTIVITY IN THE DISCOUNTED LOAN PORTFOLIO. The following table sets forth the activity in the Company's gross discounted loan portfolio during the periods indicated.

                                         THREE MONTHS ENDED                          YEAR ENDED DECEMBER, 31
                                                              ----------------------------------------------------------------------
                                             MARCH 31,
                                                1997                   1996                    1995                    1994
                                        --------------------  ----------------------  ----------------------  ----------------------
                                                    NO. OF                 NO. OF                  NO. OF                  NO. OF
                                         BALANCE     LOANS     BALANCE      LOANS      BALANCE      LOANS      BALANCE      LOANS
                                        ---------  ---------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Balance at beginning of period........  $1,314,399     5,460  $ 943,529       4,543   $ 785,434       3,894   $ 433,516       5,160
Acquisitions(1).......................    442,878      8,211  1,110,887       4,812     791,195       2,972     826,391       2,781
Resolutions and repayments(2).........    (63,553)      (194)  (371,228)     (2,355)   (300,161)       (960)   (265,292)     (2,153)
Loans transferred to real estate
  owned...............................    (51,586)      (392)  (138,543)       (860)   (281,344)       (984)   (171,300)     (1,477)
Sales.................................    (79,753)      (883)  (230,246)       (680)    (51,595)       (379)    (37,881)       (417)
                                        ---------  ---------  ---------  -----------  ---------       -----   ---------  -----------
Balance at end of period..............  $1,562,385    12,202  $1,314,399      5,460   $ 943,529       4,543   $ 785,434       3,894
                                        ---------  ---------  ---------  -----------  ---------       -----   ---------  -----------
                                        ---------  ---------  ---------  -----------  ---------       -----   ---------  -----------


                                                 1993                    1992
                                        ----------------------  ----------------------
                                                     NO. OF                  NO. OF
                                         BALANCE      LOANS      BALANCE      LOANS
                                        ---------  -----------  ---------  -----------

Balance at beginning of period........  $ 310,464       5,358   $  47,619         590
Acquisitions(1).......................    294,359       2,412     297,169       5,380
Resolutions and repayments(2).........   (116,890)     (1,430)    (28,194)       (473)
Loans transferred to real estate
  owned...............................    (26,887)       (602)     (6,130)       (139)
Sales.................................    (27,530)       (578)     --          --
                                        ---------  -----------  ---------       -----
Balance at end of period..............  $ 433,516       5,160   $ 310,464       5,358
                                        ---------  -----------  ---------       -----
                                        ---------  -----------  ---------       -----

------------------------

(1) In the three months ended March 31, 1997, acquisitions consisted of $436.8 million of single-family residential loans (inclusive of the Company's approximate 50% interest in $855.7 million principal amount of loans acquired from HUD, as discussed above), $5.2 million of multi-family residential loans and $900,000 of commercial real estate loans. In 1996, acquisitions consisted of $365.4 million of single-family residential loans, $310.4 million of multi-family residential loans, $433.5 million of commercial real estate loans and $1.5 million of other loans. The 1996 data does not include the Company's pro rata share of the $741.2 million of discounted loans acquired by the LLC (see "Business-- Investment in Joint Venture"). In 1995, acquisitions consisted of $272.8 million of single-family residential loans, $141.2 million of multi-family residential loans, $374.9 million of commercial real estate loans and $2.3 million of other loans. In 1994, acquisitions consisted of $395.8 million of single-family residential loans, $315.5 million of multi-family residential loans and $115.1 million of commercial real estate loans. In 1993 and 1992, substantially all of the acquisitions were of single-family residential loans.

(2) Resolutions and repayments consists of loans which were resolved in a manner which resulted in partial or full repayment of the loan to the Company, as well as principal payments on loans which have been brought current in accordance with their original or modified terms (whether pursuant to forbearance agreements or otherwise) or on other loans which have not been resolved.

    For information relating to the activity in the Company's real estate owned which is attributable to the Company's discounted loan acquisitions, see "Business--Asset Quality--Real Estate Owned."

    PAYMENT STATUS OF DISCOUNTED LOANS. The following table sets forth certain information relating to the payment status of loans in the Company's discounted loan portfolio at the dates indicated.

                                                                                     DECEMBER 31,
                                                             ------------------------------------------------------------
                                                MARCH 31,
                                                   1997          1996         1995        1994        1993        1992
                                               ------------  ------------  ----------  ----------  ----------  ----------

                                                                                 (DOLLARS IN THOUSANDS)
Loan status:
  Current....................................  $    535,999  $    579,597  $  351,630  $  113,794  $   23,629  $   25,463
  Past due 31 days to 89 days................        40,365        22,161      86,838      57,023      15,175       4,063
  Past due 90 days or more...................       975,517       563,077     385,112     413,506     254,413      31,808
Acquired and servicing not yet transferred...        10,504       149,564     119,949     201,111     140,299     249,130
                                               ------------  ------------  ----------  ----------  ----------  ----------
                                               $  1,562,385  $  1,314,399  $  943,529  $  785,434  $  433,516  $  310,464
                                               ------------  ------------  ----------  ----------  ----------  ----------
                                               ------------  ------------  ----------  ----------  ----------  ----------

    ACCOUNTING FOR DISCOUNTED LOANS. The acquisition cost for a pool of discounted loans is allocated to each individual loan within the pool based upon the Company's pricing methodology. Prior to January 1, 1997, the discount associated with all single-family residential loans was recognized as a yield adjustment and was accreted into interest income using the interest method applied on a loan-by-loan basis once foreclosure proceedings are initiated, to the extent the timing and amount of cash flows could be reasonably determined. Effective January 1, 1997, the Company ceased accretion of discount on its nonperforming discounted single-family residential loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Regulatory Developments." The discount which is associated with a single-family residential loan and certain multi-family residential and commercial real estate loans which are current or subsequently brought current by the borrower in accordance with the loan terms is accreted into the Company's interest income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans interest is earned as cash is received. For additional information, see Note 10 to the Consolidated Financial Statements.

    Gains on the repayment and discharge of loans are recorded in interest income on discounted loans. Upon receipt of title to property securing a discounted loan, the loans are transferred to real estate owned and any accretion of the related discount is discontinued.

    Beginning in 1996, adjustments to reduce the carrying value of discounted loans to the fair value of the property securing the loan are charged against the allowance for loan losses on the discounted loan portfolio. Prior to 1996, such adjustments were charged against interest income on discounted loans.

    OTHER DISCOUNTED LOAN ACTIVITIES. The Company believes that the procedures, facilities and systems which it has developed in connection with the acquisition and resolution of discounted loans may be applied in other businesses. The Company commenced a program in 1995 to utilize this experience by financing the acquisition of discounted loans by other institutions. During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, the Company originated $0, $25.8 million and $41.7 million, respectively, of portfolio finance loans, which had an aggregate balance of $39.5 million at March 31, 1997. Portfolio finance loans generally have two-year terms, floating interest rates which adjust in accordance with a designated reference rate and a loan-to-value ratio which does not exceed the lesser of 90% of the purchase price or the estimated value of the collateral as determined by the Company, and may include terms which provide the Company with a participation interest in the profits from the resolution of the discounted loan collateral. Portfolio finance loans are included in the Company's non-discounted loan portfolio under the category of loan which is represented by the properties which secure the discounted loans that collateralize the Company's portfolio finance loans. See "Business--Lending Activities."

    The Company's discounted loan acquisition and resolution activities and related securitization activities also have contributed significantly to increases in the Company's loan servicing activities. See "Business--Loan Servicing Activities."

INVESTMENT IN JOINT VENTURES

    As of March 31, 1997, the Company's investment in joint ventures consisted of investments in LLC and BCFL, the latter of which had not engaged in substantial activities as of such date.

    ACQUISITION OF HUD LOANS BY LLC. In April 1996, LLC purchased 16,196 single-family residential loans offered by HUD at an auction. Many of the loans, which had an aggregate unpaid principal balance of $741.2 million at the date of acquisition, were not performing in accordance with their original terms or an applicable forbearance agreement. The aggregate purchase price paid to HUD amounted to $626.4 million.

    In connection with this acquisition the Company entered into an agreement with LLC to service the HUD loans in accordance with its loan servicing and loan default resolution procedures. In return for such servicing, the Company receives specific fees which are payable on a monthly basis. The Company did not pay any additional amount to acquire these servicing rights and, as a result, the acquisition of the right to service the HUD loans held by LLC did not result in the Company's recording capitalized mortgage servicing rights for financial reporting purposes.

    All of the HUD loans acquired by LLC are secured by first mortgage liens on single-family residences. The properties which secure the HUD loans held by LLC remaining at March 31, 1997 are located throughout 31 states in the U.S., the District of Columbia and Puerto Rico.

    At March 31, 1997, LLC held $73.7 million of discounted loans, of which $24.7 million were subject to forbearance agreements and $66.7 million were past due 90 days or more.

    SECURITIZATION OF HUD LOANS BY LLC. At the time of LLC's acquisition of HUD loans the Company and its co-investor intended to have LLC securitize such loans after an approximately six to nine month period during which the Company, as loan servicer, sought to enhance the performance of the HUD loans held by LLC by, among other things, resolving existing delinquencies, documenting verbal forbearance agreements and bringing loans which are subject to forbearance agreements into compliance with such agreements. Securitization generally involves the creation of a REMIC to acquire loans from LLC and, in the case of a larger transaction in which LLC is a participant, the Company and its co-investor, and issuance by the REMIC of securities backed by such loans, which in the case of the senior classes generally are sold to third party investors at the time of securitization and in the case of the subordinate class generally are retained by LLC and other participants, if applicable.

    During the three months ended March 31, 1997, LLC, as part of a larger transaction involving the Company and an affiliate of BlackRock, completed a securitization of 1,196 HUD loans held by it with an unpaid principal balance of $51.7 million, past due interest of $14.2 million and a net book value of $40.5 million; and during 1996, LLC completed a securitization of 9,825 HUD loans with an aggregate unpaid principal balance of $419.4 million, past due interest of $86.1 million and a net book value of $394.2 million. LLC recognized gains of $18.4 million and $69.8 million from the sale of the senior classes in the REMICs formed for purposes of these transactions in the three months ended March 31, 1997 and the year ended December 31, 1996, respectively, of which $9.2 million and $34.9 million, respectively, were allocable to the Company as a result of its pro rata interest in LLC and included in equity in earnings of joint venture.

    ACCOUNTING FOR INVESTMENT IN JOINT VENTURES. The Company's 50% investment in LLC is accounted for under the equity method of accounting. Under the equity method of accounting, an investment in the shares or other interests of an investee is initially recorded at the cost of the shares or interests acquired and thereafter is periodically increased (decreased) by the investor's proportionate share of the earnings (losses) of the investee and decreased by all dividends received by the investor from the investee. At March 31, 1997, the Company's investment in the LLC amounted to $32.3 million. Because the LLC is a pass-through entity for federal income tax purposes, provisions for income taxes are established by each of the Company and its co-investor and not the LLC. The Company recognized $14.4 million and $38.3 million of pre-tax income from its investment in the LLC during the three months ended March 31, 1997 and the year ended December 31, 1996, respectively. For additional information, see Note 3 to the Interim Consolidated Financial Statements and Note 2 to the Consolidated Financial Statements.

    The Company's 10% investment in BCFL is accounted for under the cost method. Such investment amounted to $1.1 million at March 31, 1997.

LENDING ACTIVITIES

    COMPOSITION OF LOAN PORTFOLIO. At March 31, 1997, the Company's net loan portfolio amounted to $422.2 million or 15.9% of the Company's total assets. Loans held for investment in the Company's loan portfolio are carried at amortized cost, less an allowance for loan losses, because the Company has the ability and presently intends to hold them to maturity.

    The following table sets forth the composition of the Company's loan portfolio by type of loan at the dates indicated.

                                                                                    DECEMBER 31,
                                                              ---------------------------------------------------------
                                               MARCH 31,
                                                 1997           1996         1995        1994        1993        1992
                                               ---------      --------     --------     -------     -------     -------

                                                                                (DOLLARS IN THOUSANDS)
Single-family residential loans..............  $  73,118      $ 73,186     $ 75,928     $31,926     $30,385     $33,799
Multi-family residential loans...............     90,776(1)     67,842(1)    49,047(1)    1,800      39,352       5,563
Commercial real estate and land loans:
Hotels.......................................    196,523(2)    200,311(2)   125,791      19,659      14,237       --
Office buildings.............................    119,944       128,782       61,262       --          --          --
Land.........................................      4,566         2,332       24,904       1,315       4,448       --
Other........................................     23,415        25,623        2,494       4,936       4,059       1,908
                                               ---------      --------     --------     -------     -------     -------
    Total....................................    344,448       357,048      214,451      25,910      22,744       1,908
Commercial non-mortgage......................      3,750         2,614        --          --          --          --
Consumer.....................................        402           424        3,223       1,558       3,639       2,395
                                               ---------      --------     --------     -------     -------     -------
    Total loans..............................    512,494       501,114      342,649      61,194      96,120      43,665
Undisbursed loan proceeds....................    (80,487)      (89,840)     (39,721)      --          --          --
Unaccreted discount..........................     (4,941)       (5,169)      (5,376)     (3,078)     (6,948)     (1,898)
Allowance for loan losses....................     (4,834)       (3,523)      (1,947)     (1,071)       (884)       (752)
                                               ---------      --------     --------     -------     -------     -------
    Loans, net...............................  $ 422,232      $402,582     $295,605     $57,045     $88,288     $41,015
                                               ---------      --------     --------     -------     -------     -------
                                               ---------      --------     --------     -------     -------     -------

------------------------

(1) At March 31, 1997 and December 31, 1996 and 1995, multi-family residential loans included $44.0 million, $36.6 million and $7.7 million of construction loans, respectively.

(2) At March 31, 1997 and December 31, 1996, hotel loans included $24.1 million and $26.4 million of construction loans, respectively.

    The Company's lending activities are conducted on a nationwide basis and, as a result, the properties which secure its loan portfolio are geographically located throughout the United States. At March 31, 1997, the five states in which the largest amount of properties securing the loans in the Company's loan portfolio were located were New York, Illinois, California, New Jersey and Georgia, which had $124.2 million, $81.3 million, $74.3 million, $51.4 million and $28.9 million of principal amount of loans, respectively. As noted above, the Company believes that the broad geographic distribution of its loan portfolio reduces the risks associated with concentrating such loans in limited geographic areas.

    CONTRACTUAL PRINCIPAL REPAYMENTS. The following table sets forth certain information at December 31, 1996 regarding the dollar amount of loans maturing in the Company's loan portfolio based on scheduled contractual amortization, as well as the dollar amount of loans which have fixed or adjustable interest rates. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. Loan balances have not been reduced for (i) undisbursed loan proceeds, unearned discounts and the allowance for loan losses and (ii) non-performing loans.

                                                                             MATURING IN
                                                      ----------------------------------------------------------
                                                                                         AFTER FIVE
                                                          ONE                              YEARS
                                                        YEAR OR      AFTER ONE YEAR     THROUGH TEN    AFTER TEN
                                                         LESS      THROUGH FIVE YEARS      YEARS         YEARS
                                                      -----------  ------------------  --------------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Single-family residential loans.....................   $  15,314      $      6,429       $    4,446    $  46,997
Multi-family residential loans......................      37,341            26,921            3,513           67
Commercial real estate and land loans...............      14,484           297,698           40,850        4,016
Consumer and other loans............................       2,647               323               68       --
                                                      -----------         --------          -------    ---------
    Total...........................................   $  69,786      $    331,371       $   48,877    $  51,080
                                                      -----------         --------          -------    ---------
                                                      -----------         --------          -------    ---------
Interest rate terms on amounts due:
    Fixed...........................................   $  44,744      $    274,078       $   47,777    $  38,208
    Adjustable......................................      25,042            57,293            1,100       12,872
                                                      -----------         --------          -------    ---------
                                                       $  69,786      $    331,371       $   48,877    $  51,080
                                                      -----------         --------          -------    ---------
                                                      -----------         --------          -------    ---------

    Scheduled contractual principal repayments do not reflect the actual maturities of loans because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses. The average life of mortgage loans, particularly fixed-rate loans, tends to increase when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates.

    ACTIVITY IN THE LOAN PORTFOLIO. The following table sets forth the activity in the Company's gross loan portfolio during the periods indicated.

                                                                 THREE MONTHS
                                                                     ENDED           YEAR ENDED DECEMBER 31,
                                                                   MARCH 31,    ---------------------------------
                                                                     1997          1996        1995       1994
                                                                 -------------  ----------  ----------  ---------
                                                                                (DOLLARS IN THOUSANDS)
Balance at beginning of period.................................   $   501,114   $  342,649  $   61,194  $  96,120
Originations:
  Single-family residential loans..............................         1,769       10,681      14,776      7,119
  Multi-family residential loans...............................        12,680       68,076      48,664     --
  Commercial real estate loans.................................       --           199,017     212,630     22,486
  Commercial non-mortgage and consumer loans...................         1,134        3,366         207     --
                                                                 -------------  ----------  ----------  ---------
    Total loans originated.....................................        15,583      281,140     276,277     29,605
                                                                 -------------  ----------  ----------  ---------
Purchases:
  Single-family residential loans..............................       --               305      29,833     --
  Commercial real estate loans.................................       --            --           2,245     --
  Consumer loans...............................................       --            --           1,966     --
                                                                 -------------  ----------  ----------  ---------
    Total loans purchased......................................       --               305      34,044     --
                                                                 -------------  ----------  ----------  ---------
Sales..........................................................       --            --          --         (1,078)
Loans transferred from (to) available for sale.................        13,802           45       4,353    (24,380)
                                                                 -------------  ----------  ----------  ---------
Principal repayments, net of capitalized interest..............       (17,652)    (121,818)    (33,168)   (39,073)
Transfer to real estate owned..................................          (353)      (1,207)        (51)    --
                                                                 -------------  ----------  ----------  ---------
Net increase (decrease) in net loans...........................        11,380      158,465     281,455    (34,926)
                                                                 -------------  ----------  ----------  ---------
Balance at end of period.......................................   $   512,494   $  501,114  $  342,649  $  61,194
                                                                 -------------  ----------  ----------  ---------
                                                                 -------------  ----------  ----------  ---------

    LOANS AVAILABLE FOR SALE. In addition to loans acquired for investment, the Company also originates and purchases loans which it presently does not intend to hold to maturity. Such loans are designated as loans available for sale upon origination or purchase and generally are carried at the lower of cost or aggregate market value. At March 31, 1997, loans available for sale amounted to $88.5 million or 3.3% of the Company's total assets.

    The following table sets forth the composition of the Company's loans available for sale by type of loan at the dates indicated.

                                                                                  DECEMBER 31,
                                                            ---------------------------------------------------------
                                                MARCH 31,
                                                  1997         1996        1995        1994        1993       1992
                                               -----------  ----------  ----------  ----------  ----------  ---------

                                                                                   (DOLLARS IN THOUSANDS)
Single-family residential loans..............   $  87,847   $  111,980  $  221,927  $   16,825  $   30,217  $     754
Multi-family residential loans...............      --           13,657      28,694      83,845      44,919     --
Consumer loans...............................         664          729       1,169       1,623      25,930     --
                                               -----------  ----------  ----------  ----------  ----------  ---------
                                                $  88,511   $  126,366  $  251,790  $  102,293  $  101,066  $     754
                                               -----------  ----------  ----------  ----------  ----------  ---------
                                               -----------  ----------  ----------  ----------  ----------  ---------

    Although the Company's loans available for sale are secured by properties located nationwide, currently a substantial majority of such loans are single-family residential loans to non-conforming borrowers originated primarily in the western states, particularly California. As a result, $25.3 million or 28.6% of the Company's loans available for sale at March 31, 1997 were secured by properties located in California.

    SINGLE-FAMILY RESIDENTIAL LOANS. Since late 1994, the Company's lending activities have included the origination and purchase of single-family residential loans to borrowers who because of prior credit problems, the absence of a credit history or other factors are unable or unwilling to qualify as borrowers for a single-family residential loan under guidelines of the FNMA and FHLMC ("conforming loans") and who have substantial equity in the properties which secure the loans. Loans to non-conforming borrowers are perceived by the Company as being advantageous because they generally have higher interest rates and origination and servicing fees and generally lower loan-to-value ratios than conforming loans and because the Company's expertise in the servicing and resolution of non-performing loans can be utilized in underwriting such loans, as well as to address loans acquired pursuant to this program which become non-performing after acquisition.

    Through 1996, the Company acquired single-family residential loans to non-conforming borrowers primarily through a correspondent relationship with Admiral and, to a lesser extent, correspondent relationships with three other financial services companies. Correspondent institutions originate loans based on guidelines provided by the Company and promptly sell the loans to the Company on a servicing-released basis.

    In order to solidify and expand its sources of single-family residential loans to non-conforming borrowers, the Company, through OFS, acquired substantially all of the assets of Admiral on April 30, 1997. See "Business--Subsidiaries." At the time of acquisition, Admiral engaged in lending to non-conforming borrowers on a retail basis through 11 loan production offices located in California and on a wholesale basis from independent mortgage brokers and correspondent lending institutions located in California and eleven other states. In connection with the acquisition of assets from Admiral, the Bank transferred its retail and wholesale single-family residential lending to non-conforming borrowers operations to OFS, which included, among other things, transferring its rights under contracts with brokers and correspondent lending institutions and its rights and obligations under leases to six loan production offices recently opened by it, which are located in California, Illinois, Massachusetts, Oregon, Utah and Wisconsin. OFS currently conducts its business on a retail basis through 17 loan production offices located in six states and plans on opening an additional 10 such offices in 1997. OFS' principal sources of funds consist of (i) two lines of credit with unaffiliated parties which aggregate $250 million and are secured by the mortgage loans acquired with such lines and (ii) a $30 million unsecured, subordinated credit facility provided by the Company to OFS at the time of the acquisition of substantially all of the assets of Admiral.

    The Company has adopted policies that set forth the specific lending requirements of the Company as they relate to the processing, underwriting, property appraisal, closing, funding and delivery of loans to non-conforming borrowers. These policies include program descriptions which set forth four classes of non-conforming loans, designated A, B, C and D. Class A loans generally relate to borrowers who have no or limited adverse incidents in their credit histories, whereas Class B, C and D loans relate to increasing degrees of non-conforming borrowers. Factors which are considered in evaluating a borrower in this regard are the presence or absence of a credit history, prior delinquencies in the payment of mortgage and consumer credit and personal bankruptcies.

    The terms of the loan products offered by the Company directly or through its correspondents to non-conforming borrowers emphasize real estate loans which generally are underwritten with significant reliance on a borrower's level of equity in the property securing the loan, which may be an owner-occupied or, depending on the class of loan and its terms, a non-owner occupied property. Although the Company's guidelines require information in order to enable the Company to evaluate a borrower's ability to repay a loan by relating the borrower's income, assets and liabilities to the proposed indebtedness, because of the significant reliance on the ratio of the principal amount of the loan to the appraised value of the security property, each of the four principal classes of loans identified by the Company include products which permit reduced documentation for verifying a borrower's income and employment. Loans which permit reduced documentation generally require documentation of employment and income for the most recent six-month period, as opposed to the two-year period required in the case of full documentation loans.

Although the Company reserves the right to verify a borrower's income, assets and liabilities and employment history, other than as set forth above, it generally does not verify such information through other sources.

    The Company's strategy is to offer a broad range of products to its borrowers and its origination sources. Loans may have principal amounts which conform to the guidelines set by FHLMC or FNMA for conforming loans, or principal amounts which significantly exceed these amounts (so called "jumbo loans"). Loans may have fixed or adjustable interest rates and terms ranging up to 30 years.

    The Company purchased and originated a total of $64.5 million, $294.0 million and $240.3 million of single-family residential loans to non-conforming borrowers during the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively. At March 31, 1997, the Company had $76.1 million of single-family residential loans to non-conforming borrowers, which had a weighted average yield of 10.4%.

    The Company generally intends to sell or securitize its single-family residential loans to non-conforming borrowers and, as a result, all of such loans were classified as available for sale at December 31, 1996. During the three months ended March 31, 1997, the Company sold $82.1 million of single-family residential loans to non-conforming borrowers for gains of $2.7 million; during 1996, the Company sold $161.5 million of single-family residential loans to non-conforming borrowers for gains of $571,000; and during 1995 the Company sold $25.3 million of single-family residential loans to non-conforming borrowers for gains of $188,000. During 1996, an additional $219.6 million of loans were securitized and sold in two underwritten public offerings managed by unaffiliated investment banking firms, which resulted in gains of $7.2 million upon the Company's sale of the securities. The Company received residual securities in the REMICs which were formed in connection with these two transactions as partial payment for the loans sold by it. See "Business--Investment Activities."

    Although non-conforming loans generally have higher levels of default than conforming loans, the Company believes that the borrower's equity in the security property and its expertise in the area of resolution of non-performing loans will continue to make its non-conforming borrower loan program a profitable one notwithstanding such defaults and any resulting losses. There can be no assurance that this will be the case, however.

    In addition to the Company's single-family residential loan programs to non-conforming borrowers, from time to time the Company purchases pools of single-family residential loans for investment purposes. During 1995, the Company purchased $29.8 million of loans which were primarily secured by properties located in the Company's market area in northern New Jersey.

    MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE LOANS. The Company's lending activities include the acquisition of loans secured by commercial real estate, particularly loans secured by hotels and office buildings, which the Company began originating in late 1994 and late 1995, respectively. Commercial real estate loans currently are made to finance the purchase and refinance of commercial properties, the refurbishment of distressed properties and, recently, the construction of hotels. At March 31, 1997, the Company's loans secured by commercial real estate (and land) amounted to $344.4 million and consisted primarily of $196.5 million and $119.9 million of loans secured by hotels and office buildings, respectively.

    From time to time, the Company originates loans for the construction of multi-family residences, as well as bridge loans to finance the acquisition and rehabilitation of distressed multi-family residential properties. At March 31, 1997, the Company's multi-family residential loan portfolio included $44.0 million of multi-family residential construction loans, of which $29.9 million had been funded at such date, and $46.8 million of acquisition and rehabilitation loans, of which $40.7 million had been funded.

    From time to time the Company also originates loans secured by existing multi-family residences. Although the Company has deemphasized this type of lending in recent periods, it previously was active in the origination and securitization of such loans. During 1995, 1994 and 1993, the Company securitized multi-family residential loans acquired by it with an aggregate principal amount of $83.9 million, $346.6 million and $67.1 million, respectively. The Company subsequently sold substantially all of the securities backed by these loans.

    The multi-family residential and commercial real estate loans acquired by the Company in recent periods generally have principal amounts between $3.0 million and the Bank's loan-to-one-borrower limitation (see "Regulation--The Bank--Loans-to-One-Borrower") and are secured by properties which in management's view have good prospects for appreciation in value during the loan term. In addition, the Company currently is implementing a program to originate multi-family residential and commercial real estate loans with smaller principal amounts (generally up to $3.0 million) and which may be secured by a wide variety of such properties.

    The Company's large multi-family residential and commercial real estate loans generally have fixed interest rates, terms of two to five years and payment schedules which are based on amortization over 15 to 25 year periods. The maximum loan-to-value ratio generally does not exceed 80% of the stabilized value of the property and 88% of the total costs of the property in the case of construction, refurbishment or rehabilitation loans.

    Multi-family residential and commercial real estate loans are secured by a first priority lien on the real property, all improvements thereon and, in the case of hotel loans, all fixtures and equipment used in connection therewith, as well as a first priority assignment of all revenues and gross receipts generated in connection with the property. The liability of a borrower on a multi-family residential and commercial real estate loan generally is limited to the borrower's interest in the property, except with respect to certain specified circumstances.

    In addition to stated interest, the large multi-family residential and commercial real estate loans originated by the Company commonly include provisions pursuant to which the borrower agrees to pay the Company as additional interest on the loan an amount based on specified percentages (generally between 10-37.5%) of the net cash flow from the property during the term of the loan and/or the net proceeds from the sale or refinancing of the property upon maturity of the loan. Participating interests also may be obtained in the form of additional fees which must be paid by the borrower in connection with a prepayment of the loan, generally after an initial lock-out period during which prepayments are prohibited. The fees which could be payable by a borrower during specified periods of the loan consist either of fixed exit fees or yield maintenance payments, which are required to be paid over a specified number of years after the prepayment and are intended to increase the yield of the Company on the proceeds from the loan payoff to a level which is comparable to the yield on the prepaid loan. At March 31, 1997, the Company's loan portfolio included $320.8 million of funded and unfunded loans in which the Company participates in the residual profits of the underlying real estate, of which $243.7 million had been funded. See Notes 1 and 9 to the Consolidated Financial Statements. The Company generally accounts for loans in which it participates in residual profits as loans and not as investments in real estate; however, because of concerns raised by the staff of the OTS in this regard, in December 1996 and the three months ended March 31, 1997 the Bank sold to the Company subordinated, participating interests in a total of 11 acquisition, development and construction loans, which interests had an aggregate principal balance of $16.9 million. On a consolidated basis, these loans amounted to $30.3 million at March 31, 1997 and were carried by the Company as investments in real estate. The Bank (but not the Company) has agreed with the OTS to cease origination of mortgage loans with profit participation features in the underlying real estate, with the exception of existing commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Regulatory Developments."

    Construction loans generally have terms of three to four years and interest rates which float on a monthly basis in accordance with a designated reference rate. Payments during the term of the loan may be made to the Company monthly on an interest-only basis. The loan amount may include an interest reserve which is maintained by the Company and utilized to pay interest on the loan during a portion of its term.

    Construction loans are secured by a first priority lien on the real property, all improvements thereon and all fixtures and equipment used in connection therewith, as well as a first priority assignment of all revenues and gross receipts generated in connection with the property. Construction loans are made without pre-leasing requirements or any requirement of a commitment by another lender to "take-out" the construction loan by making a permanent loan secured by the property upon completion of construction. Disbursements on a construction loan are subject to a retainage percentage of 10% and are made only after evidence that available funds have been utilized by the borrower and are sufficient to pay for all construction costs through the date of the construction advance and funds remain in the construction budget and from sources other than the loan to complete construction of the project.

    The Company generally requires the general contractor selected by the borrower, which along with the general construction contract is subject to the Company's review and approval, to provide payment and performance bonds issued by a surety approved by the Company in an amount at least equal to the costs which are estimated to be necessary to complete construction of the project in accordance with the construction contract. Moreover, the Company generally conducts site inspections of projects under construction at least bi-monthly and of completed projects at least semi-annually.

    Multi-family residential, commercial real estate and construction lending generally are considered to involve a higher degree of risk than single-family residential lending because such loans involve larger loan balances to a single borrower or group of related borrowers. In addition, the payment experience on multi-family residential and commercial real estate loans typically is dependent on the successful operation of the project, and thus such loans may be adversely affected to a greater extent by adverse conditions in the real estate markets or in the economy generally. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction, as well as the availability of permanent take-out financing. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Company may be confronted, at or prior to the maturity of the loan, with a project which, when completed, has a value which is insufficient to ensure full repayment. In addition to the foregoing, multi-family residential and commercial real estate loans which are not fully amortizing over their maturity and which have a balloon payment due at their stated maturity, as is generally the case with the Company's multi-family residential and commercial real estate loans, involve a greater degree of risk than fully amortizing loans because the ability of a borrower to make a balloon payment typically will depend on its ability either to timely refinance the loan or to timely sell the security property. The ability of a borrower to accomplish these results will be affected by a number of factors, including the level of available mortgage rates at the time of sale or refinancing, the financial condition and operating history of the borrower and the property which secures the loan, tax laws, prevailing economic conditions and the availability of financing for multi-family residential and commercial real estate generally.

LOAN SERVICING ACTIVITIES

    During 1996, the Company developed a program to provide loan servicing and various other asset management and resolution services to third party owners of non-performing assets, underperforming assets and subprime assets such as Class B, C and D single-family residential loans. Servicing contracts entered into by the Company provide for the payment to the Company of specified fees and in some cases may include terms which allow the Company to participate in the profits resulting from the successful resolution of the assets being serviced.

    The Bank has been approved as a loan servicer by HUD, FHLMC and FNMA. The Bank is rated a Tier 1 servicer by FHLMC, the highest rating category, and also is rated as a "strong" special servicer for commercial mortgage loans by Standard & Poor's, which also is the highest rating category. In addition, the Bank is a rated servicer for residential mortgage loans by Standard & Poor's and Fitch Investors Service has rated the Bank as an above-average special servicer for commercial loans.

    The following table sets forth the number and amount of loans serviced by the Company for others at the dates indicated.

                                                                                                DECEMBER 31,
                                                                             MARCH 31,    ------------------------
                                                                                1997          1996         1995
                                                                            ------------  ------------  ----------
                                                                                    (DOLLARS IN THOUSANDS)
Loans serviced for others(1):
  Number..................................................................        38,670        30,163       1,366
  Amount..................................................................  $  2,592,000  $  1,918,100  $  361,600

------------------------

(1) Includes loans serviced for LLC.

    The increases in the number and amount of loans serviced by the Company for others in recent periods were primarily attributable to the Company's acquisition of rights to service discounted loans acquired from HUD by BlackRock, directly and indirectly through LLC, and servicing rights resulting from the securitization of both loans acquired from HUD by the Company and BlackRock, directly and indirectly through LLC, and single-family residential loans to non-conforming borrowers held by the Company, and the sale of the senior classes in the resulting mortgage-related securities backed by such loans.

    The Company generally does not purchase rights to service loans for others and, as a result, capitalized mortgage servicing rights amounted to only $2.2 million at March 31, 1997. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," the Company amortizes mortgage servicing rights over the estimated weighted average life of the loans and periodically evaluates its mortgage servicing rights for impairment based on the fair value of those rights, which is recognizable through a valuation allowance.

ASSET QUALITY

    The Company, like all financial institutions, is exposed to certain credit risks related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management of the Company closely monitors the Company's loan and investment portfolios and the Company's real estate owned for potential problems and reports to the Board of Directors at regularly scheduled meetings.

    NON-PERFORMING LOANS. It is the Company's policy to establish an allowance for uncollectible interest on loans in its loan portfolio and loans available for sale which are past due 90 days or more and to place such loans on non-accrual status. As a result, the Company currently does not have any loans which are accruing interest but are past due 90 days or more. Loans also may be placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed by a charge to interest income.

    The following table sets forth certain information relating to the Company's non-performing loans in its loan portfolio at the dates indicated. For information relating to the payment status of loans in the Company's discounted loan portfolio, see "Business--Discounted Loan Acquisitions and Resolution Activities," and for information concerning non-performing loans available for sale, see "Management Discussion and Analysis of Financial Condition-Changes in Financial Condition-Loans Available for Sale."

                                                                                      DECEMBER 31,
                                                    MARCH 31,      --------------------------------------------------
                                                      1997          1996       1995       1994       1993       1992
                                                    ---------      ------     ------     ------     ------     ------
                                                                         (DOLLARS IN THOUSANDS)
Non-performing loans (1)
  Single-family residential loans.................   $1,728        $2,123     $2,923     $2,478     $2,347     $2,955
  Multi-family residential loans..................    7,517(3)        106        731        152        664        269
  Consumer and other loans........................       62            55        202         29        556        407
                                                    ---------      ------     ------     ------     ------     ------
    Total.........................................   $9,307        $2,284      3,856     $2,659     $3,567     $3,631
                                                    ---------      ------     ------     ------     ------     ------
                                                    ---------      ------     ------     ------     ------     ------
Non-performing loans as a percentage of:
  Total loans (2).................................     2.15%         0.56%      1.27%      4.35%      3.71%      8.32%
  Total assets....................................     0.35%         0.09%      0.20%      0.21%      0.27%      0.44%
Allowance for loan losses as a percentage of:
    Total loans(2)................................     1.13%         0.87%      0.65%(4)   1.84%      0.99%      1.80%
    Non-performing loans..........................    51.94%       154.24%     50.49%     40.28%     24.78%     20.71%

------------------------

(1) The Company did not have any non-performing loans in its loan portfolio which were deemed troubled debt restructuring at the dates indicated.

(2) Total loans is net of undisbursed loan proceeds.

(3) The increase in non-performing multi-family residential loans during the first quarter of 1997 was primarily attributable to a $7.4 million loan secured by a 127-unit condominium building located in New York, New York, which management believes is well collateralized.

(4) The decrease in the allowance for loan losses as a percentage of total loans from 1994 was due to the significant increase in the loan portfolio in 1995 as a result of the purchase of single family residential loans and the origination of multi-family residential and commercial real estate loans.

    REAL ESTATE OWNED. Properties acquired through foreclosure or by deed-in-lieu thereof are valued at the lower of amortized cost or fair value. Properties included in the Company's real estate owned portfolio are periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to sell. Holding and maintenance costs related to properties are recorded as expenses in the period incurred. Deficiencies resulting from valuation adjustments to real estate owned subsequent to acquisition are recognized as a valuation allowance. Subsequent increases related to the valuation of real estate owned are reflected as a reduction in the valuation allowance, but not below zero. Increases and decreases in the valuation allowance are charged or credited to income, respectively. Accumulated valuation allowances amounted to $7.6 million at March 31, 1997.

    The following table sets forth certain information relating to the Company's real estate owned at the dates indicated.

                                                                                  DECEMBER 31,
                                                             -------------------------------------------------------
                                                 MARCH 31,
                                                   1997         1996        1995       1994       1993       1992
                                                -----------  ----------  ----------  ---------  ---------  ---------

                                                                        (DOLLARS IN THOUSANDS)
Discounted loan portfolio:
  Single-family residential...................   $  45,839   $   49,728  $   75,144  $  86,426  $  33,369  $   4,390
  Multi-family residential....................      10,468       14,046      59,932     --         --         --
  Commercial real estate......................      40,084       36,264      31,218      8,801     --         --
                                                -----------  ----------  ----------  ---------  ---------  ---------
    Total.....................................      96,391      100,038     166,294     95,227     33,369      4,390
Loan portfolio................................         581          592         262      1,440        128        320
Loans available for sale......................       1,494        3,074      --         --         --         --
                                                -----------  ----------  ----------  ---------  ---------  ---------
    Total.....................................   $  98,466   $  103,704  $  166,556  $  96,667  $  33,497  $   4,710
                                                -----------  ----------  ----------  ---------  ---------  ---------
                                                -----------  ----------  ----------  ---------  ---------  ---------

    The following table sets forth certain geographical information at the date indicated related to the Company's real estate owned.

                                                           MARCH 31, 1997
                                ---------------------------------------------------------------------
                                                              MULTI-FAMILY
                                    SINGLE-FAMILY             RESIDENTIAL
                                     RESIDENTIAL             AND COMMERCIAL              TOTAL
                                ----------------------   ----------------------   -------------------

                                              NO. OF                   NO. OF                NO. OF
                                AMOUNT      PROPERTIES   AMOUNT      PROPERTIES   AMOUNT   PROPERTIES
                                -------     ----------   -------     ----------   -------  ----------
                                                       (DOLLARS IN THOUSANDS)
California....................  $26,033        258       $41,470         40       $67,503     298
New York......................   10,266        166         2,117         13        12,383     179
New Jersey....................    3,175         38         3,014         14         6,189      52
Connecticut...................      949         18         2,134          3         3,083      21
Florida.......................    1,704         30           577          8         2,281      38
Other.........................    5,786(1)     105         1,241(2)       9         7,027     114
                                -------        ---       -------        ---       -------     ---
    Total.....................  $47,913        615       $50,553         87       $98,466     702
                                -------        ---       -------        ---       -------     ---
                                -------        ---       -------        ---       -------     ---

------------------------

(1) Consists of properties located in 24 other states, none of which aggregated over $1.0 million in any one state.

(2) Consists of properties located in four other states, none of which aggregated over $1.0 million in any one state.

    The following table sets forth the activity in the real estate owned during the periods indicated.

                                                                                    YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------------------------------------
                                   THREE MONTHS ENDED
                                     MARCH 31, 1997                 1996                     1995                     1994
                                -------------------------  -----------------------  -----------------------  -----------------------
                                               NO. OF                    NO. OF                   NO. OF                   NO. OF
                                  AMOUNT     PROPERTIES      AMOUNT    PROPERTIES     AMOUNT    PROPERTIES     AMOUNT    PROPERTIES
                                ----------  -------------  ----------  -----------  ----------  -----------  ----------  -----------
                                                                        (DOLLARS IN THOUSANDS)
Balance at beginning of
  period......................  $  103,704          825    $  166,556       1,070   $   96,667       1,018   $   33,497         541
Properties acquired through
  foreclosure or deed-in-lieu
  thereof.....................      37,653          407       102,098         918      185,174         970      142,536       1,489
Acquired in connection with
  acquisitions of discounted
  loans.......................          70            3         2,529          12       24,617         311       38,071         398
Sales.........................     (46,863)        (533)     (160,592)     (1,175)    (139,233)     (1,229)    (115,955)     (1,410)
Change in allowance...........       3,902       --            (6,887)     --             (669)     --           (1,482)     --
                                ----------          ---    ----------  -----------  ----------  -----------  ----------  -----------
    Balance at end of
      period..................  $   98,466          702    $  103,704         825   $  166,556       1,070   $   96,667       1,018
                                ----------          ---    ----------  -----------  ----------  -----------  ----------  -----------
                                ----------          ---    ----------  -----------  ----------  -----------  ----------  -----------

    The following table sets forth the amount of time that the Company had held its real estate owned at the dates indicated.

                                                                          DECEMBER 31,
                                                                     ----------------------
                                                         MARCH 31,
                                                           1997         1996        1995
                                                        -----------  ----------  ----------

                                                              (DOLLARS IN THOUSANDS)
One to two months.....................................   $  32,539   $   17,695  $   25,398
Three to four months..................................      12,572       15,291      22,672
Five to six months....................................       7,637       14,348      25,742
Seven to 12 months....................................      12,855       13,004      76,782
Over 12 months........................................      32,863       43,366      15,962
                                                        -----------  ----------  ----------
                                                         $  98,466   $  103,704  $  166,556
                                                        -----------  ----------  ----------
                                                        -----------  ----------  ----------

    The average period during which the Company held the $46.9 million, $160.6 million, $139.2 million and $116.0 million of real estate owned which was sold during the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively, was 11 months, 11 months, eight months and seven months, respectively.

    Although the Company evaluates the potential for significant environmental problems prior to acquiring a loan, there is a risk for any mortgage loan, particularly a multi-family residential and commercial real estate loan, that hazardous substances or other environmentally restricted substances could be discovered on the related real estate. In such event, the Company might be required to remove such substances from the affected properties or to engage in abatement procedures at its sole cost and expense. There can be no assurance that the cost of such removal or abatement will not substantially exceed the value of the affected properties or the loans secured by such properties, that the Company would have adequate remedies against the prior owners or other responsible parties or that the Company would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. If such environmental problems are discovered prior to foreclosure, the Company generally will not foreclose on the related loan; however, the value of such property as collateral will generally be substantially reduced and the Company may suffer a loss upon collection of the loan as a result.

    From time to time the Company makes loans to finance the sale of real estate owned. At March 31, 1997, such loans amounted to $12.3 million and consisted of $6.1 million of single-family residential loans, $3.7 million of multi-family residential loans, $2.1 million of land loans and $403,000 of commercial loans. All of the Company's loans to finance the sale of real estate owned were performing in accordance with their terms at March 31, 1997.

    CLASSIFIED ASSETS. OTS regulations require that each insured savings association classify its assets on a regular basis. In addition, in connection with examinations of insured associations, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss or charge off such amount. In this regard, the Company establishes required reserves and charges off loss assets as soon as administratively practicable. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital.

    In 1996, based upon discussions with the OTS and as a result of an OTS bulletin issued on December 13, 1996 entitled "Guidance on the Classification and Regulatory Reporting of Certain Delinquent Loans and Other Credit Impaired Assets," the Company has classified all discounted loans that are 90 or more days contractually past due, not otherwise classified, as special mention and all real state owned, not otherwise classified, as special mention. The Company also modified its policy for classifying non-performing discounted loans and real state owned related to its discounted loan portfolio ("non-performing discounted assets") to take into account both the holding period of such assets from the date of acquisition and the ratio of book value to market value of such assets. All non-performing discounted assets which are held 15 months or more after the date of acquisition are classified substandard; non-performing discounted assets held 12 months to less than 15 months from the date of acquisition are classified as substandard if a ratio of book value to market value is 80% or more; and non-performing discounted assets held less than 12 months from the date of acquisition are classified as substandard if they have a ratio of book value to market value of more than 85%. In addition, non-performing discounted assets which are performing for a period of time subsequent to acquisition by the Company are classified as substandard at the time such loans become non-performing. The Company also has modified its classified assets policy to classify all real state owned which is not cash flowing and which has been held for more than 15 months and three years as substandard and doubtful, respectively. The Company's past experience indicates that the resulting classified discounted assets do not necessarily correlate to probability or severity of loss.

    Excluding assets which have been classified loss and fully reserved by the Company, the Company's classified assets at March 31, 1997 under the above policy consisted of $298.0 million of assets classified as substandard and $22,000 of assets classified as doubtful. In addition, at the same date $687.3 million of assets were designated as special mention.

    Substandard assets at March 31, 1997 under the above policy consisted primarily of $104.2 million of loans and real estate owned related to the Company's discounted single-family residential loan program, $170.2 million of loans and real estate owned related to the Company's discounted commercial real estate loan program and $15.1 million of single-family residential loans to non-conforming borrowers. Special mention assets at March 31, 1997 under the policy consisted primarily of $601.6 million and $79.0 million of loans and real estate owned related to the Company's discounted single-family residential and discounted commercial real estate loan programs, respectively.

    ALLOWANCES FOR LOSSES. The Company maintains an allowance for loan losses for each of its loan portfolio and discounted loan portfolio at a level which management considers adequate to provide for potential losses in each portfolio based upon an evaluation of known and inherent risks in such portfolios.

    The following table sets forth the breakdown of the allowance for loan losses on the Company's loan portfolio and discounted loan portfolio by loan category and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated.

                                                                                DECEMBER 31,
                                                ----------------------------------------------------------------------------
                                  MARCH 31,
                                     1997            1996           1995           1994            1993            1992
                                --------------  --------------  -------------  -------------  --------------  --------------
                                AMOUNT     %    AMOUNT     %    AMOUNT    %    AMOUNT    %    AMOUNT     %    AMOUNT     %
                                -------  -----  -------  -----  ------  -----  ------  -----  ------   -----  ------   -----
                                                                   (DOLLARS IN THOUSANDS)
Loan Portfolio:
  Single-family residential
    loans.....................  $   433   14.3% $   520   14.6% $  346   22.2% $  615   52.2%  $174     31.6%  $ 20     77.3%
  Multi-family residential
    loans.....................    1,745   17.7      673   13.5     683   14.3      --    2.9    333     40.9    281     12.7
  Commercial real estate
    loans.....................    2,610   67.2    2,299   71.3     875   62.6     218   42.3    218     23.7    220      4.6
  Commercial non-mortgage.....       28    0.7       11    0.5      --     --      --     --     --       --     --       --
  Consumer loans..............       18    0.1       20    0.1      43    0.9     238    2.6    159     33.8    231      5.4
                                -------  -----  -------  -----  ------  -----  ------  -----  ------   -----  ------   -----
    Total.....................  $ 4,834  100.0% $ 3,523  100.0% $1,947  100.0% $1,071  100.0%   884    100.0%  $752    100.0%
                                -------  -----  -------  -----  ------  -----  ------  -----  ------   -----  ------   -----
                                -------  -----  -------  -----  ------  -----  ------  -----  ------   -----  ------   -----
Discounted loan portfolio(1):
  Single-family residential
    loans.....................  $ 8,522   53.5% $ 3,528   38.4% $   --     --% $   --%         $ --       --%  $ --       --%
  Multi-family residential
    loans.....................    3,464   20.7    3,124   26.0      --     --      --     --     --       --     --       --
  Commercial real estate
    loans.....................    4,822   25.7    4,886   35.4      --     --      --     --     --       --     --       --
  Other.......................       --    0.1       --    0.2      --     --      --     --     --       --     --       --
                                -------  -----  -------  -----  ------  -----  ------  -----  ------   -----  ------   -----
    Total.....................  $16,808  100.0% $11,538  100.0% $   --     --% $   --     --%  $ --       --%  $ --       --%
                                -------  -----  -------  -----  ------  -----  ------  -----  ------   -----  ------   -----
                                -------  -----  -------  -----  ------  -----  ------  -----  ------   -----  ------   -----

------------------------

(1) The Company did not maintain an allowance for loan losses on its discounted loan portfolio prior to 1996.

    The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

    The following table sets forth an analysis of activity in the allowance for loan losses relating to the Company's loan portfolio during the periods indicated.

                                                       THREE MONTHS
                                                           ENDED                     YEAR ENDED DECEMBER 31,
                                                         MARCH 31,    -----------------------------------------------------
                                                           1997         1996       1995       1994       1993       1992
                                                       -------------  ---------  ---------  ---------  ---------  ---------
                                                                                (DOLLARS IN THOUSANDS)
Balance, beginning of period.........................    $   3,523    $   1,947  $   1,071  $     884  $     752  $     934
Provision for loan losses............................        1,345        1,872      1,121     --         --         --
Charge-offs:
  Single-family residential loans....................          (34)        (261)      (131)      (302)      (150)      (138)
  Multi-family residential loans.....................       --               (7)    --         --           (170)        (3)
  Commercial real estate loans.......................       --           --            (40)    --         --         --
  Consumer loans.....................................       --              (28)       (92)      (170)       (16)       (88)
                                                            ------    ---------  ---------  ---------  ---------  ---------
    Total charge-offs................................          (34)        (296)      (263)      (472)      (336)      (229)
Recoveries:
  Single-family residential loans....................       --           --              3        410        346         29
  Multi-family residential loans.....................       --           --         --         --         --         --
  Commercial real estate loans.......................       --           --             15     --                    --
  Consumer loans.....................................       --           --         --            249        122         18
                                                            ------    ---------  ---------  ---------  ---------  ---------
    Total recoveries.................................       --           --             18        659        468         47
                                                            ------    ---------  ---------  ---------  ---------  ---------
    Net (charge-offs) recoveries.....................          (34)        (296)      (245)       187        132       (182)
                                                            ------    ---------  ---------  ---------  ---------  ---------
Balance, end of period...............................    $   4,834    $   3,523  $   1,947  $   1,071  $     884  $     752
                                                            ------    ---------  ---------  ---------  ---------  ---------
                                                            ------    ---------  ---------  ---------  ---------  ---------
Net charge-offs (recoveries) as a percentage of
  average loan portfolio, net........................         0.01%        0.09%      0.19%     (0.28)%     (0.10)%      0.37%

    The following table sets forth an analysis of activity in the allowance for loan losses relating to the Company's discounted loan portfolio during the periods indicated.

                                                                                THREE MONTHS ENDED    YEAR ENDED
                                                                                     MARCH 31,       DECEMBER 31,
                                                                                       1997              1996
                                                                                -------------------  ------------
                                                                                     (DOLLARS IN THOUSANDS)
Balance, beginning of period..................................................       $  11,538        $   --
Provision for loan losses.....................................................           8,397            20,578
Charge-offs:
  Single-family residential loans.............................................          (1,795)           (7,009)
  Multi-family residential loans..............................................            (509)             (704)
  Commercial real estate loans................................................            (870)           (1,503)
  Other loans.................................................................          --                --
                                                                                       -------       ------------
    Total charge-offs.........................................................          (3,174)           (9,216)
                                                                                       -------       ------------
Recoveries:
  Single-family residential loans.............................................              47               176
  Multi-family residential loans..............................................          --                --
  Commercial real estate loans................................................          --                --
  Consumer loans..............................................................          --                --
                                                                                       -------       ------------
    Total recoveries..........................................................              47               176
                                                                                       -------       ------------
    Net (charge-offs) recoveries..............................................          (3,127)           (9,040)
                                                                                       -------       ------------
Balance, end of period........................................................       $  16,808        $   11,538
                                                                                       -------       ------------
                                                                                       -------       ------------
Net charge-offs (recoveries) as a percentage of average discounted loan
  portfolio, net..............................................................            0.28%             1.34%

INVESTMENT ACTIVITIES

    GENERAL. The investment activities of the Company currently include investments in mortgage-related securities, investment securities and low-income housing tax credit interests. The investment policy of the Company, which is established by the Investment Committee and approved by the Board of Directors, is designed primarily to provide a portfolio of diversified instruments while seeking to optimize net interest income within acceptable limits of interest rate risk, credit risk and liquidity.

    MORTGAGE-BACKED AND RELATED SECURITIES. From time to time the Company invests in mortgage-backed and mortgage-related securities. Although mortgage-backed and mortgage-related securities generally yield less than the loans that back such securities because of costs associated with their payment guarantees or credit enhancements, such securities are more liquid than individual loans and may be used to collateralize borrowings of the Company. Other mortgage-backed and mortgage-related securities bear the distilled risks of the underlying loans, such as prepayment risk (interest-only securities) and credit risk (subordinated interests), and are generally less liquid than individual loans. See Note 6 to the Consolidated Financial Statements.

    Mortgage-related securities include senior and subordinate regular interests and residual interests in CMOs, including CMOs which have qualified as REMICs. The regular interests in some CMOs are like traditional debt instruments because they have stated principal amounts and traditionally defined interest-rate terms. Purchasers of certain other interests in REMICs are entitled to the excess, if any, of the issuer's cash inflows, including reinvestment earnings, over the cash outflows for debt service and administrative expenses. These interests may include instruments designated as residual interests, which represent an equity ownership interest in the underlying collateral, subject to the first lien of the investors in the other classes of the REMIC.

    A senior-subordinated structure often is used with CMOs to provide credit enhancement for securities which are backed by collateral which is not guaranteed by FNMA, FHLMC or the Government National Mortgage Association ("GNMA"). These structures divide mortgage pools into two risk classes: a senior class and one or more subordinated classes. The subordinated classes provide protection to the senior class. When cash flow is impaired, debt service goes first to the holders of senior classes. In addition, incoming cash flows also may be held in a reserve fund to meet any future shortfalls of cash flow to holders of senior classes. The holders of subordinated classes may not receive any principal repayments until the holders of senior classes have been paid and, when appropriate, until a specified level of funds has been contributed to the reserve fund.

    Interest-only and principal-only securities are so-called stripped mortgage-related securities, in which interest coupons may be stripped from a mortgage-related security to create an IO strip, where the investor receives all of the interest cash flows and none of the principal, and a PO strip, where the investor receives all of the principal cash flows and none of the interest. Inverse floating rate interest-only ("Inverse IO") securities also have coupons which are stripped from a mortgage-related security. However, Inverse IOs have coupons whose interest rates change inversely with, and often as a multiple of, a specialized index such as the one-month London Interbank Offered Rate.

    The following table sets forth the fair value of the Company's mortgage-backed and related securities available for sale at the dates indicated.

                                                                                          DECEMBER 31,
                                                                   MARCH 31,   ----------------------------------
                                                                      1997        1996        1995        1994
                                                                   ----------  ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
Mortgage-backed securities:
  Single-family residential......................................  $   --      $   --      $   --      $   19,099
                                                                   ----------  ----------  ----------  ----------
Mortgage-related securities:
  Single-family residential:
    Privately issued CMOs--AAA-rated.............................      69,664      73,935     138,831      75,032
    Interest only(1).............................................      98,655      98,124      11,774       1,996
    Principal only...............................................      --          --           8,218      11,490
    Subordinates.................................................      23,197      19,164      27,310      --
    PAC securities...............................................      --          --             574      --
    REMIC residuals..............................................      21,566      20,560         472      --
    Futures contracts and swaps..................................      (1,623)     (1,921)     (1,598)      1,143
                                                                   ----------  ----------  ----------  ----------
        Total....................................................     211,459     209,862     185,581      89,661
                                                                   ----------  ----------  ----------  ----------
  Multi-family residential and commercial:
    Privately issued CMOs........................................      --          --          --          53,939
    Interest only(2).............................................      81,435      87,389     109,193      --
    Subordinates.................................................      54,401      57,534      42,954      22,095
    Futures contracts............................................         771        (780)       (248)       (609)
                                                                   ----------  ----------  ----------  ----------
        Total....................................................     136,607     144,143     151,899      75,425
                                                                   ----------  ----------  ----------  ----------
          Total..................................................  $  348,066  $  354,005  $  337,480  $  184,185
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

------------------------

(1) All of the indicated securities are either issued by FHLMC or FNMA or are rated AAA by national rating agencies.

(2) All of the indicated securities are rated AAA by national rating agencies, except $3.7 million and $3.8 million of securities at March 31, 1997 and December 31, 1996, respectively.

    At March 31, 1997, $97.6 million of the Company's securities available for sale were issued by FHLMC or FNMA and $250.2 million of such securities were privately issued. Of the $250.2 million of securities available for sale which were privately issued at March 31, 1997, $165.3 million were rated AAA by national rating agencies, $3.1 million were rated investment grade below this level and $81.6 million (amortized cost of $77.1 million) were unrated or rated below investment grade.

    At March 31, 1997, the carrying value of the Company's investment in IO strips amounted to $180.1 million and the Company had no investments in PO strips. The Company invests in IO strips and PO strips from time to time based on its capital position, interest rate risk profile and the market for such securities. IO strips and PO strips exhibit considerably more price volatility than mortgages or ordinary mortgage pass-through securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages. In the case of IO strips in particular, increased prepayments of the underlying mortgages as a result of a decrease in market interest rates or other factors can result in a loss of all or part of the purchase price of such security, although IO strips relating to mortgage-related securities backed by multi-family residential and commercial real estate loans (which amounted to $82.5 million of the $180.1 million of IO strips owned by the Company at March 31, 1997) generally have provisions which prohibit and/or provide economic disincentives to prepayments for specified periods. The Company generally attempts to offset the interest rate risk associated with a particular IO strip or PO strip by purchasing other securities. At March 31, 1997, all of the Company's IO strips were either issued by FHLMC or FNMA or rated AAA by national rating agencies, with the exception of six IO securities with an aggregate carrying value of $3.7 million, which were rated investment grade below this level.

    At March 31, 1997, the carrying value of the Company's investment in subordinate classes of mortgage-related securities amounted to $77.6 million and included $32.5 million of subordinated classes of mortgage-related securities acquired in connection with the securitization activities of the Company. During the three months ended March 31, 1997, the Company acquired $4.5 million of subordinate mortgage-related securities in connection with the securitization of single-family residential loans acquired from HUD. During 1996, the Company acquired $9.2 million of subordinate mortgage-related securities in connection with the Company's securitization of commercial discounted loans and $18.9 million of subordinate mortgage-related securities in connection with LLC's securitization of HUD loans. For additional information see "Business--Discounted Loan Acquisition and Resolution Activities--Sales of Discounted Loans" and "Business--Investment in Joint Ventures--Securitization of HUD Loans by LLC." At March 31, 1997, the Company's subordinate securities supported senior classes of securities having an outstanding principal balance of $1.14 billion. Because of their subordinate position, subordinate classes of mortgage-related securities involve more risk than the other classes.

    During 1996, the Company also retained residual securities in REMICs which were formed in connection with the securitization and sale of $219.6 million of single-family residential loans to non-conforming borrowers in two underwritten public offerings as partial payment for the loans sold by it. These REMIC residual securities had a carrying value of $21.6 million at March 31, 1997 and supported senior classes of securities having an outstanding principal balance of $175.0 million at such date. Cash flows supporting the REMIC residuals, which provide credit support similar to a senior-subordinated structure, are generated by the amount by which the interest collected on the mortgage loan exceeds the interest due on the senior securities. See "Business--Lending Activities--Single-Family Residential Loans."

    The Company generally does not intend to purchase subordinate classes of mortgage-related securities created by unaffiliated parties. The Company held five such securities with a carrying value of $32.0 million at March 31, 1997, which subsequently were sold to OAIC. The Company may retain subordinated classes resulting from the securitization of assets held by it directly or indirectly through the Bank and investments in joint ventures, although it is intended that any such securities held by the Bank will be distributed to the Company as a dividend, subject to its ability to declare such dividends under applicable limitations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Regulatory Developments."

    Under a regulatory bulletin issued by the OTS, a federally-charted savings institution such as the Bank generally may invest in "high risk" mortgage securities only to reduce its overall interest rate risk and after it has adopted various policies and procedures, although under specified circumstances such securities also may be acquired for trading purposes. A "high risk" mortgage security for this purpose generally is any mortgage-related security which meets one of three tests which are intended to measure the average life or price volatility of the security in relation to a benchmark fixed rate, 30-year mortgage-backed pass-through security. At March 31, 1997, the Bank held mortgage-related securities with a carrying value of $152.1 million (amortized cost of $140.4 million) which were classified as "high-risk" mortgage securities by the OTS.

    The expected actual maturity of a mortgage-backed and related security is shorter than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and adversely affect its yield to maturity. The yield is based upon the interest income and the amortization of any premium or accretion of any discount related to the mortgage-backed and related security. Prepayments on mortgage-backed and related securities have the effect of accelerating the amortization of premiums and accretion of discounts, which decrease and increase interest income, respectively. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of falling mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Similarly, during periods of increasing interest rates, refinancing generally decreases, thus lengthening the estimated maturity of mortgage loans.

    For additional information relating to the Company's mortgage-related securities, see Note 6 to the Consolidated Financial Statements.

    INVESTMENT SECURITIES. Investment securities currently consist primarily of a required investment in FHLB stock. The following table sets forth the Company's investment securities available for sale and held for investment at the dates indicated.

                                                                                              DECEMBER 31,
                                                                         MARCH 31,   -------------------------------
                                                                           1997        1996       1995       1994
                                                                        -----------  ---------  ---------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
Available for sale:
  U.S. Government securities..........................................   $  --       $  --      $  --      $   3,532
                                                                        -----------  ---------  ---------  ---------
Held for investment:
  U.S. Government securities..........................................      --          --         10,036     10,325
  FHLB stock(1).......................................................      10,845       8,798      8,520      6,555
Limited partnership interests.........................................          97         103        109        131
Investment in OAIC....................................................         259      --         --         --
                                                                        -----------  ---------  ---------  ---------
    Total.............................................................      11,201       8,901     18,665     17,011
                                                                        -----------  ---------  ---------  ---------
Total investment securities...........................................   $  11,201   $   8,901  $  18,665  $  20,543
                                                                        -----------  ---------  ---------  ---------
                                                                        -----------  ---------  ---------  ---------

------------------------

(1) As a member of the FHLB of New York, the Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year or 5% of borrowings, whichever is greater.

    TRADING SECURITIES. When securities are purchased with the intent to resell in the near term, they are classified as trading securities and reported on the Company's consolidated statement of financial condition as a separately identified trading account. Securities in this account are carried at current market value. All trading securities are marked-to-market, and any increase or decrease in unrealized appreciation or depreciation is included in the Company's consolidated statements of operations.

    Under guidelines approved by the Board of Directors of the Company, the Company is authorized to hold a wide variety of securities as trading securities, including U.S. Government and agency securities and mortgage-backed and mortgage-related securities. The Company also is authorized by such guidelines to use various hedging techniques in connection with its trading activities, as well as to effect short sales of securities, pursuant to which the Company sells securities which are to be acquired by it at a future date. Under current guidelines, the amount of securities held by the Company in a trading account may not exceed on a gross basis the greater of $200 million or 15% of the Company's total assets, and the total net amount of securities (taking into account any related hedge or buy/sell agreement relating to similar securities) may not exceed the greater of $150 million or 10% of total assets.

    The Company's securities held for trading at December 31, 1996 amounted to $75.6 million and represented one AAA-rated CMO which was sold in January 1997. The Company held no securities for trading at March 31, 1997.

    INVESTMENTS IN LOW-INCOME HOUSING TAX CREDIT INTERESTS. The Company invests in low-income housing tax credit interests primarily through limited partnerships for the purpose of obtaining Federal income tax credits pursuant to
Section 42 of the Code, which provides a tax credit to investors in qualified low-income rental housing that is constructed, rehabilitated or acquired after December 31, 1986. To be eligible for housing tax credits, a property generally must first be allocated an amount of tax credits by the tax credit allocating agency, which in most cases also serves as the housing finance agency, of the state in which the property is located. If the property is to be constructed or rehabilitated, it must be completed and placed in service within a specified time, generally within two years after the year in which the tax credit allocation is received. A specified portion of the apartment units in a qualifying project may only be rented to qualified tenants for a period of 15 years, or a portion of any previously claimed tax credits will be subject to recapture, as discussed below.

    At March 31, 1997, the Company's investment in low-income housing tax credit interests amounted to $99.9 million or 3.8% of the Company's total assets. The Company's investments in low-income housing tax credit interests are made by the Company indirectly through subsidiaries of the Company, which may be a general partner and/or a limited partner in the partnership.

    In accordance with a 1995 pronouncement of the Emerging Issues Task Force, the Company's accounting for investments in low-income housing tax credit partnerships in which it acts solely as a limited partner, which amounted to $75.9 million in the aggregate at March 31, 1997, depends on whether the investment was made on or after May 18, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Changes in Financial Condition--Investments in Low-Income Housing Tax Credit Interests."

    Low-income housing tax credit partnerships in which the Company, through a subsidiary, acts as a general partner, are presented on a consolidated basis. At March 31, 1997, the Company's investment in low-income housing tax credit interests included $24.0 million of assets related to low-income housing tax credit partnerships in which a subsidiary of the Company acts as a general partner. The Company had commitments to make $16.4 million of additional investments in such partnerships.

    The Company also makes loans to low-income housing tax credit partnerships in which it has invested to construct the affordable housing project owned by the partnership. At March 31, 1997, the Company had $35.1 million of construction loans outstanding to low-income housing tax credit partnerships and commitments to fund an additional $12.6 million of such loans. Approximately $13.9 million of such funded construction loans at March 31, 1997 were made to partnerships in which subsidiaries of the Company acted as a general partner and thus were consolidated with the Company for financial reporting purposes. The risks associated with these construction loans generally are the same as those made by the Company to unaffiliated third parties. See "Business--Lending Activities."

    The affordable housing projects owned by the low-income housing tax credit partnerships in which the Company had invested at March 31, 1997 are geographically located throughout the United States. At March 31, 1997, the Company's largest funded investment in a low-income housing tax credit interest was a $15.4 million investment in a partnership which owned a 408-unit qualifying project in Fort Lauderdale, Florida, and the Company's largest unfunded investment in such a partnership was a $27.8 million commitment to fund equity and debt investments in a partnership which will construct a 240-unit qualifying project in Greece, New York, of which $1,000 of equity and $14.8 million of debt was funded as of such date.

    At March 31, 1997, the Company had invested in or had commitments to invest in 32 low-income housing tax credit partnerships, of which 27 had been allocated tax credits. The Company estimates that its investment in low-income housing tax credit interests at March 31, 1997 will provide approximately $24.8 million of tax credits.

    During 1996, the Company sold $19.8 million of its investments in low-income housing credit interests for a gain of $4.9 million. Depending on available prices, its ability to utilize tax credits and other factors, the Company may seek to sell other of its low-income housing tax credit interests in the future.

    The ownership of low-income housing tax credit interests produces two types of tax benefits. The primary tax benefit flows from the low-income housing tax credits under the Code which are generated by the ownership and operation of the real property in the manner required to obtain such tax credits These credits may be used to offset Federal income tax on a dollar for dollar basis but may not offset the alternative minimum tax; tax credits thus may reduce the overall Federal income tax to an effective rate of

20%. At December 31, 1996, the Company could recover $8.7 million and $700,000 of taxes paid in 1994 and 1993, respectively, through the carryback of tax credits realized in the current year. In addition, the operation of the rental properties produces losses for financial statement and tax purposes in the early years and sometimes throughout the anticipated ownership period. These tax losses may be used to offset taxable income from other operations and thereby reduce income tax which would otherwise be paid on such taxable income.

    Tax credits may be claimed over a ten-year period on a straight-line basis once the underlying multi-family residential properties are placed in service. Tax credits claimed reduce the tax payments computed based upon taxable income to not less than the alternative minimum tax computed for that year or any year not more than three years before or 15 years after the year the tax credit is earned. Tax credits are realized regardless of whether units in the project continue to be occupied once the units in the project have been initially rented to a qualifying tenant, and tax credits are not dependent on a project's operating income or appreciation. Tax credits can be claimed over a ten-year period and generally can be lost or recaptured only if non-qualifying tenants are placed in units, ownership of the project is transferred or the project is destroyed and not rebuilt during a 15-year compliance period for the project. The Company has established specific investment criteria for investment in multi-family residential projects which have been allocated tax credits, which require, among other things, a third party developer of the project and/or the seller of the interest therein to provide a guarantee against loss or recapture of tax credits and to maintain appropriate insurance to fund rebuilding in case of destruction of the project. Notwithstanding the Company's efforts, there can be no assurance that the multi-family residential projects owned by the low-income housing tax credit partnerships in which it has invested will satisfy applicable criteria during the 15-year compliance period and that there will not be loss or recapture of the tax credits associated therewith.

    Investments made pursuant to the affordable housing tax credit program of the Code are subject to numerous risks resulting from changes in the Code. For example, the Balanced Budget Act of 1995, which was vetoed by the President of the United States in December 1995 for reasons which were unrelated to the tax credit program, generally would have established a sunset date for the affordable housing tax credit program of the Code for housing placed in service after December 31, 1997 and would have required a favorable vote by Congress to extend the credit program. Although this change would not have impacted the Company's existing investments, other potential changes in the Code which have been discussed from time to time could reduce the benefits associated with the Company's existing investments in low-income housing tax credit interests, including the replacement of the current graduated income taxation provisions in the Code with a "flat tax" based system and increases in the alternative minimum tax, which cannot be reduced by tax credits. Management of the Company is unable to predict whether any of the foregoing or other changes to the Code will be subject to future legislation and, if so, what the contents of such legislation will be and its effects, if any, on the Company.

SOURCES OF FUNDS

    GENERAL. Deposits, FHLB advances, reverse repurchase agreements, securities financings, maturities, resolutions and principal repayments on securities and loans and proceeds from the sale of securities, loans and real estate owned held for sale currently are the principal sources of funds for use in the Company's investment and lending activities and for other general business purposes. Management of the Company closely monitors rates and terms of competing sources of funds on a regular basis and generally utilizes the sources which are the most cost effective.

    DEPOSITS. The primary source of deposits for the Company currently is brokered certificates of deposit obtained through national investment banking firms which, pursuant to agreements with the Company, solicit funds from their customers for deposit with the Company ("brokered deposits"). Such deposits amounted to $1.34 billion or 63.6% of the Company's total deposits at March 31, 1997. In addition, during 1995 the Company commenced a program to obtain certificates of deposit from customers of regional and local investment banking firms which are made aware of the Company's products by the Company's direct solicitation and marketing efforts. At March 31, 1997, $388.8 million or 18.4% of the Company's deposits were obtained in this manner through over 100 regional and local investment banking firms. The Company also solicits certificates of deposit from institutional investors and high net worth individuals identified by the Company. At March 31, 1997, $218.3 million or 10.4% of the Company's total deposits consisted of deposits obtained by the Company from such efforts.

    The Company's brokered deposits at March 31, 1997 were net of $12.3 million of unamortized deferred fees. The amortization of deferred fees is computed using the interest method and is included in interest expense on certificates of deposit.

    The Company believes that the effective cost of brokered and other wholesale deposits is more attractive to the Company than deposits obtained on a retail basis from branch offices after the general and administrative expense associated with the maintenance of branch offices is taken into account. Moreover, brokered and other wholesale deposits generally give the Company more flexibility than retail sources of funds in structuring the maturities of its deposits and in matching liabilities with comparably maturing assets. At March 31, 1997, $957.4 million or 48.2% of the Company's certificates of deposits were scheduled to mature within one year.

    Although management of the Company believes that brokered and other wholesale deposits are advantageous in certain respects, such funding sources, when compared to retail deposits attracted through a branch network, are generally more sensitive to changes in interest rates and volatility in the capital markets and are more likely to be compared by the investor to competing investments. In addition, such funding sources may be more sensitive to significant changes in the financial condition of the Company. There are also various regulatory limitations on the ability of all but well-capitalized insured financial institutions to obtain brokered deposits. See "Regulation--The Bank--Brokered Deposits." These limitations currently are not applicable to the Company because the Bank is a well-capitalized financial institution under applicable laws and regulations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Regulatory Developments" and "Regulation--The Bank-- Regulatory Capital Requirements." There can be no assurances, however, that the Company will not become subject to such limitations in the future.

    As a result of the Company's reliance on brokered and other wholesale deposits, significant changes in the prevailing interest rate environment, in the availability of alternative investments for individual and institutional investors or in the Company's financial condition, among other factors, could affect the Company's liquidity and results of operations much more significantly than might be the case with an institution that obtained a greater portion of its funds from retail or core deposits attracted through a branch network.

    In addition to brokered and other wholesale deposits, the Company obtains deposits from its office located in Bergen County, New Jersey. These deposits include non-interest bearing checking accounts, NOW and money market checking accounts, savings accounts and certificates of deposit and are obtained through advertising, walk-ins and other traditional means. At March 31, 1997, the deposits which were allocated to this office amounted to $53.4 million or 2.5% of the Company's deposits.

    The following table sets forth information related to the Company's deposits at the dates indicated.

                                                                               DECEMBER 31,
                                                 ------------------------------------------------------------------------
                              MARCH 31,
                                 1997                     1996                     1995                     1994
                        ----------------------   ----------------------   ----------------------   ----------------------
                          AMOUNT     AVG. RATE     AMOUNT     AVG. RATE     AMOUNT     AVG. RATE     AMOUNT     AVG. RATE
                        -----------  ---------   -----------  ---------   -----------  ---------   -----------  ---------
                                                        (DOLLARS IN THOUSANDS)
Non-interest bearing
  checking accounts...  $    95,166      --%     $    96,563      --%     $    48,482      --%     $    35,943      --%
NOW and money market
  checking accounts...       22,651    4.13           22,208    2.99           17,147    3.37           18,934    2.17
Savings accounts......        2,073    2.30            2,761    2.30            3,471    2.30           24,007    2.30
                        -----------              -----------              -----------              -----------
                            119,890                  121,532                   69,100                   78,884
                        -----------              -----------              -----------              -----------
Certificates of
  deposit(1)..........    1,999,194                1,809,098                1,440,240                  950,817
Unamortized deferred
  fees................      (12,255)                 (10,888)                  (7,694)                  (6,433)
                        -----------              -----------              -----------              -----------
Total certificates of
  deposit.............    1,986,939    5.85        1,798,210    5.80        1,432,546    5.68          944,384    5.50
                        -----------              -----------              -----------              -----------
Total deposits........  $ 2,106,829    5.56      $ 1,919,742    5.47      $ 1,501,646    5.46      $ 1,023,268    5.17
                        -----------              -----------              -----------              -----------
                        -----------              -----------              -----------              -----------

------------------------

(1) At March 31, 1997 and December 31, 1996, 1995 and 1994, certificates of deposit issued on an uninsured basis amounted to $267.2 million, $147.5 million, $80.0 million and $21.1 million, respectively. Of the $267.2 million of uninsured deposits at March 31, 1997, $138.4 million were from states and political subdivisions in the United States and secured or collateralized as required under state law.

    The following table sets forth by various interest rate categories the certificates of deposit in the Company at the dates indicated.

                                                                                        DECEMBER 31,
                                                              MARCH 31,    --------------------------------------
                                                                 1997          1996          1995         1994
                                                             ------------  ------------  ------------  ----------
                                                                            (DOLLARS IN THOUSANDS)
2.99% or less..............................................  $        681  $      1,442  $        222  $    3,613
3.00-3.50%.................................................             4             4            39         642
3.51-4.50..................................................           137         1,149        42,751     221,459
4.51-5.50..................................................       522,748       595,730       454,653     242,383
5.51-6.50..................................................     1,262,607       990,621       660,745     310,898
6.51-7.50..................................................       200,271       208,774       273,655     165,197
7.51-8.50..................................................           491           490           481         192
                                                             ------------  ------------  ------------  ----------
                                                             $  1,986,939  $  1,798,210  $  1,432,546  $  944,384
                                                             ------------  ------------  ------------  ----------
                                                             ------------  ------------  ------------  ----------

    The following table sets forth the amount and maturities of the certificates of deposit in the Company at March 31, 1997.

                                                         OVER SIX MONTHS     ONE YEAR
                                            SIX MONTHS    AND LESS THAN    THROUGH TWO    OVER TWO
                                             AND LESS        ONE YEAR         YEARS        YEARS        TOTAL
                                            -----------  ----------------  ------------  ----------  ------------
                                                                   (DOLLARS IN THOUSANDS)
2.99% or less.............................   $     652     $    --          $       29   $   --      $        681
3.00-3.50%................................      --              --                   4       --                 4
3.51-4.50.................................          94               24             13            6           137
4.51-5.50.................................     231,278          173,110         68,428       49,932       522,748
5.51-6.50.................................     314,969          177,957        330,196      439,485     1,262,607
6.51-7.50.................................       4,979           54,375         50,633       90,284       200,271
7.51-8.50.................................      --              --                  99          392           491
                                            -----------        --------    ------------  ----------  ------------
                                             $ 551,972     $    405,466     $  449,402   $  580,099  $  1,986,939
                                            -----------        --------    ------------  ----------  ------------
                                            -----------        --------    ------------  ----------  ------------

    At March 31, 1997, the Company had $267.2 million of certificates of deposit in amounts of $100,000 or more outstanding maturing as follows: $128.7 million within three months; $39.6 million over three months through six months; $46.4 million over six months through 12 months; and $52.5 million thereafter.

    For additional information related to the Company's deposits, see Note 16 to the Consolidated Financial Statements.

    BORROWINGS. Through the Bank, the Company obtains advances from the FHLB of New York upon the security of certain of its residential first mortgage loans, mortgage-backed and mortgage-related securities and other assets, including FHLB stock, provided certain standards related to the creditworthiness of the Bank have been met. FHLB advances are available to member financial institutions such as the Bank for investment and lending activities and other general business purposes. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate, which may be fixed or adjustable, and range of maturities.

    The Company also obtains funds pursuant to securities sold under reverse repurchase agreements. Under these agreements, the Company sells securities (generally mortgage-backed and mortgage-related securities) under an agreement to repurchase such securities at a specified price at a later date. Reverse repurchase agreements have short-term maturities (typically 90 days or less) and are deemed to be financing transactions. All securities underlying reverse repurchase agreements are reflected as assets in the Company's Consolidated Financial Statements and are held in safekeeping by broker-dealers.

    The Company's borrowings also include notes, subordinated debentures and other interest-bearing obligations. At March 31, 1997, this category of borrowings consisted primarily of $100.0 million of the Bank's Debentures and $125.0 million of the Company's Notes. In November 1996, the Company acquired the first mortgage payable on the hotel located in Columbus, Ohio which the Company owns. From time to time, the Company privately raises funds by issuing short-term notes to certain executives and stockholders of the Company. Such notes were repaid during 1996 and amounted to $8.6 million and $1.0 million at December 31, 1995 and 1994, respectively.

    The following table sets forth information relating to the Company's borrowings and other interest-bearing obligations at the dates indicated.

                                                                                          DECEMBER 31,
                                                                    MARCH 31,   ---------------------------------
                                                                       1997        1996        1995       1994
                                                                    ----------  ----------  ----------  ---------
                                                                               (DOLLARS IN THOUSANDS)
FHLB advances.....................................................  $      399  $      399  $   70,399  $   5,399
Reverse repurchase agreements.....................................      39,224      74,546      84,761     --
Notes, debentures and other interest-bearing obligations:
  Notes...........................................................     125,000     125,000      --         --
  Debentures......................................................     100,000     100,000     100,000     --
  Hotel mortgage payable..........................................         573         573       8,427     19,099
  Short-term notes................................................      --          --           8,627      1,012
                                                                    ----------  ----------  ----------  ---------
                                                                       225,573     225,573     117,054     20,111
                                                                    ----------  ----------  ----------  ---------
                                                                    $  265,196  $  300,518  $  272,214  $  25,510
                                                                    ----------  ----------  ----------  ---------
                                                                    ----------  ----------  ----------  ---------

    The following table sets forth certain information relating to the Company's short term borrowings having average balances during the period of greater than 30% of stockholders' equity at the end of the period. During each reported period, FHLB advances and reverse repurchase agreements are the only categories of borrowings meeting this criteria.

                                                                THREE MONTHS              DECEMBER 31,
                                                              ENDED MARCH 31,   ---------------------------------
                                                                    1997          1996        1995        1994
                                                              ----------------  ---------  ----------  ----------
                                                                                     (DOLLARS IN
                                                                                     THOUSANDS)
FHLB advances:
  Average amount outstanding during the period..............     $   21,521     $  71,221  $   14,866  $   26,476
  Maximum month-end balance outstanding during the period...     $   86,399     $  81,399  $  100,399  $   57,399
  Weighted average rate:
  During the period.........................................           5.26%         5.69%       7.57%       4.65%
  At end of period..........................................           6.00%         7.02%       5.84%       9.59%
Reverse repurchase agreements:
  Average amount outstanding during the period..............     $   20,934     $  19,581  $   16,754  $  254,457
  Maximum month-end balance outstanding during the period...     $   39,700     $  84,321  $   84,761  $  537,457
  Weighted average rate:
  During the period.........................................           5.20%         5.62%       5.68%       4.09%
  At end of period..........................................           5.60%         5.46%       5.70%         --%

    For additional information relating to the Company's borrowings, see Notes 17, 18 and 19 to the Consolidated Financial Statements.

SUBSIDIARIES

    Set forth below is a brief description of the operations of the Company's significant non-banking subsidiaries.

    IMI. Through subsidiaries, IMI owns and manages the Westin Hotel in Columbus, Ohio and residential units in cooperative buildings which were acquired in connection with foreclosure on loans held by the Bank or by deed-in-lieu thereof. Recently, IMI entered into a contract to sell substantially all of its interest in the Westin Hotel for an amount which will not result in a significant gain or loss to the Company.

    OFS. OFS was formed by the Company under Florida law in October 1996 for the purpose of purchasing substantially all of the assets of Admiral, the Company's primary correspondent mortgage banking firm for single-family residential loans to non-conforming borrowers, and assuming all of the Bank's single-family residential lending to non-conforming borrowers operations. In connection with the acquisition of substantially all of the assets of Admiral, which was consummated on April 30, 1997, the Company agreed to pay Admiral $6.8 million and to transfer to Admiral 20% of the voting stock of OFS. In addition, OFS assumed specified liabilities of Admiral in connection with this transaction, including a $3.0 million unsecured loan which was made by the Bank to Admiral at the time OFS entered into an agreement to acquire substantially all of the assets of Admiral, which loan was repaid with the proceeds from a $30.0 million unsecured, subordinated credit facility provided by the Company to OFS at the time of the closing of such acquisition. See "Business--Lending Activities--Single-Family Residential Loans."

    OCC. OCC is a wholly-owned subsidiary of the Company which was recently formed under Florida law to manage the day-to-day operations of OAIC, subject to supervision by OAIC's Board of Directors. The directors and executive officers of OCC consist solely of William C. Erbey, Chairman, President and Chief Executive Officer, and other executive officers of the Company. OAIC is a newly-organized Virginia corporation which will elect to be taxed as a REIT under the Code. In May 1997, OAIC conducted an initial public offering of 17,250,000 shares of its common stock, which resulted in estimated net proceeds of $283.8 million, inclusive of the $27.9 million contributed by the Company for an additional 1,875,000 shares, or 9.8% of the outstanding shares of OAIC common stock. The OAIC common stock is traded on the Nasdaq National Market under the symbol "OAIC."

    Pursuant to a management agreement between OCC and OAIC, and subject to supervision by OAIC's Board of Directors, OCC formulates operating strategies for OAIC, arranges for the acquisition of assets by OAIC, arranges for various types of financing for OAIC, monitors the performance of OAIC's assets and provides certain administrative and managerial services in connection with the operation of OAIC. For performing these services, OCC receives (i) a base management fee in an amount equal to 1% per annum, calculated and paid quarterly based upon the average invested assets, as defined, of OAIC, which is intended to cover OCC's cost of providing management services to the Company, and (ii) a quarterly incentive fee in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) funds from operations, as defined, of OCC per share of OAIC common stock plus (b) gains (or minus losses) from debt restructuring and sales of property per share of OAIC common stock, exceed (2) an amount equal to (a) the weighted average of the initial public offering price of the OAIC common stock and the prices per share of any secondary offerings of OAIC common stock by OAIC multiplied by (b) the ten-year U.S. Treasury rate plus 5% per annum, multiplied by (B) the weighted average number of shares of OAIC common stock outstanding. The Board of Directors of OAIC may adjust the base management fee in the future if necessary to align the fee more closely with the actual costs of such services. OCC also may be reimbursed for the costs of certain due diligence tasks performed by it on behalf of OAIC, and will be reimbursed for the out-of-pocket expenses incurred by it on behalf of OAIC.

    Recently, the Company transferred the lending operations associated with its large multi-family residential and commercial real estate loans to OCC. See "Business-General." Currently, OCC is emphasizing acquiring loans for OAIC (in order to enable OAIC to leverage the proceeds from the initial public offering of OAIC's common stock) and not the Company.

EMPLOYEES

    At March 31, 1997, the Company had 560 full-time equivalent employees, excluding employees of the hotel and certain other real estate owned and operated by the Company. In addition, the Company employed 131 full-time equivalent employees in connection with the acquisition of substantially all of the assets of Admiral on April 30, 1997. See "Business--Subsidiaries."

OFFICES

    At March 31, 1997, the Company conducted business from its executive and administrative offices located in West Palm Beach, Florida and a full-service banking office located in northern New Jersey.

    The following table sets forth information relating to the Company's executive and main offices at March 31, 1997.

                                                                                             NET BOOK VALUE OF
                                                                                                 PROPERTY
                                                                                               OR LEASEHOLD
LOCATION                                                                  OWNED/LEASED         IMPROVEMENTS
------------------------------------------------------------------------  -------------  -------------------------
                                                                                          (DOLLARS IN THOUSANDS)
Executive Offices:
  1675 Palm Beach Lakes Blvd.
  West Palm Beach, FL...................................................       Leased            $   4,904
Main Office:
  2400 Lemoine Ave
  Fort Lee, NJ..........................................................       Leased            $  --

    In addition to the above offices, OFS maintains 17 loan production offices in six states, including 11 offices in California. These offices are operated pursuant to leases with up to three-year terms.

LEGAL PROCEEDINGS

    The Company is involved in various legal proceedings occurring in the ordinary course of business which management of the Company believes will not have a material adverse effect on the financial condition or operations of the Company.

                                   REGULATION

    Financial institutions and their holding companies are extensively regulated under federal and state laws. As a result, the business, financial condition and prospects of the Company can be materially affected not only by management decisions and general economic conditions, but also by applicable statutes and regulations and other regulatory pronouncements and policies promulgated by regulatory agencies with jurisdiction over the Company and the Bank, such as the OTS and the FDIC. The effect of such statutes, regulations and other pronouncements and policies can be significant, cannot be predicted with a high degree of certainty and can change over time. Moreover, such statutes, regulations and other pronouncements and policies are intended to protect depositors and the insurance funds administered by the FDIC, and not stockholders or holders of indebtedness which are not insured by the FDIC.

    The enforcement powers available to Federal banking regulators is substantial and includes, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

    The following discussion and other references to and descriptions of the regulation of financial institutions contained herein constitute brief summaries thereof as currently in effect. This discussion is not intended to constitute and does not purport to be a complete statement of all legal restrictions and requirements applicable to the Company and the Bank and all such descriptions are qualified in their entirety by reference to applicable statutes, regulations and other regulatory pronouncements.

THE COMPANY

    GENERAL. The Company is a registered savings and loan holding company under the Home Owner's Loan Act ("HOLA"). As such, the Company is subject to regulation, supervision and examination by the OTS.

    ACTIVITIES RESTRICTION. There are generally no restrictions on the activities of a savings and loan holding company, such as the Company, which holds only one subsidiary savings institution. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution; (ii) transactions between the saving institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet a qualified thrift lender ("QTL") test set forth in OTS regulations, then such unitary holding company shall become subject to the activities and restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "--The Bank--Qualified Thrift Lender Test" below.

    If the Company were to acquire control of another savings institution other than through merger or other business combination with the Bank, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL test, as set forth below, the activities of the Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution generally shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, other than:
(i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. Those activities described in clause
(vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

    RESTRICTIONS ON ACQUISITIONS. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

    The Director of the OTS may approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state only if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquirer is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act ("FDIA"); or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered savings institutions located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

    RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between the Company or any of its non-bank subsidiaries and the Bank are subject to various restrictions, which are described below under "--The Bank--Affiliate Transactions."

THE BANK

    GENERAL. The Bank is a federally-chartered savings bank organized under the HOLA. As such, the Bank is subject to regulation, supervision and examination by the OTS. The deposit accounts of the Bank are insured up to applicable limits by the SAIF administered by the FDIC and, as a result, the Bank also is subject to regulation, supervision and examination by the FDIC.

    The business and affairs of the Bank are regulated in a variety of ways. Regulations apply to, among other things, insurance of deposit accounts, capital ratios, payment of dividends, liquidity requirements, the nature and amount of the investments that the Bank may make, transactions with affiliates, community and consumer lending laws, internal policies and controls, reporting by and examination of the Bank and changes in control of the Bank.

    INSURANCE OF ACCOUNTS. Pursuant to legislation enacted in September 1996, a one-time fee was paid by all SAIF-insured institutions at the rate of $0.657 per $100 of deposits held by such institutions at March 31, 1995. The money collected recapitalized the SAIF reserve to the level of 1.25% of insured deposits as required by law. In September 1996, the Bank recorded a pre-tax accrual of $7.1 million for this assessment, which was subsequently paid in November 1996.

    The new legislation also provides for the merger, subject to certain conditions, of the SAIF into the Bank Insurance Fund ("BIF") administered by the FDIC by 1999 and also requires BIF-insured institutions to share in the payment of interest on the bonds issued by a specially created government entity ("FICO"), the proceeds of which were applied toward resolution of the thrift industry crisis in the 1980s. Beginning on January 1, 1997, in addition to the insurance premiums that will be paid by SAIF-insured institutions to maintain the SAIF reserve at its required level pursuant to the current risk classification system, SAIF-insured institutions will pay deposit insurance premiums at the annual rate of 6.4 basis points of their insured deposits and BIF-insured institutions will pay deposit insurance premiums at the annual rate of 1.3 basis points of their insured deposits towards the payment of interest on the FICO bonds. Under the current risk classification system, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized" and "undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the FDIA, as discussed below. These three groups are then divided into three subgroups which are based on supervisory evaluations by the institution's primary federal regulator, resulting in nine assessment classifications. Assessment rates currently range from 0 basis points for well capitalized, healthy institutions to 27 basis points for undercapitalized institutions with substantial supervisory concerns.

    The recapitalization of the SAIF is expected to result in lower deposit insurance premiums in the future for most SAIF-insured financial institutions, including the Bank.

    The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Bank's deposit insurance.

    REGULATORY CAPITAL REQUIREMENTS. Federally-insured savings associations are subject to three capital requirements of general applicability: a tangible capital requirement, a core or leverage capital requirement and a risk-based capital requirement. All savings associations currently are required to maintain tangible capital of at least 1.5% of adjusted total assets (as defined in the regulations), core capital equal to 3% of adjusted total assets and total capital (a combination of core and supplementary capital) equal to 8% of risk-weighted assets (as defined in the regulations). For purposes of the regulation, tangible capital is core capital less all intangibles other than qualifying purchased mortgage servicing rights, of which the Bank had $2.2 million at March 31, 1997. Core capital includes common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries and certain nonwithdrawable accounts and pledged deposits. Core capital generally is reduced by the amount of a savings association's intangible assets, other than qualifying mortgage servicing rights.

    A savings association is allowed to include both core capital and supplementary capital in the calculation of its total capital for purposes of the risk-based capital requirements, provided that the amount of supplementary capital included does not exceed the savings association's core capital. Supplementary capital consists of certain capital instruments that do not qualify as core capital, including subordinated debt (such as the Bank's Debentures) which meets specified requirements, and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OTS for principal categories of assets currently range from 0% to 100%, depending on the type of asset.

    OTS policy imposes a limitation on the amount of net deferred tax assets under SFAS No. 109 that may be included in regulatory capital. (Net deferred tax assets represent deferred tax assets, reduced by any valuation allowances, in excess of deferred tax liabilities.) Application of the limit depends on the possible sources of taxable income available to an institution to realize deferred tax assets. Deferred tax assets that can be realized from the following generally are not limited: taxes paid in prior carryback years and future reversals of existing taxable temporary differences. To the extent that the realization of deferred tax assets depends on an institution's future taxable income (exclusive of reversing temporary differences and carryforwards), or its tax-planning strategies, such deferred tax assets are limited for regulatory capital purposes to the lesser of the amount that can be realized within one year of the quarter-end report date or 10% of core capital. The foregoing considerations did not affect the calculation of the Bank's regulatory capital at March 31, 1997.

    In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. Although the final rule was originally scheduled to be effective as of January 1994, the OTS has indicated that it will delay invoking its interest rate risk rule requiring institutions with above normal interest rate risk exposure to adjust their regulatory capital requirement until appeal procedures are implemented and evaluated. The OTS has not yet established an effective date for the capital deduction. Management of the Company does not believe that the OTS' adoption of an interest rate risk component to the risk-based capital requirement will adversely affect the Bank if it becomes effective in its current form.

    In April 1991, the OTS proposed to modify the 3% of adjusted total assets core capital requirement in the same manner as was done by the Comptroller of the Currency for national banks. Under the OTS proposal, only savings associations rated composite 1 under the CAMEL rating system will be permitted to operate at the regulatory minimum core capital ratio of 3%. For all other savings associations, the minimum core capital ratio will be 3% plus at least an additional 100 to 200 basis points, which thus will increase the core capital ratio requirement to 4% to 5% of adjusted total assets or more. In determining the amount of additional capital, the OTS will assess both the quality of risk management systems and the level of overall risk in each individual savings association through the supervisory process on a case-by-case basis.

    In addition to regulatory capital requirements of general applicability, a federally-insured savings association may be required to meet increased individual minimum capital requirements established by the OTS on a case-by-case basis upon a determination that a savings association's capital is or may become inadequate in view of its circumstances. Higher capital levels may be imposed by the OTS on a savings association (i) receiving special supervisory attention;
(ii) that has or is expected to have losses resulting in capital inadequacy;
(iii) that has a high degree of exposure to interest rate risk, prepayment risk, credit risk, concentration of credit risk, certain risks arising from nontraditional activities, or a high proportion of off-balance sheet risk; (iv) that has poor liquidity or cash flows; (v) growing, either internally or through acquisitions, at such a rate that supervisory problems are presented that are not dealt with adequately by other OTS regulations or guidance; (vi) that may be adversely affected by the activities or condition of its holding company or affiliates; (vii) with a portfolio reflecting weak credit quality or a significant likelihood of financial loss, or that has loans in nonperforming status or on which borrowers fail to comply with repayment terms; or (ix) that has a record of operating losses that exceeds the average of other, similarly situated, savings associations; has management deficiencies, including failure to adequately monitor and control financial and operating risks, particularly the risks presented by concentration of credit and nontraditional activities, or has a poor record of supervisory compliance. The appropriate minimum capital level for an individual savings association is necessarily based, in part, on subjective judgment ground in OTS expertise. The factors to be considered in the determinations will vary in each case and may include, for example, (i) the conditions or circumstances leading to the determination that a higher minimum capital requirement is appropriate or necessary for the savings association;
(ii) the exigency of those circumstances or potential problems; (iii) the overall condition, management strength and future prospects of the savings association and, if applicable, its holding company, subsidiaries and affiliates; (iv) the savings association's liquidity, capital and other indicators of financial stability, particularly as compared with those of similarly situated savings associations; and (v) the policies and practices of the savings association's directors, officers and senior management, as well as the internal control and internal audit systems for implementation of such adopted policies and practices.

    At March 31, 1997, the Bank's regulatory capital substantially exceeded the requirements of general applicability and the Bank was not subject to an individual minimum capital requirement under OTS regulations. Based on discussions with the OTS following a recent examination of the Bank, however, the Bank has committed to the OTS to maintain regulatory capital at levels which exceed those of general applicability, commencing on June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Regulatory Developments."

    PROMPT CORRECTIVE ACTION. Federal law provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a Tier 1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a Tier 1 leverage capital ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to adjusted total assets that is equal to or less than 2.0%. The regulations also permit the appropriate Federal banking regulator to downgrade an institution to the next lower category (provided that a significantly undercapitalized institution may not be downgraded to critically undercapitalized) if the regulator determines (i) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (ii) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent exam. At March 31, 1997, the Bank was a "well capitalized" institution under the prompt corrective action regulations of the OTS.

    Depending upon the capital category to which an institution is assigned, the regulators' corrective powers, many of which are mandatory in certain circumstances, include prohibition on capital distributions; prohibition on payment of management fees to controlling persons; requiring the submission of a capital restoration plan; placing limits on asset growth; limiting acquisitions, branching or new lines of business; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rates that the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and, ultimately, appointing a receiver for the institution.

    QUALIFIED THRIFT LENDER TEST. All savings associations are required to meet the qualified thrift lender test ("QTL test") set forth in the HOLA and regulations of the OTS thereunder to avoid certain restrictions on their operations. A savings association that does not meet the QTL Test set forth in the HOLA and implementing regulations must either convert to a bank charter or comply with the following restrictions on its operations: (i) the association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the association shall be restricted to those of a national bank; (iii) the association shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations). The Bank met the QTL test throughout 1996 and the first quarter of 1997.

    RESTRICTIONS ON CAPITAL DISTRIBUTIONS. The OTS has promulgated a regulation governing capital distributions by savings associations, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings association as a capital distribution. Generally, the regulation creates three tiers of associations based on regulatory capital, with the top two tiers providing a safe harbor for specified levels of capital distributions from associations so long as such associations notify the OTS and receive no objection to the distribution from the OTS. Associations that do not qualify for the safe harbor provided for the top two tiers of associations are required to obtain prior OTS approval before making any capital distributions.

    Tier 1 associations may make the highest amount of capital distributions, and are defined as savings associations that before and after the proposed distribution meet or exceed their fully phased-in regulatory capital requirements, as set forth in OTS regulations. See "--Regulatory Capital Requirements" above. Tier 1 associations may make capital distributions during any calendar year equal to the greater of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year and (ii) 75% of its net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the association's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets, and "fully phased-in capital requirement" is defined to mean an association's capital requirement under the statutory and regulatory standards applicable on December 31, 1994, as modified to reflect any applicable individual minimum capital requirement imposed upon the association. At March 31, 1997, management believes that the Bank was a Tier 1 association under the OTS capital distribution regulation. Notwithstanding the foregoing, however, management of the Company believes that the Bank's ability to make capital distributions as a Tier 1 association pursuant to the OTS capital distribution regulation are limited by the regulatory capital levels which it has committed to the OTS it would maintain, commencing on June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Regulatory Developments." Taking into account such commitments and applicable laws and regulations, management estimates that the Bank could dividend to the Company
$         million as of March 31, 1997.

    In December 1994, the OTS published a notice of proposed rulemaking to amend its capital distribution regulation. Under the proposal, the three-tiered approach contained in existing regulations would be replaced and institutions would be permitted to make capital distributions that would not result in their capital being reduced below the level required to remain "adequately capitalized," as defined above under "--Prompt Corrective Action" above.

    LOAN-TO-ONE BORROWER Under applicable laws and regulations the amount of loans and extensions of credit which may be extended by a savings institution such as the Bank to any one borrower, including related entities, generally may not exceed the greater of $500,000 or 15% of the unimpaired capital and unimpaired surplus of the institution. Loans in an amount equal to an additional 10% of unimpaired capital and unimpaired surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. An institution's "unimpaired capital and unimpaired surplus" includes, among other things, the amount of its core capital and supplementary capital included in its total capital under OTS regulations.

    At March 31, 1997, the Bank's unimpaired capital and surplus for purposes of the loans-to-one borrower regulation amounted to $364.7 million, resulting in a general loans-to-one borrower limitation of $54.7 million under applicable laws and regulations. At the same date, the Bank had $138.3 million, $104.5 million and $159.5 million of loans (including unfunded commitments) to one borrower (including related entities) with principal balances which aggregated $40 million or more, $30 million or more but less than $40 million and $20 million or more but less than $30 million, respectively.

    BROKERED DEPOSITS. Under applicable laws and regulations, an insured depository institution may be restricted in obtaining, directly or indirectly, funds by or through any "deposit broker," as defined, for deposit into one or more deposit accounts at the institution. The term "deposit broker" generally includes any person engaged in the business of placing deposits, or facilitating the placement of deposits, of third parties with insured depository institutions or the business of placing deposits with insured depository institutions for the purpose of selling interests in those deposits to third parties. In addition, the term "deposit broker" includes any insured depository institution, and any employee of any insured depository institution, which engages, directly or indirectly , in the solicitation of deposits by offering rates of interest (with respect to such deposits) which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. As a result of the definition of "deposit broker," all of the Bank's brokered deposits, as well as possibly its deposits obtained through customers of regional and local investment banking firms and the deposits obtained from the Bank's direct solicitation efforts of institutional investors and high net worth individuals, are potentially subject to the restrictions described below. Under FDIC regulations, well-capitalized institutions are subject to no brokered deposit limitations, while adequately-capitalized institutions are able to accept, renew or roll over brokered deposits only (i) with a waiver from the FDIC and (ii) subject to the limitation that they do not pay an effective yield on any such deposit which exceeds by more than (a) 75 basis points the effective yield paid on deposits of comparable size and maturity in such institution's normal market area for deposits accepted in its normal market area or (b) by 120% for retail deposits and 130% for wholesale deposits, respectively, of the current yield on comparable maturity U.S. Treasury obligations for deposits accepted outside the institution's normal market area. Undercapitalized institutions are not permitted to accept brokered deposits and may not solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution's normal market area or in the market area in which such deposits are being solicited. At March 31, 1997, the Bank was a well-capitalized institution which was not subject to restrictions on brokered deposits. See "Business--Sources of Funds-- Deposits."

    LIQUIDITY REQUIREMENTS. All savings associations are required to maintain an average daily balance of liquid assets, which include specified short-term assets and certain long-term assets, equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. Currently, the required liquid asset ratio is 5%. In May 1997, however, the OTS proposed to amend its liquidity regulation to, among other things, provide that a savings association shall maintain liquid assets of not less than 4% of the amount of its liquidity base at the end of the preceding calendar quarter, as well as to provide that each savings association must maintain sufficient liquidity to ensure its safe and sound operation. Historically, the Bank has operated in compliance with applicable liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Commitments and Off-Balance Sheet Risks."

    AFFILIATE TRANSACTIONS. Under federal law and regulation, transactions between a savings association and its affiliates are subject to quantitative and qualitative restrictions. Affiliates of a savings association include, among other entities, companies that control, are controlled by or are under common control with the savings association. As a result, the Company and its non-bank subsidiaries are affiliates of the Bank.

    Savings associations are restricted in their ability to engage in "covered transactions" with their affiliates. In addition, covered transactions between a savings association and an affiliate, as well as certain other transactions with or benefiting an affiliate, must be on terms and conditions at least as favorable to the savings association as those prevailing at the time for comparable transactions with non-affiliated companies. Savings associations are required to make and retain detailed records of transactions with affiliates.

    Notwithstanding the foregoing, a savings association is not permitted to make a loan or extension of credit to any affiliate unless the affiliate is engaged only in activities the Federal Reserve Board has determined to be permissible for bank holding companies. Savings associations also are prohibited from purchasing or investing in securities issued by an affiliate, other than shares of a subsidiary.

    Savings associations are also subject to various limitations and reporting requirements on loans to insiders. These limitations require, among other things, that all loans or extensions of credit to insiders (generally executive officers, directors or 10% stockholders of the institution) or their "related interests" be made on substantially the same terms (including interest rates and collateral) as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with the general public and not involve more than the normal risk of repayment or present other unfavorable features.

    COMMUNITY INVESTMENT AND CONSUMER PROTECTION LAWS. In connection with its lending activities, the Bank is subject to a variety of federal laws designed to protect borrowers and to promote lending to various sectors of the economy and population. Included among these are the Federal Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act and the Community Reinvestment Act.

    SAFETY AND SOUNDNESS. Other regulations of the OTS which are applicable to the Bank (i) set forth real estate lending standards for insured institutions, which provide guidelines concerning loan-to-value ratios for various types of real estate loans; (ii) require depository institutions to develop and implement internal procedures to evaluate and control credit and settlement exposure to their correspondent banks; and (iii) address various "safety and soundness" issues, including operations and managerial standards, standards for asset quality, earnings and stock valuations, and compensation standards for the officers, directors, employees and principal stockholders of the insured institution.

                                    TAXATION

FEDERAL TAXATION

    GENERAL. The Company and all of its subsidiaries currently file, and expect to continue to file, a consolidated Federal income tax return based on a calendar year. Consolidated returns have the effect of eliminating inter-company transactions, including dividends, from the computation of taxable income.

    For taxable years beginning prior to January 1, 1996, a savings institution such as the Bank that met certain definitional tests relating to the composition of its assets and the sources of its income (a "qualifying savings institution") was permitted to establish reserves for bad debts and to claim annual tax deductions for additions to such reserves. A qualifying savings institution was permitted to make annual additions to such reserves based on the institution's loss experience. Alternatively, a qualifying savings institution could elect, on an annual basis, to use the "percentage of taxable income" method to compute its addition to its bad debt reserve on qualifying real property loans (generally, loans secured by an interest in improved real estate). The percentage of taxable income method permitted the institution to deduct a specified percentage of its taxable income before such deduction, regardless of the institution's actual bad debt experience, subject to certain limitations. From 1988 to 1995, the Bank has claimed bad debt deductions under the percentage of taxable income method because that method produced a greater deduction than did the experience method.

    On August 20, 1996, President Clinton signed the Small Business Job Protection Act (the "Act") into law. One provision of the Act repealed the reserve method of accounting for bad debts for savings institutions effective for taxable years beginning after 1995 and provides for recapture of a portion of the reserves existing at the close of the last taxable year beginning before January 1, 1996. See Note 21 to the Consolidated Financial Statements for a discussion of the effect of this legislation on the Bank. For its tax years beginning on or after January 1, 1996, the Bank will be required to account for its bad debts under the specific charge-off method. Under this method, deductions may be claimed only as and to the extent that loans become wholly or partially worthless.

    ALTERNATIVE MINIMUM TAX. In addition to the regular corporate income tax, corporations, including qualifying savings institutions, are subject to an alternative minimum tax. The 20% tax is computed on Alternative Minimum Taxable Income ("AMTI") and applies if it exceeds the regular tax liability. AMTI is equal to regular taxable income with certain adjustments. For taxable years beginning after 1989, AMTI includes an adjustment for 75% of the excess of "adjusted current earnings" over regular taxable income. Net operating loss carrybacks and carryforwards are permitted to offset only 90% of AMTI. Alternative minimum tax paid can be credited against regular tax due in later years.

    TAX RESIDUALS. From time to time the Company acquires tax residuals., which are included in the Company's deferred tax assets. Although a tax residual has little or no future economic cash flows from the REMIC from which it has been issued, the tax residual does bear the income tax liability or benefit resulting from the difference between the interest rate paid on the securities by the REMIC and the interest rate received on the mortgage loans held by the REMIC. This generally results in taxable income for the Company in the first several years of the REMIC and equal amounts of tax deductions thereafter. The Company receives cash payments in connection with the acquisition of tax residuals to compensate the Company for the time value of money associated with the tax payments related to these securities and the costs of modeling, recording, monitoring and reporting the securities.; thus, the Company in effect receives payments in connection with its acquisition of the security and acceptance of the related tax liabilities. The Company defers all fees received and recognizes such fees in interest income on a level yield basis over the expected life of the deferred tax asset related to tax residuals. The Company also adjusts the recognition in interest income of fees deferred based upon the changes in the actual prepayment rates of the underlying mortgages held by the REMIC and periodic reassessments of the expected life of the deferred tax asset related to tax residuals. At December 31, 1996, the Company's gross deferred tax assets included $3.7 million which was attributable to the Company's tax residuals and related deferred income. The Company's current portfolio of tax residuals generally have a negative tax basis and are not expected to generate future taxable income. Because of the manner in which REMIC residuals are treated for tax purposes, at December 31, 1996, the Company had approximately $10.2 million of net operating loss carryforwards for Federal income tax purposes which were attributable to sales of tax residuals. See Note 21 to the Consolidated Financial Statements.

    INVESTMENTS IN LOW-INCOME-HOUSING TAX CREDIT INTERESTS. For a discussion of the tax effects of investments in low-income-housing tax credit interests, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Income Tax Expenses" and "Business-Investment Activities-Investment in Low-Income Housing Tax Credit Interests."

    EXAMINATIONS. The most recent examination by the Internal Revenue Service of the Company's Federal income tax returns was of the tax returns filed for 1991 and 1992. The statute of limitations has run with respect to all tax years prior to those years. Thus, the Federal income tax returns for the years 1991 and 1992 (due to a waiver of the statute of limitations) and 1993 through 1995 are open for examination. The Internal Revenue Service currently is completing an examination of the Company's Federal income tax returns for 1993 and 1994; management of the Company does not anticipate any material adjustments as a result of these examinations, although there can be no assurances in this regard.

STATE TAXATION

    The Company's income is subject to tax by the State of Florida, which has a statutory tax rate of 5.5%, and is determined based on certain apportionment factors. The Company is taxed in New Jersey on income, net of expenses, earned in New Jersey at a statutory rate of 3.0%. No state return of the Company has been examined, and no notification has been received by the Company that any state intends to examine any of its tax returns.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following tables set forth certain information about the directors and executive officers of the Company. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation or removal. Executive officers of the Company are elected annually by the Board of Directors and generally serve at the discretion of the Board. There are no arrangements or understandings between the Company and any person pursuant to which such person was elected as a director or executive officer of the Company. Other than William C. Erbey and John R. Erbey, who are brothers, no director or executive officer is related to any other director or executive officer of the Company or any of its subsidiaries by blood, marriage or adoption.

DIRECTORS OF THE COMPANY

NAME                           AGE(1)                               POSITION                            DIRECTOR SINCE
---------------------------  -----------  ------------------------------------------------------------  ---------------
William C. Erbey                     47   Chairman, President and Chief Executive Officer                       1988
Hon. Thomas F. Lewis                 72   Director                                                              1997
W. C. Martin                         48   Director                                                              1996
Howard H. Simon                      56   Director                                                              1996
Barry N. Wish                        54   Chairman, Emeritus                                                    1988

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

NAME                           AGE(1)                                       POSITION
---------------------------  -----------  ----------------------------------------------------------------------------
John R. Barnes                       54   Senior Vice President
Joseph A. Dlutowski                  32   Senior Vice President
John R. Erbey                        56   Managing Director and Secretary
Robert E. Koe                        51   Managing Director
Christine A. Reich                   35   Managing Director
Mark S. Zeidman                      45   Senior Vice President and Chief Financial Officer

------------------------

(1) As of March 31, 1997.

    The principal occupation for the last five years of each director of the Company, as well as certain other information, is set forth below.

    WILLIAM C. ERBEY. Mr. Erbey has served as President and Chief Executive Officer of the Company since January 1988, as Chief Investment Officer of the Company since January 1992 and as Chairman of the Board of the Company since September 1996. Mr. Erbey has served as Chairman of the Board of the Bank since February 1988 and as President and Chief Executive Officer of the Bank since June 1990. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group ("Oxford"), a private investment company, in charge of merchant banking. From 1975 to 1983, he served at General Electric Capital Corporation ("GECC") in various capacities, most recently as President and Chief Operating Officer of General Electric Mortgage Insurance Corporation, a subsidiary of the General Electric Company engaged in the mortgage insurance business. Mr. Erbey also served as program general manager of GECC's Commercial Financial Services Department and its subsidiary Acquisition Funding Corporation.

    HON. THOMAS F. LEWIS. Mr. Lewis served as a United States Congressman, representing the 12th District of Florida from 1983 to 1995. Prior to 1983, Mr. Lewis served in the House and Senate of the Florida State Legislature at various times. Mr. Lewis is a principal of Lewis Properties, Vice President of Marian V. Lewis Real Estate and Investments and a director of T&M Ranch & Nursery. In addition,

Mr. Lewis serves as a United States delegate to the North Atlantic Treaty Organization and as a member of the Presidents Advisory Commission on Global Trade Policies. He also is a member of the Economic Council of Palm Beach County.

    W. C. MARTIN. Mr. Martin has served as a director of the Company and the Bank since July 1996 and June 1996, respectively. Since 1982, Mr. Martin has been associated with Holding Capital Group ("HCG") and has been engaged in the acquisition and turnaround of businesses in a broad variety of industries. Since March 1993, Mr. Martin also has served as President and Chief Executive Officer of Solitron Vector Microwave Products, Inc., a company he formed along with other HCG investors to acquire the assets of the former Microwave Division of Solitron Devices, Inc. Prior to 1982, Mr. Martin was a Manager in Touche Ross & Company's Management Consulting Division, and prior to that he held positions in financial management with Chrysler Corporation.

    HOWARD H. SIMON. Mr. Simon has served as a director of the Company since July 1996. Mr. Simon is the Managing Director of Simon, Master & Sidlow, P.A., a certified public accounting firm which Mr. Simon founded in 1978 and which is based in Wilmington, Delaware. He has served as a director of the Company since 1987. Mr. Simon is a past Chairman and current member of the Board of Directors of CPA Associates International, Inc. Prior to 1978, Mr. Simon was a Partner of Touche Ross & Company.

    BARRY N. WISH. Mr. Wish has served as Chairman, Emeritus of the Company since September 1996, and he previously served as Chairman of the Board of the Company from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of Oxford, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and Shareholder of Kidder, Peabody & Co., Inc.

    The background for the last five years of each executive officer of the Company who is not a director, as well as certain other information, is set forth below.

    JOHN R. BARNES. Mr. Barnes has served as Senior Vice President of the Company and the Bank since May 1994 and served as Vice President of the same from October 1989 to May 1994. Mr. Barnes was a Tax Partner in the firm of Deloitte Haskins & Sells from 1986 to 1989 and in the firm of Arthur Young & Co. from 1979 to 1986. Mr. Barnes was the Partner in Charge of the Cleveland Office Tax Department of Arthur Young & Co. from 1979 to 1984.

    JOSEPH A. DLUTOWSKI. Mr. Dlutowski was elected a Senior Vice President of the Company and the Bank in March 1997. Mr. Dlutowski joined the Bank in October 1992 and served as a Vice President from May 1993 until March 1997. From 1989 to 1991, Mr. Dlutowski was associated with the law firm of Baker and Hostetler.

    JOHN R. ERBEY. Mr. Erbey has served as a Managing Director of the Company since January 1993 and as Secretary of the Company since June 1989, and served as Senior Vice President of the Company from June 1989 until January 1993. Mr. Erbey has served as a director of the Bank since 1990, as a Managing Director of the Bank since May 1993 and as Secretary of the Bank since July 1989. Previously, he served as Senior Vice President of the Bank from June 1989 until May 1993. From 1971 to 1989 he was a member of the Law Department of Westinghouse Electric Corporation and held various management positions, including Associate General Counsel and Assistant Secretary from 1984 to 1989. Previously, he held the positions of Assistant General Counsel of the Industries and International Group and Assistant General Counsel of the Power Systems Group of Westinghouse.

    ROBERT E. KOE. Mr. Koe was elected as a Managing Director of the Company and the Bank on July 1, 1996. Mr. Koe has served as a director of the Bank since 1994. Mr. Koe formerly was Chairman, President and Chief Executive Officer of United States Leather, Inc. ("USL"), which includes Pfister & Vogel Leather, Lackawanna Leather, A.L. Gebhardt and Caldwell/Moser Leather. Prior to joining USL in 1990, he was Vice Chairman of Heller Financial Inc., and served as a member of the board of its parent company, Heller International Corp. ("Heller"), as well as Heller Overseas Corp. Mr. Koe came to Heller in 1984 from General Electric Capital Corp. ("GECC"), where he held positions which included Vice President and General Manager of Commercial Financial Services, Vice President and General Manager of Commercial Equipment Financing, and President of Acquisition Funding Corp. Before joining GECC, Mr. Koe held various responsibilities with its parent, the General Electric Company, from 1967 to 1975.

    CHRISTINE A. REICH. Ms. Reich has served as a Managing Director of the Company since June 1994. Ms. Reich served as Chief Financial Officer of the Company from January 1990 to May 1997, as Senior Vice President of the Company from January 1993 until June 1994 and as Vice President of the Company from January 1990 until January 1993. Ms. Reich has served as a director of the Bank since 1993, as a Managing Director of the Bank since June 1994 and as Chief Financial Officer of the Bank since May 1990. Ms. Reich served as Senior Vice President of the Bank from May 1993 to June 1994 and Vice President of the Bank from January 1990 to May 1993. From 1987 to 1990, Ms. Reich served as an officer of another subsidiary of the Company. Prior to 1987, Ms. Reich was employed by KPMG Peat Marwick LLP, most recently in the position of Manager.

    MARK S. ZEIDMAN. Mr. Zeidman joined the Bank in May 1997 as Senior Vice President and Chief Financial Officer. From 1986 until May 1997, Mr. Zeidman was employed by Nomura Securities International, Inc., most recently as Managing Director. Prior to 1986, Mr. Zeidman held positions with Shearson Lehman Brothers and Coopers & Lybrand. Mr. Zeidman is a Certified Public Accountant.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors of the Company held a total of three meetings during 1996. No director of the Company attended fewer than 75% of the aggregate total number of meetings of the Board of Directors held while he was a member of the Board of Directors during 1996 and the total number of meetings held by all committees thereof during the period which he served on such committees during 1996.

    The Board of Directors of the Company has established an Executive Committee, an Audit Committee and a Nominating and Compensation Committee. A brief description of these committees is set forth below.

    The Executive Committee is generally responsible to act on behalf of the Board of Directors on all matters when the full Board of Directors is not in session. Currently, the members of this committee are Directors William C. Erbey (Chairman) and Barry N. Wish. This committee did not meet during 1996.

    The Audit Committee of the Board of Directors reviews and advises the Board of Directors with respect to reports by the Company's independent auditors and monitors the Company's compliance with laws and regulations applicable to the Company's operations. Currently, the members of the Audit Committee are Directors Simon (Chairman) and Martin. This committee met one time during 1996.

    The Nominating and Compensation Committee evaluates and makes recommendations to the Board of Directors for the election of directors, as well as handles personnel and compensation matters relating to the executive officers of the Company. Currently, the members of the Nominating and Compensation committee are Directors Martin (Chairman) and Simon. This committee met one time during 1996.

BOARD OF DIRECTORS COMPENSATION

    Pursuant to a Directors Stock Plan adopted by the Board of Directors and stockholders of the Company in July 1996, the Company compensates directors by delivering a total annual value of $10,000 payable in shares of Common Stock (which may be prorated for a director serving less than a full one-year term, as in the case of a director joining the Board after an annual meeting of stockholders), subject to review and adjustment by the Board of Directors from time to time. Except for 1996, such payment will be made after the annual organizational meeting of the Board of Directors which follows the annual meeting of stockholders of the Company. An additional annual fee payable in shares of Common Stock, which is $2,000 beginning in 1996, subject to review and adjustment by the Board of Directors from time to time, will be paid to committee chairs after the annual organizational meeting of the Board of Directors. For 1996, four directors of the Company and three committee chairs received shares of Common Stock issuable under the Directors Stock Plan upon consummation of the initial public offering of the Common Stock by certain stockholders of the Company on September 25, 1996.

    Shares issued pursuant to the Directors Stock Plan are based on their "fair market value" on the date of grant. The term "fair market value" is defined in the Directors Stock Plan to mean the mean of the high and low prices of the Common Stock as reported by the Nasdaq Stock Market's National Market on the relevant date, or if no sale of Common Stock shall have been reported for that day, the average of such prices on the next preceding day and the next following day for which there are reported sales.

    Shares issued pursuant to the Directors Stock Plan, other than the committee fee shares, are subject to forfeiture during the 12 full calendar months following election or appointment to the Board of Directors or a committee thereof if the director does not attend an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which he is a member during such period.

    Barry N. Wish, who served as Chairman of the Board of Directors of the Company until September 1996, and continues to serve as a director of the Company and the Bank received $150,000 of cash compensation in 1996 for his services to the Company as Chairman. Beginning January 1, 1997, Mr. Wish receives compensation only as a non-employee director of both the Company and the Bank.

REMUNERATION OF EXECUTIVE OFFICERS--SUMMARY COMPENSATION TABLE

    The following table discloses compensation received by the Company's chief executive officer and the four other most highly paid directors and executive officers of the Company for the years indicated.

                                                ANNUAL COMPENSATION                    LONG-TERM COMPENSATION AWARDS
                                          --------------------------------      -------------------------------------------
                                                                                                 NUMBER OF
                                                                                                SECURITIES
                                                                                 RESTRICTED     UNDERLYING      ALL OTHER
NAME AND POSITION                         YEAR  SALARY($)      BONUS($)(1)      STOCK AWARDS   OPTIONS(#)(2)   COMPENSATION
----------------------------------------  ----  ---------      -----------      ------------   -------------   ------------
William C. Erbey,                         1996  $ 150,000      $   650,000      -- -- --          115,790         $3,000(3)
  Chairman of the Board,                  1995    150,000               --                             --          3,000(3)
    Chief Executive                       1994    150,000        1,171,675                        269,400          3,000(3)
    Officer and President
John R. Erbey,                            1996    150,000          525,000      -- -- --           89,474          3,000(3)
  Managing Director and                   1995    150,000           50,000                         44,500          3,000(3)
    Secretary                             1994    150,000          800,000                        175,970          3,000(3)
Robert E. Koe,                            1996     75,000(4)       250,000(4)     --               31,579(4)       7,973(4)
  Managing Director
Christine A. Reich,                       1996    150,000          487,500      -- -- --           81,579          3,000(3)
  Managing Director and                   1995    150,000           50,000                         44,500          3,000(3)
    Chief Financial                       1994    147,917          487,500                         97,410          3,000(3)
    Officer
John R. Barnes                            1996    125,000          212,500      -- -- --           23,684          3,000(3)
  Senior Vice President                   1995    125,000          100,000                         22,240          3,000(3)
                                          1994    113,542          206,250                         26,720          3,000(3)

------------------------

(1) The indicated bonuses were paid in the first quarter of the following year for services rendered in the year indicated.

(2) Consists of options granted pursuant to the Stock Option Plan which, in accordance with their terms, provide recipients with the option to purchase shares of Common Stock.

(3) Consists of contributions by the Company pursuant to the Ocwen Financial Corporation 401(k) Savings Plan.

(4) The indicated compensation amounts are applicable to the period of July 1, 1996 through December 31, 1996, the period during which Mr. Koe served as a Managing Director. Mr. Koe received other compensation of $7,943 related to reimbursement of relocation expenses as well as $7,000 in director fees related to the period from January 1, 1996 through June 30, 1996, during which Mr. Koe served as a director of the Bank but not as an employee of the Company.

ANNUAL INCENTIVE PLAN

    Since 1990, the Company has maintained an annual incentive plan for the management and other salaried employees of the Company and its subsidiaries. The plan provides the participants with bonuses each year paid from a pool based upon the Company's consolidated operating income for that year. Accordingly, the plan provides management and other personnel with a significant incentive to contribute to the Company's financial success by allowing them to share in a portion of the consolidated operating income of the Company and its subsidiaries.

    The aggregate bonus pool payable under the plan may not exceed 20% of income before taxes and incentive awards of the Company plus pre-tax equivalent income generated by tax advantaged investments. The plan is administered by the President of the Company and may be amended or terminated at any time by the Board of Directors of the Company.

    Incentive awards are paid to participants following the end of each fiscal year after the determination of the Company's income. Incentive awards may be paid in cash or in any other form approved by the Company's Board of Directors. Since 1990, certain executive officers and other eligible participants have received a portion of their annual incentive award in the form of options to acquire Common Stock of the Company pursuant to the Stock Option Plan.

STOCK OPTION PLAN

    The Company maintains a non-qualified stock option plan which is designed to advance the interests of the Company, its subsidiaries (including the Bank) and the Company's stockholders by affording certain officers and other key employees of the Company, the Bank and other Company subsidiaries an opportunity to acquire or increase their proprietary interests in the Company by granting such persons options to acquire Common Stock. A total of 6,388,550 shares of Common Stock were authorized for issuance at December 31, 1996 under the Stock Option Plan. As of December 31, 1996, options to acquire 260,090 shares of Common Stock were outstanding under the Stock Option Plan. In addition, options to acquire 573,686 shares of Common Stock were granted in January 1997 for services rendered in 1996. Options granted pursuant to the Stock Option Plan frequently have had exercise prices which are at a substantial discount to the book value and market value of the Common Stock. At December 31, 1996, the average exercise price of the outstanding options granted under the Stock Option Plan was $16.89 and the market value per share of Common Stock was $26.75.

    The Stock Option Plan currently is administered and interpreted by either the Board of Directors of the Company or, to the extent authority is delegated, the Nominating and Compensation Committee thereof.

OPTION GRANTS FOR 1996

    The following table provides information relating to option grants made pursuant to the Stock Option Plan in January 1997 to the individuals named in the Summary Compensation Table for services rendered in 1996.

                                                             INDIVIDUAL GRANTS
                           -------------------------------------------------------------------------------------
                                                                                                                  POTENTIAL
                                                                                                                  REALIZABLE
                                                                                                                  VALUE AT
                                                                                                                   ASSUMED
                                                                                                                  RATES OF
                                                                                                                    STOCK
                                                  PERCENT                                                           PRICE
                               NUMBER OF       OF SECURITIES                   MARKET VALUE PER                   APPRECIATION
                              SECURITIES        UNDERLYING                       SHARE OF THE                     FOR OPTION
                              UNDERLYING       TOTAL OPTIONS                        COMPANY                        TERM(3)
                                OPTIONS         GRANTED TO       EXERCISE       COMMON STOCK AT     EXPIRATION    ---------
NAME                        GRANTED#)(1)(2)    EMPLOYEES(2)    PRICE ($/SH)    DECEMBER 31, 1996       DATE         0%($)
-------------------------  -----------------  ---------------  -------------  -------------------  -------------  ---------
William C. Erbey.........        115,790              20.2%      $   22.00         $   26.75              2007    $ 550,000
John R. Erbey............         89,474              15.6           22.00             26.75              2007      425,000
Robert E. Koe............         31,579               5.5           22.00             26.75              2007      150,000
Christine A. Reich.......         81,579              14.2           22.00             26.75              2007      387,500
John R. Barnes...........         23,684               4.1           22.00             26.75              2007      112,500



NAME                         5%($)       10%($)
-------------------------  ----------  ----------
William C. Erbey.........  $2,497,590  $5,486,130
John R. Erbey............   1,929,954   4,239,278
Robert E. Koe............     681,159   1,496,213
Christine A. Reich.......   1,759,659   3,865,213
John R. Barnes...........     510,864   1,122,148

------------------------

(1) All options are to purchase shares of Common Stock and vest and become exercisable in January 1998.

(2) Indicated grants were made in January 1997 for services rendered in 1996. The percentage of securities underlying these options to the total number of securities underlying all options granted to employees of the Company is based on options to purchase a total of 573,686 shares of Common Stock granted to employees of the Company under the Stock Option Plan in January 1997.

(3) Assumes future prices of shares of Common Stock of $26.75, $43.57 and $69.38 at compounded rates of return of 0%, 5% and 10%, respectively.

AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

    The following table provides information relating to option exercises in 1996 by the individuals named in the Summary Compensation Table and the value of each such individual's unexercised options at December 31, 1996.

                                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                            OPTIONS AT                  OPTIONS AT
                                                                       DECEMBER 31, 1996(1)        DECEMBER 31, 1996(2)
                                                                    --------------------------  --------------------------
                                       NUMBER OF
                                         SHARES
                                        ACQUIRED         VALUE
NAME                                  ON EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------  --------------  -------------  -----------  -------------  -----------  -------------
William C. Erbey...................       924,640     $ 5,121,525       --            115,790    $  --        $   550,003
John R. Erbey......................       747,880       4,116,767       44,500         89,474      934,055        425,002
Robert E. Koe......................        --             --            --             31,579       --            150,000
Christine A. Reich.................       222,650       1,151,863       44,500         81,579      934,055        387,500
John R. Barnes.....................        83,250         438,509       22,150         23,648      464,929        112,499

------------------------

(1) All options are to purchase shares of Common Stock and were granted pursuant to the Stock Option Plan. Options listed as "exercisable" include options granted in January 1996 which became exercisable in January 1997, and options listed as "unexercisable" consist of options granted in January 1997 which become exercisable in January 1998.

(2) Based on the $26.75 market value of a share of Common Stock at December 31, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    At December 31, 1996, the Company held a residential mortgage loan with an interest rate of 8.5% which was made by the Bank to Howard H. Simon, a director of the Company. The principal balance of this loan amounted to $116,484 at December 31, 1996, and the highest principal balance of this loan during 1996 was $131,150.

    From time to time the Company raises funds by privately issuing short-term notes to its stockholders. In 1996, the Company had a maximum of $7.6 million of such short-term notes outstanding, including $1.0 million and $250,000 which were held by William C. Erbey and John R. Erbey (or their affiliates), respectively. All of such short-term notes had interest rates of 10.5% per annum and were repaid in full in November 1996.

    In September 1996, the Company loaned $6.7 million to certain of its and the Bank's current and former officers and directors to fund their exercise of vested stock options to purchase an aggregate of 2,713,660 shares of Common Stock, including 924,640 shares, 175,970 shares, 747,880 shares, 222,650 shares and 83,250 shares acquired by William C. Erbey, Barry N. Wish, John R. Erbey, Christine A. Reich and John R. Barnes, respectively, who issued notes to the Company in the amount $2.2 million, $423,000, $1.8 million, $583,000 and $263,000, respectively. The aggregate amount of the foregoing indebtedness outstanding at December 31, 1996 amounted to $3.8 million, including $1.2 million, $0, $1.6 million, $603,000 and $272,000 in the case of William C. Erbey, Barry N. Wish, John R. Erbey, Christine A. Reich and John R. Barnes, respectively. Such notes bear interest at 10.5% per annum, are payable in two equal installments on March 1, 1998 and March 1, 1999 and are secured by the related shares of Common Stock. At the time of the issuance of the foregoing notes, the Company also agreed to loan the issuers thereof up to an additional $1.7 million to fund the payment of additional taxes owed in connection with the exercise of the above-referenced stock options, including $594,000, $478,000 and $134,000 in the case of William C. Erbey, John R. Erbey and Christine A. Reich, respectively. Notes in these amounts were issued by these persons in April 1997 and have the same terms as the above-referenced notes.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date indicated by (i) each director and named executive officer of the Company, (ii) all directors and current executive officers of the Company as a group and (iii) all persons known by the Company to own beneficially 5% or more of the outstanding Common Stock. The table is based upon information supplied to the Company by directors, officers and principal stockholders. Other than Mr. Harold Price, whose address is 2450 Presidential Way, #1806, West Palm Beach, Florida 33401, the address for each of the individuals named below is the same as that of the Company.

                                                                 SHARES BENEFICIALLY OWNED
                                                                           AS OF
                                                                      MARCH 31, 1997
                                                                ---------------------------
  NAME OF BENEFICIAL OWNER                                       AMOUNT(1)     PERCENT(1)
--------------------------------------------------------------  ------------  -------------
Harold Price..................................................     1,720,928(2)         6.4%
Directors and executive officers:
  William C. Erbey............................................     9,853,671(3)        36.8%
  Barry N. Wish...............................................     5,054,117(4)        18.9%
  Hon. Thomas F. Lewis........................................       --                 *
  W.C. Martin.................................................           801            *
  Howard H. Simon.............................................           801            *
  John R. Barnes..............................................       105,400(5)           *
  John R. Erbey...............................................     1,020,980(6)         3.8%
  Robert E. Koe...............................................        40,350(7)           *
  Christine A. Reich..........................................       267,150(8)         1.0%
    All directors, nominees for director and executive
      officers as a group (11 persons)........................    16,373,450(9)        61.0%

------------------------

*   Less than 1%

(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or
    (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, (i) an individual has sole voting power and sole investment power with respect to the indicated shares and (ii) individual holdings amount to less than 1% of the outstanding shares of Common Stock.

(2) Includes 1,436,990 shares held by HAP Investment Partnership, the partners of which are Harold Price and his spouse. Mr. and Mrs. Price share voting and dispositive power with respect to the shares owned by HAP Investment Partnership. Also includes 283,938 shares held by Mr. Price as nominee for various trusts for the benefit of members of his family.

(3) Includes 6,848,790 shares held by FF Plaza Partners, a Delaware partnership of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners. Also includes 3,004,080 shares held by Erbey Holding Corporation, a corporation wholly owned by William C. Erbey.

(4) Includes 4,807,480 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93.0% of the common stock thereof; 175,970 shares held by B.N.W. Partners, a Delaware partnership of which the partners are Mr. Wish and B.N.W., Inc., a corporation wholly owned by Mr. Wish; and 70,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director.

(5) Includes 83,250 shares held by a partnership controlled by Mr. Barnes. Also includes options to acquire 22,150 shares of Common Stock which were exercisable at or within 60 days of March 31, 1997.

(6) Includes 953,665 shares held by John R. Erbey Family Limited Partnership, a Georgia limited partnership whose general partner is a corporation wholly owned by John R. Erbey and whose limited partners consists of John R. Erbey, his spouse and children. Also includes options to acquire 44,500 shares of Common Stock which were exercisable at or within 60 days of March 31, 1997.

(7) Does not include 5,050 shares held by Mr. Koe's son and daughter.

(8) Includes 222,650 shares held by CPR Family Limited Partnership, a Georgia limited partnership whose general partner is a corporation wholly owned by Christine A. Reich and whose limited partners are Christine A. Reich and her spouse. Also includes options to acquire 44,500 shares of Common Stock which were exercisable at or within 60 days of March 31, 1997.

(9) Includes options to acquire 113,690 shares of Common Stock which were exercisable at or within 60 days of March 31, 1997.

                            MARKET FOR COMMON STOCK

    The Common Stock is traded on the Nasdaq Stock Market's National Market under the symbol "OCWN." At March 31, 1997, the Company had 26,799,511 shares of Common Stock outstanding which were held by 115 stockholders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

    The following table sets forth the high and low closing sales prices of the Common Stock on the Nasdaq Stock Market's National Market during each quarter since the initial public offering of the Common Stock by certain stockholders of the Company on September 25, 1996.

                                                                                 MARKET PRICE
                                                                             --------------------
                                                                               HIGH        LOW
                                                                             ---------  ---------

1996
---------------------------------------------------------------------------
Third quarter (from September 25)..........................................  $   21.00  $   19.00
Fourth quarter.............................................................      30.50      20.55

1997
---------------------------------------------------------------------------
First quarter..............................................................      34.75      25.25
Second quarter (through June 8)............................................      31.75      26.00

    The Company intends to apply to list the Common Stock on the New York Stock Exchange. If approved for listing, trading of the Common Stock on the New York Stock Exchange is expected to commence within 30 days after the Common Stock Offering.

    The Company has not paid any dividends on the Common Stock in recent years.

                   DESCRIPTION OF CAPITAL SECURITIES OFFERING

    Concurrently with the Common Stock Offering, the Trust is offering $125 million of Capital Securities. The Capital Securities evidence undivided beneficial ownership interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, all of which will be held by the Company.

    Holders of the Capital Securities will be entitled to receive cumulative
cash distributions at an annual rate of    % of the liquidation amount of $1000
per Capital Security, accruing from the date of original issuance and payable
semi-annually in arrears on       and       of each year commencing on
          , 1997. The distribution rate and the distribution and other payment dates for the Capital Securities will correspond to the interest rate and interest and other payment dates on the Junior Subordinated Debentures.

    The Trust will invest the proceeds from the issuance of the Capital
Securities and Common Securities in an equivalent amount of    % Junior
Subordinated Debentures of the Company. The Junior Subordinated Debentures will
mature on           , 2027. The Junior Subordinated Debentures will rank
subordinate and junior in right of payment to all Senior Indebtedness of the Company, as defined in the Indenture relating to the Junior Subordinated Debentures. In addition, the Company's obligations under the Junior Subordinated Debentures will be structurally subordinated to all existing and future liabilities and obligations of its subsidiaries.

    Payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Capital Securities, are guaranteed by the Company to the extent the Trust has funds available therefor (the "Guarantee"). If the Company does not make principal or interest payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the

Capital Securities, in which event the Guarantee shall not apply to such distributions until the Trust has sufficient funds available therefor. The Company's obligations under the Guarantee, taken together with its obligations under the Junior Subordinated Debentures and the related indenture, including its obligation to pay all costs, expenses and liabilities of the Trust (other than with respect to the Capital Securities), constitute a full and unconditional guarantee of all of the Trust's obligations under the Capital Securities. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness of the Company.

    The Company has the right to defer payment of interest on the Junior Subordinated Debentures by extending the interest payment period on the Junior Subordinated Debentures, from time to time, for up to 10 consecutive semi-annual periods. If interest payments on the Junior Subordinated Debentures are so deferred, distributions on the Capital Securities also will be deferred for an equivalent period and the Company will be subject to certain payment and other restrictions.

    The Junior Subordinated Debentures are redeemable by the Company in whole or
in part on or after           , 2007, or at any time, in whole but not in part,
upon the occurrence of a Special Event, in either case, subject to the receipt of any necessary prior regulatory approval. If the Junior Subordinated Debentures are redeemed, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed. The Trust Securities will be redeemed upon maturity of the Junior Subordinated Debentures.

    Upon the occurrence and continuation of a Special Event, the Company will have the right, subject to the receipt of any necessary prior regulatory approval, to terminate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and the Common Securities in liquidation of the Trust. If the Junior Subordinated Debentures are distributed to the holders of Capital Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such other stock exchanges, if any, on which the Capital Securities are then listed.

    In the event of the liquidation of the Trust, after satisfaction of the claims of creditors of the Trust, if any, as provided by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation amount of $1000 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures as described above. If such Liquidation Distribution (as defined herein) can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Capital Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Capital Securities, except that if an Indenture Event of Default (as defined) has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Pursuant to the Articles of Incorporation of the Company, the Company is authorized to issue 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). At March 31, 1997, there were 26,799,511 shares of Common Stock outstanding and no shares of Preferred Stock were outstanding.

COMMON STOCK

    GENERAL. Each share of Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. All shares of Common Stock currently outstanding are fully paid and nonassessable. The Common Stock represents nonwithdrawable capital and is not subject to call for redemption. The Common Stock is not an account of an insurable type and is not insured by the FDIC or any other governmental authority.

    DIVIDENDS. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

    VOTING RIGHTS. The holders of Common Stock possess exclusive voting rights in the Company. They elect the Company's Board of Directors and act on such other matters as are required to be presented to them under applicable law or the Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock also may possess voting rights.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, the holders of the then-outstanding Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS. Holders of the Common Stock are not entitled to preemptive rights with respect to any shares which may be issued in the future. Thus, the Company may sell shares of Common Stock without first offering them to the then holders of the Common Stock.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Common Stock is The Bank of New York.

PREFERRED STOCK

    The Company's authorized Preferred Stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                        SHARES AVAILABLE FOR FUTURE SALE

    The 3,000,000 shares of Common Stock offered hereby (plus up to 450,000 shares which may be sold pursuant to the Common Stock Underwriters' overallotment option) will be freely transferable without further restriction or further registration under the Securities Act, except that any shares purchased by an "affiliate" of the Company, as that term is defined by the Securities Act ("affiliate"), will be subject to certain of the resale limitations of Rule 144 under the Securities Act. Of the 26,799,511 shares of Common Stock outstanding at March 31, 1997, 2,300,000 shares are freely transferable without restriction or registration under the Securities Act and 24,499,511 shares are "restricted securities" as that term is defined in Rule 144 and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including pursuant to Rule 144. Management of the Company believes that approximately 8,239,751 of those restricted shares of Common Stock may be eligible for resale pursuant to Rule 144 without restriction.

    In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock (297,995 shares immediately after the offering of Common Stock) or (ii) the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares, within the context of Rule 144, for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements.

    As of March 31, 1997, a total of       shares of Common Stock were reserved
for issuance pursuant to the Stock Option Plan, including       shares pursuant
to stock options outstanding on such date, and a total of       shares of Common
Stock were reserved for issuance pursuant to the Directors Stock Plan. See "Management--Stock Option Plan" and "--Directors' Stock Plan." The Company may file a Registration Statement on Form S-8 under the Securities Act to register the issuance of shares of Common Stock issuable under the Stock Option Plan and the Directors Stock Plan. Shares of Common Stock ` issued under the Stock Option Plan and the Directors Stock Plan after the effective date of such Registration Statement, other than shares held by affiliates of the Company, will be eligible for resale in the public market without restriction.

                                  UNDERWRITING

    Under the terms of, and subject to the conditions contained in the underwriting agreement relating to the offering of shares of Common Stock in the United States and Canada (the "U.S. Underwriting Agreement"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, among the Company, the Bank and each of the underwriters named below (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Friedman, Billings, Ramsey & Co., Inc. and Morgan Stanley Dean Witter are acting as representatives (the "Representatives"), the U.S. Underwriters have severally agreed to purchase from the Company, and the Company has agreed to sell to each U.S. Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such U.S. Underwriter below:

                                                                                                         NUMBER OF
U.S. UNDERWRITERS                                                                                         SHARES
------------------------------------------------------------------------------------------------------  -----------
Lehman Brothers Inc...................................................................................
Friedman, Billings, Ramsey & Co., Inc.................................................................
Morgan, Stanley Dean Witter...........................................................................
                                                                                                        -----------

    Total.............................................................................................
                                                                                                        -----------
                                                                                                        -----------

    Under the terms of, and subject to the conditions contained in, the underwriting agreement relating to the offering of shares of Common Stock outside of the United States and Canada (the "International Underwriting Agreement" and together with the U.S. Underwriting Agreement, the "Underwriting Agreements"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, among the Company, the Bank and each of the international managers named below (the "International Managers," and together with the U.S. Underwriters, the "Common Stock Underwriters"), for whom Lehman Brothers International (Europe), Friedman, Billings, Ramsey & Co., Inc. and Morgan Stanley & Co. International acting as the lead managers (the "Lead Managers"), the International Managers have severally agreed to purchase from the Company, and the Company has agreed to sell to each International Manager, the aggregate number of shares of Common Stock set forth opposite the name of each such International Manager below:

                                                                                                         NUMBER OF
INTERNATIONAL MANAGERS                                                                                    SHARES
------------------------------------------------------------------------------------------------------  -----------
Lehman Brothers International (Europe)................................................................
Friedman, Billings, Ramsey & Co., Inc.................................................................
Morgan Stanley & Co. International....................................................................
                                                                                                        -----------

    Total.............................................................................................
                                                                                                        -----------
                                                                                                        -----------

    The Company has been advised by the Representatives and the Lead Managers that the U.S. Underwriters and the International Managers propose to offer the shares to the public at the initial public offering price on the cover page of this Prospectus, and to certain dealers at such price less a selling concession not in excess of $. per share. The U.S. Underwriters and the International Managers may allow, and such dealers may re-allow, a concession not in excess of $. per share to certain other Common Stock Underwriters or to certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives and the Lead Managers.

    The Underwriting Agreements provide that the obligations of the several U.S. Underwriters and the International Managers, respectively, to pay for and accept delivery of the shares of Common Stock offered hereby are subject to certain conditions and that if any of the above shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreements, must be so purchased. The initial public offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering. The closing of the International Offering is a condition to the closing of the U.S. Offering.

    The Company and the Bank (subject to certain restrictions), jointly and severally, have agreed in the Underwriting Agreements to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the U.S. Underwriters and the International Managers may be required to make in respect thereof.

    The Company has granted to the U.S. Underwriters a 30-day option to purchase
up to an additional       shares of Common Stock on the same terms and
conditions as set forth above to cover over-allotments, if any. The Company has granted the International Managers a similar option to purchase up to an
additional       shares of Common Stock to cover over-allotments, if any. To the extent that such option is exercised, each Common Stock Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Common Stock Underwriter's initial commitment as indicated in the preceding tables.

    The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Common Stock (plus any of the shares of Common Stock to cover over-allotments) offered in the U.S. Offering, (a) it is not purchasing any of such shares of Common Stock for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares of Common Stock outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, pursuant to the same agreement, each International Manager has agreed that, as part of the distribution of the shares of Common Stock (plus any of the shares of Common Stock to cover over-allotments) offered in the International Offering, (a) it is not purchasing any of such shares of Common Stock for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares of Common Stock in the United States or Canada or to any U.S. or Canadian Person. Each International Manager also has agreed that it will offer to sell shares of Common Stock only in compliance with all relevant requirements of any applicable laws.

    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between U.S. Underwriters and International Managers, including (i) certain purchases and sales between the U.S. Underwriters and the International Managers, (ii) certain offers, sales, resales, deliveries or distributions in or through investment advisors or other persons exercising investment discretion,
(iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Lead Managers. As used herein, (a) the term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, (b) the term "Canada" means Canada, its provinces, territories and possessions and other areas subject to its jurisdiction and (c) the term "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any political subdivision thereof or any estate or trust, the income of which is subject to United States federal income taxation or Canadian income taxation regardless of its source (other than a foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person who is not otherwise a U.S. or Canadian Person.

    Pursuant to the Agreement Between U.S. Underwriters and International Managers, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed upon. Unless otherwise agreed, the price of any shares of Common Stock so sold shall be the public offering price as then in effect for the shares of Common Stock being sold by the U.S. Underwriters and the International Managers, less the selling concession allocable to such shares of Common Stock. To the extent that there are sales between the U.S. Underwriters and the International Managers pursuant to the Agreement Between U.S. Underwriters and International Managers, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount appearing on the cover page of this Prospectus.

    This Prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares of Common Stock in Canada or any province or territory thereof. Any offer or sale of shares of Common Stock in Canada may only be made pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made.

    Each International Manager has represented and agreed that (i) it has not offered or sold and prior to the date six months after the latest closing date will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 ("1986 Act") with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue and pass on to any person in the United Kingdom, any investment advertisement (within the meaning of the 1986 Act) relating to the shares of Common Stock if that person falls within Article II(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    No action has been taken or will be taken in any jurisdiction by the Company or the Underwriters that would permit a public offering of shares of Common Stock in any jurisdiction where action for that purpose is required, other than the United States. Persons into whose possession this Prospectus comes are required by the Company and the Common Stock Underwriters to inform themselves about, and to observe any restrictions as to, the offering of shares of Common Stock offered pursuant to the Offering and the distribution of this Prospectus.

    Purchasers of shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

    The Representatives and the Lead Managers have informed the Company that the U.S. Underwriters and the International Managers do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Except for Common Stock to be sold in the Common Stock Offering and except for the Common Stock that may be issued pursuant to the Directors Stock Plan and the Stock Option Plan (see "Management--Board of Directors Compensation" and "--Stock Option Plan"), the Company has agreed not to offer, sell, contract to sell or otherwise issue any Common Stock or other capital stock prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. on behalf of the Representatives and the Lead Managers. In addition, in connection with the offering of shares of Common Stock by certain stockholders of the Company in September 1996, Messrs. Erbey and Wish agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of one year from the closing of such offering on September 30, 1996 without the consent of the representative of the underwriters of such offering.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Common Stock Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives and the Lead Managers are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Common Stock Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives and the Lead Managers may reduce that short position by purchasing Common Stock in the open market. The Representatives and the Lead Managers also may elect to reduce any short position by exercising all or part of the over-allotment options described herein.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this Common Stock Offering.

    Neither the Company nor any of the Common Stock Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Common Stock Underwriters makes any representation that the Representatives or Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered in the Common Stock Offering will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Certain legal matters in connection with the Common Stock Offering will be passed upon for the Common Stock Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

    The consolidated financial statements of Ocwen Financial Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the financial statements of BCBF, L.L.C. as of December 31, 1996 and for the period March 13, 1996 through December 31, 1996, included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

                            INDEX TO FINANCIAL STATEMENTS


                                                                          Page
Ocwen Financial Corporation:

Audited Consolidated Financial Statements:
   Report of Independent Certified Public Accountants                       F-2
   Consolidated Statements of Financial Condition at
     December 31, 1996 and 1995                                             F-3
   Consolidated Statements of Operations for each of the three years
     in the period ended December 31, 1996                                  F-4
   Consolidated Statements of Changes in Stockholders' Equity for
     each of the three years in the period ended December 31, 1996          F-6
   Consolidated Statements of Cash Flows for each of the three years
     in the period ended December 31, 1996                                  F-8
   Notes to Consolidated Financial Statements                               F-9

Interim Consolidated Financial Statements (Unaudited):
   Consolidated Statements of Financial Condition at March 31, 1997
     and December 31, 1996                                                  F-65
   Consolidated Statements of Operations for the three months ended
     March 31, 1997 and 1996                                                F-66
   Consolidated Statements of Changes in Stockholders' Equity for the
     three months ended March 31, 1997                                      F-67
   Consolidated Statements of Cash Flows for the three months ended
     March 31, 1997 and 1996                                                F-68
    Notes to Interim Consolidated Financial Statements                      F-70

BCBF, L.L.C.:

Audited Financial Statements:
   Report of Independent Certified Public Accountants                       F-77
   Statement of Financial Condition at December 31, 1996                    F-78
   Statement of Operations for the period March 13, 1996
     through December 31, 1996                                              F-79
   Statement of Changes in Owner's Equity for the period
     March 13, 1996 through December 31, 1996                               F-80
   Statement of Cash Flows for the period March 31, 1996
     through December 31, 1996                                              F-81
   Notes to Financial Statements                                            F-82

Interim Financial Statements (Unaudited):
   Statement of Financial Condition at March 31, 1997
     and December 31, 1996                                                  F-91
   Statement of Operations for the three months ended
     March 31, 1997                                                         F-92
   Statement of Changes in Owners' Equity for the
     period March 13, 1996 through December 31, 1996
     and for the three months ended March 31, 1997                          F-93
   Statement of Cash Flows for the three months ended
     March 31, 1997                                                         F-94
   Notes to Interim Financial Statements                                    F-95

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders of Ocwen Financial Corporation

     In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Ocwen Financial Corporation and its subsidiaries (the "Company") at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP
----------------------------------------
PRICE WATERHOUSE LLP

Fort Lauderdale, Florida
January 21, 1997

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 (Dollars in thousands, except share data)

DECEMBER 31,                                                            1996          1995
------------------------------------------------------------------  -----------   ------------
Assets

Cash and amounts due from depository institutions.................  $      6,878  $      4,200
Interest bearing deposits.........................................        13,341        50,432
Federal funds sold and repurchase agreeements.....................        32,000       --
Securities held for trading.......................................        75,606       --
Securities available for sale, at market value....................       354,005       337,480
Loans available for sale, at lower of cost or market..............       126,366       251,790
Investment securities, net........................................         8,901        18,665
Loan portfolio, net...............................................       402,582       295,605
Discounted loan portfolio, net....................................     1,060,953       669,771
Principal, interest and dividends receivable......................        16,821        12,636
Investments in low income housing tax credit interests............        93,309        81,362
Investment in joint venture.......................................        67,909       --
Real estate owned, net............................................       103,704       166,556
Investment in real estate.........................................        41,033        11,957
Premises and equipment, net.......................................        14,619        13,402
Income taxes receivable...........................................        15,115         1,005
Deferred tax asset................................................         5,860        22,263
Other assets......................................................        44,683        36,466
                                                                    ------------  ------------
                                                                    $  2,483,685  $  1,973,590
                                                                    ------------  ------------
                                                                    ------------  ------------
Liabilities and Stockholders' Equity

Liabilities:
  Deposits........................................................  $  1,919,742  $  1,501,646
  Advances from the Federal Home Loan Bank........................           399        70,399
  Securities sold under agreements to repurchase..................        74,546        84,761
  Notes, debentures and other interest bearing obligations........       225,573       117,054
  Accrued expenses, payables and other liabilities................        59,829        60,183
                                                                    ------------  ------------
    Total liabilities.............................................     2,280,089     1,834,043
                                                                    ------------  ------------
Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value; 20,000,000 shares authorized;0
    shares issued and outstanding.................................           -           -
  Common stock, $.01 par value; 200,000,000 shares
    authorized; 26,744,170 and 23,812,270 shares issued and
    outstanding at December 31, 1996 and 1995, respectively.......           267           238
  Additional paid-in capital......................................        23,258        10,449
  Retained earnings...............................................       180,417       130,275
  Unrealized gain (loss) on securities available for sale, net of
    taxes.........................................................         3,486        (1,415)
  Notes receivable on exercise of common stock options............        (3,832)         -
                                                                    ------------  ------------
    Total stockholders' equity....................................       203,596       139,547
                                                                    ------------  ------------
                                                                    $  2,483,685  $  1,973,590
                                                                    ------------  ------------
                                                                    ------------  ------------

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                  THESE CONSOLIDATED FINANCIAL STATEMENTS

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except share data)

FOR THE YEARS ENDED DECEMBER 31,                                                     1996       1995       1994
---------------------------------------------------------------------------------  ---------  ---------  ---------
Interest income:
  Federal funds sold and repurchase agreements...................................   $  4,681   $  3,502   $  8,861
  Securities available for sale..................................................     26,932     18,391     27,988
  Securities held for trading....................................................      1,216         --         --
  Loans available for sale.......................................................     17,092     15,608     19,353
  Mortgage-related securities held for investment................................         --      4,313      6,930
  Loans..........................................................................     36,818     15,430      5,924
  Discounted loans...............................................................    103,165     75,998     52,560
  Investment securities and other................................................      3,990      4,033      9,842
                                                                                   ---------  ---------  ---------
                                                                                     193,894    137,275    131,458
                                                                                   ---------  ---------  ---------
Interest expense:
  Deposits.......................................................................     93,773     71,853     44,961
  Securities sold under agreements to repurchase.................................      1,101        951     10,416
  Securities sold but not yet purchased..........................................         --      1,142      2,780
  Advances from the Federal Home Loan Bank.......................................      4,053      1,126      1,232
  Notes, debentures and other interest bearing obligations.......................     17,233      8,988      3,209
                                                                                   ---------  ---------  ---------
                                                                                     116,160     84,060     62,598
                                                                                   ---------  ---------  ---------
    Net interest income before provision for loan losses.........................     77,734     53,215     68,860
Provision for loan losses........................................................     22,450      1,121         --
                                                                                   ---------  ---------  ---------
    Net interest income after provision for loan losses..........................     55,284     52,094     68,860
                                                                                   ---------  ---------  ---------
Non-interest income:
  Servicing fees and other charges...............................................      4,682      2,870      4,786
  Gains on sales of interest earning assets, net.................................     21,682      6,955      5,727
  Gains from sale of branch offices..............................................        --       5,430     62,600
  Income on real estate owned, net...............................................      3,827      9,540      5,995
  Gain on sale of real estate held for investment................................         --      4,658         --
  Other income...................................................................      7,084      1,727      2,467
                                                                                   ---------  ---------  ---------
                                                                                      37,275     31,180     81,575
                                                                                   ---------  ---------  ---------
Non-interest expense:
  Compensation and employee benefits.............................................     38,357     23,787     42,395
  Occupancy and equipment........................................................      8,921      8,360     11,537
  Amortization of excess cost over net assets acquired...........................         --         --      1,346
  Hotel operations (income) expense, net.........................................       (453)       337       (723)
  Savings Association Insurance Fund recapitalization assessment.................      7,140         --         --
  Other operating expenses.......................................................     15,613     13,089     14,303
                                                                                   ---------  ---------  ---------
                                                                                      69,578     45,573     68,858
                                                                                   ---------  ---------  ---------
Equity in earnings of investment in joint venture................................     38,320          --         --
                                                                                   ---------  ---------  ---------
  Income from continuing operations before income taxes..........................     61,301     37,701     81,577
Income tax expense...............................................................     11,159      4,562     29,724
                                                                                   ---------  ---------  ---------
  Income from continuing operations..............................................     50,142     33,139     51,853
Discontinued operations:
  Loss from operations of discontinued divisions to September 30, 1995 net of
    tax benefits of $2,321 and $2,227 for 1995 and 1994, respectively............         --     (4,468)    (4,514)
  Loss on disposal of divisions, net of tax benefit of $1,776....................         --     (3,204)        --
                                                                                   ---------  ---------  ---------
    Net income...................................................................    $50,142  $  25,467  $  47,339
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                          (CONTINUED ON NEXT PAGE)

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                  THESE CONSOLIDATED FINANCIAL STATEMENTS

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)
                 (Dollars in thousands, except  share data)

FOR THE YEARS ENDED DECEMBER 31,                                                     1996         1995         1994
---------------------------------------------------------------------------------  ---------    ---------    ---------
Earnings per share:
  Income from continuing operations..............................................  $      1.88  $      1.19  $      1.52
  Discontinued operations, net of tax benefit....................................      --             (0.28)       (0.13)
                                                                                   -----------  -----------  -----------
    Net income...................................................................  $      1.88  $      0.91  $      1.39
                                                                                   -----------  -----------  -----------
                                                                                   -----------  -----------  -----------
Weighted average common shares outstanding.......................................   26,689,441   27,769,080   34,084,160
                                                                                   -----------  -----------  -----------
                                                                                   -----------  -----------  -----------

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                  THESE CONSOLIDATED FINANCIAL STATEMENTS

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  (Dollars in thousands, except share data)
             For the years ended December 31, 1994, 1995 and 1996

                                                                                             UNREALIZED         NOTES
                                                                                             GAIN (LOSS)     RECEIVABLE
                                                                                            ON SECURITIES    ON EXERCISE
                                              COMMON STOCK         ADDITIONAL                 AVAILABLE       OF COMMON
                                            -----------------       PAID-IN     RETAINED      FOR SALE,         STOCK
                                            SHARES     AMOUNT       CAPITAL     EARNINGS     NET OF TAXES      OPTIONS       TOTAL
                                            ------     ------      ----------   --------     ------------     ----------     -----
Balances at December 31, 1993...........  32,195,040    $322        $13,726     $ 94,891       $ 2,892           $  -      $111,831
Net income..............................      -           -            -          47,339          -                 -        47,339
Repurchase of common stock options......      -           -             (73)        -             -                 -           (73)
Repurchase of common stock..............        (330)     -              (1)        -             -                 -            (1)
Change in unrealized gain (loss) on
  securities available for sale, net of
    tax benefit.........................      -           -            -            -           (5,713)             -        (5,713)
                                          ----------    ----        -------    ---------       -------           ------    --------
Balances at December 31, 1994...........  32,194,710     322         13,652      142,230        (2,821)             -       153,383
Net income..............................      -           -            -          25,467          -                 -        25,467
Repurchase of common stock options......      -           -            (132)        -             -                 -          (132)
Exercise of common stock options........     432,620       4          1,416         -             -                 -         1,420
Repurchase of common stock..............  (8,815,060)    (88)        (4,487)     (37,422)         -                 -       (41,997)
Change in unrealized gain (loss) on
  securities available for sale, net
  of taxes..............................      -           -            -            -            1,406              -         1,406
                                          ----------    ----        -------    ---------       -------           ------    --------
Balances at December 31, 1995...........  23,812,270     238         10,449      130,275        (1,415)             -       139,547

Net income..............................      -           -            -          50,142          -                 -        50,142

Repurchase of common stock options......      -           -            (177)        -             -                 -          (177)

Exercise of common stock options........   2,928,830      29         12,963         -             -                 -        12,992

Directors compensation payable in
  common stock..........................       3,070      -              23         -             -                 -           23

Notes receivable on exercise of common
  stock options.........................      -           -            -            -             -              (3,832)    (3,832)

Change in unrealized gain (loss) on
  securities available for sale, net
  of taxes..............................      -           -            -            -            4,901               -        4,901
                                          ----------    ----        -------    ---------       -------           ------    --------
Balances at December 31, 1996...........  26,744,170    $267        $23,258    $ 180,417       $ 3,486          $(3,832)   $203,596
                                          ----------    ----        -------    ---------       -------           ------    --------
                                          ----------    ----        -------    ---------       -------           ------    --------

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                  THESE CONSOLIDATED FINANCIAL STATEMENTS

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Dollars in thousands)

FOR THE YEARS ENDED DECEMBER 31,                            1996         1995        1994
--------------------------------------------------      ----------   ----------  ----------
Cash flows from operating activities:
  Net income......................................      $  50,142    $  25,467   $  47,339
  Adjustments to reconcile net income to net cash
    provided (used) by operating activities:
    Net cash (used) provided from trading
      activities..................................        (60,881)       2,949       4,118
    Proceeds from sales of loans available for
      sale........................................        397,606      100,104     383,673
    Purchases of loans available for sale.........       (295,054)    (271,210)   (510,362)
    Origination of loans available for sale.......         (9,447)      (2,829)    (39,546)
    Principal payments received on loans available
      for sale....................................         26,689       10,103      36,966
    Amortization of excess of costs over net
      assets acquired.............................           -            -          1,346
    Premium amortization (discount accretion),
    net...........................................         11,640       (2,401)     (8,268)
    Depreciation and amortization.................          7,646        3,755       4,877
    Provision for loan losses.....................         22,450        1,121        -
    Loss on sales of premises and equipment.......             97        3,002        -
    Gains on sales of interest earning assets,
      net.........................................        (21,682)      (6,955)     (5,727)
    Gain on sale of low income housing tax credit
      interests...................................         (4,861)        -           -
    Gain on sale of real estate owned, net........         (2,464)      (8,496)    (12,234)
    Gain on sales of branch offices...............           -          (5,430)    (62,600)
    Gain on sale of hotel.........................           -          (4,658)       -
    (Increase) decrease in principal, interest and
      dividends receivable........................         (2,277)      (6,484)      5,710
    (Increase) decrease in income taxes
      receivable..................................        (14,110)     (11,030)     16,473
    (Increase) decrease in deferred tax asset.....         16,403       (1,568)       (799)
    (Increase) decrease in other assets...........        (20,303)     (13,189)      8,841
    (Decrease) increase in accrued expenses,
      payables and other liabilities..............           (226)      (1,677)     21,386
                                                        ---------    ---------   ---------
Net cash provided (used) in operating activities..        101,368     (189,426)   (108,807)
                                                        ---------    ---------   ---------
Cash flows from investing activities:
  Proceeds from sales of securities available for
    sale..........................................        175,857      836,247     877,911
  Purchases of securities available for sale......       (233,858)    (934,179)   (511,694)
  Maturities of and principal payments received on
    securities available for sale.................         28,756       21,639     115,357
  Purchase of securities held for investment......           (276)        -         (4,804)
  Maturities of and principal payments received on
    securities held for investments...............         10,006       17,545      44,133
  Proceeds from sale of low income housing tax
    credit interests..............................         24,667         -           -
  Proceeds from sale of hotel.....................           -          25,193        -
  Purchases of low income housing tax credit
    interests.....................................        (34,240)     (29,280)    (31,821)
  Proceeds from sales of discounted loans and
    loans held for investment.....................        205,499       38,942      35,161
  Purchase of discounted loans....................       (925,850)    (547,987)   (543,982)
  Purchase of loans held for investment...........           (305)     (35,073)       -
  Originations of loans held for investment.......       (237,220)    (235,527)    (29,013)
  Investment in joint venture.....................        (67,909)        -           -
  Principal payments received on discounted loans
    and loans held for investment.................        364,128      251,485     188,850
  Purchase of and capital improvements to
    real estate held for investment...............        (29,946)        -           -
  Proceeds from sales of real estate owned........        169,084      148,225     129,671
  Purchases of real estate owned in connection
    with discounted loan purchases................         (1,628)     (24,617)    (38,071)
  Additions to premises and equipment.............         (5,243)     (12,207)     (7,438)
  Other, net......................................            227       5,067      10,262
                                                        ---------    ---------   ---------
Net cash (used) provided by investing activities..       (558,251)    (474,527)    234,522
                                                        ---------    ---------   ---------

                          (CONTINUED ON NEXT PAGE)

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                  THESE CONSOLIDATED FINANCIAL STATEMENTS

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                           (Dollars in thousands)

FOR THE YEARS ENDED DECEMBER 31,                           1996         1995        1994
--------------------------------------------------      ----------   ----------  ----------
Cash flows from financing activities:
  Increase in deposits............................        414,728      585,335    1,065,300
  Proceeds from issuance of notes and
    debentures....................................        125,000      107,615         -
  Payment of debt issuance costs..................         (5,252)      (3,301)        -
  Sales of deposits...............................           -        (111,686)    (909,315)
  Premium received on sales of deposits...........           -           5,492       66,595
  Advances from the Federal Home Loan Bank........         76,000      170,000       17,000
  Payments on advances from the Federal Home Loan
    Bank..........................................       (146,000)    (105,000)     (69,000)
  Increase (decrease) in securities sold under
    agreements to repurchase......................        (10,215)      84,761     (276,095)
  Payments and repurchase of notes and mortgages
    payable.......................................         (8,798)     (10,672)     (22,270)
  Loans to executive officers, net................         (3,832)        -            -
  Exercise of common stock options................         12,993        1,420         -
  Repurchase of common stock options and common
    stock.........................................           (177)     (42,129)         (74)
  Other...........................................             23         -            -
                                                        ---------    ---------    ---------
Net cash provided (used) by financing activities..        454,470      681,835     (127,859)
                                                        ---------    ---------    ---------
Net (decrease) increase in cash and cash
  equivalents.....................................         (2,413)      17,882       (2,144)
Cash and cash equivalents at beginning of year....         54,632       36,750       38,894
                                                        ---------    ---------    ---------
Cash and cash equivalents at end of year..........      $  52,219    $  54,632    $  36,750
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
Reconciliation of cash and cash equivalents at
  end of year:
  Cash and amounts due from depository
    institutions..................................      $   6,878    $   4,200    $  32,954
  Interest bearing deposits.......................         13,341       50,432        3,796
  Federal funds sold and repurchase agreements....         32,000         -            -
                                                        ---------    ---------    ---------
                                                        $  52,219    $  54,632    $  36,750
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest......................................      $ 115,015    $  72,626    $  58,174
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
    Income taxes..................................      $   4,725    $  12,858    $  11,170
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
Supplemental schedule of non-cash investing and
  financing activities:
  Exchange of discount loans and loans available
    for sale for securities.......................      $ 357,628    $  83,875    $ 346,588
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
  Real estate owned acquired through foreclosure..      $ 102,140    $ 185,001    $ 136,764
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------
  Transfer of mortgage-related securities from
    held for investment to available for sale.....      $    -       $  73,706    $    -
                                                        ---------    ---------    ---------
                                                        ---------    ---------    ---------

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF
                  THESE CONSOLIDATED FINANCIAL STATEMENTS

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    Ocwen Financial Corporation (the "Company") is a financial services holding company engaged primarily in the acquisition, servicing and resolution of non-performing and underperforming mortgage loans ("Discounted Loans"), multi-family residential and commercial real estate lending activities, single-family residential lending activities involving non-conforming borrowers and various investment activities including mortgage related securities, low income housing tax credit interests and hotels. The Company owns directly and indirectly all of the outstanding common and preferred stock of its primary subsidiaries, Ocwen Federal Bank FSB, formerly Berkeley Federal Bank & Trust FSB (the "Bank") and Investors Mortgage Insurance Holding Company ("IMI"), which are included in the Company's consolidated financial statements. All significant intercompany transactions and balances have been eliminated in consolidation.

    The Bank is a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS"). IMI's primary subsidiaries are engaged in hotel operations and other real estate related ventures.

RECLASSIFICATION

    Certain amounts included in the 1995 and 1994 consolidated financial statements have been reclassified in order to conform to the 1996 presentation.

CONSOLIDATED STATEMENTS OF CASH FLOWS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest bearing and non-interest bearing deposits, and all highly liquid debt instruments purchased with an original maturity of three months or less. Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged.

TRADING ACTIVITIES

    From time to time the Company purchases investment and mortgage-backed and related securities into its trading account. In addition, securities acquired and sold shortly thereafter resulting from the securitization of loans available for sale are accounted for as the sale of loans and the purchase and sale of trading securities. Securities held for trading purposes are carried at

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

market value with the unrealized gains or losses included in gains on sales of interest earning assets, net.

SECURITIES AVAILABLE FOR SALE

    Certain U.S. Treasury securities, mortgage-backed securities and mortgage-related securities are designated as assets available for sale because the Company does not intend to hold them to maturity. Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of stockholders' equity. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to earnings. At disposition the realized net gain or loss is included in earnings on a specific identification basis. The amortization of premiums and accretion of discounts are computed using the interest method after considering actual and estimated prepayment rates, if applicable. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between prepayments originally anticipated and amounts actually received plus anticipated future prepayments.

    During December 1995, in conjunction with a transition provision provided by the Financial Accounting Standards Board pertaining to the classification of securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company transferred all of its mortgage-related securities held for investment, with a book value of $75,194 and a market value of $73,706 to securities available for sale.

INVESTMENTS AND MORTGAGE-RELATED SECURITIES HELD FOR INVESTMENT

    Investments and mortgage-related securities held for investment are stated at cost, adjusted for amortization of premiums and accretion of discounts, because the Company has the ability and the intent to hold them to maturity. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to earnings. The amortization of premiums and accretion of discounts are computed using the interest method after considering actual and estimated prepayment rates, if applicable. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between prepayments originally anticipated and amounts actually received plus anticipated future prepayments.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

LOAN AVAILABLE FOR SALE AND HELD FOR INVESTMENT

    Loans originated or purchased by the Company which the Company presently does not intend to hold to maturity are designated as loans available for sale upon origination or purchase and are stated at the lower of cost, after considering deferred loan fees and costs, or aggregate market value. Upon the sale of a loan, any unamortized deferred loan fees, net of costs, are included in the gain or loss on sale of interest earning assets. Gains and losses on disposal of such assets are computed on a specific identification basis.

    Loans held for investment are stated at amortized cost, less an allowance for loan losses, because the Company has the ability and the intent to hold them to maturity.

    Interest income is accrued as it is earned. Loans are placed on non-accrual status after being delinquent greater than 89 days, or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. While a loan is on non-accrual status, interest is recognized only as cash is received. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of future interest is no longer in doubt.

    Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as a yield adjustment and included in interest income using the interest method applied on a loan-by-loan basis.

ALLOWANCE FOR ESTIMATED LOAN LOSSES ON LOAN PORTFOLIO

    The allowance for estimated loan losses is maintained at a level that management, based upon an evaluation of known and inherent risks in the portfolio, considers adequate to provide for potential losses. Specific valuation allowances are established for impaired loans in the amount by which the carrying value, before allowance for estimated losses, exceeds the fair value of collateral less costs to dispose on an individual loan basis, except for single family residential mortgage loans and consumer loans which are generally evaluated for impairment as homogeneous pools of loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The Company measures these impaired loans at the fair value of the loans' underlying collateral less estimated disposal costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. These loans are placed on non-accrual status at such time that the loans either: (i) become 90 days delinquent; or (ii) the Company determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

impairment. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is either sold, transferred to REO or charged off, any related valuation allowance is credited to the allowance for loan losses. Charge-offs occur when loans, or a portion thereof, are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. General valuation allowances are also established for the inherent risks in the loan portfolio which have occurred but have yet to be specifically identified. Management's periodic evaluation of the allowance for estimated loan losses is based upon an analysis of the portfolio, historical loss experience, economic conditions and trends, collateral values and other relevant factors. Future adjustments to the allowance may be necessary if economic conditions and trends, collateral values and other relevant factors differ substantially from the assumptions used in making the evaluation.

DISCOUNTED LOAN PORTFOLIO

    Certain mortgage loans, for which the borrower is not current as to principal and interest payments or which there is a reason to believe the borrower will be unable to continue to make its scheduled principal and interest payments are acquired at a discount. The acquisition cost for a pool of loans is allocated to each individual loan within the pool based upon the Company's pricing methodology. The discount associated with single family residential mortgage loans is recognized as a yield adjustment and included in interest income using the interest method applied on a loan-by-loan basis to the extent the timing and amount of cash flows can be reasonably determined. For those single family residential mortgage loans which are brought current by the borrower and certain multi-family and commercial real estate loans which are current and the Company believes will remain current, the remaining unamortized discount is accreted to income as a yield adjustment using the interest method over the contractual maturity of the loan. For all other loans, interest is reported as cash is received. Gains on the repayment and discharging of loans are reported as interest income. In situations where the collateral is foreclosed upon, the loans are transferred to real estate owned upon receipt of title to the property and accretion of the related discount is discontinued.

REAL ESTATE OWNED

    Properties acquired through foreclosure are valued at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property at the date of foreclosure. Properties held are periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to dispose. Sales proceeds and related costs are recognized with passage of title to the buyer and, in cases where the Company finances the sale, receipt of sufficient down payment. Rental income related to properties is reported as income as

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

earned. Holding and maintenance costs related to properties are reported as period costs as incurred. No depreciation expense related to properties has been recorded. Decreases in market value of foreclosed real estate subsequent to foreclosure are recognized as a valuation allowance on a property specific basis. Subsequent increases in market value of the foreclosed real estate are reflected as reductions in the valuation allowance, but not below zero. Such changes in the valuation allowance are charged or credited to income.

VALUATION ALLOWANCES ON DISCOUNTED LOANS AND REAL ESTATE OWNED

    Beginning in the first quarter of 1996 the Company, as requested by the OTS, began recording general valuation allowances on discounted loans and real estate owned to reflect the inherent losses which may have occurred but have yet to be specifically identified. Management has established the valuation allowances based upon historical loss experience, economic conditions and trends, collateral values and other relevant factors. Also beginning in 1996, the Company began recording losses and charge-offs on discounted loans against the allowance for loan losses. Previously these amounts were deducted from interest income.

INVESTMENT IN REAL ESTATE

    In conjunction with its multi-family and commercial lending business activity, the Company has made certain acquisition, development and construction loans in which the Company participates in the residual profits of the underlying real estate and the borrower has not made an equity contribution substantial to the overall project. As such, the Company accounts for these loans under the equity method of accounting as though it has made an investment in a real estate limited partnership.

    The Company also has invested indirectly, through its IMI subsidiaries, in certain hotel properties. Net operating income from the hotel properties including depreciation expense is recorded as part of non-interest income.

INVESTMENTS IN LOW INCOME HOUSING TAX CREDIT INTERESTS

    Low income housing tax credit partnerships own multi-family residential properties which have been allocated tax credits under the Internal Revenue Code. The obligations of the partnership to sustain qualifying status of the properties covers a 15-year period; however, tax credits accrue over a 10-year period on a straight-line basis. Investments by the Company in low income housing tax credit partnerships made on or after May 18, 1995 in which the Company invests

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

solely as a limited partner are accounted for using the equity method in accordance with the consensus of the Emerging Issues Task Force through issue number 94-1. For the Company's limited partnership investments made prior to this date, the Company records its receipt of income tax credits and other tax benefits on a level yield basis over the 15-year obligation period and reports the tax credits and tax benefits net of amortization of its investment in the limited partnership as a reduction of income tax expense. Low income housing tax credit partnerships in which the Company has invested as a limited partner, and through a subsidiary, acts as the general partner are presented on a consolidated basis. For all investments in low income housing tax credit partnerships made after May 18 1995, the Company capitalizes interest expense and certain direct costs incurred during the pre-operating period.

EXCESS OF COST OVER NET ASSETS ACQUIRED

    On February 17, 1988, the Company acquired 100% of the common stock of First Federal Savings Bank (of Delaware). Through 1994 the excess of cost over net assets acquired was being amortized over the estimated periods benefited. As of December 31, 1994, the remaining depository branches acquired in 1988, along with certain other branches subsequently acquired, were sold, and the unamortized excess of cost over net assets acquired of $9,135 was retired and charged against the gain recorded on the sale of branch offices.

PREMISES AND EQUIPMENT

    Premises and equipment are carried at cost and, except for land, are depreciated over their estimated useful lives on the straight-line method. The estimated useful lives of the related assets range from 3 to 10 years.

INTEREST RATE RISK MANAGEMENT ACTIVITIES

    The Company manages its exposure to interest rate movements by seeking to match asset and liability balances within maturity categories, both directly and through the use of derivative financial instruments. These derivative instruments include interest rate swaps ("swaps") and interest rate futures contracts that are designated and effective as hedges, as well as swaps that are designated and effective in modifying the interest rate and/or maturity characteristics of specified assets or liabilities.

    The net interest received or paid on swaps is reflected as interest income or expense of the related hedged position. Gains and losses resulting from the termination of swaps are recognized over the shorter of the remaining contract lives of the swaps or the lives of the related hedged positions or, if the hedged positions are sold, are recognized in the current period as gains on

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

sales of interest earning assets, net. Gains and losses on futures contracts are deferred and amortized over the terms of the related assets or liabilities and reflected as interest income or expense of the related hedged positions. If the hedged positions are sold, any unamortized deferred gains or losses on futures contracts are recognized in the current period as gains on sales of interest earning assets, net.

    Interest rate contracts used in connection with the securities portfolio designated as available for sale are carried at fair value with gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity, consistent with the reporting of unrealized gains and losses on such securities.

INCOME TAXES

    The Company files consolidated Federal income tax returns with its subsidiaries. Consolidated income tax is allocated among the subsidiaries participating in the consolidated returns as if each subsidiary of the Company which has one or more subsidiaries filed its own consolidated return.

    The Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Additionally, deferred taxes are adjusted for subsequent tax rate changes.

INVESTMENT IN JOINT VENTURE

    In March 1996, the Company and BlackRock Capital Finance L.P.
("BlackRock") formed BCBF, L.L.C. (the "LLC"), a limited liability corporation, to acquire loans from the U.S. Department of Housing and Urban Development ("HUD"). The Company and BlackRock each own 50% of the LLC.

    The Company's investment in the LLC is accounted for under the equity method of accounting. Under the equity method of accounting, an investment in the shares or other interests of an investee is initially recorded at the cost of the shares or interests acquired and thereafter is periodically increased (decreased) by the investor's proportionate share of the earnings (losses) of the investee and decreased by all dividends received by the investor from the investee.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

    The Company services all loans on behalf of the LLC for a fee, and all intercompany transactions between the Company and the LLC are eliminated for financial reporting purposes to the extent of the Company's ownership in the LLC.

INVESTMENT MANAGEMENT AND TRUST ACTIVITIES

    At December 31, 1996 and 1995 Ocwen Asset Management Inc. ("OAM"), a subsidiary of the Bank, had under management $1,629 and $48,229, respectively, of mortgage-backed and related securities and mortgage loans for an unaffiliated account. Such amounts are not included in the Company's consolidated statements of financial condition.

    At December 31, 1996 and 1995 the Bank held $0 and $2,002, respectively, in investments in trust accounts for customers. Such amounts are not included in the Company's consolidated statements of financial condition.

RISKS AND UNCERTAINTIES

    In the normal course of business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or different bases, than its interest earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from a borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of loans held for sale, securities available for sale and purchased mortgage servicing rights due to changes in interest rates or other market factors including the rate of prepayments of principal and the value of the collateral underlying loans and the valuation of real estate held by the Company.

    The Bank is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Bank also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

susceptible to significant change in the near or medium term relate to the determination of the allowance for losses on loans and discounted loans.

RECENT ACCOUNTING STANDARDS

    On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets to be held and used by an entity and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Additionally, SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, except for certain assets. The adoption of SFAS No. 121 did not have a material effect on the Company's financial condition or results of operations in 1996.

    On January 1, 1996 the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights", which requires that an institution engaged in mortgage banking activities recognize as a separate asset rights to service mortgage loans for others, regardless of the manner in which those servicing rights are acquired. Upon sale or securitization of loans with servicing rights retained, the Company is required to capitalize the cost associated with the mortgage servicing rights based on their relative fair values. SFAS
No. 122 also requires that an institution assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Impairment is recognized through a valuation allowance. See Note 13 for disclosures regarding capitalized mortgage servicing rights as required by SFAS No. 122.

    On January 1, 1996, the Company also adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which requires that the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of operations as of the date of grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company will continue such accounting under the provisions of APB 25 and has disclosed the pro forma information as required in Note 23.

    In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued. SFAS No. 125
(i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income;
(d) impairment measurement based on fair value; and (e) pledged financial assets to be classified as collateral.

    SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities. In December 1996, the FASB issued SFAS No 127, "Deferral of the Effective Date of FASB Statement No. 125", which delayed implementation of certain provisions of SFAS 125. SFAS Nos. 125 and 127 are effective for fiscal years ending after December 15, 1996. The Company does not anticipate these Statements to have any material impact on the results of operations, financial position or cash flows as a result of implementing these Statements.

EARNINGS PER SHARE

    Earnings per share is calculated based upon the weighted average number of shares of common stock outstanding during the year. The computation of the weighted average number of shares includes the impact of the exercise of the outstanding options to purchase common stock and assumes that the proceeds from such issuance are used to repurchase common shares at fair value.

NOTE 2 ACQUISITION AND DISPOSITION TRANSACTIONS

    The LLC is a limited liability company formed in March 1996 between the Company and BlackRock Capital Finance L.P. On March 22, 1996, the LLC was notified by HUD that it was the successful bidder to purchase 16,196 single-family residential loans offered by HUD ("HUD Loans"). On April 10, 1996 the LLC consummated the acquisition of the HUD Loans.

    At December 31, 1996, the Company's investment in the LLC amounted to $67,909 and is net of valuations allowances of $5,114. Because the LLC is a pass-through entity for federal income tax purposes, provisions for income taxes are established by each of the Company and its co-investor and not the LLC.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

    Set forth below is the statement of financial condition of the LLC at December 31, 1996 and a statement of operations for the period from the date of formation of the LLC through December 31, 1996.

                                  BCBF, L.L.C.
                      STATEMENT OF FINANCIAL CONDITION
                              December 31, 1996

Assets:
  Cash............................................................  $      10
  Loans held for sale, at lower of cost or market value...........    110,702
  Real estate owned, net of a valuation allowance of $511.........     25,595
  Other assets....................................................     10,526
                                                                    ---------
                                                                    $ 146,833
                                                                    ---------
                                                                    ---------
Liabilities and Owners' Equity
Liabilities:
  Accrued expenses, payables and other liabilities................  $     787
                                                                    ---------
    Total liabilities.............................................        787
                                                                    ---------
Owners' Equity:
  Ocwen Federal Bank FSB..........................................     73,023
  BlackRock Capital Finance L.P...................................     73,023
                                                                    ---------
    Total owners' equity..........................................    146,046
                                                                    ---------
                                                                    $ 146,833
                                                                    ---------
                                                                    ---------

                                  BCBF, L.L.C.
                           STATEMENT OF OPERATIONS
             For Period March 13, 1996 Through December 31, 1996

Interest income....................................................  $  38,647
Interest expense...................................................     18,503
                                                                     ---------
  Net interest income..............................................     20,144
                                                                     ---------
Non-interest income:
  Gain on sale of discounted loans.................................     71,156
  Gain on sale of loan servicing rights............................      1,048
  Loss on real estate owned........................................       (130)
  Loan fees........................................................         50
                                                                     ---------
                                                                        72,124
                                                                     ---------
Operating expenses:
  Loan servicing fees..............................................      5,743
  Other loan expenses..............................................        273
                                                                     ---------
                                                                     $   6,016
                                                                     ---------
  Net income.........................................................$  86,252
                                                                     ---------
                                                                     ---------

    In October, 1996, the LLC securitized 9,825 loans with an unpaid principal balance of $419,382 and past due interest of $86,131 and a net book value of $394,234. Proceeds from sales of loans by the LLC amounted to $466,806 for the period ending December 31, 1996. The Company continues to service such loans and is paid a servicing fee.

    The Company's equity in earnings of the LLC of $38,320 includes 50% of the net income of the LLC before deduction of the Company's 50% share of loan servicing fees which are paid 100% to the Company, 50% of the gain on sale of loan servicing rights which the Company acquired from the LLC, $7,614 in provision for losses on the equity investment in the joint venture and $460 from gain on sale of future contracts used to hedge the loans securitized. The Company has recognized 50% of the loan servicing fees not eliminated in consolidation in servicing fees and other charges.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

DISPOSITIONS

    The Company sold two branches with deposit liabilities totaling $111,686 as of November 17, 1995, and twenty-three branches with deposit liabilities totaling $909,315 as of December 31, 1994. The components of the gain recorded on these transactions is summarized below:

                                                                             1995       1994
                                                                           ---------  ---------
Premium received on deposit liabilities sold.............................  $   5,492  $  66,595
Difference between carrying value and face value of deposits sold........     --          4,596
Retirement of excess of cost over net assets acquired, net...............     --         (9,135)
Net gain on sale of land, buildings, furniture, fixtures and equipment...        158      2,908
Broker's fee and other costs associated with the sale of the deposits....       (220)    (2,364)
                                                                           ---------  ---------
    Gains on sales of branch offices.....................................  $   5,430  $  62,600
                                                                           ---------  ---------
                                                                           ---------  ---------

    Additionally, on October 4, 1995 the Company sold a hotel which it owned and operated for a gain of $4,658.

NOTE 3 DISCONTINUED OPERATIONS

    In September 1995, the Company announced its decisions to dispose of its automated banking division and related activities. As a result of these decisions, a loss of $3,204, net of a tax benefit of $1,776 was recorded consisting of a net loss of $1,954 on the sale of assets and a loss of $1,250, incurred from related operations until the sales and dispositions, both of which were substantially complete at December 31, 1995. The Company's consolidated statements of operations have been restated for all periods presented to reflect the discontinuance of these operations. Losses from operations of the discontinued division, net of tax, amounted to $4,468 and $4,514 for the nine months ended September 30, 1995 and the year ended December 31, 1994, respectively. Gross revenues from the automated banking division and related activities for the years ended December 31, 1995 and 1994 amounted to $1,822 and $1,768, respectively.

NOTE 4 FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the Company's assets, liabilities and off-balance sheet instruments and commitments are considered financial instruments. For the majority of the Company's financial instruments, principally loans and deposits, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. In addition, for those financial instruments with

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

option-related features, prepayment assumptions are incorporated into the valuation techniques. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values.

    The fair values reflected below are indicative of the interest rate environments as of December 31, 1996 and 1995 and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the Company's fee generating businesses and anticipated future business activities. In other words, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized because, except as indicated, the Company generally intends to hold these financial instruments to maturity and realize their recorded values.

    Reasonable comparability of fair values among financial institutions is difficult due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the Company.

    The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents have been valued at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

INVESTMENTS AND MORTGAGE-BACKED AND RELATED SECURITIES

     For investments and mortgage-backed and related securities, fair value equals quoted price, if available. For securities for which a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

LOANS AND DISCOUNTED LOANS

    The fair value of performing whole loans is estimated based upon quoted market prices for similar whole loan pools. The fair value of the discounted loan portfolio is estimated based upon current market yields at which recent pools of similar mortgages have traded taking into consideration the timing and amount of expected cash flows.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)


LOW INCOME HOUSING TAX CREDIT INTERESTS

    The fair value of the investments in low income housing tax credit interests is estimated by discounting the future tax benefits expected to be realized from these investments using discount rates at which similar investments were being made on or about the respective financial statement dates.

DEPOSITS

    The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the required cash payments at the market rates offered for deposits with similar maturities on or about the respective financial statement dates.

BORROWINGS

    The fair value of the Company's notes and debentures is based upon quoted market prices. The fair value of the Company's other borrowings is estimated based upon the discounted value of the future cash flows expected to be paid on such borrowings using estimated market discount rates that reflect the borrowings of others with similar terms and maturities.

RISK MANAGEMENT INSTRUMENTS

    The fair value of interest rate swap agreements is the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date taking into account interest rates and the credit worthiness of the swap counterparties on or about the respective financial statement dates. Market quotes are used to estimate the fair value of interest rate futures contracts.

LOAN COMMITMENTS

    The fair value of loan commitments is estimated considering the difference between interest rates on or about the respective financial statement dates and the committed rates.

REAL ESTATE OWNED

    Real estate, although not a financial instrument, is an integral part of the Company's business. The fair value of real estate is estimated based upon appraisals, broker price opinions and other standard industry valuation methods, less anticipated selling costs.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

    The carrying amounts and the estimated fair values of the Company's financial instruments and real estate owned are as follows:

                                                                  DECEMBER 31, 1996       DECEMBER 31, 1995
                                                                ----------------------  ----------------------
                                                                 CARRYING      FAIR      CARRYING      FAIR
                                                                  AMOUNT      VALUE       AMOUNT      VALUE
                                                                ----------  ----------  ----------  ----------
Financial assets:
Cash and cash equivalents.....................................  $   52,219  $   52,219  $   54,632  $   54,632
Securities held for trading...................................      75,606      75,606        -           -
Securities available for sale.................................     354,005     354,005     337,480     337,480
Loans available for sale......................................     126,366     128,784     251,790     253,854
Investment securities.........................................       8,901       8,901      18,665      18,657
Loan portfolio, net...........................................     402,582     410,934     295,605     300,075
Discounted loan portfolio, net................................   1,060,953   1,140,686     669,771     682,241
Investments in low income housing tax credit interest.........      93,309     113,850      81,362      94,238
Real estate owned, net........................................     103,704     130,221     166,556     187,877
Financial liabilities:
Deposits......................................................   1,919,742   1,934,717   1,501,646   1,488,668
Advances from the Federal Home Loan Bank......................         399         399      70,399      70,530
Securities sold under agreements to repurchase................      74,546      74,546      84,761      84,761
Notes, debentures and other interest bearing obligations......     225,573     246,511     117,054     120,398
Other:
Loan commitments..............................................     194,128     194,128      54,405      54,405

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 5 SECURITIES HELD FOR TRADING

    The book and market values and gross unrealized gains and losses for the Company's securities held for trading at December 31, 1996 were as follows:

                                                                                    GROSS         GROSS
                                                                       BOOK      UNREALIZED    UNREALIZED     FAIR
                                                                       VALUE        GAINS        LOSSES       VALUE
                                                                     ---------  -------------  -----------  ---------
Collateralized mortgage obligations................................  $  75,526    $      --     $    (140)  $  75,386
Futures contracts..................................................         --          220            --         220
                                                                     ---------        -----    -----------  ---------
                                                                     $  75,526    $     220     $    (140)  $  75,606
                                                                     ---------        -----    -----------  ---------
                                                                     ---------        -----    -----------  ---------

    The Company traded assets totaling $373,723, $93,942 and $621,991 in aggregate sales proceeds during the years ended December 31, 1996, 1995 and 1994, respectively, resulting in realized net gains of $14,645, $2,949 and $4,118 for the years ended December 31, 1996, 1995 and 1994, respectively. Unrealized gains on securities held for trading and included in gains on sales of interest earning assets amounted to $80, $0 and $0, respectively, in 1996, 1995 and 1994.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 6 SECURITIES AND LOANS AVAILABLE FOR SALE

    The amortized cost, fair value and gross unrealized gains and losses on the Company's securities and loans available for sale are as follows at the periods ended:

                                                                                  GROSS        GROSS
                                                                   AMORTIZED   UNREALIZED   UNREALIZED      FAIR
DECEMBER 31, 1996:                                                    COST        GAINS       LOSSES       VALUE
-----------------------------------------------------------------  ----------  -----------  -----------  ----------
Mortgage-related securities:
Single family residential:
AAA-rated collateralized mortgage obligations....................  $   74,224   $     227    $    (516)  $   73,935
FHLMC interest only..............................................      46,735         963         (127)      47,571
FNMA interest only...............................................      48,573       1,315         (508)      49,380
AAA-rated interest only..........................................       1,166          27          (20)       1,173
Subordinates.....................................................      15,550       3,614       --           19,164
REMIC residuals..................................................      19,211       1,349       --           20,560
Futures contracts................................................      --              19       (1,940)      (1,921)
                                                                   ----------  -----------  -----------  ----------
                                                                      205,459       7,514       (3,111)     209,862
                                                                   ----------  -----------  -----------  ----------
Multi-family and commercial:
AAA-rated interest only..........................................      82,996       1,353         (759)      83,590
Non-investment grade interest only...............................       3,620         205          (26)       3,799
Subordinates.....................................................      56,500       1,856         (822)      57,534
Futures contracts................................................      --          --             (780)        (780)
                                                                   ----------  -----------  -----------  ----------
                                                                      143,116       3,414       (2,387)     144,143
                                                                   ----------  -----------  -----------  ----------
                                                                   $  348,575   $  10,928    $  (5,498)  $  354,005
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------
Loans:
Single family residential........................................  $  111,980       2,949         (970)  $  113,959
Multi-family.....................................................      13,657         305       --           13,962
Consumer.........................................................         729         142           (8)         863
                                                                   ----------  -----------  -----------  ----------
                                                                   $  126,366   $   3,396    $    (978)  $  128,784
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)


                                                                                  GROSS        GROSS
                                                                   AMORTIZED   UNREALIZED   UNREALIZED      FAIR
DECEMBER 31, 1995:                                                    COST        GAINS       LOSSES       VALUE
-----------------------------------------------------------------  ----------  -----------  -----------  ----------
Mortgage-related securities:
Single family residential:
AAA-rated collateralized mortgage obligations....................  $  140,304   $       9    $  (1,482)  $  138,831
FHLMC interest only..............................................       2,217      --              (35)       2,182
FNMA interest only...............................................      10,080      --             (488)       9,592
FNMA principal only..............................................       8,104         114       --            8,218
Subordinates.....................................................      27,410      --             (100)      27,310
Planned amortization class (PAC) residuals.......................         759      --             (185)         574
REMIC residuals..................................................         616      --             (144)         472
Futures contracts................................................      --             168       (1,766)      (1,598)
                                                                   ----------  -----------  -----------  ----------
                                                                      189,490         291       (4,200)     185,581
                                                                   ----------  -----------  -----------  ----------
Multi-family and commercial:
AAA-rated interest only..........................................     101,110       2,840          (18)     103,932
FNMA interest only...............................................       5,520          16         (275)       5,261
Subordinates.....................................................      43,605         845       (1,496)      42,954
Futures contracts................................................      --          --             (248)        (248)
                                                                   ----------  -----------  -----------  ----------
                                                                      150,235       3,701       (2,037)     151,899
                                                                   ----------  -----------  -----------  ----------
                                                                   $  339,725   $   3,992    $  (6,237)  $  337,480
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------
Loans:
Single family residential........................................  $  221,927   $   1,736    $  --       $  223,663
Multi-family.....................................................      28,694         314       --           29,008
Consumer.........................................................       1,169          14       --            1,183
                                                                   ----------  -----------  -----------  ----------
                                                                   $  251,790   $   2,064    $  --       $  253,854
                                                                   ----------  -----------  -----------  ----------
                                                                   ----------  -----------  -----------  ----------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 6 SECURITIES AND LOANS AVAILABLE FOR SALE (CONTINUED)


    A profile of the maturities of securities available for sale at December 31, 1996 follows. Mortgage-backed securities are included based on their weighted-average maturities, reflecting anticipated future prepayments based on a consensus of dealers in the market.

                                                                    AMORTIZED COST  FAIR VALUE
                                                                    --------------  ----------
Due within one year...............................................    $   17,601    $   17,735
Due after 1 through 5 years.......................................       211,955       209,887
Due after 5 through 10 years......................................        92,023        95,103
Due after 10 years................................................        26,996        31,280
                                                                    --------------  ----------
                                                                      $  348,575    $  354,005
                                                                    --------------  ----------
                                                                    --------------  ----------


    Gross realized gains and losses, proceeds on sales, premiums amortized against and discounts accreted to income were as follows during the periods ended December 31:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Securities:
Gross realized gains.........................................................  $    4,323  $    1,266  $   10,654
Gross realized losses........................................................      (3,757)     (2,079)     (7,999)
                                                                               ----------  ----------  ----------
Net realized gains (losses)..................................................  $      566  $     (813) $    2,655
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Proceeds on sales............................................................  $  175,857  $  836,247  $  877,911
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Premiums amortized against interest income...................................  $   23,508  $    5,188  $    2,782
Discounts accreted to interest income........................................      (3,261)     (3,135)       (553)
                                                                               ----------  ----------  ----------
Net premium amortization.....................................................  $   20,247  $    2,053  $    2,229
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Loans:
Gross realized gains.........................................................  $    2,150  $    1,817  $    3,399
Gross realized losses........................................................      (3,152)     --            (806)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Net realized gains (losses)..................................................  $   (1,002) $    1,817  $   2,593
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

Proceeds on sales............................................................  $  397,606  $  100,104  $  383,673
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    One security in the available for sale portfolio, with a market value of $6,570, is pledged as collateral to the State of New Jersey in connection with the Bank's sales of certificates of deposit over $100 to New Jersey municipalities. Additionally, certain mortgage-related securities are pledged as collateral for securities sold under agreements to repurchase (see Note 18).

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 7 INVESTMENT SECURITIES

    The book and fair values and gross unrealized gains and losses on the Company's investment securities are as follows at December 31:

                                                                                    GROSS          GROSS
                                                                       BOOK      UNREALIZED     UNREALIZED      FAIR
                                                                       VALUE        GAINS         LOSSES        VALUE
                                                                     ---------  -------------  -------------  ---------
1996:
Federal Home Loan Bank stock.......................................  $   8,798       --             --        $   8,798
Limited partnership interests......................................        103       --             --              103
                                                                     ---------   ------------  -------------  ---------
                                                                         8,901       --             --            8,901
                                                                     ---------   ------------  -------------  ---------
                                                                     ---------   ------------  -------------  ---------
1995:
U.S. Treasury securities...........................................  $  10,036    $  --          $      (8)   $  10,028
Federal Home Loan Bank stock.......................................      8,520       --             --            8,520
Limited partnership interests......................................        109       --             --              109
                                                                     ---------   ------------  -------------  ---------
                                                                     $  18,665    $  --          $      (8)   $  18,657
                                                                     ---------   ------------  -------------  ---------
                                                                     ---------   ------------  -------------  ---------

    Premiums amortized against and discounts accreted to income on U.S. Treasury securities held for investment were as follows for the periods ended December 31:

                                                                                1996        1995       1994
                                                                               -----     ---------  ---------
Premiums amortized against interest income...............................   $      36   $     289  $     324
Discounts accreted to interest income....................................      --          --            (12)
                                                                                  ---   ---------  ---------
Net premium amortization.................................................   $      36   $     289  $     312
                                                                                  ---   ---------  ---------
                                                                                  ---   ---------  ---------

    Included in interest income on investment securities and other for the periods ended December 31, 1996, 1995 and 1994 are $1,767, $1,388 and $5,654,
respectively, of deferred fees accreted on tax residuals (see Note 21).

    As a member of the FHLB system, the Bank is required to maintain an investment in the capital stock of the FHLB in an amount at least equal to the greater of 1% of residential mortgage assets, 5% of outstanding borrowings (advances) from the FHLB, or 0.3% of total assets. FHLB capital stock is generally pledged to secure FHLB advances.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 8 MORTGAGE-RELATED SECURITIES

    In December 1995 the Company transferred all of its mortgage-related securities held for investment to its available for sale portfolio (see Note 1).

    Premiums amortized against and discounts accreted to interest income on mortgage-related securities were as follows for the periods ended December 31:

                                                                            1996        1995       1994
                                                                           -----     ---------  ---------
Premiums amortized against interest income..............................   $  --       $     652  $   1,043
Discounts accreted to interest income...................................      --             (36)      (277)
                                                                              --       ---------  ---------
Net premium amortization................................................   $  --       $     616  $     766
                                                                              --       ---------  ---------
                                                                              --       ---------  ---------

NOTE 9 LOAN PORTFOLIO

    The Company's loan portfolio consisted of the following at December 31:

                                                                           1996        1995
                                                                        ----------  ----------
Carrying value:
Single family residential.............................................  $   73,186  $   75,928
Multi-family residential:
Permanent.............................................................      31,252      41,306
Construction..........................................................      36,590       7,741
                                                                        ----------  ----------
Total multi-family residential........................................      67,842      49,047
                                                                        ----------  ----------
Commercial real estate:
Hotel:
Permanent.............................................................     173,947     125,791
Construction..........................................................      26,364      --
Office................................................................     128,782      61,262
Land..................................................................       2,332      24,904
Other.................................................................      25,623       2,494
                                                                        ----------  ----------
Total commercial real estate..........................................     357,048     214,451
                                                                        ----------  ----------
Commercial non-mortgage...............................................       2,614      --
                                                                        ----------  ----------
Consumer..............................................................         424       3,223
                                                                        ----------  ----------
Total loans...........................................................     501,114     342,649
Undisbursed loan funds................................................     (89,840)    (39,721)
Unaccreted discount...................................................      (5,169)     (5,376)
Allowance for loan losses.............................................      (3,523)     (1,947)
                                                                        ----------  ----------
Loans, net............................................................  $  402,582  $  295,605
                                                                        ----------  ----------
                                                                        ----------  ----------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

At December 31, 1996 the Company had $6,407 of single family residential loans, $2,310 of land loans and $3,733 of multi-family residential loans outstanding, at market interest rates and terms, which were issued to facilitate the sale of the Company's real estate owned and real estate held for development.

Included in the loan portfolio at December 31, 1996 and 1995 are $315,871 and $180,223 of loans in which the Company participates in the residual profits of the underlying real estate of which $233,749 and $142,139, respectively, have been funded. The Company records any residual profits as part of interest income when received.

The following table presents a summary of the Company's non-performing loans, allowance for loan losses and significant ratios as of and for the years ended December 31:

                                                 1996       1995       1994
                                               ---------  ---------  ---------
Non-performing loans:
Single family residential....................  $   2,123  $   2,923  $   2,478
Multi-family.................................        106        731        152
Consumer.....................................         55        202         29
                                               ---------  ---------  ---------
                                               $   2,284  $   3,856  $   2,659
                                               ---------  ---------  ---------
                                               ---------  ---------  ---------
Allowance for loan losses:
Balance, beginning of year...................  $   1,947  $   1,071  $     884
Provision for loan losses....................      1,872      1,121     --
Charge-offs..................................       (296)      (263)      (472)
Recoveries...................................     --             18        659
                                               ---------  ---------  ---------
Balance, end of year.........................  $   3,523  $   1,947  $   1,071
                                               ---------  ---------  ---------
                                               ---------  ---------  ---------

                                      F-31

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)


Significant ratios:
  Non-performing loans as a percentage of:
    Loans....................................       0.56%      1.27%      4.35%
    Total assets.............................       0.09%      0.20%      0.21%
Allowance for loan losses as a percentage of:
  Loans......................................       0.87%      0.65%      1.84%
  Non-performing loans.......................     154.24%     50.49%     40.28%
  Net charge-offs (recoveries) as a percentage
   of average loans..........................       0.09%      0.19%     (0.28)%

If non-accrual loans had been current in accordance with their original terms, interest income for the years ended December 31, 1996, 1995 and 1994 would have been approximately $214, $322 and $207 higher, respectively. No interest has been accrued on loans greater than 89 days past due.

At December 31, 1996, the Company had no investment in impaired loans as defined in accordance with SFAS No. 114, and as amended by SFAS No. 118.

The loan portfolio is geographically located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's loans were located at December 31, 1996.

                                               SINGLE
                                               FAMILY     MULTI-FAMILY COMMERCIAL    COMMERCIAL
                                            RESIDENTIAL   RESIDENTIAL  REAL ESTATE  NON-MORTGAGE    CONSUMER      TOTAL
                                            ------------  -----------  -----------  -------------  -----------  ----------
New York..................................   $    7,644    $  34,115    $  76,326     $  --         $  --       $  118,085
Illinois..................................           56       --           81,280        --            --           81,336
California................................       18,551       15,733       39,710         2,614        --           76,608
New Jersey................................       32,996       --           14,267        --                22       47,285
Georgia...................................       --           --           30,114        --            --           30,114
Other.....................................       13,939       17,994      115,351        --               402      147,686
                                            ------------  -----------  -----------  -------------  ------------  ---------
Total.....................................   $   73,186    $  67,842    $ 357,048     $   2,614     $     424   $  501,114
                                            ------------  -----------  -----------  -------------- ------------  ---------
                                            ------------  -----------  -----------  -------------- ------------  ---------



NOTE 10   DISCOUNTED LOAN PORTFOLIO

The Company has acquired through private sales and auctions mortgage loans at a discount because the borrowers are either not current as to principal and interest payments or there is doubt as to the borrowers' ability to pay in full the contractual principal and interest. The Company estimates the amounts it will realize through foreclosure, collection efforts or other

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

resolution of each loan and the length of time required to complete the collection process in determining the amounts it will bid to acquire such loans.

The resolution alternatives applied to the discounted loan portfolio are (i) the borrower brings the loan current in accordance with original or modified terms; (ii) the borrower repays the loan or a negotiated amount; (iii) the borrower agrees to a deed-in-lieu of foreclosure, in which case it is classified as real estate owned and held for sale by the Company and (iv) the Company forecloses on the loan and the property is either acquired at the foreclosure sale by a third party or by the Company, in which case it is classified as real estate owned and held for sale. The Company periodically reviews the discounted loan portfolio performance to ensure that nonperforming loans are carried at the lower of amortized cost or net realizable value of the underlying collateral and the remaining unaccreted discount is adjusted accordingly. Upon receipt of title to the property, the loans are transferred to real estate owned.

The Company's discounted loan portfolio consists of the following at December 31:

                                                                           CARRYING VALUE
                                                                      ------------------------
                                                                          1996         1995
                                                                      ------------  ----------
Loan type:
Single family residential...........................................  $    504,049  $  376,501
Multi-family residential............................................       341,796     176,259
Commercial real estate..............................................       465,801     388,566
Other...............................................................         2,753       2,203
                                                                      ------------  ----------
Total discounted loans..............................................     1,314,399     943,529
Unaccreted discount.................................................      (241,908)   (273,758)
Allowance for loan losses...........................................       (11,538)     --
                                                                      ------------  ----------
Discounted loans, net...............................................  $  1,060,953  $  669,771
                                                                      ------------  ----------
                                                                      ------------  ----------

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                          1996         1995
                                                                      ------------  ----------
Loan status:
Past due less than 31 days..........................................  $    579,597  $  351,630
Past due 31 to 89 days..............................................        22,161      86,838
Past due 90 days or more............................................       563,077     385,112
Acquired and servicing not yet transferred..........................       149,564     119,949
                                                                      ------------  ----------
                                                                      $  1,314,399  $  943,529
                                                                      ------------  ----------
                                                                      ------------  ----------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

A summary of income on discounted loans is as follows for the years ended December 31:

                                                                                     1996       1995       1994
                                                                                  ----------  ---------  ---------
Interest income:
Realized........................................................................  $   97,174  $  70,807  $  48,734
Accreted and unrealized.........................................................       5,991      5,191      3,826
                                                                                  ----------  ---------  ---------
                                                                                  $  103,165  $  75,998  $  52,560
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Gains on sales:
Realized gains on sales.........................................................  $    7,393  $   6,008  $     890
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Proceeds on sales...............................................................  $  190,616  $  38,942  $  32,684
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------




The following table sets forth the activity in the Company's gross discounted loan portfolio during the years ended December 31:

                                                                                 1996         1995        1994
                                                                             ------------  ----------  ----------
Principal balance, beginning of year.......................................  $    943,529  $  785,434  $  433,516
Acquisitions...............................................................     1,110,887     791,195     826,391
Resolutions and repayments.................................................      (371,228)   (300,161)   (265,292)
Loans transferred to real estate owned.....................................      (138,543)   (281,344)   (171,300)
Sales......................................................................      (230,246)    (51,595)    (37,881)
                                                                                ---------    --------    --------
Principal balance, end of year.............................................  $  1,314,399  $  943,529  $  785,434
                                                                                ---------    --------    --------
                                                                                ---------    --------    --------




The discounted loan portfolio is geographically located throughout the United States. The following table sets forth the five states in which the largest amount of properties securing the Company's discounted loans were located at December 31, 1996:

                                                               SINGLE                  COMMERCIAL
                                                               FAMILY     MULTI-FAMILY REAL ESTATE
                                                            RESIDENTIAL   RESIDENTIAL   AND OTHER      TOTAL
                                                            ------------  -----------  -----------  ------------
California................................................   $  175,916    $  80,326    $ 114,279   $    370,521
New Jersey................................................       50,551        4,794       78,698        134,043
New York..................................................       76,290       12,688       40,176        129,154
Pennsylvania..............................................        8,856       97,062        4,430        110,348
Connecticut...............................................       39,591       62,953        2,284        104,828
Other.....................................................      152,845       83,973      228,687        465,505
                                                                -------      -------      -------      ---------
Total.....................................................   $  504,049    $ 341,796    $ 468,554   $  1,314,399
                                                                -------      -------      -------      ---------
                                                                -------      -------      -------      ---------


                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

The following schedule presents a summary of the Company's allowance for loan losses and significant ratios for its discounted loans as of and for the years ended December 31:


                                                                                             1996        1995         1994
                                                                                           ---------     -----        -----
Allowance for loan losses:
Balance, beginning of year...............................................................  $  --       $  --        $  --
Provision for loan losses................................................................     20,578      --           --
Charge-offs..............................................................................     (9,216)     --           --
Recoveries...............................................................................        176      --           --
                                                                                              ------     ---          ---
Balance, end of year.....................................................................  $  11,538   $  --        $  --
                                                                                              ------     ---          ---
                                                                                              ------     ---          ---

Significant ratios:
Allowances for loan losses as a percentage of discounted loan portfolio, net.............       1.09%          -%           -%
Net charge-offs (recoveries) as a percentage of average discounted loans.................       1.34%          -%           -%



NOTE 11  REAL ESTATE OWNED

Real estate owned, net of allowance for losses, is held for sale and consists of the following at December 31:

                                                                           1996        1995
                                                                        ----------  ----------
Discounted loan portfolio:
Single family residential.............................................  $   49,728  $   75,144
Multi-family residential..............................................      14,046      59,932
Commercial real estate................................................      36,264      31,218
                                                                        ----------  ----------
Total discounted loan portfolio.......................................     100,038     166,294
Loan portfolio........................................................         592         262
Loans available for sale..............................................       3,074      --
                                                                        ----------  ----------
                                                                        $  103,704  $  166,556
                                                                        ----------  ----------
                                                                        ----------  ----------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

The following schedule presents the activity, in aggregate, in the valuation allowances on real estate owned for the years ended December 31:

                                                 1996       1995       1994
                                                ------     ------     ------
Balance, beginning of year..................  $  4,606   $  3,937    $ 2,455
Provision for losses........................    18,360     10,510      9,074
Charge-offs and sales.......................   (11,473)    (9,841)    (7,592)
                                              --------   --------    -------
Balance, end of year........................  $ 11,493   $  4,606    $ 3,937
                                              --------   --------    -------
                                              --------   --------    -------


The following table sets forth the results of the Company's investment in real estate owned, which were primarily related to the discounted loan portfolio, during the years ended December 31:


                                                 1996       1995       1994
                                                ------     ------     ------

Gains on sales..............................  $ 22,835   $ 19,006    $ 21,308
Provision for losses........................   (18,360)   (10,510)     (9,074)
Rental income (carrying costs), net.........      (648)     1,044      (6,239)
                                              --------   --------    --------
                                              $  3,827   $  9,540    $  5,995
                                              --------   --------    --------
                                              --------   --------    --------

NOTE  12 INVESTMENT IN REAL ESTATE

                                                            December 31,
                                                          ------------------
                                                            1996       1995
                                                          -------     ------
Loans accounted for as investments in real estate:
  Multi-family residential.............................  $ 24,946     $   -
Hotels:
  Land.................................................       613          613
  Building and leasehold improvements..................    14,874       11,402
  Office and computer equipment........................     2,248          720
  Less accumulated depreciation and amortization.......    (1,648)        (778)
                                                         --------     --------
                                                           16,087       11,957
                                                         --------     --------
                                                         $ 41,033     $ 11,957
                                                         --------     --------
                                                         --------     --------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 13  MORTGAGE SERVICING RIGHTS

The Company services for other investors mortgage loans which it does not own. The total amount of such loans serviced for others was $1,918,098 and $361,608 at December 31, 1996 and 1995, respectively. Servicing fee income on such loans amounted to $2,414, $493 and $231 for the years ended December 31, 1996, 1995 and 1994, respectively.

The unamortized balance of mortgage servicing rights, which are included in other assets, is as follows at December 31:

                                                            1996       1995
                                                           ------     ------
Unamortized balance....................................  $  4,048     $  3,433
Valuation allowance....................................    (1,630)        -
                                                         --------     --------
                                                         $  2,418     $  3,433
                                                         --------     --------
                                                         --------     --------

Periodically, the Company evaluates the recoverability of mortgage servicing rights based on the projected value of future net servicing income. Future prepayment rates are estimated based on current interest rates and various portfolio characteristics, including loan type, interest rate, and market prepayment estimates. If the estimated recovery is lower than the current amount of mortgage servicing rights, a reduction to mortgage servicing rights is recorded through an increase in the valuation allowance. Valuation allowances were established through charges to servicing fees and other charges during 1996 primarily as a result of higher than projected prepayment rates.

NOTE 14  INVESTMENTS IN LOW INCOME HOUSING TAX CREDIT INTERESTS

The carrying value of the Company's investments in low income housing tax credit interests are as follows at December 31:

                                                            1996       1995
                                                           ------     ------

Investments solely as a limited partner made prior to
  May 18, 1995.........................................  $ 55,595     $ 58,911
Investments solely as a limited partner made on or
  after May 18, 1995...................................    12,887        4,223
Investments as both a limited and, through
  subsidiaries, general partner........................    24,827       18,228
                                                         --------     --------
                                                         $ 93,309     $ 81,362
                                                         --------     --------
                                                         --------     --------

                                      F-37

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

The qualified affordable housing projects underlying the Company's investments in low income housing tax credit interests are geographically located throughout the United States. At December 31, 1996, the Company's largest single investment was $15,402 which is in a project located in Fort Lauderdale, Florida.

Income on the Company's limited partnership investments made prior to May 18, 1995 is recorded under the level yield method as a reduction of income tax expense, and amounted to $9,330, $7,709 and $5,410 for the years ended December 31, 1996, 1995 and 1994, respectively. Had these investments been accounted for under the equity method, net income would have been reduced by $2,223, $2,798 and $2,742 for the years ended December 31, 1996, 1995 and
1994, respectively. For limited partnership investments made after May 18, 1995, and for investments as a limited and, through subsidiaries, general partner, the Company recorded a loss of $636 from operations of the underlying real estate after depreciation, for the year ended December 31, 1996, and no income or expense for the years ended December 31, 1995 and 1994.

Other liabilities include $9,105 and $9,794 at December 31, 1996 and 1995, respectively, representing contractual obligations to fund certain limited partnerships which invest in low income housing tax credit interests.

Included in other income for the year ended December 31 1996 is a gain of $4,861 on the sale of certain investments in low income housing tax credit interests which had a carrying value of $19,806 at time of sale.

NOTE 15  PREMISES AND EQUIPMENT

                                                            December 31,
                                                          ------------------
                                                            1996       1995
                                                           ------     ------
Land...................................................  $    485     $    485
Leasehold improvements.................................     5,999        5,672
Office and computer equipment..........................    15,950       12,726
Other..................................................      -             347
Less accumulated depreciation and amortization.........    (7,815)      (5,828)
                                                         --------      -------
                                                         $ 14,619     $ 13,402
                                                         --------     --------
                                                         --------     --------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 16  DEPOSITS

The Company's deposits consist of the following at December 31:

                                           1996                 1995
                                      ----------------     ----------------
                                      Weighted           Weighted
                                      Average    Book    Average      Book
                                      Rate      Value    Rate        Value
                                      -------- --------- --------  ----------
Non-interest bearing deposits......     - %   $   96,563     - %   $   48,482
NOW and money market
  checking accounts................   2.99        22,208   3.37        17,147
Savings accounts...................   2.30         2,761   2.30         3,471
                                              ----------           ----------
                                                 121,532               69,100
                                              ----------           ----------
Certificates of deposit............            1,809,098            1,440,240
Unamortized deferred fees..........              (10,888)              (7,694)
                                              ----------           ----------
                                      5.80     1,798,210   5.68     1,432,546
                                              ----------           ----------
                                      5.47    $1,919,742   5.46    $1,501,646
                                              ----------           ----------
                                              ----------           ----------

At December 31, 1996 and 1995 certificates of deposit include $1,572,081 and $1,123,196 respectively, of deposits originated through national, regional and local investment banking firms which solicit deposits from their customers, all of which are non-cancelable. Additionally, at December 31, 1996 and 1995, $147,488 and $80,045, respectively, of certificates of deposit were issued on an uninsured basis. Non-interest bearing deposits include $82,885 and $37,686 of advance payments by borrowers for taxes and insurance and principal and interest collected but not yet remitted in accordance with loan servicing agreements at December 31, 1996 and 1995, respectively.

The contractual maturity of the Company's certificates of deposit at December 31, 1996 follows:

Contractual Remaining Maturity:
  Within one year...........................................     $   916,056
  Within two years..........................................         375,286
  Within three years........................................         222,477
  Within four years.........................................         144,978
  Within five years.........................................         138,744
  Thereafter................................................             669
                                                                 -----------
                                                                 $ 1,798,210
                                                                 -----------
                                                                 -----------

                                      F-39

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

The amortization of the deferred fees of $5,384, $4,729 and $1,606 for the years ended December 31, 1996, 1995 and 1994, respectively, and the accretion of the purchase accounting discount of $0, $0 and $(2,991) for the years ended December 31, 1996, 1995 and 1994, respectively, are computed using the interest method and are included in interest expense on certificates of deposit. The interest expense by type of deposit account is as follows for the years ended December 31:

                                                1996        1995       1994
                                              --------    --------   --------
NOW accounts and money market checking.....   $    620    $  1,031   $  1,395
Savings....................................         78         451      2,602
Certificates of deposit....................     93,075      70,371     40,964
                                              --------    --------   --------
                                              $ 93,773    $ 71,853   $ 44,961
                                              --------    --------   --------
                                              --------    --------   --------

Accrued interest payable on deposits in the amount of $18,249 and $18,994 as of December 31, 1996 and 1995, respectively, is included in accrued expenses, payables and other liabilities.

NOTE 17  ADVANCES FROM THE FEDERAL HOME LOAN BANK ("FHLB")

Advances from the FHLB mature as follows:

                                     December 31, 1996      December 31, 1995
                                  ----------------------  ---------------------
                                  Interest       Book     Interest    Book
Due Date                            Rate         Value      Rate      Value
--------                          --------       -----    --------    -----
1996...........................       -  %       $ -         5.83%    $70,000
1997...........................      7.02%       $ 399       7.02%    $   399
                                                 -----                -------
                                                 $ 399                $70,399
                                                 -----                -------
                                                 -----                -------

Accrued interest payable on FHLB advances amounted to $2 and $297 as of December 31, 1996 and 1995, respectively, and is included in accrued expenses, payables and other liabilities. All interest rates are fixed by contract. Under the terms of its collateral agreement, the Company is required to maintain otherwise unencumbered qualifying assets with a fair market value ranging from 105% to 125% of FHLB advances depending on the type of collateral. At December 31, 1995 the Company's FHLB stock was pledged as additional collateral for these advances.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 18  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company periodically enters into sales of securities under agreements to repurchase the same securities (reverse repurchase agreements). Fixed coupon reverse repurchase agreements with maturities of three months or less are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the accompanying consolidated statements of financial condition. All securities underlying reverse repurchase agreements are reflected as assets in the accompanying consolidated statements of financial condition and are held in safekeeping by broker/dealers. For the years ended December 31, 1996, 1995 and 1994, interest rate swap agreements and Eurodollar futures contracts used for risk management purposes had the effect of increasing interest expense on securities sold under agreements to repurchase and certificates of deposit by $0, $261 and $296, respectively.

                                                     December 31,
                                              ---------------------------
                                                 1996       1995       1994
                                                ------     ------     ------
Other information concerning securities
  sold under agreements to repurchase:
    Balance, end of year...................   $ 74,546    $ 84,761   $    -
    Accrued interest payable, end of year..   $     12    $    153   $    -
    Weighted average interest rate,
      end of year..........................       5.46%       5.70%       -   %
    Average balance during the year........   $ 19,581    $ 16,754   $ 254,457
    Weighted average interest rate
      during the year......................       5.62%       5.68%       4.09%
    Maximum month-end balance..............   $ 84,321    $ 84,761   $ 537,629


Mortgage-related securities at amortized cost of $75,526 and a market value of $75,386 were posted as collateral for securities sold under agreements to repurchase at December 31, 1996.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 19   NOTES, DEBENTURES AND OTHER INTEREST BEARING OBLIGATIONS

Notes, debentures and other interest bearing obligations mature as follows:

                                                            December 31,
                                                       ----------------------
                                                            1996       1995
1996:
  12% subordinated notes due January 2................   $    -      $   1,012
  10.5% subordinated notes due May 1..................        -          7,615
                                                         ---------   ---------
                                                              -          8,627
2003:
  12% mortgage loan due September 1...................        -          7,817
  11.875% notes due October 1.........................     125,000        -
2005:
  12% subordinated debentures due June 15.............     100,000     100,000
2014:
  0 - 8.5% mortgage loan due December 1...............         573         610
                                                         ---------   ---------
                                                         $ 225,573   $ 117,054
                                                         ---------   ---------
                                                         ---------   ---------

The notes which matured in 1996 were payable to current or former shareholders and executive officers.

On June 12, 1995 the Bank issued $100,000 of 12% Subordinated Debentures due 2005 (the "Debentures") with interest payable semiannually on June 15 and December 15. The Debentures are unsecured general obligations of the Bank and are subordinated in right of payment to all existing and future senior debt.

The Debentures may not be redeemed prior to June 15, 2000, except as described below. On or after such date, the Debentures may be redeemed at any time at the option of the Bank, in whole or in part, together with accrued and unpaid interest, if any, on not less than 30 nor more than 60 days' notice at the following redemption prices (expressed as a percentage of the principal amount), if redeemed during the twelve month period beginning June 15 of the years indicated below:

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)


                   Year                      Redemption Price
               -----------                ----------------------
                   2000                           105.333%
                   2001                           104.000%
                   2002                           102.667%
                   2003                           101.333%
                   2004 and thereafter            100.000%

In addition, the Bank may redeem, at its option, up to $35,000 principal amount of the Debentures at any time prior to June 15, 1998 with the net cash proceeds received by the Bank from one or more public equity offerings at a purchase price of 112.000% of the principal amount thereof, plus accrued and unpaid interest.

In connection with the issuance of the Debentures, the Bank incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the expected life of the Debentures. The unamortized balance of these issuance costs amounted to $2,745 and $3,170, at December 31, 1996 and 1995, respectively, and is included in other assets. Accrued interest payable on the Debentures amounted to $500 at December 31, 1996 and 1995 and is included in accrued expenses, payables and other liabilities.

On September 25, 1996 the Company completed the public offering of $125,000 aggregate principal of 11.875% Notes due October 1, 2003 ("the Notes") with interest payable semi-annually on April 1 and October 1. The Notes are unsecured general obligations of the Company and are subordinated in right of payment to the claims of creditors of the Company and the Company's subsidiaries.

The Notes may not be redeemed prior to October 1, 2001 except as described below. On or after such date, the Notes may be redeemed at any time at the option of the Company, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if redeemed during the twelve-month period beginning October 1 of the years indicated below:

                   Year                      Redemption Price
               -----------                ----------------------
                   2001                           105.938%
                   2002                           102.969%

In addition, the Company may redeem, at its option, up to 35% of the original aggregate principal amount of the Notes at any time and from time to time until October 1, 1999 with the net cash proceeds received by the Company from

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

one or more public or private equity offerings at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest.

The indenture governing the Notes requires the Company to maintain, at all times when the Notes are not rated in an investment grade category by one or more nationally recognized statistical rating organization unencumbered liquid assets with a value equal to 100% of the required interest payments due on the Notes on the next two succeeding semi-annual interest payment dates. The Company maintains a $15,000 investment in repurchase agreements at December 31, 1996 that is restricted for purposes of meeting this liquidity requirement. The indenture further provides that the Company shall not sell, transfer or otherwise dispose of shares of common stock of the Bank or permit the Bank to issue, sell or otherwise dispose of shares of its common stock unless in either case the Bank remains a wholly-owned subsidiary of the Company.

Proceeds from the offering of the Notes amounted to approximately $120,156 (net of underwriting discount). On September 30, 1996, the Company contributed $50,000 of such proceeds to the Bank to support future growth. The remainder of the proceeds retained by the Company are available for general corporate purposes, with the exception of the liquidity maintenance requirement described above.

In connection with the issuance of the Notes, the Company incurred certain costs which have been capitalized and are being amortized on a straight-line basis over the life of the Notes. The unamortized balance of these issuance costs amounted to $5,252 at December 31, 1996 and is included in other assets. Accrued interest payable on the Notes amounted to $3,752 at December 31, 1996 and is included in accrued expenses, payables and other liabilities.

In November 1996, the Company acquired the 12% first mortgage note due September 1, 2003 from an unaffiliated third party. The principal balance and related interest have been eliminated in consolidation at December 31, 1996.

NOTE 20   INTEREST RATE RISK MANAGEMENT INSTRUMENTS

In managing its interest rate risk, the Company on occasion enters into swaps. Under swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional amount. The terms of the swaps provide for the Company to receive a floating rate of interest based on the London Interbank Offered Rate ("LIBOR") and to pay fixed interest rates. The notional amount of the swap outstanding at December 31, 1996 is amortized (i.e., reduced) monthly based on estimated prepayment rates. The Company had no outstanding swaps at December 31, 1995. The terms of the outstanding swap at December 31, 1996 follows:

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

                 Notional    LIBOR                  Floating Rate
Maturity         Amount      Index    Fixed Rate    at End of Year   Fair Value
--------         --------    -----    ----------    --------------   ----------
1998             $ 45,720    1-Month     6.18%           5.67%         $ (103)


The 1-month LIBOR was 5.50% on December 31, 1996. The interest expense or benefit of the swaps had the effect of increasing (decreasing) net interest income by ($58), $358 and ($754) for the years ended December 31, 1996, 1995 and 1994, respectively.

The Company also enters into short sales of Eurodollar and U.S. Treasury interest rate futures contracts as part of its overall interest rate risk management activity. Interest rate futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. The Eurodollar futures contracts have been sold by the Company to hedge the maturity risk of certain short duration mortgage-related securities. U.S. Treasury futures have been sold by the Company to hedge the risk of a reduction in the market value of fixed rate mortgage loans and certain fixed rate mortgage-backed and related securities available for sale in a rising interest rate environment.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

Terms and other information on interest rate futures contracts sold short are as follows:

                                     Maturity   Notional Principal  Fair Value
                                     --------   ------------------  ----------
December 31, 1996:
  Eurodollar futures.............      1997         $ 365,000       $   (558)
                                       1998            40,000            (87)

  U.S. Treasury futures..........      1997           165,100            498

December 31, 1995:
  Eurodollar futures.............      1996         $ 386,000       $ (1,598)
                                       1997            26,000           (168)

  U.S. Treasury futures..........      1996            11,100            (80)

The following table summarizes the Company's use of interest rate risk management instruments.

                                                  Notional Amount
                                    ------------------------------------------
                                                      Short           Short
                                                   Eurodollar     U.S. Treasury
                                      Swaps          Futures          Futures
                                    -----------  --------------  --------------
Balance, December 31, 1994.....     $  40,000      $  493,000     $    222,500
  Purchases....................          -            336,000          708,600
  Maturities...................       (40,000)           -                -
  Terminations.................          -           (417,000)        (920,000)
                                    ---------      ----------     ------------
Balance, December 31, 1995.....          -            412,000           11,100
  Purchases....................        47,350         564,000        3,362,400
  Maturities...................        (1,630)           -                -
  Terminations.................          -           (571,000)      (3,208,400)
                                    ---------      ----------     ------------
Balance, December 31, 1996.....     $  45,720      $  405,000     $    165,100
                                    ---------      ----------     ------------
                                    ---------      ----------     ------------

Because interest rate futures contracts are exchange traded, holders of these instruments look to the exchange for performance under these contracts and not the entity holding the offsetting futures contract, thereby minimizing the risk of nonperformance under these contracts. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

and controls this risk through credit monitoring procedures. The notional principal amount does not represent the Company's exposure to credit loss.

U.S. Treasury Bills with a carrying value of $3,138 and $1,134 and a fair value of $3,138 and $1,134 were pledged by the Company as security for the obligations under these swaps and interest rate futures contracts at December 31, 1996 and 1995, respectively.

NOTE 21  INCOME TAXES

Total income tax expense (benefit) was allocated as follows:

                                                 Years Ended December 31,
                                            ----------------------------------
                                                 1996       1995       1994
                                                ------     ------     ------
Income from continuing operations..........   $ 11,159    $  4,562    $ 29,724
Discontinued operations....................       -         (4,097)     (2,227)
Benefit of tax deduction in excess of
  amounts recognized for financial
  reporting purposes related to employee
  stock options reflected in stockholders'
  equity...................................       -           (375)        (39)
                                              --------    --------    --------
                                              $ 11,159    $     90    $ 27,458
                                              --------    --------    --------
                                              --------    --------    --------

The components of income tax expense (benefit) attributable to income from continuing operations were as follows:


                                                 Years Ended December 31,
                                            ---------------------------------
                                                 1996       1995       1994
                                                ------     ------     ------
Current:               Federal               $ (6,844)    $  1,673   $ 26,267
                       State                     (576)       5,011      2,261
                                             --------     --------   --------
                                               (7,420)       6,684     28,528
                                             --------     --------   --------

Deferred:              Federal                 16,616        1,762      1,022
                       State                    1,962       (3,884)       174
                                             --------     --------   --------
                                               18,578       (2,122)     1,196
                                             --------     --------   --------
   Total                                     $ 11,158     $  4,562   $ 29,724
                                             --------     --------   --------
                                             --------     --------   --------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

Income tax expense differs from the amounts computed by applying the U.S. Federal corporate income tax rate of 35% as follows:

                                                  Years Ended December 31,
                                             --------------------------------
                                                 1996       1995       1994
                                                ------     ------     ------
Expected income tax expense at
  statutory rate...........................   $ 21,455   $  13,196   $ 28,552
Differences between expected and actual tax:
  Excess of cost over net assets acquired
  adjustments..............................        (76)        (76)     3,592
Tax effect of (utilization) non-utilization
  of net operating loss....................     (1,782)     (1,380)        23
State tax (after Federal tax benefit)......        901         733      2,054
Low income housing tax credits.............     (9,330)     (7,709)    (5,410)
Other......................................        (10)       (202)       913
                                              --------   ---------   --------
  Actual income tax expense................   $ 11,158   $   4,562   $ 29,724
                                              --------   ---------   --------
                                              --------   ---------   --------

For taxable years beginning prior to January 1, 1996, a savings institution that met certain definitional tests relating to the composition of its assets and the sources of its income (a "qualifying savings institution") was permitted to establish reserves for bad debts and make annual additions thereto under the experience method. Alternatively, a qualifying savings institution could elect, on an annual basis, to use the percentage of taxable income method to compute its allowable addition to its bad debt reserve on qualifying real property loans (generally loans secured by an interest in
improved real estate).   The applicable percentage was 8% for tax periods
after 1987. The Bank utilized the percentage of taxable income method for these years.

On August 20, 1996, President Clinton signed the Small Business Job Protection Act (the "Act") into law. One provision of the Act repeals the reserve method of accounting for bad debts for savings institutions effective for taxable years beginning after 1995. The Bank, therefore, will be required to use the specific charge-off method on its 1996 and subsequent federal income tax returns. The Bank will be required to recapture its "applicable excess reserves", which are its federal tax bad debt reserves in excess of the base year reserve amount described in the following paragraph. The Bank will include one-sixth of its applicable excess reserves in taxable income in each year from 1996 through 2001. As of December 31, 1995, the Bank had approximately $42.4 million of applicable excess reserves. As of December 31, 1996, the Bank had fully provided for the tax related to this recapture. The base year reserves will continue to be subject to recapture and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes, (2) certain distributions are made with respect to the stock of the Bank, (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses, or (4) there is a change in federal tax law. The enactment of this

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

legislation is expected to have no material impact on the Bank's or the Company's operations or financial position.

In accordance with SFAS No. 109 "Accounting for Income Taxes," a deferred tax liability has not been recognized for the tax bad debt base year reserves of the Bank. The base year reserves are generally the balance of reserves as of December 31, 1987 reduced proportionately for reductions in the Bank's loan portfolio between that date and December 31, 1995. At December 31, 1996 and 1995, the amount of those reserves was approximately $5.7 million. This reserve could be recognized in the future under the conditions described in the preceding paragraph.

The net deferred tax liability was comprised of the following:

                                                             December 31,
                                                       ------------------------
                                                            1996       1995
                                                           ------     ------
Deferred Tax Assets:
  Tax residuals and deferred income on
    tax residuals..................................      $  3,712    $ 27,648
  State taxes......................................           552       2,563
  Application of purchase accounting...............         1,503       1,031
  Accrued profit sharing...........................         1,422       2,940
  Accrued other liabilities........................           420         739
  Deferred interest expense on discounted loan
    portfolio......................................         3,989       2,130
  Mark to market and reserves on REO properties....         3,513       1,059
  Other............................................           -           105
                                                         --------    --------
                                                           15,111      38,215
                                                         --------    --------
Deferred Tax Liabilities:
  Bad debt reserves................................           810      12,356
  Deferred interest income on discounted loan
    portfolio......................................         4,632       4,276
  Partnership losses...............................         1,205         -
  Other............................................           500         553
                                                         --------    --------
                                                            7,147      17,185
                                                         --------    --------
                                                            7,964      21,030
  Mark to market on certain mortgage-backed and
    related securities available for sale..........        (2,104)      1,233
                                                         --------    --------
                                                            5,860      22,263
                                                         --------    --------
  Deferred tax asset valuation allowance...........          -           -
  Net deferred tax assets..........................      $  5,860    $ 22,263
                                                         --------    --------
                                                         --------    --------

Deferred tax assets, net of deferred fees, include tax residuals which result from the ownership of Real Estate Mortgage Investment Conduits ("REMIC"). While a tax residual is anticipated to have little or no future cash flows from the REMIC from which it has been issued, the tax residual does bear the income tax liability and benefit resulting from the annual differences between the interest paid on the debt instruments issued by the REMIC and the

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

interest received on the mortgage loans held by the REMIC. Typically this difference generates taxable income to the Company in the first several years of the REMIC and equal amounts of tax losses thereafter, thus resulting in the deferred tax asset. As a result of the manner in which REMIC residual interests are treated for tax purposes, at December 31, 1996, 1995 and 1994, the Company had approximately $10,228, $55,000 and $12,400, respectively, of net operating loss carryforwards for tax purposes. The net operating loss carryforward of $10,228 will expire, if unused, in the year 2010.

As a result of the Company's earnings history, current tax position and taxable income projections, the Company believes that it will generate sufficient taxable income in future years to realize the net deferred tax asset position as of December 31, 1996. In evaluating the expectation of sufficient future taxable income, the Company considered future reversals of temporary differences and available tax planning strategies that could be implemented, if required.

A valuation allowance was not required as of December 31, 1996 and 1995 as it was the Company's assessment that, based on available information, it is more likely than not that all of the deferred tax asset will be realized. A valuation allowance will be established in the future to the extent of a change in the Company's assessment of the amount of the net deferred tax asset that is expected to be realized.

NOTE 22  RETIREMENT PLAN

The Company maintains a defined contribution 401(k) plan. The Company matches 50% of each employee's contributions, limited to 2% of the employee's compensation.

In connection with its acquisition of Berkeley Federal Savings Bank in June 1993, the Bank assumed the obligations under a noncontributory defined benefit pension plan (the "Plan") covering substantially all employees upon their eligibility under the terms of the Plan. The Plan was frozen for the plan year ended December 31, 1993 and has been fully funded.

The Company's combined contributions to 401(k) plan in the years ended December 31, 1996, 1995, and 1994 were $258, $248 and $163, respectively.

NOTE 23  STOCKHOLDERS' EQUITY

On July 12, 1996 stockholders of the Company approved an amendment to the Company's articles of incorporation to increase the authorized number of common shares from 20,000,000 to 200,000,000 shares, to increase the authorized number of preferred shares from 250,000 to 20,000,000 shares and

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

to decrease the par value of the authorized preferred shares from $1.00 to $0.01 per share. On July 30, 1996, the Company's Board of Directors declared a 10 for 1 stock split for each share of common stock then outstanding in the form of a stock dividend which was paid to holders of record on July 31,
1996.   All references in the interim consolidated financial statements to the number of shares and per share amounts have been adjusted retroactively for the recapitalization and stock split.

During September 1996, 2,928,830 shares of common stock were issued in connection with the exercise of vested stock options by certain of the Company's and the Bank's current and former officers and directors. The Company loaned $6,654 to certain of such officers to fund their exercise of the stock options. Such notes, which are presented as a reduction of shareholders' equity, have an unpaid principal balance of $3,832 at December 31, 1996, bear interest at 10.5% per annum, are payable in two equal installments on March 1, 1998 and March 1, 1999 and are secured by the related shares of common stock.

On September 25, 1996, certain stockholders of Ocwen completed an initial public offering of 2,300,000 shares of Ocwen common stock. Prior to this offering, there had been no public trading market for the common stock. The common stock is quoted on The NASDAQ Stock Market under the symbol "OCWN". The Company did not receive any of the proceeds from the common stock offering.

During 1995, the Company repurchased from stockholders and retired 8,815,060 shares of common stock for the aggregate price of $41,997.

In December 1991, as part of its annual incentive compensation plan, the Company adopted a Non-Qualified Stock Option Plan (the "Stock Plan"). The Stock Plan provides for the issuance of stock options to key employees to purchase shares of common stock at prices less than the fair market value of the stock at the date of grant.

                                                       Options
             Options      Exercise      Options      Forfeited or     Options
             Granted       Price       Exercised     Repurchased       Vested
             -------      --------     ---------     ------------     --------
1994:       1,149,320         .79      1,059,440         89,880           -
1995:         297,380        5.76           -            44,400        252,980
1995:           7,110         .94           -              -             7,110
1996:         573,686       22.00           -              -              -

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

The difference between the fair market value of the stock at the date of grant and the exercise price is treated as compensation expense; included in compensation expense is $2,725, $65, and $4,571 for the years ended December 31, 1996, 1995 and 1994, respectively.

The Company has adopted SFAS No. 123 during 1996. In accordance with the provisions of SFAS No. 123, the Company has retained its current accounting method for its stock-based employee compensation plans under the provisions of APB 25, "Accounting for Stock Issued to employees" ("APB 25"). However, entities continuing to apply APB 25 are required to disclose pro forma net income and earnings per share as if the fair value method of accounting for stock-based employee compensation plans as prescribed by SFAS No.123 had been utilized. The following is a summary of the Company's for forma information:

         Net income (as reported)                $ 50,142
         Pro forma net income                    $ 47,777
         Earnings per share(as reported)         $   1.88
         Pro forma earnings per share            $   1.79

The fair value of the option grants were estimated using the Black-Scholes option-pricing model with the following assumptions:

         Expected dividend yield                    0.00%
         Expected stock price volatility           21.00%
         Risk-free interest rate                    6.20%
         Expected life of options                  5 year

NOTE 24  REGULATORY REQUIREMENTS

The Financial Institutions Reform, Recovery and Enforcement Act of 1989, ("FIRREA") and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institution subject to OTS supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At December 31, 1996, the minimum regulatory capital requirements were:

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

    - Tangible and core capital of 1.5 percent and 3 percent of total adjusted assets, respectively, consisting principally of stockholders' equity, but excluding most intangible assets, such as goodwill and any net unrealized holding gains or losses on debt securities available for sale.

    - Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, general valuation allowances on loans receivable, equal to 8 percent of the value of risk-weighted assets.

    - At December 31, 1996, the Bank was "well capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized", the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratio as set forth in the table below. The
         Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weightings and other factors. There are no conditions or events since December 31, 1996 that management believes have changed the institution's category.

The following tables summarizes the Bank's actual and required regulatory capital at December 31, 1996 and 1995.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

December 31, 1996

                                                                                                            To Be Well
                                                                                                            Capitalized
                                                                                                             For Prompt
                                                                              Minimum For Capital           Corrective
                                                         Actual                Adequacy Purposes          Action Provisions
                                                 ------------------------    ----------------------   -------------------------
                                                   Ratio       Amount         Ratio        Amount       Ratio         Amount
                                                  -------    ----------      -------     ----------    -------      ----------
Stockholders' equity, and ratio to total assets    9.49%     $   228,153

Net unrealized (gain) on certain available
  for sale securities..........................                   (3,526)

Excess mortgage servicing rights...............                     (242)
                                                             -----------

Tangible capital, and ratio to adjusted
  total assets.................................    9.33%     $   224,385       1.50%      $  36,057
                                                             -----------                  ---------
                                                             -----------                  ---------
Tier 1 (core) capital, and ratio to adjusted
  total assets.................................    9.33%     $   224,385      3.00%       $  72,114      5.00%       $ 120,190
                                                             -----------                  ---------                  ---------
                                                             -----------                  ---------                  ---------
Tier 1 capital, and ratio to risk-weighted
  assets.......................................    8.47%     $   224,385                                 6.00%       $ 159,011
                                                             -----------                                             ---------
                                                             -----------                                             ---------
Allowance for loan and lease losses............                   16,057

Subordinated debentures........................                  100,000
                                                             -----------
Tier 2 Capital.................................                  116,057
                                                             -----------
Total risk-based capital, and ratio to
  risk-weighted assets.........................   12.85%     $   340,442      8.00%       $  212,014    10.00%       $ 265,018
                                                             -----------                  ----------                 ---------
                                                             -----------                  ----------                 ---------
Total regulatory assets........................              $ 2,405,188
                                                             -----------
                                                             -----------
Adjusted total assets..........................              $ 2,403,790
                                                             -----------
                                                             -----------
Risk-weighted assets...........................              $ 2,650,175
                                                             -----------
                                                             -----------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

December 31, 1995

                                                                                                            To Be Well
                                                                                                            Capitalized
                                                                                                             For Prompt
                                                                              Minimum For Capital           Corrective
                                                         Actual                Adequacy Purposes          Action Provisions
                                                 ------------------------    ----------------------   -------------------------
                                                   Ratio       Amount         Ratio        Amount       Ratio         Amount
                                                  -------    ----------      -------     ----------    -------      ----------
Stockholders' equity, and ratio to total assets    6.47%     $   124,725

Net unrealized loss on certain available for
  sale securities..............................                    1,416

Excess mortgage servicing rights...............                     (344)
                                                             -----------
Tangible capital, and ratio to adjusted total
  assets.......................................    6.52%     $   125,797       1.50%     $  28,952
                                                             -----------                 ---------
                                                             -----------                 ---------
Tier 1 (core) capital, and ratio to adjusted
  total assets.................................    6.52%     $   125,797       3.00%     $  57,904      5.00%       $  96,506
                                                             -----------                 ---------                  ---------
                                                             -----------                 ---------                  ---------
Tier 1 capital, and ratio to risk-weighted
  assets.......................................    6.52%     $   125,797                                6.00%       $ 115,743
                                                             -----------                                            ---------
                                                             -----------                                            ---------
Allowance for loan and lease losses............                    1,757

Subordinated debentures........................                  100,000
                                                             -----------
Tier 2 Capital.................................                  101,757
                                                             -----------
Total risk-based capital, and ratio to
  risk-weighted assets.........................   11.80%     $   227,554       8.00%     $ 154,324     10.00%       $ 192,906
                                                             -----------                 ---------                  ---------
                                                             -----------                 ---------                  ---------
Total regulatory assets........................              $ 1,929,054
                                                             -----------
                                                             -----------
Adjusted total assets..........................              $ 1,930,126
                                                             -----------
                                                             -----------
Risk-weighted assets...........................              $ 1,929,056
                                                             -----------
                                                             -----------

The OTS has promulgated a regulation governing capital distributions. The Bank is considered to be a Tier 1 association under this regulation because it met or exceeded its fully phased-in capital requirements at December 31, 1996. A Tier 1 association that before and after a proposed capital distribution meets or exceeds its fully phased-in capital requirements may make capital distributions during any calendar year equal to the greater of
(i) 100% of net income for the calendar year to date plus 50% of its "surplus

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

capital ratio" at the beginning of the year or (ii) 75% of its net income over the most recent four-quarter period. In order to make these capital distributions, the Bank must submit written notice to the OTS 30 days in advance of making the distribution.

In addition to these OTS regulations governing capital distributions (see
Note 19) the indenture governing the Bank's debentures limits the declaration or payment of dividends and the purchase or redemption of common or preferred stock in the aggregate to the sum of 50% of consolidated net income and 100% of all capital contributions and proceeds from the issuance or sale (other than to a subsidiary) of common stock, since the date the Debentures were issued.

Subsequent to December 31, 1996, in connection with a recent examination of the Bank, the staff of the OTS expressed concern about many of the Bank's non-traditional operations, which generally are deemed by the OTS to involve higher risk, and the adequacy of the Bank's capital in light of the Bank's lending and investment strategies, notwithstanding that it is a "well-capitalized institution" under OTS regulations. The activities which are of concern to the OTS include the Bank's single-family residential lending activities to non-conforming borrowers, the Bank's origination of acquisition, development and construction loans with terms which provide for shared participation in the results of the underlying real estate, the Bank's discounted loan activities, which involve significantly higher investment in non-performing and classified assets than the majority of the savings industry, and the Bank's investment in subordinated classes of mortgage-related securities issued in connection with the Bank's asset securitization activities and otherwise.

In connection with the examination, the OTS instructed the Bank, commencing on June 30, 1997, to maintain a ratio of Tier 1 capital to assets of at least 12% and a total risk-based capital ratio of no less than 18%, which amounts may be decreased in the event that the Bank reduces its risk profile in a manner which is satisfactory to the OTS. Although the Bank strongly disagrees with the level of risk perceived by the OTS in its businesses, the Bank has taken the following actions in response to the OTS concerns: (i) sold to Ocwen subordinated, participating interests in a total of eleven acquisition, development and construction loans, which interests had an aggregate principal balance of $16,949, (ii) modified certain of its accounting practices, including, among other things, ceasing to accrue unaccreted discount on non-performing single-family residential loans commencing as of January 1, 1997, (iii) ceased originating acquisition, development and construction loans with profit participation features in the underlying real estate, with the exception of existing commitments, and (iv) established as of December
31, 1996 requested reserves, which amounted to $7.2 million, against loans and securities resulting from its investment in loans acquired from HUD.

The Bank intends to meet with the OTS staff to present recommendations by the Bank to transfer some of its non-traditional assets to Ocwen, one or more affiliates of Ocwen and/or one or more affiliates of the Bank in order to decrease the specified capital ratios the Bank has been instructed to maintain. Based on discussions with the OTS, the Bank does not believe at this time that any requirement to maintain higher levels of capital will be pursuant to a written agreement, order or directive which would cause it to cease to be a "well-capitalized institution" under OTS regulations, assuming compliance with any new capital requirements.

NOTE 25  OTHER EXPENSES

                                                 Years Ended December 31,
                                            ----------------------------------
                                                 1996       1995       1994
                                                ------     ------     ------
Other operating expenses:
  Professional fees........................   $  2,979    $  2,786    $  2,928
  Loan related expenses....................      4,111       2,433       1,332
  FDIC insurance...........................      3,098       2,212       2,220
  Marketing................................        701         968       1,305
  Travel and lodging.......................      1,291         925       1,566
  Corporate insurance......................      1,209         637         501
  Investment and treasury services.........        438         387         681
  Deposit related expenses.................         91         303         513
  OTS assessment...........................        293         257         393
  Other....................................      1,402       2,181       2,864
                                              --------    --------    --------
                                              $ 15,613    $ 13,089    $ 14,303
                                              --------    --------    --------
                                              --------    --------    --------

Included in the 1996 results of operations is a non-recurring expense of $7,140 related to the Federal Deposit Corporation's ("FDIC") assessment to recapitalized the Savings Association Insurance Fund ("SAIF") as a result of federal legislation passed into law on September 30, 1996.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 26  BUSINESS LINE REPORTING

The Company considers itself to be involved in the single business segment of providing financial services and conducts a variety of business activities within this segment. Such activities are as follows:

                                                     Income From
                                                     Continuing
                                        Interest     Operations
                                        Income       Before Taxes     Assets
                                        --------     ------------     ------
December 31, 1996:
  Asset acquisition, servicing and
    resolution.......................   $ 111,209     $ 51,711     $ 1,454,320
  Residential finance................      22,609        8,600         204,880
  Commercial finance.................      26,433        1,038         373,316
  Investment management..............      27,590        3,344         342,801
  Retail banking.....................       6,006       (5,983)         34,873
  Hotel operations...................        -             453          16,087
  Other..............................          47        2,138          57,408
                                        ---------     --------     -----------
                                        $ 193,894     $ 61,301     $ 2,483,685
                                        ---------     --------     -----------
                                        ---------     --------     -----------
December 31, 1995:
  Asset acquisition and resolution...   $  77,143     $ 28,184     $   910,680
  Residential finance................      13,323        1,338         321,350
  Commercial finance.................      23,708       (1,686)        356,690
  Investment management..............      21,855        3,641         328,263
  Retail banking.....................          44        4,053           3,449
  Hotel operations...................        -           2,593          19,451
  Other..............................       1,202         (422)         33,707
                                        ---------     --------     -----------
                                        $ 137,275     $ 37,701     $ 1,973,590
                                        ---------     --------     -----------
                                        ---------     --------     -----------
December 31, 1994:
  Asset acquisition and resolution...   $  53,357     $ 18,008     $   656,125
  Residential finance................       4,573         (303)         59,513
  Commercial finance.................      21,566        4,550         175,958
  Investment management..............      47,906        7,504         308,530
  Retail banking.....................         121       53,214          27,282
  Hotel operations...................        -          (1,808)         26,149
  Other..............................       3,935          412          12,846
                                        ---------     --------      -----------
                                        $ 131,458     $ 81,577      $ 1,266,403
                                        ---------     --------      -----------
                                        ---------     --------      -----------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

The asset acquisition, servicing and resolution activity includes the Company's discounted loan activities, including residential and commercial loans and the related real estate owned. Residential finance includes the Company's acquisition of single family residential loans to non-conforming borrowers, which began in late 1994 and which are recorded as available for sale, and the Company's historical loan portfolio of single family residential loans held for investment. The commercial finance activities include the Company's origination of multi-family and commercial real estate loans held for investment, the origination and purchase of multi-family residential loans available for sale, and investments in low income housing tax credit partnerships. Low income housing tax credits and benefits of $9,330, $7,709 and $5,410 were earned as part of the commercial finance activity for the years ended December 31, 1996, 1995 and 1994, respectively, and are not reflected in the above table as they are included as credits against income tax expense. Investment management includes the results of the securities portfolio, whether available for sale, trading or investment, other than REMIC residuals and subordinate interests related to the Company's securitization activities which have been included in the related business activity. Retail banking activities include the results of the Company's retail branch network which consists of one branch at December 31, 1996 and 1995. Included in retail banking income from continuing operations before taxes for 1996 is the SAIF recapitalization assessment of $7,140. In addition, retail banking income from continuing operations before taxes for the years ended December 31, 1995 and 1994 include gains on sales of branches, net of profit sharing expense, of $4,344 and $50,080, respectively.

Interest income and expense has been allocated to each business segment for the investment of funds raised or funding of investments made at an interest rate based upon the treasury yield curve taking into consideration the actual duration of such liabilities or assets. Allocations of non-interest expense generated by corporate support services were made to each business segment based upon management's estimate of time and effort spent in the respective activity. As such, the resulting income from continuing operations is an estimate of the contribution margin of each business activity to the Company.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 27  COMMITMENTS AND CONTINGENCIES

Certain premises are leased under various noncancellable operating leases with terms expiring at various times through 2005, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows:

              1997                          $  1,118
              1998                             1,137
              1999                             1,194
              2000                             1,210
              2001                             1,302
              2002-2005                        4,083
                                            --------
              Minimum lease payments        $ 10,044
                                            --------
                                            --------

Rent expense for the years ended December 31, 1996, 1995 and 1994 was $1,563, $1,601 and $2,402, respectively, which are net of sublease rentals of $0, $68, and $339, respectively.

At December 31, 1996 the Company was committed to land up to $5,744 under outstanding unused lines of credit. The Company also had commitments to (i) originate $105,490 of loans secured by multi-family residential buildings,
(ii) originate $19,849 of mortgage loans secured by office buildings and
(iii) originate $55,949 of loans secured by hotel properties and (iv) originate $12,840 of loans secured by land. In connection with its 1993 acquisition of Berkeley Federal Savings Bank, the Company has a recourse obligation of $3,486 on single family residential loans sold to the Federal Home Loan Mortgage Corporation ("FHLMC"). The Company, through its investment in subordinated securities and REMIC residuals, which had a carrying value of $76,699 at December 31, 1996, supports senior classes of securities having an outstanding principal balance of $1,453,575.

At December 31, 1995 the Company was committed to lend up to $9,884 under outstanding unused lines of credit. The Company also had commitments to (i) originate multi-family construction loans with aggregate principal balances of $8,907, (ii) purchase $4,800 of residential discounted loans, (iii) originate $5,390 of loans secured by office buildings, and (iv) originate $25,424 of mortgage loans secured by hotel properties. In connection with its acquisition of Berkeley Federal Savings Bank, the Company had a recourse obligation of $4,163 on single family residential loans sold to the Federal Home Loan Mortgage Corporation. The Company, through its investment in subordinated securities which had a carrying value of $70,264 at December 31, 1995, supports senior classes of securities having an outstanding principal balance of $868,835.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

On October 29, 1996, Ocwen Financial Services, Inc., a wholly-owned subsidiary of Ocwen, entered into an asset purchase agreement ("Asset
Purchase Agreement") to acquire Admiral Home Loan ("Admiral"), a California corporation engaged in the origination of loans to credit-impaired borrowers secured by first mortgage liens on single-family residential real property, both through the wholesale acquisition of such loans originated by mortgage brokers and through its retail offices, and selling of such originated loans, servicing released, to third parties. Under the Asset Purchase Agreement, as amended, Ocwen has agreed to pay $ 6,750 to acquire an 80% interest in the assets of Admiral. Closing of the acquisition is expected to occur during the second quarter of 1997.


The Company is subject to various pending legal proceedings. Management is of the opinion that the resolution of these claims will not have a material effect on the consolidated financial statements.

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 28  PARENT COMPANY ONLY FINANCIAL INFORMATION
         CONDENSED STATEMENTS OF FINANCIAL CONDITION:

                                                            December 31,
                                                        --------------------
                                                          1996         1995
                                                        --------     --------
Assets
  Cash and cash equivalents..........................   $  32,348    $  1,028
  Securities available for sale, at market value.....      13,062        -
  Investment in bank subsidiary......................     221,094      117,300
  Investments in non-bank subsidiaries...............      31,907       35,660
  Loan portfolio, net................................      12,365          520
  Investment in real estate..........................       9,680         -
  Income taxes receivable............................      10,003         -
  Prepaid expenses and other assets..................       5,424        4,240
                                                        ---------    ---------
                                                        $ 335,883    $ 158,748
                                                        ---------    ---------
                                                        ---------    ---------
Liabilities
  Notes payable......................................   $ 125,000    $   8,627
  Other liabilities..................................       7,287       10,574
                                                        ---------    ---------
    Total liabilities................................     132,287       19,201
                                                        ---------    ---------
Stockholders' Equity
  Total stockholders' equity.........................     203,596      139,547
                                                        ---------    ---------
                                                        $ 335,883    $ 158,748
                                                        ---------    ---------
                                                        ---------    ---------

CONDENSED STATEMENTS OF OPERATIONS:

                                                  Years Ended December 31,
                                              -------------------------------
                                                 1996       1995       1994
                                                ------     ------     ------
Interest income..........................     $  1,400    $    401    $     42
Non-interest income......................          511           8          67
                                              --------    --------    --------
                                                 1,911         409         109
Interest expense.........................       (4,406)       (654)       (678)
Non-interest expense.....................       (1,131)       (277)       (401)
                                              --------    --------    --------
  Loss before income taxes...............       (3,626)       (522)       (970)
Income tax benefit.......................        2,925       1,533       1,197
                                              --------    --------    --------
Income (loss) before equity in net income
  of subsidiaries........................         (701)      1,011         227
Equity in net income of bank subsidiary..       49,186      24,773      51,650
Equity in net income (loss)of non-bank
  subsidiaries...........................        1,657        (317)     (4,538)
                                              --------    --------    --------
    Net income...........................     $ 50,142    $ 25,467    $ 47,339
                                              --------    --------    --------
                                              --------    --------    --------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

CONDENSED STATEMENTS OF CASH FLOWS:

                                              For the years ended December 31,
                                             ----------------------------------
                                                1996        1995       1994
                                               ------      ------     ------
Cash flows from operating activities:
  Net income.............................    $  50,142   $  25,467   $  47,339
  Adjustments to reconcile net income
    to net cash provided (used) by
    operating activities:
      Equity in income of bank subsidiary      (49,186)    (24,773)    (51,650)
      Equity in (income) loss of non-bank
        subsidiaries.....................       (1,657)        317       4,538
      Increase in other assets...........        4,067      (2,254)     (1,351)
      Increase in income taxes receivable      (10,003)       -           (596)
      Increase (decrease) in accrued
        expenses, payables and other
        liabilities......................       (3,286)      5,209       2,023
                                             ---------   ---------   ---------
    Net cash provided (used) by operating
      activities.........................       (9,923)      3,966         303
                                             ---------   ---------   ---------
Cash flows from investing activities:
  Purchase of securities available
    for sale.............................      (13,125)       -           -
  Maturities of and principal payments
    received on securities available
    for sale.............................           63        -           -
  Net distributions from (investments in)
    bank subsidiary......................      (49,707)     39,216         802
  Net distributions from (investments in)
    non-bank subsidiaries................        5,410     (10,450)     11,491
  Purchase of real estate held for
    investment...........................       (9,680)       -           -
  Purchase of loans held for investment..      (11,845)       (520)       -
                                             ---------   ---------   ---------
    Net cash provided (used) by investing
      activities.........................      (78,884)     28,246      12,293
                                             ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of notes and
    debentures...........................      125,000       7,615        -
  Payment of debt issuance costs.........       (5,252)       -           -
  Repayment of notes payable.............       (8,628)       -        (13,566)
  Loans to executive officers, net.......       (3,832)       -           -
  Exercise of common stock options.......       12,993       1,420        -
  Repurchase of common stock options and
    common stock.........................         (177)    (42,129)        (74)
  Other..................................           23        -            -
                                             ---------   ---------   ---------
    Net cash provided (used) by financing
      activities.........................      120,127     (33,094)    (13,640)
                                             ---------   ---------   ---------


                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

  Net increase (decrease) in cash and
    cash equivalents.....................       31,320        (882)     (1,044)
  Cash and cash equivalents at beginning
    of year..............................        1,028       1,910       2,954
                                             ---------   ---------   ---------
  Cash and cash equivalents at end of
    year.................................    $  32,348   $   1,028   $   1,910
                                             ---------   ---------   ---------
                                             ---------   ---------   ---------

                OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1996, 1995 and 1994
                   (Dollars in thousands except share data)

NOTE 29  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                 Quarters Ended
                             -------------------------------------------------
                             December 31,  September 30,   June 30,   March 31,
                                1996           1996          1996       1996
                             ------------  -------------   --------   ---------
Interest income............  $  50,292     $  44,145      $  51,501  $  47,956
Interest expense...........    (33,907)      (27,217)       (27,131)   (27,905)
Provision for loan losses..     (3,611)       (4,469)        (4,979)    (9,391)
                             ---------     ---------      ---------  ---------
Net interest income after
  provision for loan
  losses...................     12,774        12,459         19,391     10,660
Non-interest income........     10,815        15,104          8,378      2,978
Non-interest expense.......    (22,540)      (21,489)       (14,164)   (11,385)
Equity in earnings of
  investment in joint
  venture..................     33,103         4,139          1,078       -
                             ---------     ---------      ---------  ---------
Income before income taxes.     34,152        10,213         14,683      2,253
Income taxes (expense)
  benefit..................     (9,092)         (157)        (2,686)       776
                             ---------     ---------      ---------  ---------
Net income.................  $  25,060     $  10,056      $  11,997  $   3,029
                             ---------     ---------      ---------  ---------
                             ---------     ---------      ---------  ---------
Earnings per share.........  $    0.93     $    0.37      $    0.45  $    0.11

                                                 Quarters Ended
                             -------------------------------------------------
                             December 31,  September 30,   June 30,   March 31,
                                1995           1995          1995       1995
                             ------------  -------------   --------   ---------
Interest income............  $  44,916     $  32,489      $  33,840  $  26,030
Interest expense...........    (26,692)      (22,688)       (18,110)   (16,570)
Provision for loan losses..     (1,121)         -              -          -
                             ---------     ---------      ---------  ---------
Net interest income after
  provision for loan
  losses...................     17,103         9,801         15,730      9,460
Gain on sale of branches...      5,430          -              -          -
Gain on sale of hotel......      4,658          -              -          -
Non-interest income........      8,081         4,084          6,380      2,547
Non-interest expense.......    (13,407)      (10,274)       (13,130)    (8,762)
                             ---------     ---------      ---------  ---------
Income before income taxes
  and discontinued
  operations...............     21,865         3,611          8,980      3,245
Income taxes (expense)
  benefit..................     (4,660)          858         (1,172)       412
Discontinued operations,
  net......................       -           (4,536)        (1,586)    (1,550)
                             ---------     ---------      ---------  ---------
Net income (loss)..........  $  17,205     $     (67)     $   6,222  $   2,107
                             ---------     ---------      ---------  ---------
                             ---------     ---------      ---------  ---------
Earnings per share:
  Earnings before discontinued
    operations.............  $    0.67     $    0.17      $    0.30  $    0.11
  Earnings (loss) after
    discontinued operations  $    0.67     $    -         $    0.24  $    0.06

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    (Dollars in thousands, except share data)

                                                                     March 31,
                                                                       1997      December 31,
                                                                    (unaudited)      1996
                                                                   -----------   -----------
Assets
Cash and amounts due from depository institutions                  $     8,966   $     6,878
Interest bearing deposits                                                8,802        13,341
Federal funds sold and repurchase agreements                            99,000        32,000
Securities held for trading                                               --          75,606
Securities available for sale, at market value                         348,066       354,005
Loans available for sale, at lower of cost or market                    88,511       126,366
Investment securities, net                                              11,201         8,901
Loan portfolio, net                                                    422,232       402,582
Discount loan portfolio, net                                         1,280,972     1,060,953
Principal, interest and dividends receivable                            13,566        16,821
Investments in low income housing tax credit interests                  99,924        93,309
Investment in joint ventures                                            33,367        67,909
Real estate owned, net                                                  98,466       103,704
Investment in real estate                                               46,132        41,033
Premises and equipment, net                                             15,518        14,619
Income taxes receivable                                                 14,625        15,115
Deferred tax asset                                                       3,253         5,860
Other assets                                                            56,870        44,683
                                                                   -----------   -----------
                                                                   $ 2,649,471   $ 2,483,685
                                                                   ===========   ===========

Liabilities and Stockholders' Equity

Liabilities:
   Deposits                                                        $ 2,106,829   $ 1,919,742
   Advances from the Federal Home Loan Bank                                399           399
   Securities sold under agreements to repurchase                       39,224        74,546
   Notes, debentures and other interest bearing obligations            225,573       225,573
   Accrued expenses, payables and other liabilities                     52,290        59,829
                                                                   -----------   -----------
     Total liabilities                                               2,424,315     2,280,089
                                                                   -----------   -----------

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.01 par value; 20,000,000 shares authorized;
      0 shares issued and outstanding                                     --            --
   Common stock, $.01 par value; 200,000,000 shares authorized;
      26,799,511 and 26,744,170 shares issued and outstanding at
      March 31, 1997 and December 31, 1996, respectively                   268           267
   Additional paid-in capital                                           23,109        23,258
   Retained earnings                                                   197,458       180,417
   Unrealized gain on securities available for sale, net of taxes        6,648         3,486
   Notes receivable on exercise of common stock options                 (2,327)       (3,832)
                                                                   -----------   -----------
     Total stockholders'  equity                                       225,156       203,596
                                                                   -----------   -----------
                                                                   $ 2,649,471   $ 2,483,685
                                                                   ===========   ===========

              The accompanying notes are an integral part of these
                        consolidated financial statements

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)

For the three months ended March 31,                                       1997           1996
-------------------------------------------------------                ------------   ------------
                                                                                (unaudited)
Interest income:
  Federal funds sold and repurchase agreements                         $      1,658   $        769
  Securities available for sale                                               8,173          7,781
  Securities held for trading                                                   248           --
  Loans available for sale                                                    2,851          6,597
  Loans                                                                      10,692         10,010
  Discount loans                                                             30,224         22,155
  Investment securities and other                                               681            644
                                                                       ------------   ------------
                                                                             54,527         47,956
                                                                       ------------   ------------
Interest expense:
  Deposits                                                                   29,894         23,001
  Securities sold under agreements to repurchase                                272            653
  Advances from the Federal Home Loan Bank                                      283          1,039
  Notes, debentures and other interest bearing obligations                    6,715          3,439
                                                                       ------------   ------------
                                                                             37,164         28,132
                                                                       ------------   ------------
     Net interest income before provision for loan losses                    17,363         19,824
Provision for loan losses                                                     9,742          9,407
                                                                       ------------   ------------
     Net interest income after provision for loan losses                      7,621         10,417
                                                                       ------------   ------------

Non-interest income:
  Servicing fees and other charges                                            5,236           (681)
  Gains on sales of interest earning assets, net                             16,778          5,017
  Loss on real estate owned, net                                               (794)        (1,916)
  Other income                                                                  131            872
                                                                       ------------   ------------
                                                                             21,351          3,292
                                                                       ------------   ------------
Non-interest expense:
  Compensation and employee benefits                                         14,923          6,170
  Occupancy and equipment                                                     2,829          2,045
  Net operating losses on investments in real estate and certain low-
     income housing tax credit interests                                      1,093            461
  Other operating expenses                                                    3,852          3,007
                                                                       ------------   ------------
                                                                             22,697         11,683
                                                                       ------------   ------------
Equity in earnings of investment in joint venture                            14,372           --

     Income before income taxes                                              20,647          2,026
Income tax expense (benefit)                                                  3,606         (1,003)
                                                                       ------------   ------------
     Net income                                                        $     17,041   $      3,029
                                                                       ============   ============

Earnings per share:
       Net income                                                      $       0.63   $       0.11
                                                                       ============   ============

Weighted average common shares outstanding                               27,073,362     26,445,370
                                                                       ============   ============

              The accompanying notes are an integral part of these
                        consolidated financial statements

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    (Dollars in thousands, except share data)
 For the three months ended March 31, 1997 and the year ended December 31, 1996




                                                                                               Unrealized       Notes
                                                                                               gain (loss)   receivable
                                                                                              on securities  on exercise
                                                       Common Stock      Additional             available     of common
                                                    ------------------    paid-in   Retained    for sale,       stock
                                                      Shares    Amount    capital   earnings  net of taxes     options     Total
                                                    ----------  ------  ----------  --------  ------------   ----------   --------
Balances at December 31, 1995                       23,812,270  $  238  $   10,449  $130,275   $   (1,415)    $    --     $139,547

Net income                                                --      --          --      50,142         --            --       50,142

Repurchase of common stock options                        --      --          (177)     --           --            --         (177)

Exercise of common stock options                     2,928,830      29      12,963      --           --            --       12,992

Directors compensation payable in common stock           3,070    --            23      --           --            --           23

Notes receivable on exercise of common stock
   options                                                --      --          --        --           --          (3,832)    (3,832)

Change in unrealized gain on securities
   available for sale, net of taxes                       --      --          --        --          4,901          --        4,901
                                                    ----------  ------  ----------  --------  -----------    ----------    -------

Balances at December 31, 1996                       26,744,170     267      23,258   180,417        3,486        (3,832)   203,596
                                                    ----------  ------  ----------  --------  -----------    ----------    -------

Net income (unaudited)                                    --      --          --      17,041         --            --       17,041

Repurchase of common stock options (unaudited)            --      --        (1,870)     --           --            --       (1,870)

Exercise of common stock options (unaudited)            55,341       1       1,721      --           --            --        1,722


Notes receivable on exercise of common stock
   options (unaudited)                                    --      --          --        --           --           1,505      1,505

Change in unrealized gain on securities
   available for sale, net of taxes (unaudited)           --      --          --        --          3,162          --        3,162
                                                    ----------  ------  ----------  --------    ----------   ---------     -------

Balances at March 31, 1997 (unaudited)              26,799,511  $  268  $   23,109  $197,458    $    6,648   $   (2,327)  $225,156
                                                    ==========  ======  ==========  ========    ==========   ==========   ========


              The accompanying notes are an integral part of these
                        consolidated financial statements

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

For the three months ended March 31,                                                   1997        1996
-----------------------------------------------------------------------             ---------   ---------
                                                                                           (unaudited)
Cash flows from operating activities:
  Net income                                                                        $  17,041   $   3,029
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Net cash provided from trading activities                                          85,167        --
    Proceeds from sales of loans available for sale                                    88,184      62,939
    Purchases of loans available for sale                                             (37,667)    (80,648)
    Originations of loans available for sale                                          (28,164)       --
    Principal payments received on loans available for sale                             3,010      16,481
    Premium amortization (discount accretion), net                                     11,029        (917)
    Depreciation and amortization                                                       4,579         914
    Provision for loan losses                                                           9,742       9,407
    Gains on sales of interest earning assets, net                                    (16,778)     (5,017)
    Gain on sale of real estate owned, net                                             (3,702)     (3,900)
    Provision for real estate losses                                                    2,336       6,378
    Decrease in principal, interest and dividends receivable                            1,080         280
    Decrease (increase) in income taxes receivable                                        918        (744)
    Decrease in deferred tax asset                                                      2,181        --
    Increase in other assets                                                           (5,360)     (5,180)
    (Decrease) increase in accrued expenses,  payables and other liabilities           (9,400)      5,247
                                                                                    ---------   ---------
Net cash provided by operating activities                                             124,196       8,269
                                                                                    ---------   ---------

Cash flows from investing activities:
  Proceeds from sales of securities available for sale                                 14,631      37,309
  Purchases of securities available for sale                                          (21,679)     (5,740)
  Maturities of and principal payments received on securities available for sale        3,831      12,445
  Purchase of securities held for investment                                           (2,306)       --
  Maturities of and principal payments received on securities held for investments       --        10,025
  Purchase of low income housing tax credit interests                                  (9,966)     (6,409)
  Proceeds from sales of discount loans and loans held for investment                  87,253      22,095
  Purchase and originations of discount loans and loans held for investment          (432,494)    (58,832)
  Decrease (increase) in investment in joint ventures                                  34,542     (32,000)
  Principal payments received on discount loans and loans held for investment          67,420     100,633
  Proceeds from sales of real estate owned                                             48,768      29,144
  Other, net                                                                           (2,826)     (4,179)
                                                                                    ---------   ---------
Net cash (used) provided by investing activities                                     (212,826)    104,491
                                                                                    ---------   ---------

                            (Continued on next page)

              The accompanying notes are an integral part of these
                        consolidated financial statements

                  OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                             (Dollars in thousands)

For the three months ended March 31,                                                          1997        1996
--------------------------------------------------------------------                        ---------   --------
                                                                                                 (unaudited)
Cash flows from financing activities:
  Increase (decrease) in deposits                                                             187,180     (4,047)
  Decrease in securities sold under agreements to repurchase                                  (35,322)   (84,761)
  Payments and repurchase of notes and mortgages payable                                         --       (1,055)
  Repayment of notes by executive officers                                                      1,505
  Exercise of common stock options                                                              1,722       --
  Repurchase of common stock options                                                           (1,870)      --
  Other, net                                                                                      (36)       238
                                                                                            ---------   --------
Net cash provided (used) by financing activities                                              153,179    (89,625)
                                                                                            ---------   --------

Net increase in cash and cash equivalents                                                      64,549     23,135
Cash and cash equivalents at beginning of period                                               52,219     54,632
                                                                                            ---------   --------
Cash and cash equivalents at end of period                                                  $ 116,768   $ 77,767
                                                                                            =========   ========

Reconciliation of cash and cash equivalents at end of period:
  Cash and amounts due from depository institutions                                         $   8,966   $  6,322
  Interest bearing deposits                                                                     8,802     26,445
  Federal funds sold and repurchase agreements                                                 99,000     45,000
                                                                                            ---------   --------
                                                                                            $ 116,768   $ 77,767
                                                                                            =========   ========

Supplemental disclosure of cash flow information:

  Cash paid during the period for:

    Interest                                                                                $  36,206   $ 23,606
                                                                                            =========   ========

    Income taxes                                                                            $     509   $  1,869
                                                                                            =========   ========

Supplemental schedule of non-cash investing and financing activities:

  Exchange of discount loans and loans available for sale for securities                    $  38,062   $   --
                                                                                            =========   ========

  Real estate owned acquired through foreclosure                                            $  42,095   $ 15,125
                                                                                            =========   ========

              The accompanying notes are an integral part of these
                        consolidated financial statements

                             OCWEN FINANCIAL CORPORATION
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   March 31, 1997
                         (Dollars in thousands, except share data)

NOTE 1 BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements. The consolidated financial statements include the accounts of Ocwen Financial Corporation ("Ocwen" or the "Company") and its subsidiaries. Ocwen owns directly and indirectly all of the outstanding common and preferred stock of its primary subsidiaries, Ocwen Federal Bank FSB (the "Bank") and Investors Mortgage Insurance Holding Company ("IMI").

In the opinion of management, the accompanying financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company's financial condition at March 31, 1997 and December 31, 1996, the results of its operations for the three months ended March 31, 1997 and 1996, its cash flows for the three months ended March 31, 1997 and 1996, and the changes in stockholders' equity for the year ended December 31, 1996 and the three months ended March 31, 1997. The results of operations and other data for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim periods or the entire year ending December 31, 1997. The unaudited consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company's Form 10-K for the year ended December 31, 1996. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the March 31, 1997 presentation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the statements of financial condition and revenues and expenses for the periods covered. Actual results could differ from those estimates and assumptions.

NOTE 2 ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

On January 1, 1997, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities, and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value, (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value, (c) amortization of servicing assets and liabilities be in proportion to net servicing income, (d) impairment measurement based on fair value, and
(e) pledged financial assets to be classified as collateral.

SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities. In December 1996, SFAS No. 127, "Deferral of the Effective Date of FASB Statement No. 125", was issued and delayed implementation for one year certain provisions of SFAS 125. The adoption of SFAS No. 125 did not have any material impact on the results of operations, financial position or cash flows as a result of implementing these Statements.

In February 1997, SFAS No. 128, "Earnings per Share", and SFAS No. 129, "Disclosure of Information about Capital Structure were issued. SFAS No. 128 established standards for computing and

                             OCWEN FINANCIAL CORPORATION
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   March 31, 1997
                         (Dollars in thousands, except share data)


presenting earnings per share and applies to entities with publicly held common stock or potential common stock. The SFAS No. 128 simplifies the standards previously found in Accounting Principles Board Opinion No. 15. SFAS No. 128 is effective for financial statements for periods ending after December 15, 1997, including interim periods. Early adoption is not permitted. SFAS No.
129 is effective for financial statements for periods ending after December
15, 1997. The Company does not anticipate a material impact on its earnings per share calculation as a result of implementing these statements.

NOTE 3 INVESTMENT IN JOINT VENTURES

The Company's investment in joint ventures include investments in BCFL, L.L.C ("BCFL"), a limited liability company formed in January 1997 between the Company and BlackRock Capital Finance L.P. ("BlackRock"), and
BCBF, L.L.C, (the "LLC"), a limited liability company formed in March 1996 between the Company and BlackRock. The Company owns a 10% interest in BCFL and a 50% interest in the LLC. BCFL was formed to acquire multifamily loans. At March 31, 1997, the Company's 10% investment, which is accounted for under the cost method, amounted to $1,056.

The Company's 50% investment in the LLC, which was formed to acquire single-family residential loans offered by the Department of Housing and Urban Development ("HUD"), amounted to $32,311 and $67,909 at March 31,
1997 and December 31, 1996, respectively, and is net of valuation allowances of $2,473 and $5,114, respectively. Because the LLC is a pass-through entity for federal income tax purposes, provisions for income taxes are established by each of the Company and its co-investor and not the LLC.

The Company's equity in earnings of the LLC of $14,372 includes 50% of the net income of the LLC before deduction of the Bank's 50% share of loan servicing fees which are paid 100% to the Company, and the recapture of $2,641 of valuation allowances established in 1996 by the Company on its equity investment in the joint venture as a result of the resolution and securitization of loans during the first quarter of 1997. The Company has recognized 50% of the loan servicing fees not eliminated in consolidation in servicing fees and other charges.

                             OCWEN FINANCIAL CORPORATION
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   March 31, 1997
                         (Dollars in thousands, except share data)


Set forth below is the statement of financial condition of the LLC at the dates indicated and a statement of operations for the three months ended March 31, 1997.

                                  BCBF, L.L.C.
                        STATEMENT OF FINANCIAL CONDITION

                                                                   March 31,
                                                                     1997      December 31,
                                                                  (unaudited)      1996
                                                                   --------     --------
Assets:
  Cash                                                             $     10     $     10
  Loans held for sale, at lower of cost or market value              48,586      110,702
  Real estate owned, net of    valuation allowance of $150 and $511
    at March 31, 1997 and December 31, 1996, respectively            12,120       25,595
  Other assets                                                        9,487       10,526
                                                                   --------     --------
                                                                   $ 70,203     $146,833
                                                                   ========     ========
Liabilities and Owners' Equity
  Liabilities:
    Accrued expenses, payables and other liabilities               $    635     $    787
                                                                   --------     --------
       Total liabilities                                                635          787
                                                                   --------     --------

Owners' Equity:
  Ocwen Federal Bank FSB                                             34,784       73,023
  BlackRock Capital Finance L.P.                                     34,784       73,023
                                                                   --------     --------
     Total owners' equity                                            69,568      146,046
                                                                   --------     --------
                                                                   $ 70,203     $146,833
                                                                   ========     ========

                                  BCBF, L.L.C.
                             STATEMENT OF OPERATIONS
                    For the three months ended March 31, 1997

Interest income                                                          $ 3,485
                                                                         -------

Non-interest income:
  Gain on sale of loans held for sale                                     18,412
  Gain on real estate owned, net                                           1,543
  Loan fees                                                                   22
                                                                         -------
                                                                          19,977
                                                                         -------
Operating expenses:
  Loan servicing fees                                                        676
                                                                         -------
Net income                                                               $22,786
                                                                         =======

                             OCWEN FINANCIAL CORPORATION
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   March 31, 1997
                         (Dollars in thousands, except share data)


In March, 1997, as part of a larger transaction involving the Company and an affiliate of BlackRock, the LLC securitized 1,196 loans with an unpaid principal balance of $51,714 and past due interest of $14,209, and a net book value of $40,454. Proceeds from sales of such securities by the LLC amounted to $58,866. The Company continues to service such loans and is paid a servicing fee. For further discussion regarding this transaction, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Summary."

NOTE 4 INTEREST RATE RISK MANAGEMENT INSTRUMENTS

In managing its interest rate risk, the Company on occasion enters into swaps. Under swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed upon notional amount. The terms of the swaps provide for the Company to receive a floating rate of interest based on the London Interbank Offered Rate ("LIBOR") and to pay fixed interest rates. The notional amount of the outstanding swap is amortized (i.e. reduced) monthly based upon estimated prepayment rates of the mortgages underlying the securities being hedged. The terms of the outstanding swap at March 31, 1997 and December 31, 1996 follows:

                                    Notional      LIBOR                    Floating Rate
                       Maturity      Amount       Index      Fixed Rate    at End of Period    Fair Value
                       --------      ------       -----      ----------    ----------------    ----------
March 31, 1997           1998        $44,070     1-Month        6.18%           5.38%          $(135)

December 31, 1996        1998        $45,720     1-Month        6.18%           5.67%          $(103)

The 1-month LIBOR was 5.69% and 5.50% on March 31, 1997 and December 31, 1996, respectively.

The Company also enters into short sales of Eurodollar and U.S. Treasury interest rate futures contracts as part of its overall interest rate risk management activity. Interest rate futures contracts are commitments to either purchase or sell designated financial instruments at a future date for a specified price and may be settled in cash or through delivery. U.S. Treasury futures have been sold by the Company to hedge the risk of a reduction in the market value of fixed-rate mortgage loans and certain fixed-rate mortgage-backed and related securities available for sale in a rising interest rate environment.

Terms and other information on interest rate futures contracts sold short are as follows:

                                      Maturity   Notional Principal  Fair Value
                                      --------   ------------------  ----------
March 31, 1997
U.S. Treasury futures                   1997        $ 264,300         $ 2,976

December 31, 1996:
Eurodollar futures                      1997        $ 365,000         $  (558)
                                        1998           40,000             (87)

U.S. Treasury futures                   1997          165,100             498

Because interest rate futures contracts are exchange traded, holders of these instruments look to the exchange for performance under these contracts and not the entity holding the offsetting futures contract, thereby minimizing the risk of nonperformance under these contracts. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap and controls this risk through credit

                             OCWEN FINANCIAL CORPORATION
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   March 31, 1997
                         (Dollars in thousands, except share data)


monitoring procedures. The notional principal amount does not represent the Company's exposure to credit loss.

NOTE 5 REGULATORY REQUIREMENTS

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the regulations promulgated thereunder established certain minimum levels of regulatory capital for savings institution subject to Office of Thrift Supervision ("OTS") supervision. The Bank must follow specific capital guidelines stipulated by the OTS which involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At March 31, 1997, the minimum regulatory capital requirements were:

   - Tangible and core capital of 1.5 percent and 3 percent of total adjusted assets, respectively, consisting principally of stockholders' equity, but excluding most intangible assets, such as goodwill and any net unrealized holding gains or losses on debt securities available for sale.

   - Risk-based capital consisting of core capital plus certain subordinated debt and other capital instruments and, subject to certain limitations, general valuation allowances on loans receivable, equal to 8 percent of the value of risk-weighted assets.

At March 31, 1997, the Bank was "well-capitalized" under the prompt corrective action ("PCA") regulations adopted by the OTS pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). To be categorized as "well capitalized", the Bank must maintain minimum core capital, Tier 1 risk-based capital and risk-based capital ratios as set forth in the table below. The Bank's capital amounts and classification are subject to review by federal regulators about components, risk-weightings and other factors. There are no conditions or events since March 31, 1997 that management believes have changed the institution's category.

                             OCWEN FINANCIAL CORPORATION
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   March 31, 1997
                         (Dollars in thousands, except share data)


The following tables summarize the Bank's actual and required regulatory capital at March 31, 1997

                                                                                                             To Be Well Capitalized
                                                                                    Minimum For Capital      For Prompt Corrective
                                                             Actual                   Adequacy Purposes          Action Provisions
                                                    --------------------------   -------------------------   ----------------------
                                                       Ratio           Amount      Ratio         Amount        Ratio        Amount
                                                       -----           ------      -----         ------        -----        ------
Stockholders' equity, and ratio to total assets        9.73%       $  249,860

Net unrealized gain on certain available for
  sale securities                                                      (6,786)

Excess mortgage servicing rights                                         (222)
                                                                    ---------
Tangible capital, and ratio to
  adjusted total assets                                9.48%      $   242,852      1.50%       $  38,411
                                                                    =========                    =======

Tier 1 (core) capital, and ratio to
  adjusted total assets                                9.48%      $   242,852      3.00%       $  76,822        5.00%     $ 128,037
                                                                    =========                    =======                    =======

Tier 1 capital, and ratio to risk-weighted assets      8.80%      $   242,852                                   6.00%     $ 165,574
                                                                    =========                                               =======

Allowance for loan and lease losses                               $    21,850

Subordinated debentures                                               100,000
                                                                    ---------
Tier 2 Capital                                                        121,850
                                                                    ---------

Total risk-based capital, and ratio to
  risk-weighted assets                                13.22%      $   364,702      8.00%       $ 220,765       10.00%     $ 275,956
                                                                    =========                    =======                    =======

Total regulatory assets                                           $ 2,567,743
                                                                    =========

Adjusted total assets                                             $ 2,560,735
                                                                    =========

Risk-weighted assets                                              $ 2,759,563
                                                                    =========

The OTS has promulgated a regulation governing capital distributions. The Bank is considered to be a Tier 1 association under this regulation because it met or exceeded its fully phased-in capital requirements at March 31, 1997. A Tier 1 association that before and after a proposed capital distribution meets or exceeds its fully phased-in capital requirements may make capital distributions during any calendar year equal to the greater of (i) 100% of net income for the calendar year to date plus 50% of its "surplus capital ratio" at the beginning of the year or (ii) 75% of its net income over the most recent four-quarter period. In order to make these capital distributions, the Bank must submit written notice to the OTS 30 days in advance of making the distribution.

In addition to these OTS regulations governing capital distributions, the indenture governing the $100,000 of 12% subordinated debentures (the "Debentures") due 2005 and issued by the Bank on June 12, 1995 limits the declaration or payment of dividends and the purchase or redemption of common or preferred stock in the aggregate to the sum of 50% of consolidated net income and 100% of all capital contributions and proceeds from the issuance or sale (other than to a subsidiary) of common stock, since the date the Debentures were issued.

                             OCWEN FINANCIAL CORPORATION
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   March 31, 1997
                         (Dollars in thousands, except share data)


Based upon recent discussions with the OTS, the Bank has determined to maintain a core capital ratio of at least 9% and a total risk-based capital ratio of no less than 13%. The Bank also determined to transfer its single-family residential lending activities to non-conforming borrowers to a non-bank subsidiary of Ocwen. The Bank believes at this time that it will continue to be a "well-capitalized institution" under OTS regulations.

NOTE 6 COMMITMENTS AND CONTINGENCIES

At March 31, 1997 the Company had commitments to fund (i) $65,413 of loans secured by on multi-family residential buildings, (ii) $62,948 of loans secured by office buildings and (iii) $44,303 of loans secured by hotel properties. Additionally, the Company had commitments of $1,292 to purchase residential discount loans. The Company, through its investment in subordinated securities and REMIC residuals which had a book value of $78,116 at March 31, 1997, supports senior classes of mortgage-related securities having an outstanding balance of $1,317,804.

On October 29, 1996, Ocwen Financial Services, Inc., a wholly-owned subsidiary of Ocwen, entered into an asset purchase agreement ("Asset Purchase Agreement") to acquire Admiral Home Loan ("Admiral"), a California corporation engaged in the origination of loans to credit-impaired borrowers secured by first mortgage liens on single-family residential real property, both through the wholesale acquisition of such loans originated by mortgage brokers and through its retail offices, and selling of such originated loans, servicing released, to third parties. Under the Asset Purchase Agreement, as amended, Ocwen has agreed to pay $6,750 to acquire an 80% interest in the assets of Admiral. Closing of the acquisition occurred on May 1, 1997.

The Company is subject to various pending legal proceedings. Management, after reviewing these claims with legal counsel, is of the opinion that the resolution of these claims will not have a material effect on the Company's financial position, results of operations, cash flows or liquidity.

                                    [LOGO]



                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



January 24, 1997


To the Partners of
BCBF, L.L.C.
 In our opinion, the accompanying statement of financial condition and the related statements of operations, of changes in owners' equity and of cash flows present fairly, in all material respects, the financial position of BCBF. L.L.C. (the "Company") at December 31, 1996, and the results of its operations and its cash flows for the period from March 13, 1996 through December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

                                  BCBF, L.L.C.
                        STATEMENT OF FINANCIAL CONDITION
                              December 31, 1996
                            (Dollars in thousands)

Assets

Cash                                                      $        10
Loans held for sale, at lower of cost or market value         110,702
Real estate owned, net of a valuation allowance of $511        25,595
Other assets                                                   10,526
                                                             --------

                                                           $  146,833
                                                            ---------
                                                            ---------


Liabilities and Owners' Equity

Liabilities:
   Accrued expenses, payables and other liabilities         $     787
                                                              -------
      Total liabilities                                           787
                                                              -------

Owners' Equity:

   Ocwen Federal Bank FSB                                      73,023
   BlackRock Capital Finance L.P.                              73,023
                                                              -------
      Total  owners' equity                                   146,046
                                                              -------
                                                           $  146,833
                                                             --------
                                                             --------






  The accompanying notes are an integral part of these financial statements.

                                   BCBF, L.L.C.
                             STATEMENT OF OPERATIONS
               For the Period March 13, 1996 through December 31, 1996
                              (Dollars in thousands)


Interest income                                                $     38,647
Interest expense                                                     18,503
                                                                ------------
   Net interest income                                               20,144
                                                                ------------


Non-interest income:
   Gain on sale of loans held for sale                               71,156
   Gain on sale of loan servicing rights                              1,048
   Loss on real estate owned, net                                      (130)
   Loan fees                                                             50
                                                                ------------
                                                                     72,124
                                                                ------------
Non-interest expense:
   Loan servicing fees                                                5,743
   Other loan expenses                                                  273
                                                                 -----------
                                                                      6,016
                                                                 -----------
      Net income                                               $     86,252
                                                                 -----------
                                                                 -----------

  The accompanying notes are an integral part of these financial statements.

                                 BCBF, L.L.C
                    STATEMENT OF CHANGES IN OWNERS' EQUITY
           For the Period March 13, 1996 through December 31, 1996
                            (Dollars in thousands)



                            Ocwen Federal    BlackRock Capital
                               Bank FSB        Finance L.P.        Total
                            -------------   ----------------      -------

Contributions of capital       $  66,204         $  66,204      $  132,408

Net income                        43,126            43,126          86,252

Distributions of cash            (16,534)          (16,534)        (33,068)

Distributions of securities      (19,773)          (19,773)        (39,546)
                                --------          --------        --------
Balances at December 31, 1996  $  73,023         $  73,023      $  146,046
                                --------          --------        --------
                                --------          --------        --------


  The accompanying notes are an integral part of these financial statements.

                                 BCBF, L.L.C.
                           STATEMENT OF CASH FLOWS
           For the period March 13, 1996 through December 31, 1996
                            (Dollars in thousands)

Cash flows from operating activities:
   Net income                                                   $  86,252
   Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
      Provision for losses on real estate owned                       636
      Gain on sale of loans held for sale                         (71,156)
      Gain on sale of real estate owned                              (775)
      Gain on sale of loan servicing rights                        (1,048)
      Purchase of loans held for sale                            (626,400)
      Proceeds from sale of loans held for sale                   466,806
      Principal repayments on loans held for sale                  42,210
      Proceeds from sale of real estate owned                       4,364
      Proceeds from sale of loan servicing rights                   1,048
      Increase in other assets                                     (2,054)
      Increase in accrued expenses, payables and other liabilities    787
                                                                ---------
     Net cash used in operating activities                        (99,330)
                                                                ---------
Cash flows from financing activities:
      Proceeds from note payable                                  473,042
      Repayment of note payable                                  (473,042)
      Proceeds from capital contributions                         132,408
      Distributions of capital                                    (33,068)
                                                                ---------
Net cash provided by financing activities                          99,340
                                                                ---------

Net increase in cash and cash equivalents                              10
Cash and cash equivalents at beginning of period                      -
                                                                ---------
Cash and cash equivalents at end of period                     $       10
                                                                ---------
Supplemental disclosure of cash flow information:
   Cash paid during the period for:
      Interest                                                 $  (18,503)
                                                                ---------
                                                                ---------
Supplemental schedule of non-cash investing and financing
 activities:
   Exchange of loans for mortgage-backed securities            $  394,234
                                                                ---------
                                                                ---------
   Real estate owned acquired through foreclosure              $   29,820
                                                                ---------
                                                                ---------
   Distribution of securities to Partners                      $  (39,546)
                                                                ---------
                                                                ---------


  The accompanying notes are an integral part of these financial statements.

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

BCBF, L.L.C. (the "LLC") is a limited liability company formed on March 13, 1996 between Ocwen Federal Bank FSB ("Ocwen"), formerly known as Berkeley Federal Bank and Trust FSB, and BlackRock Capital Finance L.P. ("BlackRock"), or collectively, the "Partners". The Partners each have a 50% interest in the LLC and share equally in net income or loss.

On March 22, 1996, the LLC was notified by the Department of Housing and Urban Development ("HUD") that it was the successful bidder to purchase 16,196 single-family residential loans offered by HUD at an auction (the "HUD Loans"). On April 10, 1996 the LLC consummated the acquisition of the HUD Loans, which had an aggregate unpaid principal balance of $741,176 for a purchase price of $626,400. The purchase was financed by $117,647 in equity contributions, $35,711 of proceeds from the LLC's concurrent sale of 1,631 HUD Loans and the proceeds from a $473,042 note payable from an unaffiliated party. No significant activity occurred prior to April 10, 1996.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, interest and non-interest bearing deposits and all highly liquid debt instruments purchased with an original maturity of three months or less.

Loans Held for Sale

The HUD Loans purchased by the LLC have been designated as held for sale because it is the LLC's intent to securitize and sell the majority of these loans. Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined based upon current market yields at which recent pools of similar mortgages have been traded. There was no allowance for market value losses on loans held for sale at December 31, 1996.

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)

All of the HUD Loans are secured by first mortgage liens on single-family residences. The HUD Loans were acquired by HUD pursuant to various assignment programs of the Federal Housing Authority ("FHA"). Under programs of the FHA, a lending institution may assign an FHA-insured loan to HUD because of an economic hardship on the part of the borrower which precludes the borrower from making the scheduled principal and interest payments on the loan. FHA-insured loans are also automatically assigned to HUD upon the 20th anniversary of the mortgage loan. In most cases, loans assigned to HUD after this 20 year period are performing under the original terms of the loan. Once a loan is assigned to HUD, the FHA insurance has been paid and the loan is no longer insured. As a result, none of the HUD Loans are insured by the FHA.

The HUD Loans were purchased by the LLC at a substantial discount to the unpaid principal balance of the loans as many of the loans were not performing in accordance with the original terms of the loans or an applicable forbearance agreement. The cost of acquiring the pool of loans was allocated to each individual loan within the pool based on the LLCs' pricing methodology. Loans are considered performing if they are less than 90 days past due based on the original terms of the mortgage loan. Interest income on performing loans is recognized on the accrual method. Interest income on all other loans is recognized on a cash basis due to the uncertainty of collection. Gains and losses on the repayment and the discharging of loans are also reported as part of interest income. In situations where the collateral is foreclosed upon, the loans are transferred to real estate owned upon receipt of title to the property.

Real Estate Owned

Properties acquired through foreclosure or deed-in-lieu of foreclosure are valued at the lower of the adjusted basis of the loan or fair value less estimated costs of disposal of the property at the date of foreclosure. Properties held are periodically re-evaluated to determine that they are being carried at the lower of cost or fair value less estimated costs to dispose. All of the LLC's real estate owned is held for sale. Gains and losses on the sale of REO are recognized with the passage of title and all risks of ownership to the buyer. Rental income related to properties is reported as income as earned. Holding and maintenance costs related to properties are reported as period costs as incurred. No depreciation expense related to foreclosed real estate held for sale is recorded. Decreases in market value of foreclosed real estate subsequent to foreclosure are recognized as a valuation allowance on a property specific basis. Subsequent increases in market value of the foreclosed real estate are reflected as reductions in the valuation allowance, but not below zero. Such changes in the valuation allowance are charged or credited to income. Additional valuation allowances are also established for the inherent risks in the real estate owned portfolio which have yet to be specifically identified.

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)

Income Taxes

Because the LLC is a pass-through entity for federal income tax purposes, provisions for income taxes are established by each of the Partners and not the LLC.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2    ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

SFAS No. 122, "Accounting for Mortgage Servicing Rights", requires an institution engaged in mortgage banking activities to recognize as a separate asset rights to service mortgage loans for others, regardless of the manner in which those servicing rights are acquired. Upon sale or securitization of loans with servicing rights retained, an entity is required to capitalize the cost associated with the mortgage servicing rights based on their relative fair values. SFAS No. 122 also requires that an institution assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Impairment is recognized through a valuation allowance. Provisions of SFAS No. 122 are effective for fiscal years beginning after December 15, 1995. No assets related to mortgage servicing rights were recognized by the LLC at December 31, 1996.

In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued. SFAS No. 125 (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement based on fair value; and (e) pledged financial assets to be classified as collateral.

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)

SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities. SFAS No. 125 is effective for transfers of servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not believe the adoption of SFAS No. 125 will have a material impact on the statement of financial condition or results of operations of the LLC.

NOTE 3   FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the LLC's assets are considered financial instruments. For discounted loans, fair values are not readily available since there are no available trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of the estimated cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise.

The fair values reflected below are indicative of the interest rate environments as of December 31, 1996 and do not take into consideration the effects of interest rate fluctuations. In different interest rate environments, fair value results can differ significantly, especially for certain fixed-rate financial instruments and non-accrual assets. In addition, the fair values presented do not attempt to estimate the value of the LLC's future business activities. In other words, they do not represent the LLC's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized.

Reasonable comparability of fair values among financial institutions is difficult due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a degree of subjectivity to these derived or estimated values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the LLC.

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)

The methodologies used and key assumptions made to estimate fair value, the estimated fair values determined and recorded carrying values follow:

Cash and Cash Equivalents

Cash and cash equivalents have been valued at their carrying amounts as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

Loans Held for Sale

The HUD Loans, which are designated held for sale, have been valued at their carrying amount which approximates fair value given that the assumptions used to value such loans at their date of purchase have remained relatively constant.

Real Estate Owned

Real estate owned, although not a financial instrument, is an integral part of the LLC's discounted loan business. The fair value of real estate owned is estimated based upon appraisals, broker price opinions and other standard industry valuation methods, less anticipated selling costs.

The carrying amounts and the estimated fair values of the LLC's financial instruments and real estate owned at December 31, 1996 are as follows:



                                    Carrying Amount         Fair Value
                                    ---------------         ----------
Financial Assets:
   Cash and cash equivalents               $     10          $     10
   Loans held for sale                      110,702           110,702
   Real estate owned, net                    25,595            31,738


NOTE 4   HUD LOAN PORTFOLIO

The LLC acquired the HUD Loans through an auction at a discount with the intent of securitizing and selling the majority of the loans. Because many of the mortgage loan borrowers are either not current as to principal and interest payments or there is doubt as to their ability to pay in full the contractual principal and interest, the LLC estimated the amounts expected to be realize through foreclosure, collection efforts or other resolution of each HUD loan and the length of time required to complete the collection process in determining the amount it bid to acquire the HUD Loans.

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)

The LLC's HUD Loan portfolio, which has been designated held for sale, consists of the following at December 31, 1996 :


Unpaid principal balance                    $ 159,405
Discount                                      (48,703)
                                            ---------
                                            $ 110,702
                                            ---------
                                            ---------

The following table sets forth information relating to the payment status of the HUD Loans at December 31, 1996:




                                                                % of HUD
                                         Amount                   Loans
                                        --------                  -----
Loans without Forbearance
Agreements:
   Past due less than 31 days           $  6,709                  4.21 %
   Past due 31 to 90 days                  3,011                  1.89
   Past due 90 days or more               84,509                 53.02
                                        --------
                                          94,229                 59.12
                                        --------
Loans with Forbearance
Agreements:
   Past due less than 31 days              4,867                  3.05
   Past due 31 to 90 days                  5,168                  3.24
   Past due 90 days or more               55,141                 34.59
                                        --------
                                          65,176                 40.88
                                        --------

      Total                             $159,405                100.00 %
                                        --------
                                        --------

Forbearance agreements are agreements entered into by HUD or the LLC with the borrower for the repayment of delinquent payments over a period and for forbearance from foreclosure during the term for such agreement. HUD forbearance agreements are generally twelve months in duration and the borrower may be granted up to a maximum of three consecutive twelve month plans. Under the terms of the contract governing the sale of the HUD Loans, the LLC and Ocwen, as the servicer of the loans, are obligated to comply with the terms of the HUD forbearance agreements, which may be written or oral in nature, until the term of the forbearance agreement expires or there is a default under the forbearance agreement.

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)

The HUD loans are geographically located throughout the United Sates and Puerto Rico. The following table sets forth the five states in which the largest amount of properties securing the LLC's discounted loans were located at December 31, 1996:


Texas                                        $ 30,382
California                                     26,596
Connecticut                                    11,729
Maryland                                        9,487
Colorado                                        9,018
Other                                          72,193
                                             --------
   Total                                     $159,405
                                             --------
                                             --------


NOTE 5   MORTGAGE LOAN SALES AND SECURITIZATION OF
         MORTGAGE LOANS

In April 1996, the LLC sold 1,631 loans with an unpaid principal balance of $61,885 and a net book value of $34,388 for $35,711 resulting in a gain on sale of loans of $1,323.

In October 1996, the LLC securitized 9,825 loans with a unpaid principal balance of $419,382 and a net book value of $394,234. Certain of the mortgage related securities created from the securitization were sold in October 1996 for $431,095, resulting in a gain of $69,833 which includes a gain of $12,863 on the sale of $79,411 of securities directly to Ocwen. Certain other mortgage related securities created from the securitization were distributed to the Partners at their allocated book values which amounted to $39,546.

NOTE 6   REAL ESTATE OWNED

Real estate owned, net of valuation allowances, is held for sale. The LLC's real estate owned portfolio, acquired through foreclosure or deed-in-lieu of foreclosure, consists of the following at December 31, 1996:


   Single-family residential                 $ 26,106
   Valuation allowance                           (511)
                                             --------
      Real estate owned, net                 $ 25,595
                                             --------
                                             --------

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)

The following schedule presents the activity in the valuation allowance on real estate owned for the period from March 13, 1996 to December 31, 1996:



Balance, beginning of period                 $      -
Provision for losses                               636
Charge-offs and sales                             (125)
                                             ---------
 Balance, end of period                      $     511
                                             ---------
                                             ---------


Real estate owned is geographically located throughout the United Sates and Puerto Rico. The following table sets forth the five states with the largest amount of properties owned by the LLC at December 31, 1996:


Texas                                         $  7,782
California                                       6,992
Maryland                                         2,692
Virginia                                         1,318
Georgia                                          1,274
Other                                            5,537
                                             ---------
    Total                                     $ 25,595
                                             ---------
                                             ---------


The following table sets forth the results of the LLC's investment in real estate owned during the period from March 13, 1996 to December 31, 1996:

Description:
Gains on sales                                $    775
Provision for losses                              (636)
Carrying costs, net of rental income              (269)
                                               -------
  Loss on real estate owned, net              $   (130)
                                               -------
                                               -------





NOTE 7   NOTE PAYABLE

In April 1996, the LLC financed the acquisition of the HUD Loans with the proceeds from a $473,042 note payable from an unaffiliated party. Interest on the note payable was payable monthly and accrued at a rate equal to LIBOR plus 2.25%. The note payable, which was scheduled to mature in January 1997, was secured by a first position lien on the HUD Loans purchased. Proceeds from the sale of securities resulting from the securitization of 9,825 HUD Loans in October, 1996 and additional capital contributions by the Partners were used to fully repay the note payable in 1996.

                                  BCBF, L.L.C.
                         NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1996
                            (Dollars in thousands)

NOTE 8   RELATED PARTY TRANSACTIONS

In connection with the LLC's acquisition of the HUD Loans, Ocwen entered into an agreement with the LLC to service the HUD Loans in accordance with its loan servicing and loan default resolution procedures. In return for such servicing, Ocwen receives specified fees which are payable on a monthly basis. For the period from March 13, 1996 to December 31, 1996, Ocwen earned $5,743 in such servicing fees.

As the servicer for the HUD Loans, Ocwen is responsible for the collection of the payments due from borrowers and the payment of certain costs incurred in connection with the operation and maintenance of real estate owned properties. A cash settlement is made monthly between Ocwen and the LLC for the net of such collections and payments. At December 31, 1996, $5,447 was due from Ocwen and is included in other assets. Such amount was paid by Ocwen to the LLC in January, 1997.

In connection with the securitization transaction (see Note 5), the LLC sold $79,411 of securities to Ocwen for a gain of $12,863. Additionally, the LLC sold certain rights to service the securitized loans to Ocwen for $1,048.

                                  BCBF, L.L.C.

                        STATEMENT OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)

                                                                       MARCH 31,   DECEMBER 31,
                                                                         1997          1996
                                                                      (unaudited)
                                                                      -----------  ------------
Assets:
  Cash..............................................................   $      10    $       10
  Loans held for sale, at lower of cost or market value.............      48,586       110,702
  Real estate owned, net of valuation allowance of $150 and $511 at
    March 31, 1997 and December 31, 1996, respectively..............      12,120        25,595
  Other assets......................................................       9,487        10,526
                                                                      -----------  ------------
                                                                       $  70,203    $  146,833
                                                                      -----------  ------------
                                                                      -----------  ------------
Liabilities and Owners' Equity
  Liabilities:
    Accrued expenses, payables and other liabilities................   $     635    $      787
                                                                      -----------  ------------
      Total liabilities.............................................         635           787
                                                                      -----------  ------------
Owners' Equity:
  Ocwen Federal Bank FSB............................................      34,784        73,023
    BlackRock Capital Finance L.P...................................      34,784        73,023
                                                                      -----------  ------------
      Total owners' equity..........................................      69,568       146,046
                                                                      -----------  ------------
                                                                       $  70,203    $  146,833
                                                                      -----------  ------------
                                                                      -----------  ------------

   The accompanying notes are an integral part of these financial statements.

                                  BCBF, L.L.C.
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)
                                   (Unaudited)

Interest income....................................................................  $   3,485
                                                                                     ---------
Non-interest income:
  Gain on sale of loans held for sale..............................................     18,412
  Gain on real estate owned, net...................................................      1,543
  Loan fees........................................................................         22
                                                                                     ---------
                                                                                        19,977
                                                                                     ---------
Operating expenses:
  Loan servicing fees..............................................................        676
                                                                                     ---------
Net income.........................................................................  $  22,786
                                                                                     ---------
                                                                                     ---------

   The accompanying notes are an integral part of these financial statements.

                                  BCBF, L.L.C.
                     STATEMENT OF CHANGES IN OWNERS' EQUITY
          FOR THE PERIOD MARCH 13, 1996 THROUGH DECEMBER 31, 1996 AND
                     FOR THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                     OCWEN FEDERAL  BLACKROCK CAPITAL
                                                                       BANK FSB       FINANCE L.P.       TOTAL
                                                                     -------------  -----------------  ----------
Contributions of capital...........................................   $    66,204      $    66,204     $  132,408
Net income.........................................................        43,126           43,126         86,252
Distributions of cash..............................................       (16,534)         (16,534)       (33,068)
Distributions of securities........................................       (19,773)         (19,773)       (39,546)
                                                                     -------------        --------     ----------
Balances at December 31, 1996......................................        73,023           73,023        146,046
Net income (unaudited).............................................        11,393           11,393         22,786
Distributions of cash (unaudited)..................................       (48,293)         (48,293)       (96,586)
Distributions of securities (unaudited)............................        (1,339)          (1,339)        (2,678)
                                                                     -------------        --------     ----------
Balances at March 31, 1997 (unaudited).............................   $    34,784      $    34,784     $   69,568
                                                                     -------------        --------     ----------
                                                                     -------------        --------     ----------

   The accompanying notes are an integral part of these financial statements.

                                  BCBF, L.L.C.
                            STATEMENT OF CASH FLOWS
                     FOR THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)
                                   (Unaudited)

Cash flows from operating activities:
  Net income.......................................................   $ 22,786
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
      Provision for losses on real estate owned....................       (902)
      Gain on sale of loans held for sale..........................    (18,412)
      Gain on sale of real estate owned............................     (3,149)
      Proceeds from sale of loans held for sale....................     58,866
      Principal repayments on loans held for sale..................      7,043
      Proceeds from sale of real estate owned......................     32,539
      Decrease in other assets.....................................        645
      Decrease in accrued expenses, payables and other
        liabilities................................................       (152)
                                                                      --------
Net cash used in operating activities..............................     99,264
                                                                      --------
Cash flows from financing activities:
  Proceeds from capital contributions..............................    (96,586)
  Distributions of capital.........................................     (2,678)
                                                                      --------
Net cash provided by financing activities..........................    (99,264)
                                                                      --------
Net increase in cash and cash equivalents..........................         --
Cash and cash equivalents at beginning of period...................         10
                                                                      --------
Cash and cash equivalents at end of period.........................   $     10
                                                                      --------
                                                                      --------
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest.......................................................   $     --
                                                                      --------
                                                                      --------
Supplemental schedule of non-cash investing and financing
  activities:
    Real estate owned acquired through foreclosure.................   $ 15,555
                                                                      --------
                                                                      --------
    Distributions of securities to Partners........................   $  2,678
                                                                      --------
                                                                      --------


   The accompanying notes are an integral part of these financial statements.

                                  BCBF, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

NOTE 1                        BASIS OF PRESENTATION

    The accompanying unaudited financial statements include the accounts of BCBF, L.L.C. (the "LLC"), a limited liability company formed on March 13, 1996 between Ocwen Financial Corporation ("Ocwen") and BlackRock Capital Finance L.P. ("BlackRock") each having a 50% interest. The financial statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements.

    In the opinion of management, the accompanying financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the LLC's results for the interim periods. The result of operations and other data for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The unaudited financial statements presented herein should be read in conjunction with the audited financial statements and related notes thereto included elsewhere in this Offering Circular.

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the statement of financial condition and the revenues and expenses for the period covered. Actual results could differ significantly from those estimates and assumptions.

NOTE 2                  ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

    On January 1, 1997, the LLC adopted Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities, and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value, (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value, (c) amortization of servicing assets and liabilities be in proportion to net servicing income, (d) impairment measurement based on fair value, and (e) pledged financial assets to be classified as collateral.

    SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls", "wash sales", loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities. In December 1996, SFAS No. 127, "Deferral of the Effective Date of FASB Statement No. 125", was issued and delayed implementation for one year certain provisions of SFAS 125. The adoption of SFAS No. 125 did not have any material impact on the results of operations, financial position or cash flows as a result of implementing these Statements.

                                  BCBF, L.L.C.

                          NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

NOTE 3                   SECURITIZATION OF MORTGAGE LOANS

    In March, 1997, as part of a larger transaction involving Ocwen and an affiliate of BlackRock, the LLC securitized 1,196 loans with an unpaid principal balance of $51,714 and past due interest of $14,209, and a net book value of $40,454. Proceeds from sales of such securities by the LLC amounted to $58,866. Ocwen continues to service such loans and is paid a servicing fee.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY U.S. UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSONS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................
Summary........................................
Selected Consolidated Financial and Other
  Data.........................................
Risk Factors...................................
The Company....................................
Use of Proceeds................................
Dividend Policy................................
Capitalization.................................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................
Business.......................................
Regulation.....................................
Taxation.......................................
Management.....................................
Beneficial Ownership of Common Stock...........
Market for Common Stock........................
Description of Capital Securities Offering.....
Description of Capital Stock...................
Shares Available for Future Sale...............
Underwriting...................................
Legal Matters..................................
Experts........................................
Index to Financial Statements..................         F-1

                                3,000,000 SHARES

                          OCWEN FINANCIAL CORPORATION

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                                          , 1997

                             ---------------------

                                LEHMAN BROTHERS
                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                           MORGAN STANLEY DEAN WITTER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ALTERNATIVE PAGES FOR INTERNATIONAL OFFERING PROSPECTUS
                   SUBJECT TO COMPLETION, DATED JUNE 10, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                3,000,000 SHARES

                          OCWEN FINANCIAL CORPORATION

                                  COMMON STOCK
                                ----------------

    The 3,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), offered hereby are newly-issued shares of Ocwen Financial Corporation
(the "Company"). Of the 3,000,000 shares being offered hereby,       shares are
being offered initially outside the United States and Canada by the
International Managers (the "International Offering") and       shares are being
offered initially in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Common Stock Offering"). The initial public offering price and underwriting discounts and commissions will be identical for both offerings. See "Underwriting."

    The Common Stock is quoted on the Nasdaq National Market under the symbol "OCWN." On June 8, 1997, the last reported sales price for the Common Stock on the Nasdaq National Market was $30.25 per share.

    Concurrently with the Common Stock Offering, Ocwen Capital Trust I (the "Trust"), a Delaware business trust and a subsidiary of the Company, is offering
$125 million of    % Capital Securities (the "Capital Securities") in an
underwritten public offering (the "Capital Securities Offering" and together with the Common Stock Offering, the "Offerings"). The shares of Common Stock offered hereby and the Capital Securities offered by the Trust are being offered separately and not as units. The Common Stock Offering is not conditioned upon consummation of the Capital Securities Offering. See "Description of Capital Securities Offering."
                             ---------------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SUCH
       STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
 THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS
     AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE
               CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                                                 UNDERWRITING
                                                          PRICE TO               DISCOUNTS AND             PROCEEDS TO
                                                           PUBLIC               COMMISSIONS(1)             COMPANY(2)
Per Share........................................             $                        $                        $
Total(3).........................................             $                        $                        $

(1) The Company has agreed to indemnify the U.S. Underwriters and International Managers (together, the "Common Stock Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated to be
    $         .

(3) The Company has granted the International Managers a 30-day option to
    purchase up to an additional       shares of Common Stock on the same terms
    and conditions set forth above to cover over-allotments, if any. The Company has granted the U.S. Underwriters a similar option to purchase up to an
    additional       shares of Common Stock to cover over-allotments, if any. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $         , $      and $      , respectively. See "Underwriting."
                             ---------------------

    The shares of Common Stock offered by this Prospectus are offered by the International Managers subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the International Managers and to certain further conditions. It is expected that delivery of certificates for the shares of Common Stock will be made at the
offices of Lehman Brothers, Inc., New York, New York, on or about           ,
1997.
                             ---------------------

LEHMAN BROTHERS

                  FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                    MORGAN STANLEY & CO. INTERNATIONAL

           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY INTERNATIONAL MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSONS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................
Summary........................................
Selected Consolidated Financial and Other
  Data.........................................
Risk Factors...................................
The Company....................................
Use of Proceeds................................
Dividend Policy................................
Capitalization.................................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................
Business.......................................
Regulation.....................................
Taxation.......................................
Management.....................................
Beneficial Ownership of Common Stock...........
Market for Common Stock........................
Description of Capital Securities Offering.....
Description of Capital Stock...................
Shares Available for Future Sale...............
Underwriting...................................
Legal Matters..................................
Experts........................................
Index to Financial Statements..................         F-1

                                3,000,000 SHARES

                          OCWEN FINANCIAL CORPORATION

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                                          , 1997

                             ---------------------

                                LEHMAN BROTHERS
                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                       MORGAN STANLEY & CO. INTERNATIONAL

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the expenses to be incurred in connection with the offering of securities described herein.

SEC registration fee...............................................  $  31,233
NASD fee...........................................................      *
NYSE listing fee...................................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Printing, postage and delivery expenses............................      *
Blue Sky fees and expenses.........................................      *
Miscellaneous expenses.............................................      *
                                                                     ---------
    Total..........................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

* To be included by amendment.

    In addition to the foregoing, the Underwriting Agreement provides for underwriting discounts, certain dealer concessions and the reimbursement of certain expenses. See "Underwriting" in the Prospectus.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article V of the Company's Articles of Incorporation provides as follows:

                                INDEMNIFICATION

    This corporation shall, to the fullest extent permitted by the provisions of Fla. Stat. Section607.0850, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

    Section 607.0850 of the Florida Business Corporation Act provides as follows:

    607.0850 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.--(1) A corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

    (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

        (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

        (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

        (c) By independent legal counsel:

    (1) Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

    (2) If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

        (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

    (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

    (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

    (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

        (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

        (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

        (c) In the case of a director, a circumstance under which the liability provisions of s.607.0834 are applicable; or

        (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

    (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

    (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

        (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

        (b) The director, officer, employee or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

        (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

    (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (11) For purposes of this section:

        (a) The term "other enterprises" includes employee benefit plans;

        (b) The term "expenses" includes counsel fees, including those for appeal;

        (c) The term "liability" includes obligations to pay for a judgment, settlement, penalty, find (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

        (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

        (e) The term "agent" includes a volunteer;

        (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

        (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

    (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, the Company issued 42,720 shares, 2,928,200 shares and 432,620 shares of Common Stock, respectively, upon the exercise of stock options granted to employees of the Company or its subsidiaries pursuant to the Company's 1991 Non-Qualified Stock Option Plan, as amended. See "Management--Stock Option Plan" and "--Certain Relationships and Related Transactions." These shares were issued for cash and in reliance on the private offering exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). In addition to the foregoing, the Company issued 12 shares of Common Stock as holiday gifts during 1997.

    During 1995, the Company issued $7.6 million of 10.5% notes due May 1, 1996 to 14 stockholders of the Company, and on May 1, 1996 the Company reissued $7.4 million of 10.5% notes due May 1, 1997 to 11 stockholders of the Company. These notes were issued for cash and in reliance on the private offering exemption from registration set forth in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

      1.0  Form of Underwriting Agreement relating to the Common Stock Offering*

      3.1  Amended and Restated Articles of Incorporation of the Company (1)

      3.2  Bylaws of the Company(1)

      4.0  Form of certificate of Common Stock(1)

      4.1  Form of Indenture relating to the 11.875% Notes due 2003(1)

      4.2  Form of 11.875% Notes due 2003 (included in Exhibit 4.1) (1)

      4.3  Certificate of Trust of the Trust(2)

      4.4  Declaration of Trust of the Trust(2)

      4.5  Form of Capital Security of the Trust (included as Exhibit A to Exhibit 4.4)

      4.6  Form of Indenture relating to the Junior Subordinated Debentures(2)

      4.7  Form of Junior Subordinated Debenture (included as Exhibit A to Exhibit 4.6)

      4.8  Form of Guarantee of the Company relating to the Capital Securities(2)

      5.0  Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to legality of the Common Stock*

     10.1  Ocwen Financial Corporation 1991 Non-Qualified Stock Option Plan, as amended(1)

     10.2  Annual Incentive Plan(1)

     10.3  Ocwen Financial Corporation 1996 Stock Plan for Directors, as amended (3)

     21.0  Subsidiaries (see "Business--Subsidiaries" in the Prospectus)

     23.1  Consent of Elias, Matz, Tiernan & Herrick L.L.P. (to be contained in the opinion included as Exhibit 5.0)*

     23.2  Consent of Price Waterhouse LLP

------------------------

*   To be filed by amendment.

(1) Incorporated by reference to the similarly described exhibit filed in connection with the Company's Registration Statement on Form S-1, File No. 333-5153, declared effective by the Commission on September 25, 1996.

(2) Incorporated by reference to the Registration Statement on Form S-1 filed by the Company and the Trust with the Commission on or about June 9, 1997.

(3) Incorporated by reference to the similarly described exhibit included with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

    The Company's management contracts or compensatory plans or arrangements consist of Exhibits No. 10.1, 10.2 and 10.3.

    (b) Financial Statements and Schedules:

The Financial Statements listed in the Index to Financial Statements contained in the Prospectus are hereby incorporated herein by reference.

    Schedules to the Financial Statements are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on June 9, 1997.

                                              OCWEN FINANCIAL CORPORATION

                                                                By:

                                                                /s/ WILLIAM C. ERBEY

                                                                -----------------------------------------

                                                                William C. Erbey

                                                                Chairman, President and Chief Executive Officer

                                                                (duly authorized representative)


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ WILLIAM C. ERBEY
-----------------------------------
William C. Erbey
Chairman, President and Chief              June 9, 1997
Executive Officer
  (principal executive officer)

/s/ HON. THOMAS F. LEWIS
-----------------------------------
Hon. Thomas F. Lewis                       June 9, 1997
Director

/s/ W.C. MARTIN
-----------------------------------
W. C. Martin                               June 8, 1997
Director

/s/ HOWARD H. SIMON
-----------------------------------
Howard H. Simon                            June 9, 1997
Director

/s/ BARRY N. WISH
-----------------------------------
Barry N. Wish                              June 9, 1997
Director

/s/ MARK S. ZEIDMAN
-----------------------------------
Mark S. Zeidman
Senior Vice President and Chief            June 9, 1997
Financial Officer
  (principal financial and
accounting officer)